Exhibit 96.1

Cerro Los Gatos S-K 1300 Technical Report Summary	Gatos Silver, Inc.

Mineral Resource and Mineral Reserve Update

Los Gatos Joint Venture, Chihuahua, Mexico

Submitted by:

Gatos Silver, Inc.

925 W Georgia Street, Suite 910

Vancouver, British Columbia, Canada V6C2G3

Prepared by:

Curtis Clarke, MMSAQP, PMP

Ronald Turner, P. Geo., MAusIMM CP

Paul Gauthier, P. Eng., PEO, OIQ

Adam Johnston, FAusIMM CP (Met)

Isaac Ahmed, PEO, P. Eng.

Dawn Garcia, CPG, AIPG

Tierra Group International

Report Date: November 10, 2022

Effective Date: July 1, 2022

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Effective Date: July 1, 2022

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Cerro Los Gatos S-K 1300 Technical Report Summary	Gatos Silver, Inc.

Table of Contents

1.0 Executive Summary	1-1
1.1 Property Description and Ownership	1-2
1.2 Geology and Mineralization	1-2
1.3 Exploration, Sampling, and Data	1-5
1.4 Mineral Resource Estimate	1-5
1.5 Mineral Reserve Estimation	1-7
1.6 Development and Operations	1-10
1.7 Environmental Studies, Permitting and Social Impacts	1-14
1.8 Capital and Operating Costs	1-15
1.9 Economic Analysis	1-17
1.10 Qualified Person’s Conclusions	1-18
1.11 Recommendations	1-21
2.0 Introduction	2-1
2.1 Registrant Information	2-1
2.2 Terms of Reference and Purpose	2-1
2.3 Sources of Information	2-1
2.4 Personal Inspection Summary	2-2
2.5 Previous Technical Report Summary Reports	2-2
3.0 Property Description	3-1
3.1 Property Location	3-1
3.2 Mineral Rights	3-2
3.3 Surface Rights	3-4
3.4 Significant Encumbrances to the Property	3-6
3.5 Other Factors and Risks Affecting Access	3-7
4.0 Accessibility, climate, local resources, infrastructure and physiography	4-1
4.1 Access to the Property	4-1
4.2 Climate Description	4-1

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Cerro Los Gatos S-K 1300 Technical Report Summary	Gatos Silver, Inc.

4.3 Physiography	4-1
4.4 Availability of Required Infrastructure	4-2
5.0 History	5-1
6.0 Geological setting, mineralization, and deposit	6-1
6.1 Regional Geological Setting	6-1
6.2 Local Geology	6-4
6.3 Mineralized Zones	6-8
6.4 Deposit Types	6-10
7.0 Exploration	7-1
7.1 Exploration Work (Non-Drilling)	7-1
7.2 Exploration Drilling	7-3
7.3 Hydrogeological Investigations	7-15
7.4 Geotechnical Drilling and Sampling	7-16
8.0 Sample Preparation, Analyses, and Security	8-1
8.1 Sample Preparation Methods and Quality Control Measures	8-1
8.2 Sample Preparation, Assaying, and Analytical Procedures	8-5
8.3 Quality Control Procedures/Quality Assurance	8-11
8.4 Opinion on Adequacy	8-27
9.0 Data Verification	9-1
9.1 Geology	9-1
9.2 Mineral Reserves	9-3
9.3 Metallurgy	9-3
10.0 Mineral Processing and Metallurgical Testing	10-1
10.1 Previous Disclosures	10-1
10.2 Testwork Update	10-1
10.3 Data Adequacy	10-1
10.4 Comminution	10-2
10.5 Mineralogy	10-6
10.6 Historical Plant Performance	10-7

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Cerro Los Gatos S-K 1300 Technical Report Summary	Gatos Silver, Inc.

10.7 Fluorine Leaching	10-13
10.8 Ongoing Testwork	10-14
10.9 Factors Affecting Economic Extraction	10-14
11.0 Mineral Resource Estimation	11-1
11.1 Estimation Assumptions, Parameters and Methods (Los Gatos)	11-1
11.2 Estimation, Assumptions, Parameters and Methods (Esther)	11-26
11.3 Mineral Resource Classification	11-31
11.4 Basis for Establishing the Prospects of Economic Extraction for Mineral Resources	11-33
11.5 Mineral Resource Uncertainty Discussion	11-33
11.6 Qualified Person’s Opinion on Factors that are Likely to Influence the Prospect of Economic Extraction	11-34
11.7 Mineral Resource Estimate	11-34
12.0 Mineral Reserve Estimates	12-1
12.1 Net Smelter Return	12-1
12.2 Methodology to Convert Resource to Reserve	12-2
12.3 Modifying Factors	12-4
12.4 Stope Optimization	12-7
12.5 Process of Discarding Mineralized Material from the Mineral Reserve	12-7
12.6 Mineral Reserve Classification	12-9
12.7 Mineral Reserve Estimate	12-9
12.8 Qualified Person’s Opinion on Risk Factors that could Materially Affect the Mineral Reserve Estimates	12-10
13.0 Mining Methods	13-1
13.1 General Description of Mineralization at Cerro Los Gatos	13-1
13.2 Parameters Relative to the Mine Design and Plans	13-2
13.3 Dewatering Infrastructure and Methods	13-18
13.4 Surface Water Management	13-21
13.5 Underground Mining Equipment	13-22
13.6 Mine Design	13-33
13.7 Mine Development	13-40

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Cerro Los Gatos S-K 1300 Technical Report Summary	Gatos Silver, Inc.

13.8 Mine Production	13-41
13.9 Mine Labor	13-43
13.10 Mining Risks and Opportunities	13-43
14.0 Processing and Recovery Methods	14-1
14.1 Overview	14-1
14.2 Plant Parameters	14-1
14.3 Major Equipment	14-2
14.4 Comminution	14-3
14.5 Beneficiation	14-3
14.6 Concentrates	14-5
14.7 Tailings	14-5
14.8 Reagents	14-6
14.9 Instrumentation	14-6
14.10 Maintenance	14-6
14.11 Water	14-6
14.12 Plant Utilities and Services	14-7
14.13 Process Labor	14-8
15.0 Infrastructure	15-1
15.1 Introduction	15-1
15.2 General Site Layout	15-1
15.3 Ventilation and Refrigeration Systems	15-2
15.4 Mine Dewatering System	15-4
15.5 Cemented Backfill	15-5
15.6 Other Surface Infrastructure	15-11
15.7 Tailings Storage	15-11
16.0 Market Studies	16-1
17.0 Environmental Studies, Permitting, and Social or Community Impact	17-1
17.1 Introduction	17-1
17.2 Regulatory, Legal and Policy Framework	17-1

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Cerro Los Gatos S-K 1300 Technical Report Summary	Gatos Silver, Inc.

17.3 Environmental Studies	17-4
17.4 Waste Management	17-10
17.5 Environmental Monitoring	17-11
17.6 Water Management	17-15
17.7 Permitting	17-16
17.8 Social Considerations	17-19
17.9 Mine Closure	17-30
17.10 Adequacy of Response to Environmental and Social Issues	17-33
18.0 Capital and Operating Costs	18-1
18.1 Capital and Operating Cost Estimates	18-1
18.2 Risks Associated with the Specific Engineering Estimation Methods used to Arrive at the Estimates	18-3
19.0 Economic Analysis	19-1
19.1 Principal Assumptions	19-1
19.2 Demonstration of Economic Viability	19-2
19.3 Cash Flow Analysis	19-11
19.4 Sensitivity Analysis	19-11
20.0 Adjacent Properties	20-1
21.0 Other Relevant Data and Information	21-1
22.0 Interpretation and Conclusions	22-1
22.1 Mineral Resources	22-1
22.2 Mineral Reserves	22-1
22.3 Mineral Processing	22-2
22.4 Infrastructure	22-3
22.5 Environmental and Social	22-3
23.0 Recommendations	23-1
23.1 Mineral Resources	23-1
23.2 Mineral Reserves	23-1
23.3 Infrastructure	23-1
23.4 Environmental and Social	23-2
24.0 References	24-1
25.0 Reliance on Information Provided by the Registrant	25-1
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Cerro Los Gatos S-K 1300 Technical Report Summary	Gatos Silver, Inc.

TABLES

Table 1.1: CLG Mineral Resource Estimate, Exclusive of Mineral Reserves – 100% Ownership Basis
Table 1.2: Esther Mineral Resource Estimate, Exclusive of Mineral Reserves – 100% Ownership Basis
Table 1.3: NSR Cut-off Segmented by Mining Methods
Table 1.4: Impact of the Marginal and Pure Marginal Material on the Mineral Reserve
Table 1.5: Cerro Los Gatos Mineral Reserves Statement
Table 1.6: LOM Production Schedule
Table 1.7: Process Parameters
Table 1.8: Mine and Plant Capital Spending Schedule
Table 1.9: Projected Operating Costs
Table 1.10: Economic Assumptions
Table 1.11: LOM Financial Summary
Table 2.1: Site Visits of Qualified Persons
Table 3.1: Los Gatos Project Titled Mining Concessions
Table 5.1: CLG Mine Production (2018 – 2022, H1)
Table 7.1: Drill Hole Count by Purpose
Table 7.2: South-East Zone Drilling Results: GA-SE-411 to GA-SE-460
Table 7.3: North-West Zone Drilling Results: GA-NW-410 to GA-NW-454
Table 7.4: Total of Drill Holes and Meters per Campaign at Los Gatos
Table 7.5: Esther Zone Drilling Results ES-47 to ES-103
Table 7.6: Total of Drill Holes and Meters per Campaign at Esther up until July 31, 2022
Table 8.1: QA/QC Controls for Sample Preparation and Assaying
Table 8.2: CRM Used per Year
Table 8.3: Standard Control Sample Results for Silver
Table 8.4: Standard Control Sample Results for Pb
Table 8.5: Standard Control Samples for Zn
Table 8.6: Au Result for Standard Control Samples
Table 8.7: Ag Results for Standard Control Samples
Table 8.8: Pb Results for Standard Control Samples
Table 8.9: Zn Results for Standard Control Samples
Table 8.10: Au Results for Standard Control Samples
Table 10.1: Comminution Test Results Summary
Table 10.2: Summary Statistics of Silver Recovery (%)

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Cerro Los Gatos S-K 1300 Technical Report Summary	Gatos Silver, Inc.

Table 10.3: Summary Statistics of Lead Recovery and Lead Concentrate Grade (%)
Table 10.4: Summary Statistics of Zinc Recovery and Zinc Concentrate Grade
Table 11.1: Summary of Los Gatos Drill Hole Database
Table 11.2: Sample Length Grouped by Database; Only Samples within Modelled Veins
Table 11.3: Estimation Domain Definition
Table 11.4: Composite Statistics for Ag by Estimation Domain
Table 11.5: Composite Statistics for Pb by Estimation Domain
Table 11.6: Composite Statistics for Zn by Estimation Domain
Table 11.7: Outliers Treatment by ED and Variable
Table 11.8: Variogram Model Parameters for Ag, Pb, and Zn
Table 11.9: Block Model Dimensions
Table 11.10: Block Model Dimensions
Table 11.11: Sample Selection and Radii of the Search Ellipsoid
Table 11.12: Statistics Comparison for Ag by ED, Pass 2
Table 11.13: Statistics Comparison for Pb by ED, Pass 2
Table 11.14: Statistics Comparison for Zn by ED, Pass 2
Table 11.15: Comparison Between the Information from The Plant Feed and The Short-term Model
Table 11.16: Comparison Between the Drill Hole Model and the Short-term Model
Table 11.17: Summary of Esther Drill Hole Database
Table 11.18: Composite Statistics for Ag by Estimation Domain (Esther)
Table 11.19: Composite Statistics for Pb by Estimation Domain (Esther)
Table 11.20: Composite Statistics for Zn by Estimation Domain (Esther)
Table 11.21: Outliers Treatment by ED and Variable (Esther).
Table 11.22: Block Model Dimensions (Esther)
Table 11.23: Statistics Comparison for Ag by ED, Pass 2 (Esther)
Table 11.24: Statistics Comparison for Pb by ED, Pass 2 (Esther)
Table 11.25: Statistics Comparison for Zn by ED, Pass 2 (Esther)
Table 11.26: CLG Mineral Resource Estimate, Exclusive of Mineral Reserves – 100% Ownership Basis
Table 11.27: Esther Mineral Resource Estimate, Exclusive of Mineral Reserves – 100% Ownership Basis
Table 12.1: Revenue/Cost and Recovery Parameters
Table 12.2: Metal prices used for Mineral Reserves
Table 12.3: NSR Cut-off Values Segmented by Mining Methods
Table 12.4: Interpretation of the NSR Cut-off Calculations

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Cerro Los Gatos S-K 1300 Technical Report Summary	Gatos Silver, Inc.

Table 12.5: Longhole Stope Dilution Factors
Table 12.6: Cut-and-fill Dilution Factors
Table 12.7: Projected Mining Recovery from Longhole Stopes
Table 12.8: Cut-and-Fill Stopes Mining Recovery
Table 12.9: CLG Mineral Reserve
Table 12.10: Impact of the Marginal and Pure Marginal Material on the Mineral Reserve
Table 13.1: Rock Strength Laboratory Test Results (MPa)
Table 13.2: In-situ Stress Tensors
Table 13.3: Ground Support Specification
Table 13.4: Parameters Used to Establish HR and N
Table 13.5: Estimation of Crown Pillar Thickness and Stope Dimensions
Table 13.6: Deep Dewatering Wells (May 22, 2022)
Table 13.7: Underground Dewatering Wells (May 22, 2022)
Table 13.8: Underground Mobile Equipment
Table 13.9: Ventilation Design Criteria
Table 13.10: Current and Ultimate Ventilation Capacity at CLG
Table 13.11: Mobile Equipment Ventilation Estimate
Table 13.12: Cooling Design Assumptions
Table 13.13: Lateral and Vertical Development Rates
Table 13.14: LOM Development Schedule
Table 13.15: Stope Design Parameters
Table 13.16: Productivity Rates by Mining Method
Table 13.17: LOM Mine Production Schedule
Table 13.18: Mine Labor Headcount
Table 14.1: Process Parameters
Table 14.2: Major Equipment List
Table 14.3: Processing Plant Labor Complement
Table 15.1: Paste Backfill Plant Key Design Parameters
Table 15.2. Paste Backfill Fill Strength Requirements for Longhole Stopes (Longitudinal and Transverse)
Table 15.3: Paste Backfill Strength Requirements for Cut-and-fill Applications
Table 15.4: TSF Design Criteria
Table 15.5: Design Storm Events
Table 15.6: TSF Construction Stages

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Cerro Los Gatos S-K 1300 Technical Report Summary	Gatos Silver, Inc.

Table 15.7: TSF Capacity
Table 15.8: Stage II Phase 3 Storage Volume
Table 17.1: Overview of SEMARNAT Agencies
Table 17.2: List of Official Mexican Standards Applicable to the Company’s Mining Operations
Table 17.3: Monitoring Requirements at Cerro Los Gatos
Table 17.4: Environmental Permit Registry and Required Reports
Table 17.5: Localities in the Area of Influence of Cerro Los Gatos Mine
Table 17.6: Municipal and Local Population during the Period 1980-2020
Table 17.7: Potential Social Impacts and Mitigation Measures
Table 17.8: Social Investment Budget 2022 (US$)
Table 17.9: Budget Estimates for the Years 2022 to 2026
Table 17.10: Direct Employees from the Area of Influence
Table 17.11:Closure Cost Estimate
Table 18.1: LOM Sustaining Capital, $M
Table 18.2: Projected Operating Costs
Table 18.3: Mine Operating Cost Projection
Table 18.4: Processing Plant Operating Cost Projection
Table 18.5: General and Administrative Costs
Table 19.1: Economic Assumptions
Table 19.2: LOM Production Summary
Table 19.3: LOM NSR
Table 19.4: LOM Unit Costs
Table 19.5: LOM Financial Summary
Table 19.6: Annual Cash Flow Inputs
Table 19.7: Annual Revenue Forecast
Table 19.8: Annual Operating and Capital Cost Forecast
Table 19.9: Annual Cash Flow Summary
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Cerro Los Gatos S-K 1300 Technical Report Summary	Gatos Silver, Inc.

FIGURES

Figure 1.1: Cerro Los Gatos Location Map
Figure 1.2: Geological Map of the Cerro Los Gatos Deposit Area
Figure 1.3: Geologic Model, Section Looking Northwest through the Central Zone Showing the Lithological Sequence at Los Gatos Deposit
Figure 3.1: Project Location Map
Figure 3.2: Los Gatos Concessions Map
Figure 3.3: Surface Rights and Exploration Permissions
Figure 6.1: Location of the Sierra Madre Occidental volcanic province (Campa and Coney 1983)
Figure 6.2: Regional Geological Map of the Los Gatos Area based on Servicio Geologico Mexico data
Figure 6.3: Geological Map of the CLG Deposit Area
Figure 6.4: Geological Map of the Cerro Los Gatos Deposit Area
Figure 6.5: Geologic Model, Section Looking Northwest through the Central Zone Showing the Lithological Sequence at Los Gatos Deposit
Figure 6.6: Typical Los Gatos Fault with Reddened Slickensided Fault Plane Cutting Siliceous Rhyolite
Figure 6.7: Geological Model 3D View Looking South Southeast
Figure 6.8: Idealized Section of a Bonanza Epithermal Deposit
Figure 6.9: Epithermal Textures in Drill Core
Figure 7.1: Distribution of Rock and Soil Samples at Los Gatos
Figure 7.2: Los Gatos Grid
Figure 7.3: Esther Grid
Figure 7.4: Distribution of Drill Holes by Objective at Los Gatos Deposit
Figure 7.5: Distribution of Drill Holes used for Estimation by Type at Los Gatos
Figure 7.6: Drill Hole Distribution Used for Estimation at Esther
Figure 7.7: Example Core Logging Sheet for Los Gatos
Figure 7.8: Recovery DDH - All Data
Figure 7.9: Example of a Completed Drill Hole Site
Figure 8.1: A) Sampling Sheet I B) Sample ID Booklet
Figure 8.2: A) Geological Core-Shack; B), Geological Logging on Site; C), Electrical Diamond Saw; D), Half Core Placed in a Labelled Core Box
Figure 8.3: A) Storage Conditions in the Core Warehouse at San José El Sitio; and B), Rejects Storage
Figure 8.4: Density Samples
Figure 8.5: Left, Samples After Crushing I Right, Pulp Samples Labelled
Figure 8.6: Internal Mine Laboratory

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Cerro Los Gatos S-K 1300 Technical Report Summary	Gatos Silver, Inc.

Figure 8.7: Diagram of Sample Preparation and Analyses of DDH Samples for CLG sent to ALS-Chemex
Figure 8.8: ALS Certificate
Figure 8.9: Quality Control Decision Flow Diagram
Figure 8.10: Fine Blank – Ag
Figure 8.11: Fine Blank - Au
Figure 8.12: Fine Blank – Pb
Figure 8.13: Fine Blank - Zn
Figure 8.14: Result for Duplicates - Ag
Figure 8.15: Result for Duplicates - Lead
Figure 8.16: Result for Duplicates – Au
Figure 8.17: Result for Duplicates – Zn
Figure 8.18: Field Duplicates Result – Ag
Figure 8.19: Field Duplicates Result - Au
Figure 8.20: Field Duplicates Result - Pb
Figure 8.21: Field Duplicates Result - Zn
Figure 8.22: Fine Blanks – Ag
Figure 8.23: Fine Blanks - Au
Figure 8.24: Fine Blanks – Pb
Figure 8.25: Fine Blanks - Zn
Figure 10.1: Distribution of Bond Ball Mill Work Index (kWh/t)Test Results vs Benchmark
Figure 10.2: Distribution of JK Drop Weight Test Results vs Benchmark
Figure 10.3: Distribution of Abrasion Index Test Results vs Benchmark
Figure 10.4: Spatial Distribution of Abrasion Index Test Samples
Figure 10.5: Spatial Distribution of Bond Ball Mill Work Index Test Samples
Figure 10.6: Spatial Distribution of SPI Test Samples
Figure 10.7: Spatial Distribution of Lead Recovery Results
Figure 10.8: Spatial Distribution of Silver Recovery to Lead Concentrate Results
Figure 10.9: Spatial Distribution of Zinc Recovery Results
Figure 10.10: Distribution of Plant Throughput Performance
Figure 10.11: Time Plot of Plant Throughput Performance
Figure 10.12: Distributions of Historical Silver Recovery (Total, To Pb Concentrate, To Zn Concentrate)
Figure 10.13: Time Plot of Plant Total Silver Recovery (%)
Figure 10.14: Distributions of Historical Lead Recovery (%) and Lead Concentrate Grade (%)

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Cerro Los Gatos S-K 1300 Technical Report Summary	Gatos Silver, Inc.

Figure 10.15: Time Plot of Plant Lead Concentrate Grade (%)
Figure 10.16: Time Plot of Plant Lead Recovery (%)
Figure 10.17: Distributions of Historical Zinc Recovery (%) and Zinc Concentrate Grade (%)
Figure 10.18: Time Plot of Plant Zinc Recovery
Figure 11.1: Main Fault Blocks at Los Gatos Deposit
Figure 11.2: Plan View of the Structural Fault Blocks at CLG
Figure 11.3: Plan View of Los Gatos Veins on each Fault Block
Figure 11.4: Cross-section of the Los Gatos Lithology Model. Looking NE
Figure 11.5: Contact Analysis for Ag between ED 1 and ED 30 (left) and ED 3 and ED 30 (right)
Figure 11.6: Experimental and Modelled Variograms for Ag (left), Pb (center), and Zn (right)
Figure 11.7: Example of Local Varying Anisotropy for Two Different Veins in the CLG Model
Figure 11.8: Angle and Axis Convention in Vulcan
Figure 11.9: Percentage of Estimated Blocks and Mean Grades per Pass by ED for Ag
Figure 11.10: Number of Samples and Drill Holes per Estimation Pass for Ag ED 1
Figure 11.11: Number of Samples and Drill Holes per Estimation Pass for Ag ED 13
Figure 11.12: Swath Plots for Ag for ED 1 and ED 13
Figure 11.13: Swath Plots for Pb for ED 1 and ED 13
Figure 11.14: Swath Plots for Zn for ED 1 and ED 13
Figure 11.15: Visual Validation of Ag Estimation
Figure 11.16: Visual Validation of Pb Estimation
Figure 11.17: Visual Validation of Zn Estimation
Figure 11.18: 3D View of Esther Modelled Vein and the Drill Holes Used for Geological Interpretation
Figure 11.19: Swath Plots for Ag and Pb for ED 1
Figure 11.20: Visual Validation of Ag and Pb Estimation
Figure 11.21: Formula for Theoretical Grid Definition
Figure 11.22: Theoretical Grid and Resource Classification, Showing Blocks Inside Veins, 3D View
Figure 12.1: Flowchart at CLG to Develop the Mineral Reserve
Figure 12.2: Plan View Illustrating Economic Stope Selection for the Mine Plan
Figure 12.3: Section View Illustrating Economic Stope Selection for the Mine Plan
Figure 12.4: Location of the Marginal Tonnes
Figure 13.1: Orthogonal View showing the Vein Orientation
Figure 13.2: Mineralized Veins and Faulted Offsets
Figure 13.3: Ground Support Design Graph, based on Rock Mass Quality, Q

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Cerro Los Gatos S-K 1300 Technical Report Summary	Gatos Silver, Inc.

Figure 13.4: Rock Support Specifications at CLG
Figure 13.5: Stand-up Time Curve
Figure 13.6: Design Span for CLG Cut-and-fill Stopes
Figure 13.7:Ground Support Chart for Cut-and-Fill
Figure 13.8: Stability Graph for Transverse and Longitudinal Stopes
Figure 13.9:Cablebolt Application from Hydraulic Radius and Modified Stability Number
Figure 13.10: Ground Support Chart for Longhole Stoping
Figure 13.11:Typical Layout for Cablebolt Installation
Figure 13.12: Crown Pillar Thickness Along Deposit Strike
Figure 13.13: Conceptual Hydrogeologic Model
Figure 13.14: Dewatering Rates at Los Gatos Mine
Figure 13.15: Ventilation Arrangement at Full Production
Figure 13.16: Heat Model Equipment Locations
Figure 13.17: Mine Heat Cooling Simulations Results
Figure 13.18: Typical Cut-and-Fill Mining Method Schematic
Figure 13.19: Typical Transverse Longhole Stoping
Figure 13.20: Typical Longitudinal Longhole Stoping
Figure 13.21: Transverse Longhole Backfill Practice
Figure 13.22: Longitudinal Stope Backfill Practice
Figure 14.1: Crushing and Grinding - Simplified Process Flowsheet
Figure 14.2: Lead Flotation - Simplified Process Flowsheet
Figure 14.3: Zinc Flotation and Tailings - Simplified Process Flowsheet
Figure 15.1: Infrastructure Layout
Figure 15.2: Human Machine Interface of Refrigeration Plant 1
Figure 15.3: Evaporative Cooling Towers as the First Stage of Cooling
Figure 15.4: Air Intake through Cooling Fins with Cooled Air Deliver to the Underground
Figure 15.5: Typical Surface Pumping Borehole/Well Pump Installations
Figure 15.6: Underground Borehole Pumping Station and Surface Discharge Header
Figure 15.7: CRF Production at the Rapid Mix 400C Plant
Figure 15.8: Astec KCI-JCI Mobile Jaw-cone Crushing Plant (left); -76mm Aggregate Stockpile (right)
Figure 15.9: CRF Placed by Rammer Jammer in a Cut-and-fill Stope (left). A Close-up View of CRF in a Longhole Stope
Figure 15.10: Installation of the Two Filter Feed Tanks at the Paste Backfill Plant

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Cerro Los Gatos S-K 1300 Technical Report Summary	Gatos Silver, Inc.

Figure 15.11: Stage II, Phase 2 Plan View (current elevation)
Figure 15.12: TSF Stage II, Phase 3 Plan View (Ultimate elevation)
Figure 15.13: TSF As-Built and Future Stages Section View
Figure 15.14: TSF Capacity Curve
Figure 15.15: Final TSF Monitoring System
Figure 17.1: Mina Cerro Los Gatos and the San José River Hydrologic Microbasin
Figure 17.2: Hydrologic Region Boundaries
Figure 17.3: Hydrologic Regional Map at Cerro Los Gatos
Figure 17.4: Aquifer Designations Delineated by CONAGUA within the Rio San Jose Microbasin
Figure 17.5: Perimeter Air Quality Monitoring Locations
Figure 17.6: Locations of Fixed Emission Sources
Figure 17.7: Surface Water Monitoring Locations
Figure 17.8: Groundwater Monitoring Well Locations
Figure 17.9: Overview of Environmental Permitting Process for Mining Operations in Mexico
Figure 17.10: Location of Communities and Project
Figure 19.1: Sensitivity of Post-tax NPV at a 5% Discount Rate to Changes in Key Inputs
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Cerro Los Gatos S-K 1300 Technical Report Summary	Gatos Silver, Inc.

1.0	Executive Summary

The operating Cerro Los Gatos (CLG) underground mine and processing facilities are approximately centered on Latitude 27° 34’ 17” N, Longitude 106° 21’ 33” W, located approximately 7 kilometers (km) from the town of San José de Sitio, within the Municipality of Satevó in the State of Chihuahua, Mexico. The mine is approximately 120 km south of the state capital of Chihuahua City and approximately 100 km north/northwest of the historical mining city of Hidalgo del Parral (Figure 1.1). In this Technical Report Summary (TRS), Cerro Los Gatos (CLG) is defined as the underground mine, processing facilities, TSF and supporting on-site infrastructure, as well as the known extents of the Cerro Los Gatos Mineral Reserve and Mineral Resource.

Chihuahua
Cuahutemoc
Delicias
Zaragoza
Camargo
Los Gatos Project
Jimenez
Parral
EXPLANATION
State Capital
Country Capital
City
Road
Location Project
N
Location Map Of Los Gatos Project
San José Del Sitio, Municipio De Satevó,
Chihuahua; Mexico

Figure 1.1: Cerro Los Gatos Location Map

The CLG life of mine (LOM) plan which is based on the Mineral Reserves has:

■	A current reserve mine life that continues to 2028

■	Average annual production of 7.4 million ounces of silver with average annual cash flow of $79 million (after tax) through 2028 at $22 per ounce silver price;

■	Average all-in sustaining costs (“AISC”) of $7.06 per ounce of payable silver, net of by-product credits;

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Cerro Los Gatos S-K 1300 Technical Report Summary	Gatos Silver, Inc.

■	Average operating costs of $89.76 per tonne milled; and

■	A Pre-tax net present value (“NPV”) at a 5% discount rate of $491 million ($377 million after tax).

The CLG life of mine plan (LOM Plan) described in this TRS covers the period starting July 1, 2022, through to the end of the reserve life in 2028, with closure and reclamation activities expected to occur during 2029 through 2032.

1.1	Property Description and Ownership

The Los Gatos Joint Venture (LGJV) holds concessions through its Mexican subsidiary, Minera Plata Real, S. de R.L. de C.V. (MPR). MPR is 70% owned by Gatos Silver, Inc. and 30% owned by Dowa Metals & Mining Co., Ltd. MPR is the owner of mineral rights held in seventeen titled concessions, covering approximately 103,000 hectares (ha). MPR has purchased surface lands covering the known extents of the CLG and Esther Resource areas, totalling approximately 5,479 hectares, and has negotiated and ratified an access agreement with the community of San José del Sitio for the use of the access road.

Environmental baseline data collection began in May 2010, to prepare for the development of future environmental studies (EIS) required for the project. The Environmental Impact Study (Manifestación de Impacto Ambiental) for the development of the Cerro Los Gatos project was filed with the Mexican Environmental Regulatory authorities (SEMARNAT) on December 12, 2016, and was approved in 2017. A positive Feasibility Study (FS) was completed on CLG in 2017 (Tetra Tech, 2017). The CLG mine was constructed in 2018 and commissioned in early 2019 to produce concentrates containing silver, lead, zinc, and gold, which are shipped to smelters for processing.

1.2	Geology and Mineralization

The CLG and Esther deposits are embedded within andesites of the Lower Volcanic Series (LVS) of the Sierra Madre Occidental (SMO) volcanic province. On the LGJV concessions, the LVS is exposed in a horst feature that stretches from the CLG deposit approximately 25 km to the northwest to the edge of the concession package.

CLG is an Intermediate sulphidation epithermal vein developed within a listric fault zone. Mineralization at CLG is characterized by silver, lead, zinc, and copper sulphides and their corresponding oxides, along with fluorite, manganese, barite, and traces of gold associated with quartz and calcite veins. The veins vary in orientation from West-Northwest to North-Northwest and vary in thickness up to 25 meters (m).

A plan view of the local geology and location of mineralization is provided in Figure 1.2.

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368,000 mE
369,000 mE
370,000 mE
3,048,000 mN
3,047,000 mN
Legend
Alluvium
volcaniclastic breccias and sandstones
Ignimbrite rhyolitic
Dacitic Tuff
Andesitic Unit
fluidal-porphyritic rhyolitic dyke / dome
Argillic alteration
Silicification alteration
Oxidation
Quartz vein
Calcite vein
Fault
Ramp
N
0
1,000
metros

Figure 1.2: Geological Map of the Cerro Los Gatos Deposit Area

The Cerro Los Gatos deposit is a listric-shaped mineralized horizon hosting steeply to shallowly dipping mineralized-shoots at depth. Mineralization of interest occurs for approximately 1,800 m in length, between an elevation varying roughly between 800 masl and 1,400 masl. The top of the mineralized horizon at Cerro Los Gatos is generally located at an elevation of 1,400 masl. The natural topographic surface is in the order of 1,570 masl ± 50 masl.

Figure 1.3 provides a typical cross-section view of the CLG deposit.

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Figure 1.3: Geologic Model, Section Looking Northwest through the Central Zone Showing the Lithological Sequence at Los Gatos Deposit

The veins at Cerro Los Gatos contain silver, zinc, and lead. Lower concentrations of gold and copper are also associated with the veining.

Silver mineralization occurs dominantly as acanthite (argentite) and native silver.

Zinc mineralization occurs as sphalerite, zinc silicates and zinc carbonates of variable grain sizes disseminated in quartz vein material, as open-space filling in cavities, and as replacements in the andesitic and dacitic flow units. Sphalerite ranges from yellow to brown in color and is deposited in a similar style but is not always associated with the galena mineralization. Zinc oxides after sphalerite also exists down along fault structures through the deposit.

Lead mineralization occurs primarily as galena and lead oxide minerals of varying grain sizes that are disseminated in quartz vein material, as open-space filling in cavities, and as replacements in the andesitic and dacitic flow units.

Copper mineralization occurs dominantly as chalcopyrite disseminated within quartz veins.

Gold mineral species have not been identified visually but are present in small quantities in assay results.

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1.3	Exploration, Sampling, and Data

Exploration at CLG by MPR has been completed primarily by diamond drilling (DD) and limited non-drilling exploration activities, including surface geochemical assay, geophysics, surface mapping, and structural studies.

The Mineral Resource estimate uses geological and geochemical data that has been collected up until March 31, 2022, for CLG and July 31, 2022, for Esther. As of March 31, 2022, 1,476 drill holes relevant to the LGJV property had been completed by MPR, for a total of 373,880 m drilled. Total drilling with assays available for the CLG Mineral Resource estimation is approximately 1,131 holes, totalling 221,385 m of core. The CLG Mineral Resource incorporates an additional 36,233 meters of surface resource drilling in 100 holes and 51,279 meters of underground definition drilling in 623 holes since the 2020 Technical Report. The Mineral Resource for Esther incorporates an additional 22,565 meters of surface resource drilling in 63 holes since the 2020 Technical Report.

The sample collection and preparation, assaying and security procedures implemented by MPR use methodologies in accordance with internal and mining industry standards and were continuously monitored to ensure the integrity of the data collected.

The database used for the modeling was checked for inconsistencies such as: overlapping intervals, excessive path deviation between measurement intervals, duplication of collars, sample depth greater than collar depth, among others. The data used have been validated and reviewed by an appropriate Quality Assurance/Quality Control (QA/QC) program in the main stages of the process and are considered adequate for Mineral Resource estimation purposes.

1.4	Mineral Resource Estimate

Material factors that may cause actual results to materially vary from the conclusions, estimates, designs, forecasts, or projections, in the forward-looking information include any significant differences in any one, or more, of the material factors, or assumptions, set out in this subsection, including geological and grade interpretations and controls, as well as assumptions and forecasts associated with the establishment of the prospects for economic extraction.

Mineral Resources were estimated using exploration and definition drilling and associated sampling data available for CLG.

The estimation is based on a 3D geological model built using implicit modeling to characterize the structures and establish the geometry and continuity of the veins that form the estimation domains.

Exploratory Data Analysis (EDA) and geostatistical analysis were completed on the raw and composite datasets to help define the interpolation parameters and Mineral Resource classifications. Estimation was completed using Ordinary Kriging (OK) using nested passes with outlier data constraints, variography, and estimation plan defined per each estimation domain.

The Mineral Resource classification in this disclosure is based on drill hole spacing grids, the closeness to mine infrastructure (production drifts), and the level of geological confidence for the continuity and grade of each vein.

Mineral Resources were constrained based on a stope optimization that considered economic NSR cut-off value, price, mining costs, infrastructure constraints, and mining licenses. For the cut-off definition a Net Smelter Return (NSR) calculation was used for generation of the stope optimization shapes. The parameters applied to the

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calculation of NSR in the block model (including metal values, recovery factors, transportation costs, etc.) were provided by MPR and reviewed and considered reasonable by Golder.

Mineral Resource estimates, for CLG and Esther deposit are shown in Table 1.1 and Table 1.2, respectively, and are reported exclusive of Mineral Reserves and are summarized on a 100% ownership basis. The effective date of the Mineral Resource estimate is July 1, 2022.

Table 1.1: CLG Mineral Resource Estimate, Exclusive of Mineral Reserves – 100% Ownership Basis

Resource Classification	Mt	Ag (g/t)	Zn (%)	Pb (%)	Au (g/t)	Ag (Moz)	Zn (Mlbs)	Pb (Mlbs)	Au (koz)
Measured	0.38	151	2.63	1.49	0.26	1.9	22.1	12.6	3.2
Indicated	1.55	82	3.11	1.57	0.17	4.1	106.4	53.8	8.6
Measured and Indicated	1.94	96	3.01	1.56	0.19	6.0	128.5	66.4	11.8
Inferred	2.09	113	4.30	2.45	0.20	7.6	198.4	113.1	13.3

Notes:

1.	Mineral Resources are reported on a 100% basis and are exclusive of Mineral Reserves.

2.	Mineral Resources, which are not Mineral Reserves, do not have demonstrated economic viability. The estimate of Mineral Resources may be materially affected by environmental, permitting, legal, marketing, or other relevant issues.

3.	The SEC definitions for Mineral Resources in S-K 1300 were used for Mineral Resource classification which are consistent with Canadian Institute of Mining, Metallurgy and Petroleum (CIM) Definition Standards for Mineral Resources and Mineral Reserves (CIM (2014) definitions).

4.	The quantity and grade of reported Inferred Mineral Resources in this estimation are uncertain in nature and there has been insufficient exploration to define these Inferred Mineral Resources as an Indicated or Measured Mineral Resource. It is uncertain if further exploration will result in upgrading Inferred Mineral Resources to an Indicated or Measured Mineral Resource category.

5.	Specific gravity has been assumed on a dry basis.

6.	Tonnage and contained metal have been rounded to reflect the accuracy of the estimate and numbers may not sum exactly.

7.	Mineral Resources exclude all Mineral Resource material mined prior to July 1, 2022.

8.	Mineral Resources are reported within stope shapes using a $42/tonne or $52/tonne NSR cut-off basis depending on mining method with an Ag price of $22/oz, Zn price of $1.20/lb, Pb price of $0.90/lb and Au price of $1,700/oz.

9.	No dilution was applied to the Mineral Resource.

10.	Contained Metal (CM) is calculated as follows:

•	Zn and Pb, CM (Mlb) = Tonnage (Mt) * Grade (%) / 100 * 2204.6

•	Ag and Au, CM (Moz) = Tonnage (Mt) * Grade (g/t) / 31.1035; multiply Au CM (Moz) by 1000 to obtain Au CM (koz)

11.	The Mineral Resource estimates were prepared by Ronald Turner, MAusIMM(CP) an employee of Golder Associates who is the independent Qualified Person for these Mineral Resource estimates.

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Table 1.2: Esther Mineral Resource Estimate, Exclusive of Mineral Reserves – 100% Ownership Basis

Resource Classification	Mt	Ag (g/t)	Zn (%)	Pb (%)	Au (g/t)	Ag (Moz)	Zn (Mlbs)	Pb (Mlbs)	Au (koz)
Indicated	0.28	122	4.30	2.17	0.14	1.1	26.8	13.6	1.2
Inferred	1.20	133	3.69	1.53	0.09	5.1	98.0	40.6	3.3

Notes:

1.	Mineral Resources are reported on a 100% basis.

2.	Mineral Resources, which are not Mineral Reserves, do not have demonstrated economic viability. The estimate of Mineral Resources may be materially affected by environmental, permitting, legal, marketing, or other relevant issues.

3.	The SEC definitions for Mineral Resources in S-K 1300 were used for Mineral Resource classification which are consistent with Canadian Institute of Mining, Metallurgy and Petroleum (CIM) Definition Standards for Mineral Resources and Mineral Reserves (CIM (2014) definitions).

4.	The quantity and grade of reported Inferred Mineral Resources in this estimation are uncertain in nature and there has been insufficient exploration to define these Inferred Mineral Resources as an Indicated or Measured Mineral Resource. It is uncertain if further exploration will result in upgrading Inferred Mineral Resources to an Indicated or Measured Mineral Resource category.

5.	Specific gravity has been assumed on a dry basis.

6.	Tonnage and contained metal have been rounded to reflect the accuracy of the estimate and numbers may not sum exactly.

7.	Mineral Resources are reported within stope shapes using a $52/tonne NSR cut-off basis assuming processing recoveries equivalent to CLG with an Ag price of $22/oz, Zn price of $1.20/lb, Pb price of $0.90/lb and Au price of $1,700/oz. There is a portion of the Esther deposit that is oxidized and metallurgical test work is required to define processing recoveries.

8.	No dilution was applied to the Mineral Resource.

9.	Contained Metal (CM) is calculated as follows:

•	Zn and Pb, CM (Mlb) = Tonnage (Mt) * Grade (%) / 100 * 2204.6

•	Ag and Au, CM (Moz) = Tonnage (Mt) * Grade (g/t) / 31.1035 ; multiply Au CM (Moz) by 1000 to obtain Au CM (koz)

10.	The Mineral Resource estimates were prepared by Ronald Turner, MAusIMM(CP) an employee of Golder Associates who is the independent Qualified Person for these Mineral Resource estimates.

1.5	Mineral Reserve Estimation

To establish the Mineral Reserve, the Mineral Resource is imported into design software which incorporates modifying factors in evaluations to determine economically viable blocks to mine. Economically viable blocks are grouped into mineable shapes using stope input criteria defined by the mining engineers. Key modifying factors considered in the mine design are:

■	NSR: The revenue received from the sale of concentrates, factoring in metal prices, treatment costs, transportation costs and fees

■	Mine Design factors, including:

▪	Geotechnical and hydrogeological constraints

▪	Mining method constraints

▪	Dilution and Mining losses: Dilution of the mineralized material from sub-economic mineralized material or waste rock and mining recovery, which factors in mineralized material left in pillars and not recoverable by the selected mining methods.

▪	Mining productivities

■	Processing facility factors, including:

▪	Processing throughput constraints

▪	Processing recovery factors

■	Operating and Capital Cost factors, including:

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▪	Mining costs

▪	Processing Facility Costs

▪	General and Administration Costs

▪	All Mining and Site Infrastructure Capital Costs

For polymetallic deposits, the NSR value is a useful expression for describing the value of mineralized material and for establishing a NSR cut-off expressed by the same measure, below which material is deemed uneconomic and therefore excluded from Mineral Reserves estimates. The NSR value relates to the price concentrate will receive from the mine customer – generally a smelter. The NSR value of the metal contained in a tonne of concentrate is then applied to the metallic content of the corresponding run-of-mine (ROM) tonnes. In this way, a common metric is established for the economic threshold required to be exceeded by material designated as “mineralized material” as well as for an assignment of value of the tonnes to be mined from any one block, and the entirety, of the deposit.

The parameters used in the calculation of NSR in the block model (including metal values, recovery factors, transportation costs, etc.) were provided by MPR and reviewed and considered reasonable by Golder. For NSR cut-off estimation purposes, the NSR value of the mineralized material must first be established and expressed in terms of value per tonne mined and processed, commonly referred to as ROM tonnes.

NSR = Revenue – (Treatment charges + Transportation charges + Refining charges)

Where:

Revenue = US$ value per tonne of mineralized material mined

Treatment charges = concentrate treatment cost per tonne mined

Transportation charges = concentrate transportation cost per tonne mined

Refining charges = concentrate refining cost per tonne mined

The CLG processing plant treatment process produces two concentrates – a zinc concentrate and a lead concentrate. The NSR value for a tonne of mineralized material is the sum of the revenue one tonne of ROM would generate from the metal content of the zinc concentrate and the lead concentrate.

Cut-off NSR values have been developed for the various mining methods employed at the CLG mine, based on costs projected for the life of mine which were informed by historic experience for such costs, including provisions for reasonably expected long-term improvements. Table 1.3 shows the cut-off cost results for different mining methods, further segmented to apply to those stopes, which could be mined, if overhead costs are carried by higher-value “full cost” stopes.

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Table 1.3: NSR Cut-off Segmented by Mining Methods

Description	Unit	Full Cost(1)		Marginal Cost(2)		Pure Marginal(3)
Mining Method		Cut-and-fill	Longhole	Cut-and-fill	Longhole	Cut-and-fill	Longhole
Mining (Fixed & Variable costs)	$US/t	56.59	46.72	36.54	26.67	36.54	26.67
Process plant (Fixed & Variable costs)	$US/t	26.35	26.35	26.35	26.35	15.88	15.88
General & Admin. (Fixed & Indirect costs)	$US/t	16.34	16.34	16.34	16.34	-	-
Total:	$US/t	99.28	89.41	79.23	69.36	52.42	42.55

Notes:

1.	Full cost – NSR cut-off covers all mining costs.

2.	Marginal cost – Tonnage included in the Mineral Reserve when fully economic stopes stop, and mining needs to progress through to access economic mineralized material beyond. In this case only the variable costs are applied. The fixed costs are covered by the stopes mined as Full Cost mineralized material.

3.	Pure Marginal – Tonnage included in the Mineral Reserve for stope preparation for longhole and cut-and-fill mining methods. This material is lower than economic value, but the mill could treat this extra material if it has capacity and the material does not displace higher-value material from the mill. The cut-off applied to this material is the variable mining and treatment cost. General and administrative costs are covered by Full Cost stopes.

Table 1.4: Impact of the Marginal and Pure Marginal Material on the Mineral Reserve

Scenarios[1]	Units	Full Cost	Marginal Cost	Full + Marginal Cost	Pure Marginal Cost	Full + Marginal + Pure Marginal Cost
Tonnage[2]	Tonnes (x 1000)	5,665	325	5,990	62	6,052
NSR Value	US$/t	207	84	200	58	199
Lead Grade	%	2.19	1.43	2.15	0.94	2.14
Zinc Grade	%	4.58	3.11	4.50	1.93	4.48
Silver Grade	g/t	256	73	246	55	244
Gold Grade	g/t	0.27	0.17	0.27	0.09	0.26

Notes:

1.	Rounding and significant figures may result in apparent summation differences between tonnes, grade, and contained metal.

2.	Excludes 15-kt stockpile as of June 30, 2022.

Table 1.4 shows the impact of the inclusion of marginal tonnes of mineralized material that must be mined to access blocks and stopes of higher-grade material. If excess processing plant capacity exists, the material can be sent to the mill. If not, it would have to be stockpiled until the cessation of mining activity, enabling processing when overhead and fixed costs are much lower. To date, the CLG mill has demonstrated capacity to accept material in excess of 15% above feasibility design capacity and the Mineral Reserves statement has thus added the 388,000 tonnes of marginal material into the Mine Plan. This material constitutes less than 7% of the Mineral Reserve and, as demonstrated by Table 1.4, has a net impact of marginally reducing the NSR value of the Mineral Reserve by 4% to US$199/tonne, a level well above the NSR cut-off.

1.5.1	Mineral Reserve Statement

The Mineral Reserve available for mining and processing as of July 1, 2022, includes the in-situ tonnes defined on Table 1.4 plus 15.4 kilotonnes of mined material sitting on the stockpile on surface awaiting processing. Table 1.5 presents the Mineral Reserve for CLG at July 1, 2022.

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Table 1.5: Cerro Los Gatos Mineral Reserves Statement

Reserve Classification	Mt	Ag (g/t)	Zn (%)	Pb (%)	Au (g/t)	Ag (Moz)	Zn (Mlbs)	Pb (Mlbs)	Au (koz)
Proven	2.32	309	4.33	2.20	0.31	23.1	221.6	112.3	23.0
Probable	3.75	204	4.57	2.11	0.24	24.6	377.4	174.4	28.7
Proven and Probable Reserve	6.07	244	4.48	2.14	0.27	47.7	599.1	286.7	51.8

Notes:

1.	Mineral Reserves are reported on a 100% basis and exclude all Mineral Reserve material mined prior to July 1, 2022.

2.	Specific gravity has been assumed on a dry basis.

3.	Tonnage and contained metal have been rounded to reflect the accuracy of the estimate and numbers may not sum exactly.

4.	Values are inclusive of mining recovery and dilution. Values are determined as of delivery to the mill and therefore not inclusive of milling recoveries.

5.	Mineral Reserves are reported within stope shapes using a variable cut-off basis with a Ag price of US$22/oz, Zn price of US$1.20/lb, Pb price of US$0.90/lb and Au price of US$1,700/oz.

6.	The Mineral Reserve is reported on a fully diluted basis defined by mining method, stope geometry and ground conditions.

7.	Contained Metal (CM) is calculated as follows:

•	Zn and Pb, CM (Mlb) = Tonnage (Mt) * Grade (%) / 100 * 2204.6

•	Ag and Au, CM (Moz) = Tonnage (Mt) * Grade (g/t) / 31.1035 ; multiply Au CM (Moz) by 1000 to obtain Au CM (koz)

8.	The SEC definitions for Mineral Reserves in S-K 1300 were used for Mineral Reserve classification which are consistent with Canadian Institute of Mining, Metallurgy and Petroleum (CIM) Definition Standards for Mineral Resources and Mineral Reserves (CIM (2014) definitions).

9.	Mineral Reserves are those parts of Mineral Resources which, after the application of all mining factors, result in an estimated tonnage and grade which, in the opinion of the Qualified Person(s) making the estimates, is the basis of an economically viable project after taking account of all relevant Modifying Factors. Mineral Reserves are inclusive of diluting material that will be mined in conjunction with the Mineral Reserves and delivered to the treatment plant or equivalent facility.

10.	Proven Reserves include a 15.4-kt stockpile at June 30, 2022. The in-situ Reserve is 6,052 kt. Rounding and significant figures may result in apparent summation differences between tonnes and grade.

11.	The Mineral Reserve estimates were prepared by Mr. Paul Gauthier, P.Eng. an employee of Golder Associates who is the independent Qualified Person for these Mineral Reserve estimates.

The average value of the Mineral Reserve is $199/t, which is $110/t above the NSR cut-off for the longhole mining method and $100/t above the NSR cut-off for cut-and-fill mining. Therefore, it is concluded that the NSR cut-off has a low impact on the Mineral Reserves.

1.6	Development and Operations

1.6.1	Mine

CLG is a developed and operating underground mine that uses mechanized equipment to extract mineralized material containing the metals silver, lead, zinc and gold. A fleet of rubber-tired mining equipment is used to develop tunnels in waste rock, prepare stopes for production and mine mineralized material. Blasted ore is loaded and hauled by diesel-powered trucks to a surface stockpile area from where it is re-handled by front-end loader (FEL) into the crusher and transported to the processing plant by conveyor.

The main access decline connects the surface portal to the Northwest and Central internal ramps at the 1420 Level. The mining methods used at CLG are two bulk stoping methods, transverse longhole, and longitudinal longhole, as well as a more selective overhand cut-and-fill mining method.

Development occurs in the decline ramp to access deeper reserves and on levels and sublevels for stope development. Mine services are extended with development headings. There are five ventilation shafts providing

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fresh air into the mine and exhausting foul air, in addition to the decline. Two more ventilation raises are in the Mine Plan to provide fresh air to the SE Zone.

The deposit is shallow with weak rock strength. The rock mass is generally characterized as fair to poor. CLG has developed a ground support rating system from which a range of rock support standards and ground support specifications have been developed and are used to ensure appropriate ground support is installed throughout the underground workings. CLG’s technical services department manages the ground support standards and provides monitoring and quality control / quality assurance oversight.

The water table is near the surface at CLG, and much effort has been expended to understand the source of the water and develop a plan to lower the table and remove the waters, which are hot, from the mine. Wells have been drilled from surface and underground and pumps installed to draw down the water table by pumping water to surface for cooling, settling and discharge to the environment. The LOM Plan includes additional capital for mine dewatering and mine water management, including the installation of additional wells and pumping infrastructure. A detailed discussion of the hydrogeology and dewatering system at CLG is provided in Section 13.0.

The mine is divided into zones, NW, Central, and SE, which are structurally controlled. The cut-and-fill mining technique has been the prominent mining method since mining activity began in 2019, partially due to the attitude of mineral-bearing veins. Steeper, wider veins are exploited with lower-cost longhole mining methods that will soon become the predominant mining method.

Typical cut-and-fill stopes are 5m wide x 5m high and extend along the strike of the veins. In some locations the veins are wide necessitating a transverse approach, described in Section 13.0. Longhole stopes must be exposed above and below, before drilling and blasting operations can commence. A slot raise is then drilled (or blasted) to provide a free face, then large production blasts break the ore for extraction from the lower sublevel. All mined ore is trucked to surface and void stopes are backfilled.

The mine currently produces nominally 2,900 t/d of ore for the mill, in addition to the mining of waste rock for mine development. Stopes are scheduled for development, production and backfill in cycles to ensure a constant supply of blasted ore for removal to the ROM pad. Sequencing of stopes considers development schedules, mineral content, available services, and considerations for structural integrity of the mine. The mine schedule for CLG will consume the identified in situ Mineral Reserves by 2028, as shown on Table 1.6.

Table 1.6: LOM Production Schedule

Mining Metrics	Units	2022-H2	2023	2024	2025	2026	2027	2028	LOM
NW	Tonnes	55,965	145,383	294,706	366,410	236,303	194,298	46,709	1,339,773
CZ	Tonnes	415,700	765,460	636,900	383,200	458,030	437,981	172,466	3,269,737
SE	Tonnes	-	-	-	140,316	85,549	8,402	-	234,266
S2	Tonnes	-	-	-	82,438	247,418	417,333	16,720	763,909
Dev Ore	Tonnes	52,524	130,787	126,209	85,335	40,395	6,764	17,875	459,890
Total Ore	Tonnes	524,188	1,041,631	1,057,815	1,057,698	1,067,695	1,064,778	253,770	6,067,575
Daily Production	tpd	2,872	2,854	2,890	2,898	2,925	2,917	2,605	2,883
NSR Value	$/t	220.18	206.06	204.01	203.21	179.75	189.30	212.03	199.07
Ag Grade	g/t	287.8	256.6	254.5	240.6	206.2	235.8	272.4	244.0
Pb Grade	%	2.14%	2.06%	1.93%	2.33%	2.31%	2.08%	2.15%	2.14%
Zn Grade	%	3.96%	4.48%	4.47%	5.07%	4.59%	4.01%	4.58%	4.48%
Au Grade	g/t	0.30	0.30	0.32	0.25	0.22	0.23	0.25	0.27

Note: The mill will process mined tonnes shown on Table 1.6 which includes 15.4 kilotonnes (kt) of stockpiled ore.

To date, mined out stopes have been backfilled with Cemented Rock Fill (CRF), which is batched on surface and trucked to stopes. A paste backfill plant has been constructed and will be commissioned in the fourth quarter of

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2022. Paste fill will be pumped underground and distributed to stopes in pipes. The process will be more productive, lower cost, and will consume approximately 40% of plant tailings thereby reducing the volume to be stored in the Tailings Storage Facility (TSF).

The operation draws experienced miners from Chihuahua State and beyond, providing comfortable onsite accommodation and board. Miners work a rotation roster on site followed by regular rest and recreation periods common to many mining operations in Mexico and abroad.

Challenges for the mining operation include:

■	Ground stability in the vicinity of major and minor faults which intersect the vein system at different attitudes.

■	Hot groundwater inflows contributing to the hot environment and requiring constant pumping.

■	Providing adequate, cooled air to facilitate a safe and comfortable working environment.

■	Commissioning and maintaining the paste fill plant to ensure uninterrupted backfill operations which will enable regular sequencing of stope mining.

■	Attracting and maintaining an experienced workforce to maintain productivity levels.

CLG is aware of and actively manages these mining operational challenges.

1.6.2	Processing Plant

The CLG processing plant employs a conventional design and flotation technology common to base metal operations. The processing flow sheet is comprised of a crushing and grinding circuit, including jaw crusher, semi-autogenous grinding (SAG) mill and ball mill, which feeds a flotation plant consisting of lead and zinc flotation circuits (including rougher, regrind and cleaner stages), lead and zinc concentrate thickening, and tailings thickening.

Since commencing operations, processing improvements, relative to the 2017 Feasibility Study design, have been achieved through equipment additions and optimized maintenance and operating practices. The actual plant performance from 2019 through to 2022 has been the primary basis for the metallurgical predictions in this Mineral Reserves update study. During 2019 to 2022, the main sources of processed material were the Central and NW Zones. While the Central and NW zones make up the majority of the remaining Reserve there will be increasing contributions from the SE Zone.

There is no indication that the characteristics of the material being mined will change and therefore the throughput and recovery assumptions applied for future processing are considered as reasonable for the LOM. The plant equipment sizing is robust for the throughput projected.

The plant operating practices are consistent with the design, metallurgical testwork described in Section 13.0, and performance predictions that have been used in developing the Mineral Reserve.

The construction design nominal throughput basis for the processing facility was 2,500 t/d, 365 days per year or 912,500 tonnes per year (t/y) of ROM on an operating basis of 92% utilization.

■	From June 2021 to August 2022, the average processing rate was 2,872 tonnes per operating day.

■	From January 2022 to August 2022, the average processing rate was 2,902 tonnes per operating day.

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■	The 2022 LOM Plan is based on an average processing rate of 2,891 tonnes per calendar day

The 2019 to 2022 processing recovery results have been better than the recoveries achieved in the 2016 Feasibility test program. The 2022 LOM Plan is based on average monthly metal recoveries after removal of outliers.

CLG produces zinc concentrates with significant silver content, however due to the properties of the feed mineral (type of grain, mineral associations, grade of oxidation, etc.) fluorine bearing minerals are simultaneously recovered which incurs minor financial penalties on the sale to smelters. A process was developed to leach the fluorine from the zinc concentrates using a hot sulphuric acid, aluminium sulphate leach process and construction is underway to install a fluorine leach plant by mid-2023. The process has been suitably demonstrated for implementation, but auxiliary processes, such as gas scrubbing and neutralization require further testwork and engineering before implementation. CLG is currently undertaking the required testwork and engineering.

The key process parameters are outlined in Table 1.7.

Table 1.7: Process Parameters

Metal	Process Recovery	Recovered Metal	Annual Average Production
Silver (to lead and zinc concentrates)	88.96%	42.4 Moz	7.4 Moz
Zinc (to zinc concentrate)	63.42%	379.9 Mlbs	66.1 Mlbs
Lead (to lead concentrate)	89.43%	256.4 Mlbs	44.6 Mlbs
Gold (to lead concentrate)	56.94%	29.5 koz	5.1 Mlbs

1.6.3	Infrastructure

CLG is an operating mine with significant existing infrastructure in place supporting the operation, including offsite and onsite components. Existing offsite infrastructure comprises grid power distribution to the mine and previously completed road upgrades to facilitate heavy equipment transport during construction, material deliveries and concentrate shipments, in addition to worker traffic. Onsite infrastructure is comprised of office and maintenance facilities, processing facilities, a TSF, backfill plants, a refrigeration plant, a mine ventilation system, and dewatering ponds for sediment settling and water cooling.

The underground mine operates three air extractive fans, totalling approximately 1.09 M cubic feet per minute (CFM) of capacity. The air intake for the mine is approximately 1.12 M CFM (MPR, 2022) through two refrigeration plants providing cooled air to downcast fresh air raises, and the decline ramp. The current installed capacity of the ventilation system is 1.3 M CFM and plans are in place for an expansion to provide fresh air to the SE Zone.

The mine dewatering system consists of both surface and underground infrastructure. In total, there are currently eleven surface borehole/well pumps located across the length of the ore body. Discharge flowrates from each borehole/well pump are captured through a flowmeter (Figure 15.5). There are four main underground pumping stations, three of which are located in the NW zone and one located in the Central zone (Figure 15.6). As the

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mine expands, it is anticipated that additional dewatering infrastructure will be required to manage the water underground.

Site infrastructure in addition to production-related installations are typical of a mining operation of this scale located at a distance from supporting populations and include a concrete batch plant, maintenance shops, administration and engineering building, mine dry for underground personnel, warehouse facilities, security guard house and gates, camps and cafeterias.

1.6.4	Tailings Storage Facility

The CLG TSF has been constructed and tailings have been deposited in the facility since 2019. Regular dam raises have been conducted to increase the volume of the TSF.The material used in the dam construction is mostly rockfill with some screened filter material. All TSF stages are built using local borrow materials, primarily rockfill excavated and blasted from foundation material within the TSF. The TSF uses downstream construction methods.

The tailings dam has a composite liner consisting of geosynthetic clay liner (GCL) overlain by a 60-millimeter (mm), Linear Low-density Polyethylene (LLDPE) geomembrane (Figure 15.13). This lining system also covers the entire impoundment. The lining system is placed on a 0.15-m thick bedding fill.

The original permitted TSF design consists of four Stages (I to IV) with an ultimate crest elevation of 1638.0 m. However, due to a change in the tailings delivery rate to the TSF with the planned commissioning of the paste plant in the fourth quarter of 2022), the ultimate TSF will have a minimum crest elevation of 1630.5 m which is adequate for the revised and reduced volume of tailings to be stored based on the Mineral Reserve and LOM Plan.

To date, four raises have been constructed to the existing crest elevation of 1628.0m. The LOM Plan requires one additional raise to be built during 2024 to a minimum crest elevation of 1630.5 m.

Current LOM Mineral Reserves are projected at 6.07 Mt as of July 2022, which includes 0.50 Mt of concentrate and 5.57 Mt of tailings. It is projected that 40% of the tailings produced by the Process Plant will be sent to the Paste Plant, for use as underground backfill, while the remaining 60% will be sent to the TSF. As a result, tailings accumulated in the TSF are estimated at 5.68 Mt (2.34 Mt stored until June 2022 and 3.34 Mt from July 2022 until LOM end).

The TSF design criteria were established based on the facility size and risk using applicable dam safety and water quality regulations and industry best practice for the TSF embankment on a standalone basis. The dam has a blanket drain in the foundation to control and reduce the water level in the dam due to any infiltration that could occur. Incorporating the blanket drain will improve the stability of the embankment in the event of liner failure.

The TSF has an Operations, Maintenance, and Surveillance (OMS) Manual that describes operating and monitoring procedures to confirm the condition of the embankment, foundation, and performance of the impoundment. Regular TSF inspections are completed, including annual inspections by the Engineer of Record.

1.7	Environmental Studies, Permitting and Social Impacts

Mexico has established environmental laws and regulations that apply to the development, construction, operation and closure of mining projects, and the Company has management systems in place to ensure ongoing regulatory compliance. Of particular importance are the air, surface water and groundwater quality monitoring programs. An

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environmental compliance report is submitted annually to the Mexican environmental authority. The last compliance report submission resulted in a request for clarification, which has been provided.

The Company has all permits for the current operations and awaits authorization of a modification of the environmental permit that will add the fluorine leach plant to the metallurgical process. The modification request was submitted March 17, 2022, with additional information to the environmental agency submitted on June 14, 2022. The authorization is in process, and there were no concerns identified that it would not be authorized.

The Mexican environmental agency has established new surface water discharge standards that will be in effect in April 2023. The mine water that is currently discharged exceeds the water temperature criteria that is in the revised standards. The Company is in the process of design and construction of a cooling pond with an energy dissipator to reduce the temperature of water pumped from the underground mine to meet the revised temperature standard and anticipates that the process will be in place prior to the enforcement of the revised discharge standards.

MPR has produced several social baseline studies that collected information from official statistical sources, as well as interviews and participatory workshops with stakeholders and the local communities in the area of direct influence. The information obtained has been used to identify social impacts in the communities, as well as social risks for the mining operations. Prevention and mitigation plans were developed for the Community Social Management Plan, which is updated from time to time and monitored against.

The MPR community relations team has had a presence in the region since the mineral exploration phase and has established communication and collaboration channels based on transparency of information. The objective of the MPR Community Relations Policy is to establish the guidelines for institutional work with the neighboring communities and for MPR social interaction projects. Projects are to promote social development, either independently or through strategic alliances with various institutions (public or private), that are aimed at addressing health, education, culture, and basic infrastructure, based on respect for human rights, beliefs, and local characteristics.

The Community Relations Model is based on methods to prevent and reduce risks and socio-environmental impacts and is used to develop the social and environmental investment portfolio. MPR carries out continuous monitoring of the identified social risks, as well as stakeholder mapping. The social and environmental investment portfolio is made up of 12 programs divided into six capital analysis areas: natural, infrastructure, economic, social, relational, and community relations management. MPR has established strategic alliances with stakeholders at the state, municipal and local levels for the execution of its projects.

MPR has established a community relations office in the nearby town of San José del Sitio, which allows for a permanent point of contact between the communities and the mine. MPR has established various commitments for the hiring of local labor, as well as in the acquisition of services during the life of the project, through agreements with stakeholders. A total of 138 direct employees from the area of influence work for CLG, including 69 from San José del Sitio.

A conceptual closure strategy was presented in the closure plan (Tetra Tech, 2018) that was submitted to the Mexican environmental authority. The closure cost was estimated at about $14.9M.

1.8	Capital and Operating Costs

Currently there are no expansion plans requiring major capital spending.

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Golder has reviewed the planned sustaining capital expenditures for the operation and agrees with their reasonableness. The remaining LOM will not necessitate major new equipment purchases.

Underground development cost is directly correlated with development meters with unit rates for lateral and vertical development applied to the number of meters of mine development required in each year. For the Mineral Reserve LOM Plan, mine development is substantially complete by 2025, with only 42 meters of development thereafter. Table 1.8 shows the capitalized mine development schedule and costs for the mine and other production-related infrastructure and equipment.

Table 1.8: Mine and Plant Capital Spending Schedule

Item	Units	2022, H2	2023	2024	2025	2026	2027	2028	Total
Mine Development
Vertical	m	514	705	561	421	0	-	-	2,201
Lateral	m	1,833	3,221	2,948	2,370	39	-	3	10,414

Underground Development	$M	2.1	18.8	15.9	9.6	0.1			56.5
Infrastructure and Equipment	$M	23.2	18.0	15.8	4.8	3.4	1.7		66.9
Sustaining Capital	$M	35.3	36.8	1.7	14.4	3.5	1.7	-	123.4

Operating cost estimates were developed based on recent actual costs with specific adjustments for reasonably expected business improvement initiatives underway. They were prepared on an annual basis using a detailed build-up of individual cost centres and considering specific mine site activity levels and cost drivers. Operating expenses at CLG have been reviewed by Golder and found to be reasonable for a mechanized mine utilizing the cut-and-fill and bulk longhole mining methods and associated processing plant for the production of saleable concentrates. The plant has demonstrated typical operating costs for a facility of its size.

Operating cost expenditures for the LOM Plan are estimated at $544.6 million from July 1, 2022, to the planned end of the LOM in 2028. Table 1.9 summarizes the expected site operating expense projected to the end of mine life to consume the defined Mineral Reserve, segmented by major cost centre of Mining, processing which includes TSF operations, and General and Administrative.

Table 1.9: Projected Operating Costs

Cost Center	Units	H2 2022	2023	2024	2025	2026	2027	2028	LOM
Operating Costs
Mining	$M	25.7	53.3	53.8	50.3	48.5	40.9	9.3	281.8
Processing	$M	13.1	27.6	28.3	29.0	28.1	25.4	6.2	157.7
G&A	$M	9.7	19.4	19.4	18.4	17.5	16.5	4.1	105.0
Total Operating Costs	$M	48.5	100.3	101.5	97.7	94.1	82.8	19.7	544.6
Unit Operating Costs
Mining	$/t	48.94	51.20	50.87	47.53	45.42	38.44	36.81	46.45
Processing	$/t	25.07	26.46	26.79	27.41	26.35	23.81	24.54	26.00
G&A	$/t	18.48	18.63	18.34	17.43	16.36	15.49	16.25	17.31
Total Unit Operating Costs	$/t	92.49	96.29	96.00	92.37	88.13	77.74	77.59	89.76

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1.9	Economic Analysis

The economic analysis for this TRS was performed by Gatos Silver, Inc. (GSI) using GSI’s financial model. Key inputs to the financial model include the Reserve LOM Plan inclusive of operating and capital costs, commodity prices and exchange rate assumptions.

The LOM Plan economic analysis supports the declaration of Mineral Reserves. Golder reviewed the LOM Plan and economic model components relevant to the LOM Plan in detail.

Economic assumptions are based on analysts’ long-term consensus forecasts as of September 2022 (see Table 1.10).

Table 1.10: Economic Assumptions

Parameter	Unit	Value
Zinc	US$/t	2,646
	US$/lb	1.20
Lead	US$/t	1,984
	US$/lb	0.90
Silver	US$/oz	22.00
Gold	US$/oz	1,700
Exchange rate	MX$ per US$	20

The LGJV mill produces two products, a lead concentrate and a zinc concentrate. Payable metals are evaluated using the recovery parameters described in Section 14.0 as well as management’s estimates of treatment and refining charges for each concentrate based on a marketing consultant’s input and current market conditions.

The Mineral Reserve LOM Plan begins on July 1, 2022, with operations continuing through the first quarter of 2028 (5.75 years). The financial model includes closure costs of $14.9 M over the 2029-2032 period. The Reserves LOM Plan includes in-process mineralized material of 15,376 tonnes as of June 30, 2022.

The economic analysis is in real (2022) dollars and on an unlevered basis. Corporate administration, management fees, interest expense, and exploration activities are excluded from the economic analysis used to support the Mineral Reserves.

The Reserves LOM Plan assumes a 2,890 t/d processing rate for a total of 6.07 Mt of mineralized material through the mill at average ROM grades of 244 g/t silver, 4.48% zinc, 2.14% lead, and 0.27 g/t gold over a 5.75-year period. The Reserve LOM Plan supports the Mineral Reserves as it demonstrates economic viability via projected revenues exceeding all projected operating, sustaining capital, and closure costs.

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Table 1.11 summarizes the economic analysis of Cerro Los Gatos Mine based on the projected cash flow generated by the mining and processing of the stated Mineral Reserves. The economic analysis considers applicable mining and corporate income taxes which have rates of 7.5% and 30%, respectively.

Table 1.11: LOM Financial Summary

Description	Unit Cost ($/t milled)	LOM ($)
Net Smelter Return	206.83	1,255,179,354
La Cuesta Royalty	(0.81)	(4,888,437)
Net Revenue	206.03	1,250,290,917
Operating Costs
Mining Costs	(46.45)	(281,841,681)
Plant Costs	(26.00)	(157,748,159)
G&A	(17.31)	(105,006,801)
Total Operating Costs	(89.76)	(544,596,642)
Operating Margin	116.31	705,694,275
Capital Costs
Mine Development	-	(56,506,510)
Infrastructure & Equipment	-	(66,885,660)
Total Capital Costs	-	(123,392,170)
Pre-Tax Cash Flow
Cash Flow	-	567,418,105
NPV 5.0% Pre-Tax	-	490,819,161

Post-Tax Cash Flow
Cash Flow	-	436,835,133
NPV 5.0% Post-Tax	-	376,554,720

The post-tax Net Present Value (NPV) of the Cerro Los Gatos mine is $377 M using a discount rate of 5%. Annual after-tax cash flow is averages $79 M over the 5.75 years of operations. The Cerro Los Gatos mine remains economic under a wide range of commodity prices and has Cash Costs after by-product credits of $3.63

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and All-in Sustaining Costs (AISC) of $7.06 per ounce of silver payable (also net of by-product credits) over the Reserve LOM Plan. The main drivers of the low AISC are lower go-forward sustaining capital requirements and significant by-product credits.

1.10	Qualified Person’s Conclusions

Throughout the exploration, development, and mining of the deposit a sound knowledge and understanding of the geological controls on the mineralization has been acquired, which are adequately expressed in the Resource Model.

The deposit has logging data from subsurface workings and surface and underground drilling that has been adequately reviewed and validated which allows it to be used with sufficient confidence in the construction of a long-term resource model.

A new geological model has been constructed of the deposit that integrates the different sources of information through an implicit 3D model. Based on this geological model an estimation of the main grades of the deposit has been performed using OK interpolators. The results have been validated in detail by visual and statistical review and against existing production data.

The Mineral Resource categorization uses methodologies and assumptions that allow for adequate consideration of uncertainty and risk.

The Mineral Resources reported in this TRS are reported above a NSR cut-off value, supported by studies, and considers reasonable prospects for economic extraction by optimizing stopes using assumptions and reliable data.

It is the opinion of the QP that the Mineral Resources presented herein are appropriate for public disclosure and comply with the definitions of Mineral Resources as established by SEC Regulation S-K 1300 and CIM Definition Standards for Mineral Resources and Mineral Reserves (2014).

The Mineral Reserves for CLG have been re-estimated, and a Mine Plan developed, which is attuned to the deposit and the conditions under which the mineralized material can be mined and processed. The Mineral Reserves have been estimated with consideration for the modifying factors of mining dilution and mining recovery for each mining method, support service costs including mine cooling, ventilation and dewatering as well as reasonable assumptions regarding input costs and metal prices.

The Mine Plan will deliver mineralized material to the processing plant of contained metal value well in excess of the NSR cut-off value used to establish economic blocks of mineralized material. The Mine Plan is considered by the QP to be robust and achievable in the current operating environment.

Mine management has responded to challenges presented by each of the structurally controlled zones of the CLG deposit and invested in actions and techniques that will ensure safety of workers and reduce operating costs. Important investments have included:

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■	Ventilation system expansion for higher fresh air and exhaust volumes.

■	Installation of coolant plants to lower the ambient temperatures in the mine.

■	Installation of deep dewatering wells in the mine to reduce the volume of water exposed to the air, which mitigates heat radiation. Lowering the water table also serves to reduce risk of geotechnical instability caused by water in fault systems.

■	Construction of a soon-to-be commissioned paste backfill plant and installation of a fill reticulation system.

■	A cooling system for waters pumped to surface from underground before the water is discharged to the environment.

Other conclusions drawn by the Mining QP are:

■	High ambient underground temperatures must be well managed to maintain appropriate conditions for underground workers.

■	The continuation of pumping to lower the water table will have a direct impact on mine development productivity.

Significant risks to the Mineral Reserves pertain to:

■	Behaviour of wall rock in stopes when veins are close to major faults. The Mineral Reserve includes an appropriate estimate for ore losses and dilution but the behavior of wall rock close to faults may increase or decrease dilution or ore losses from these assumptions which may impact operating costs or revenue.Operating costs may also be impacted by costs in excess of what is assumed to effectively lower the water table, pump water from the mine and manage heat introduced to the mine by the hot waters.

■	The above risks noted by Golder are recognized by MPR, and plans to mitigate the occurrence and effect of such risks are considered reasonable by the QP and have been incorporated into the Mineral Reserve and LOM plan.

■	Metal price and currency exchange fluctuations represent a significant risk to Mineral Reserves, which risks are beyond the control of MPR and Gatos Silver.

Significant risks to the Processing modifying factors pertain to:

■	The proportion of zinc contained within unrecoverable non-sulphide minerals in the South-East zone is uncertain. The company has visual estimates of oxidation and sulphide values in drill-core however there is only weak correlation between these logged estimates and zinc recoverability. The zinc plant recovery for Reserve calculations has been based on actual zinc recovery predominantly from the Central and North-West zones. The same value has been used for the South-East zone based on the similar geological form of the mineralization. As there is only limited metallurgical testwork in the South-East area, actual results may vary significantly from that assumption.

■	A fluorine removal process has been suitably demonstrated for implementation, but auxiliary processes, such as gas scrubbing and neutralization require further testwork and engineering before implementation. MPR is performing this testwork and engineering.

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The following observations and conclusions have been developed based on the site visit and inquiries made by the environmental and permitting QP and review of available information.

■	No material issues were noted.

■	The Company has all permits for the current operations and is waiting on the authorization of a modification of the environmental permit that will add the fluorine leach plant to the metallurgical process. No known factors exist to preclude a successful permitting effort. The length of the permitting process with the Mexican environmental agency can be difficult to predict.

■	The environmental agency (SEMARNAT) has not issued any violations to Los Gatos Mine; however, there are opportunities for improvement based on industry practices.

■	The new fluorine leach plant will not produce a new waste stream.

■	The groundwater system, in particular the occurrence and quality of perched groundwater, is not well understood. The groundwater monitoring program does not meet industry standards for the monitor well number, placement, design, or sampling methods.

■	The closure plan presents a five-year post-closure period, which is the timeframe in the authorized environmental impact assessment. This period meets Mexican standards but does not meet industry standards of 20 or more years.

■	Mine closure planning is at a preliminary stage and the closure costs could increase as closure planning advances. The addition of the fluorine leach plant is not anticipated to have an impact on the current closure cost.

The following conclusions are drawn regarding community and social aspects:

■	The CLG Mine is an operation located in the municipality of Satevó in the state of Chihuahua. The presence of the mine has contributed to the decrease in migration of community members, and the demographic increase in the communities of the area of influence. The generation of direct and indirect employment has been the main reason for the return of the inhabitants.

■	The presence of a community relations facility in the town of San José del Sitio since the exploration work commenced has allowed a continued relationship with the stakeholders of the area of influence, generating various collaboration agreements and community co-investment.

■	The indicators of the socioeconomic baseline (2018) were updated in 2021. The information obtained was used for the design of the Community Relations Plan, integrating the gender and human rights perspective in the analysis of the social impacts derived from the operation.

■	The ejidos and the unions are the interest groups with the greatest relevance to the operation, since there are agreements for the right of way, as well as transport services and machinery used in the operations. Periodic meetings for the follow-up of agreements between the parties are held in the Agrarian Prosecutor's Office, giving greater credibility and legality to the fulfillment of agreements between the parties.

■	One of the main mechanisms for disseminating social and environmental actions is the quarterly bulletin of the CLG Mine, which is distributed in the communities of the area of influence, and among employees.

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■	The main form of receiving complaints or requests is done verbally, however, not all requests are recorded. The effects of the transport of materials and the contracting process are the main reasons for complaints.

■	The Community Relations Plan has a portfolio of social programs aligned with human rights and the United Nations Sustainable Development Goals (SDGs). Each program has compliance indicators yet could be improved with social impact indicators.

■	CLG Mine has formalized its commitment to sustainability and social responsibility issues through adherence to the United Nations Global Compact as a member and, at the national level, it has been awarded with the Socially Responsible Company Distinction granted by the Mexican Center for Philanthropy (CEMEFI) for three consecutive years.

It is the opinion of the QP that the Mineral Reserves presented herein are appropriate for public disclosure and comply with the definitions of Mineral Reserves, as established by SEC Regulation S-K 1300 and CIM Definition Standards for Mineral Resources and Mineral Reserves (2014).

1.11	Recommendations

The following recommendations are made by the Qualified Persons:

Geology and Mineral Resources:

■	Continue with the surface and underground drilling campaigns to improve the Mineral Resource categorization and increase Mineral Resources.

■	Consider further investigation on the impacts of alternative grade interpolation methods (e.g., surface normal, dynamic anisotrophy).

■	Consider further interpretive controls on the Leapfrog lithological domain modelling to improve geological reasonableness of the domain modelling.

■	Exploration drilling is recommended for the Esther deposit towards graduation of Mineral Resources to classifications of higher confidence.

Mining and Mineral Reserves:

■	The Mineral Reserve is based on the Mineral Resource estimate plus dilution, less mining losses, with particular attention to ground conditions required when the faults are very close to the vein hanging wall.

■	The NSR cut-off is not affected by metal prices, because the NSR value is about $100/tonne above the NSR cut-off.

■	Care must be taken to maximize mining recovery when mining in weaker ground conditions close to faults.

■	Maintaining good paste fill mix and set strength is important to minimize the introduction of dilution from paste-filled stopes into adjacent active stopes.

■	Adequate curing time must be managed closely to ensure strong backfill, and operations management must recognize that curing time may impact the mining schedule.

Metallurgy and Mineral Processing:

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■	Continue with geometallurgical modelling of the Mineral Resource to reduce risks to plant throughput, metal recovery and concentrate quality predictions.

■	The SE Zone, representing 16% of the overall reserve tonnage, has yet to be processed through the plant. Metallurgical testing of the SE Zone is recommended before the material is fed to the concentrator. If results are inadequate, then adjustments to the process technology or performance predictions may be required.

Infrastructure:

Pertaining to the soon-to-be commissioned paste fill plant:

■	Establish fill fence designs, paste backfilling strategies, and pour package content for both the longhole and drift and fill mining methods.

■	As the paste backfill plant operations continue, monitor the total amount of tailings reporting to the cyclone station and determine if it is indeed approximately 55% of the full mill tailings. If the paste backfill plant is consistently short on pours owing to the lack of tailings, the planned third filter feed tank may have to be installed to capture more of the cyclone underflow for paste making purposes.

■	Monitor the setup strength of the paste backfill to check that the target paste strengths are indeed met. Maintain a consistent binder supplier during this initial period to simplify troubleshooting should there be incongruent test results.

■	Cure CRF and paste test samples underground as a means to mimic the actual “as placed” conditions as recommended in the Minefill (2019) report.

Golder recommends that a documented dewatering plan be developed by the operator that:

■	Describes the conceptual hydrogeologic model

■	Summarizes groundwater conditions and dewatering progress to date

■	Establishes dewatering pumping rate and drawdown performance targets

■	Defines dewatering well and monitoring well or piezometer installation plans for:

■	The following year in detail

■	Longer term (2-3 years) in overview

■	Reviews dewatering system performance and revises the dewatering plan as needed

CLG is advancing work on several components of the dewatering plan to enable improved dewatering and water management in the operations and have included $11 million in capital projects relating to mine dewatering within the LOM Plan, including the installation of additional wells and pumping infrastructure.

Tierra Group makes the following recommendations relating to tailings storage:

■	Develop a closure plan based on current LOM

■	Develop a detailed deposition plan to support closure strategy

■	Continue quarterly bathymetric surveys to validate and update deposition plan and water balance

■	Monitor tailings tonnage sent to paste plant to confirm assumptions used in the design

■	Maintain a current tailings water and mass balance based bathymetric surveys and operational data to support TSF construction schedules

■	Continue monitoring and inspections activities in accordance with the OMS manual

Environmental and Social:

■	The environmental agency (SEMARNAT) has not issued any violations to Los Gatos Mine; however, there are opportunities for improvement based on industry practices.

■	The groundwater system, in particular the occurrence and quality of perched groundwater, is not well understood. The groundwater monitoring program does not meet industry standards for the monitor well number, placement, design or sampling methods. MPR recognizes this shortfall and has a budgeted hydrogeological plan in place.

■	A written environmental monitoring plan should be developed that includes a description of all media monitoring requirements based on Company and regulatory agency requirements, sampling procedures, protocol for the management of results and interpretation, action levels, corrective action plan and documentation procedures.

■	Changes in the mine plan since the 2018 feasibility study trigger a need for evaluation of the potential changes in the geochemical characteristics of the mining wastes. Any new development areas and representative samples from those areas should be considered. The kinetic testing program should consider longer-term tests to ensure that results have stabilized and provide a high level of confidence for the prediction of long-term environmental conditions.

■	Paste tailings and CRF should be characterized using static and kinetic geochemistry testing. The waste rock should also be subject to kinetic testing to evaluate the long-term environmental impacts.

■	Incorporate surface water sampling at the surface waste rock storage facility and during storm events at ephemeral streams.

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■	Construction of the surface waste rock storage facility could be evaluated to ensure that the problematic lithologies are properly managed to prevent long-term environmental impacts and that the construction is based on a long-term slope stability (if the facility remains after closure). This would require understanding the geotechnical properties of the waste rock and the erosion potential based on slope lengths and slope angles.

■	Closure designs were based on 100-year storm water probability events. It is recommended that climate change be considered, as well as an analysis of the storm water events to determine whether a 100-year, 24-hour storm water event is practical for long-term stability.

■	Additional technical studies to support the closure designs should be carried out. The closure costs should be updated to reflect changes in the mine plan and more details as the closure planning advances.

■	Establish periods for updating the main socioeconomic indicators related to the social impacts of the operation on the communities in the area of influence.

■	Integrate oral requests as part of the grievance mechanism. Reasonable response times, as well as the registration and continuous monitoring of complaints or requests, are necessary for the proper functioning of the mechanism.

■	Maintain spaces for dialogue between the parties at the Agrarian Prosecutor's Office.

■	Generate indicators for monitoring and evaluating social programs that allow identification of the level of social impact on community life, as well as decision-making in social investment.

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Cerro Los Gatos S-K 1300 Technical Report Summary	Gatos Silver, Inc.

2.0	Introduction

2.1	Registrant Information

Gatos Silver Inc. is listed on the New York Stock Exchange and the Toronto Stock Exchange. The company’s corporate office is located at 901-925 West Georgia Street, Vancouver, BC V6C 2G3.

2.2	Terms of Reference and Purpose

This report has been prepared by Golder as a Technical Report Summary to satisfy SEC subpart S-K 1300 for Gatos Silver. The quality of information, conclusions, and estimates contained herein are consistent with the level of effort involved in consultants’ services, based on; i), information available at the time of preparation; ii), data supplied by outside sources; and iii), the assumptions, conditions, and qualifications set forth in this TRS. The purpose of this TRS is to report Mineral Resources and Mineral Reserves for the CLG Mine, majority owned by Gatos Silver.

Key Acronyms and definitions for this Report include:

■	Golder: Golder Associates Ltd.

■	LOM: Life-of-Mine

■	Mt: Million tonnes (Metric)

■	FS: Feasibility Study

■	QA/QC: Quality Assurance / Quality Control

■	QP: Qualified Person

■	ROM: Run-of-Mine

■	S-K 1300: United States Security and Exchange Commission’s regulation Subpart S-K 1300

■	TRS: Technical Report Summary

2.3	Sources of Information

The compilation and estimation of Mineral Resources and Mineral Reserves used public and private data sources. The supply of the private data sources from Gatos Silver included a drill hole database, geological model, internal documentation, laboratory certificates, mine designs, mine plans and other mine planning files.

A detailed list of cited reports is noted in Section 24.0 of this TRS.

Golder has adopted certain provisions from previous Technical Reports authored by Tetra Tech (2012, 2017, 2020) and Behre Dolbear, as appropriate. Where content from previous TR’s has been included, the authors have not relied upon previous authors and are taking responsibility for the sections indicated by the certificates of QPs of this TRS.

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2.4	Personal Inspection Summary

Site visits have been conducted by Golder and Transmin Metallurgical Consultants personnel as described on Table 2.1.

Table 2.1: Site Visits of Qualified Persons

Name	Role	Company	Site Visit Dates
Ronald Turner, MAusIMM (CP)	Mineral Resources	Golder	May 22-25, 2022
Curtis Clarke, MMSAQP	Mine Engineering	Golder	May 26-28, 2022
Isaac Ahmed, PEO P. Eng.	Infrastructure	Golder	May 26-28, 2022
Adam Johnston, FAUSIMM (CP)	Mineral Processing	Transmin Metallurgical Consultants	June 13-17, 2022
Dawn Garcia, AIMMGM, AIPG P.Geo.,	Environmental & Social	Golder	July 20-24, 2022
Francisco Barrios, P.E.	Tailings Storage Facility Engineer of Record	Tierra Group International	June 28, 2022

2.5	Previous Technical Report Summary Reports

The following technical reports have been made publicly available previously:

■	NI 43-101 Technical Report July 2020 Tetra Tech Mineral Reserves Report

■	NI 43-101 Technical Report January 2017 Tetra Tech Feasibility Study Report

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Cerro Los Gatos S-K 1300 Technical Report Summary	Gatos Silver, Inc.

3.0	Property Description

3.1	Property Location

The operating Cerro Los Gatos (CLG) underground mine and processing facilities are approximately centered on Latitude 27° 34' 17" N, Longitude 106° 21' 33" W, located approximately 7 kilometers from the town of San José de Sitio, within the Municipality of Satevó in the State of Chihuahua, Mexico. The mine is approximately 120 km south of the state capital of Chihuahua City and approximately 100 km north/northwest of the historical mining city of Hidalgo del Parral (Figure 3.1).

Chihuahua
Cuahutemoc
Delicias
Zaragoza
Camargo
Los Gatos Project
Jimenez
Parral
EXPLANATION
State Capital
Country Capital
City
Road
Location Project
N

Location Map Of Los Gatos Project
San José Del Sitio, Municipio De Satevó,
Chihuahua; Mexico

Figure 3.1: Project Location Map

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3.2	Mineral Rights

3.2.1	Name and Number of Mineral Rights

MPR is the owner of mineral rights held by seventeen, titled concessions, covering 103,086.83 ha. Titled mining concessions are summarized in Table 3.1, collectively the “Project Area”.

Table 3.1: Los Gatos Project Titled Mining Concessions

No.	Lot	Holder	Surface (Ha)	Title	Type of Concession	Term	Location
1	Los Gatos	MPR	19,711.6889	231498	Mining	March 3, 2058	Satevó, Chihuahua
2	Los Gatos 2	MPR	10,719.5765	228950	Mining	February 21, 2057	Satevó, Chihuahua
3	Los Gatos 3	MPR	27.2846	231076	Mining	January 15, 2058	Satevó, Chihuahua
4	Los Gatos 4	MPR	52,596.9673	238511	Mining	September 22, 2061	Satevó, Chihuahua
5	Mezcalera	MPR	4,991.6263	228249	Mining	October 16, 2056	Satevó, Chihuahua
6	Mezcalera 2 Fracción I	MPR	39.2621	228929	Mining	February 20, 2057	Satevó, Chihuahua
7	Mezcalera 2 Fracción II	MPR	26.1402	228930	Mining	February 20, 2057	Satevó, Chihuahua
8	Mezcalera 2 Fracción III	MPR	29.0859	228931	Mining	February 20, 2057	Satevó, Chihuahua
9	La Gavilana	MPR	10.0000	237137	Mining	November 18, 2060	Satevó, Chihuahua
10	La Gavilana Fracción I	MPR	44.0000	237461	MINING	December 20, 2060	Satevó, Chihuahua
11	Paula Adorada	MPR	40.0000	223392	Mining	December 8, 2054	Satevó, Chihuahua

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No.	Lot	Holder	Surface (Ha)	Title	Type of Concession	Term	Location
12	San Luis	MPR	16.0000	236908	Mining	October 4, 2060	Satevó, Chihuahua
13	Los Estados Fracc. 1	MPR	9.0000	237694	Mining	April 25, 2061	Satevó, Chihuahua
14	Los Estados Fracc. 2	MPR	44.0000	237695	Mining	April 25, 2061	Satevó, Chihuahua
15	San Luis 3	MPR	0.0111	240452	Mining	May 22, 2062	Satevó, Chihuahua
16	San Luis 2	MPR	42.3904	238694	Mining	October 17, 2061	Satevó, Chihuahua
17	Los Veranos	MPR	14,739.8002	238573	Mining	September 22, 2061	Satevó, Chihuahua

Figure 3.2 depicts the Los Gatos concessions.

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Cerro Los Gatos S-K 1300 Technical Report Summary	Gatos Silver, Inc.

N
LOS GATOS 4
Title: 238511 52,596.5 Has.
LOS GATOS 2 Exp: 016/34743
Title: 228950 10,719.5 Has.
LOS ESTADOS FRACC. 1
Title: 237694 9 Has.
LA GAVILANA Exp: 38915
Title: 237684 10 Has.
MARGARITA
LOS GATOS Exp: 016/33429
LOS ESTADOS FRACC. 2
Title: 237695 44 Has.
LA GAVILANA FRACCION I
Title: 237461 44 Has.
SAN BRIGIDO
MEZCALERA Exp: 016/34716
Title: 228249 4,991.6 Has.
LA CONCEPCION
PAULA ADORADA Exp: 32545
Title: 228892 40 Has.
LA CALERA
AMPLIACION OESTE DE SAN LUIS
SAN LUIS
Title: 236908 36 Has.
SAN LUIS 2
Title: 238694 42.39 Has.
SAN LUIS 3
LOS GATOS 3 Exp: 35038
Title: 231076 27.28 Has.
MEZCALERA 2 FRACCION I
Title: 228929 39.2621 Has.
MEZCALERA 2 FRACCION II
Title: 228930 26.3402 Has.
MEZCALERA 2 FRACCION III
Title: 228931 29. 29.0859 Has.
LOS VERANOS Exp: 16/39606
Title: 238573 14,739.8 Has.
Legend
Concessions Los Gatos
Current
Canceled
0
15
Kilometres
345,000 mE
360,000 mE
375,000 mE
390,000 mE

Source: Minera Plata Real S. de R.L. de C.V. (MPR)

Figure 3.2: Los Gatos Concessions Map

3.3	Surface Rights

MPR has arranged permissions to enter and perform exploration and mining activities on several land properties in the Project Area, including all surface rights necessary to access the operating mine and processing and tailings facilities. Figure 3.3 shows the distribution of communal land and private property, where permissions have been obtained, and those under negotiation against the boundaries of mining concessions. MPR has purchased surface lands covering the known extents of the CLG, and Esther Resource areas, totalling 5,478.9 hectares (Ha), as shown in light blue in Figure 3.3.

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350,000 mE
360,000 mE
370,000 mE
380,000 mE
3,060,000 mN
3,050,000 mN
3,040,000 mN
EXPLANATION
MPR SURFACE & MINERAL CONCESSION
MPR EASEMENT AGREEMENT
MPR MINERAL CONCESSION
N
El Porvenir
(Colonia Agricola)
El Torreon
Rancho Salinas
LOMA BLANCA
Fuera de Uso
MESA ENCINOSA
San Ru
El Sitio
Instalacion Industrial
C. LOS MAGUEYES
0
10
kilometres

Source: MPR

Figure 3.3: Surface Rights and Exploration Permissions

MPR has negotiated and ratified an access agreement with the community of San Jose del Sitio for use of the access road through communally owned land shown in light green fill on Figure 3.3. This agreement allows access through the surface land holdings of the community and is registered with the federal land registry. MPR has worked together with the community since the inception of the exploration project and has enjoyed strong support from the community leaders and general assemblies.

MPR has established a multi-disciplinary team to communicate operational plans and activities to both La Esperanza and San José del Sitio, as well as the surrounding communities and municipalities.

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3.3.1	Description on Acquisition of Mineral Rights

The Los Gatos Joint Venture holds concessions through its Mexican subsidiary company, MPR. MPR is 70% owned by Gatos Silver Inc. and 30% owned by Dowa Metals & Mining Co., Ltd. The Los Gatos concession (Title 231498) is held subject to a royalty provision to La Cuesta International, Inc. Based on its review of available information, MPR’s legal advisors, VHG Servicios Legales, S.C., has advised that all lien collateral registrations with the Public Registry of Mining in connection with the concessions are in the process of being cancelled following the formal ratification of cancellation thereof by the counterparty.

MPR also holds the rights to the concession of Paula Adorada through a Contract of Assignment of Rights duly recorded with the Public Registry of Mining.

3.4	Significant Encumbrances to the Property

Under Mexican Mining Legislation, titled concessions must have submitted the required Surveying and Assessment Works to define their precise location and rights against any pre-existing mining claim. Once titled, concession owners have the obligation to submit annual Assessment of Work Reports for each concession or group of concessions based on minimum investment amounts. All the Los Gatos concessions are grouped for legal compliance with requirements by Mexican Mining Law, except for the Paula Adorada claim, which was acquired later.

As of the date of this document, VHG Servicios Legales, S.C., has validated the correct filing of the Proof of Mining Works and Production Reports on MPR’s concessions, validating that MPR concessions are in good standing as concerns this obligation.

A second obligation that titled mining concessions must meet is the bi-annual payment of mining duties. As of the date of this document, VHG Servicios Legales, S.C. has validated that MPR has complied with the payment of mining duties payable in connection with the concessions including the ones corresponding to 2020, 2021, and 2022; therefore, MPR concessions are in good standing as concerns this obligation.

Titled mining concessions, following the amendments made to the Mining Law in 2005, have an effective period of 50 years counted from their registration in the Public Registry of Mines and can be renewed for equal periods provided there are no grounds for cancellation

3.4.1	Royalty Payments

The details of the two contracts follow, as provided by MPR.

3.4.2	Los Gatos and Paula Adorada Concessions

On the Los Gatos concession, pursuant to a Royalty Agreement with La Cuesta International S.A de C.V (La Cuesta), MPR is required to make semi-annual advance royalty payments, and is required to make a production royalty payment of 2% NSR on production from the Los Gatos concession (reduces to 0.5% upon all payments reaching $10 million) and a payment of 0.5% NSR from lands within a 1-km boundary of the Los Gatos concession. Under the terms of the Royalty Agreement, MPR made royalty payments of US$40,000 per year during the preproduction period.

Upon commencing production, payments under the Royalty Agreement were deferred until March 31, 2021, with an annual interest rate of 4.5% applied to the outstanding balance. During the deferral period, MPR paid a royalty of $100,000 per year until January 2021 under an Advanced Royalty Agreement. The Advanced Royalty Agreement has no expiration date; however, the Company may terminate the agreement upon 30-day official termination notification. The registered ownership of the Los Gatos concession (Title 231498) was transferred

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from La Cuesta to MPR in 2015. As of May 2022, cumulative payments under La Cuesta Royalty Agreement reached the threshold of $10 million, and the NSR royalty was reduced from 2.0% to 0.5%. The 0.5% NSR royalty will end upon cumulative payments reaching $15 million. As of June 30, 2022, cumulative payments under the La Cuesta Royalty Agreement totaled $10.16 million.

The Paula Adorada concession was acquired from the Chihuahua-based company Grupo Factor through a Contract of Assignment of Rights ratified by MPR before a Notary Public in Mexico City on December 3, 2014, with no remaining obligations, or royalties.

3.5	Other Factors and Risks Affecting Access

MPR is not aware of any risk factors which could limit or deny access to the CLG Mine.

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4.0	Accessibility, climate, local resources, infrastructure and physiography

4.1	Access to the Property

CLG Mine is accessible by automobile from Mexican Federal Highway 24 to km 81 and then turning west on a newly paved road for 40 km west to the community of San José de Sitio, situated near the southeast-end of the concession block. Travel time by automobile is approximately two hours, either from Chihuahua City from the North or Hidalgo del Parral from the south. The city of Valle de Zaragoza, located on Federal Highway 24, 35 km to the south of the turnoff to San José del Sitio is the nearest significant commercial center.

4.2	Climate Description

The climate of the Los Gatos project is typical of desert areas of Northwest Mexico, semi-arid, with a maximum temperature in the order of 41.7 degrees Celsius (°C) and a minimum recorded at minus 14°C; annual average temperature is 18.3°C. Annual rainfall averages 363.9 millimeters (mm) over an average of 61 days, mostly during the rainy season of June through September, and relative humidity is 50%, with a dominant Northeastward wind. There is abundant sunshine and little cloud cover during most of the year. Snow is a rare occurrence in Southern Chihuahua but has been recorded on occasion. Exploration and mining activities are seldom interrupted by adverse weather conditions, except for short-lived storms producing floods and damage to access roads.

4.3	Physiography

Vegetation is characterized by a semi-desert landscape, with typical low brush vegetation in the slopes including lechuguilla, ocotillo, sotol, yucca, sage, bear grass, and other types of indigenous grasses. Larger brush and trees are common along the main watercourses, with the presence of oak, cypress, cottonwood, poplar, huizache, and mesquite, among others.

The soils of the area are sandy to rocky and are composed of detrital material from the local volcanic and sedimentary rocks classified as lithosols and yermosols. The lack of flat areas with regular water sources and good soils results in only small areas useful for crops, but there is sufficient growth of native grasses and desert plant life to support the principal economic activity of the region, cattle grazing. Land tenure in the municipality of Satevó is 25% communal (Ejido); and 52% private property, with predominantly cattle grazing and other agricultural use.

The Project Area is in the Sierras y Llanuras del Norte Physiographic Province near the boundaries between the Gran Meseta, Cañones, and Sierras, and Llanura Tarahumara Sub Provinces. The general physiography of the Los Gatos area is characterized by low to middle rolling volcanic hills with local escarpments and flat valley floors. Altitudes vary with between 1,550 meters above sea level (masl) at the base of the Santo Toribio Creek and 1,780 masl at the top of the Los Gatos Hill, one of the highest peaks of the Project Area.

Locally, the surface lands are mostly owned by private individuals as small cattle ranches, with average sizes of 1,000 to 2,000 hectares. Many of these ranches are unimproved grazing lands with no structures; however, a few ranch houses exist in the scattered areas. Some landowners live locally in the community of San José del Sitio or surrounding communities, while others live in the surrounding cities of Zaragoza, Parral, and Chihuahua.

Two communities hold parcels of surface lands as agrarian communes or "Ejidos." These are the communities of La Esperanza and San José del Sitio, which have corporate ownership of their respective surface lands (Behre Dolbear, 2011).

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4.4	Availability of Required Infrastructure

Electrical power to the CLG site is supplied via a 115-kilovolt (kV) utility transmission line which originates from the San Francisco de Borja’ substation in Satevó (Chihuahua).

Water resources in the region are mostly related to the Conchos River Basin, which includes the San Pedro, San Francisco de Borja, and Satevó River Sub-Basins. A larger supply of surface water is associated with the Conchos River, located 7 km to the South of the main exploration areas. The Conchos River is dammed in several locations, including La Boquilla, a major hydro power plant in the region. Scattered ranch houses near and within the Project Area are normally serviced by generators and small wells or capture ponds from surface runoff waters. Locally, there are significant amounts of water, with shallow groundwater recorded from most exploration drilling conducted by MPR.

Railway transport infrastructure does not exist in the vicinity of the mine, nor is there nearby rail access to seaports. The nearest commercial airport is in Chihuahua City.

An accommodation camp with supporting facilities is operated onsite for workers and contractors.

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5.0	History

Details on the various historical activities through to current mining operations are presented herein.

The Los Gatos area is considered a region with extensive veining but only limited showings of precious and base metals mineralization. It has been the subject of only very limited historical prospecting and mineral exploration. Various maps from the Servicio Geológico Mexicano (SGM – Mexican Geologic Survey) and its predecessors show prospect locations at the Esther, Gavilana (Paula), and San Luis zones with references to the occurrence of silver, lead, and zinc. Reports in the archives of the SGM reference field review of the Tren and Margarita prospects (Baca Carreón, 1964) in the Northwest part of the Los Gatos concession as well the Santa Rita prospect (Ramírez, 1976), located to the East of San José del Sitio outside the Southeastern limit of MPR's concessions block.

There are small prospect pits and minor historic workings in the Esther, San Luis, Tren/Margarita, and Paula zones. Local verbal accounts suggest that most of this development occurred in the period of 1920-1950, although there is reference to minor work at the Esther zone as recently as the 1960s. There is no known record keeping from this small-scale production. Surface work by MPR has not uncovered any evidence of modern prospecting activities in the area such as drill hole collars, survey points, or earlier sample locations.

Los Gatos was initially recognized by reconnaissance activities by Perry Durning and Frank Hillemeyer of La Cuesta International Inc. (La Cuesta) in 2005 while under contract with Silver Standard Resources. La Cuesta applied for the original Los Gatos concession in 2005 and recommended the target to Silver Standard for acquisition. Silver Standard geologists visited the project in 2005 but rejected further work and allowed La Cuesta to promote their project to other entities.

Los Gatos Ltd., then parent of MPR prior to the merger into Sunshine Silver Mines Corporation in 2011, was contacted later in 2005 and the project was visited by Los Gatos Ltd., representative Jon Gelvin. An initial letter of agreement for exploration work on the project was negotiated between La Cuesta and Los Gatos Ltd. in early 2006, and a final contract was ratified in April 2006 between MPR and La Cuesta. Only minor field work was conducted during 2006-2007 on the Los Gatos project.

Exploration activities increased from 2008 onwards and is described in more detail in chapter 7. Early drilling during 2008 and 2009 was focused on the Amapola area approximately 12km north-west of the CLG deposit. During 2009 and 2010 the Esther and CLG deposits were recognized as significant mineralized zones and both zones were advanced. As the size and scale of CLG was recognized during this time, the drill resources were targeted at advancing this deposit.

There are no other records of historical Mineral Resource and Mineral Reserve estimates. Any silver, lead, and zinc production that might have been carried out from the Esther and Gavilana (Paula) prospects was probably limited to a few hundreds of tonnes with irregular silver and lead-zinc concentrations (Behre Dolbear, 2011).

No Mineral Resource estimates were completed on Los Gatos before the involvement of MPR.

A positive Feasibility Study (FS) was completed on Los Gatos in 2017 (Tetra Tech, 2017) and the Project secured financing for construction, commissioning, and start up with first concentrate produced in the final weeks of 2018.

Table 5.1 depicts CLG Mine Production (2018 – 2022, H1).

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Table 5.1: CLG Mine Production (2018 – 2022, H1)

		2019	2020	2021	H1 2022	To Date
Tonnes milled	tonnes	274,194	667,422	909,586	446,335	2,297,538
Tonnes milled per day	tonnes	2,247	1,829	2,492	2,466
Silver Grade	g/t	231.7	229	295	363	282
Zinc Grade	%	3.09	3.64	3.94	4.56	3.87
Lead Grade	%	2.00	2.27	2.27	2.49	2.28
Gold Grade	g/t	0.52	0.42	0.32	0.34	0.37

Metal Production (contained in concentrates)
Ag Contained in Pb and Zn Concentrate	Moz	1.7	4.2	7.6	4.7	18.1
Zn Contained in Zn Concentrate	Mlbs	11.6	34.2	49.6	29.3	124.7
Pb Contained in Pb Concentrate	Mlbs	9.1	27.4	39.8	22.0	98.5
Au Contained in Pb Concentrate	koz	2.5	4.9	5.2	2.6	15.3

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6.0	Geological setting, mineralization, and deposit

6.1	Regional Geological Setting

North-western Mexico geologically consists of a series of accreted arc terranes that are overlain in the area of the Cerro Los Gatos deposit by the thick volcanic sequence of the Sierra Madre Occidental volcanic province (SMO). Figure 6.1 shows the location of the SMO over the older arc terranes (Campa and Coney 1983).

Figure 6.1: Location of the Sierra Madre Occidental volcanic province (Campa and Coney 1983)

The SMO is a middle tertiary volcanic province which extends from the southwestern United States to central Mexico. The average thickness of the flows exceeds 1 km (McDowell and Clabaugh, 1979).

The SMO sequence of volcanic rocks is subdivided into two major units, the Lower Volcanic Series, and the Upper Volcanic Series:

Lower Volcanic Series (LVS): Characterized by a predominant pile of andesitic volcanoclastic rocks. The group is generally massive in nature. While the unit is predominantly andesitic, the upper parts, toward the contact with the Upper Volcanic Series, tend to become more felsic, and thick beds of rhyodacite and rhyolite are found intercalated with andesite and dacite.

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Upper Volcanic Series (UVS): Characterized by a thick sequence of felsic volcanoclastic rocks, predominantly ignimbrites, that shows well-defined bedding and tuffaceous horizons. These rocks form most of the high scarps and cliffs that characterize this province.

The Cerro Los Gatos and Esther deposits are embedded within andesitic rocks that are considered to be part of the LVS. The exposed area of andesite that contains the CLG and Esther deposits is considered an uplifted horst feature. These andesites are exposed at surface for approximately 30km to the north-west of the CLG deposit and there are multiple vein outcrops throughout this exposure.

The rhyolites around the andesite horst are considered to be an early (lower) part of the UVS.

The Cerro Los Gatos deposit sits on a range front fault of a tertiary extensional basin known on government maps as the Rio Conchos graben. The graben basin is filled with unconsolidated or partially consolidated sediments. The basin formation and filling likely occurred both contemporaneously and after the mineral deposition of the Cerro Los Gatos deposit. The extensional faulting that formed the basin influences the local dip and fault segmentation of the mineralization.

Both the sediments that fill the tertiary extensional basin and the rhyolites that surround the andesites at surface are considered to overlay the andesite.

The regional geology in the area of the CLG deposit is shown in Figure 6.2.

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340,000 mE
360,000 mE
380,000 mE
3,080,000 mN
3,060,000 mN
3,040,000 mN
3,020,000 mN
N
TmCgp
ToB
TeA (Tv2)
ToA (Tv3)
Tolg-TR (Tv4)
QhoCgp
KSk-Hf
TREN MARGARITAS
Ag, Pb, Zn
LA CALEZA
SAN LUIS
Mn
MINA CERRO LOS GATOS
Zn, Pb, Ag
ESTHER
Ag, Pb, Zn
SAN JAVIER
SANTA RITA
Pb, Zn
SANTA TERESA
SALAMENA
Pb, Zn
MINA BARITA
Legend
(TmCgp) Conglomerate
(ToB) Basalt
(Tolg-TR, Tv4) Ignimbrite - Rhyolite
(ToA, Tv3) Andesite
(TeA, Tv2) Andesites-Andesite Tuff
(KSk-Hf) Skarn -Horfels
(TeD) Diorite
(KaCz) Limestone
(KapCz-Lu) Limestone - Shales
Structure
0
20
kilómetros

 Figure 6.2: Regional Geological Map of the Los Gatos Area based on Servicio Geologico Mexico data

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Cerro Los Gatos S-K 1300 Technical Report Summary	Gatos Silver, Inc.

6.1.1	Regional Structures

On a regional scale, both West-Northwest and North-Northwest trending large scale structures are observed.

The North-Northwest trending faults in the deposit area are extensional and associated with the edges of the graben basin.

The West-Northwest trending fault and fracture zones possibly reflect reactivated basement structures.

In the region, epithermal mineralization is associated with both West-Northwest and North-Northwest trending structures.

6.2	Local Geology

A stratigraphic column representing the regional geology is shown in Figure 6.3.

The rocks that host the Cerro Los Gatos deposit are a series of andesitic flows and dacitic tuffs. These are locally considered part of the "Lower Volcanic Series" and likely correlative of Tv2 and Tv3 of McDowell 2007. These are the host units of the Cerro Los Gatos deposit.

Intruding and deposited on the entire section are locally important rhyolite flows, flow domes, and dikes that are likely correlative with unit Tv4 of McDowell 2007.

Each of the rocks in the section contains observable hydrothermal alteration, suggesting that mineralization in the area probably occurred late in the history of the development of the volcanic section.

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Stratigraphic Column of Los Gatos

ELEV. maasl
ERA
PER
EPOCH
COLUMN
Ma.
2,500
2,000
1,500
1,000
500
CENOZOIC
MESOZOIC
QUATERNARY
TERTIARY
Neogene
Palologene
CRETACEOUS
Late
Holocene
Plaistocene
Pliocene
Miocene
Oligocene
Eocene
Paleocene
Upper
Lower
TmCgp
ToB
Tolg-Tr
ToA
Tv3
Tv4
TeA
Tv2
Sk-Hf
KaCz
KapCz-Lu
0.1
5.1
24
36
55
67.5
89
91
97.5
114
Upper volcanic group
Lower volcanic group
Los Gatos
40 Ma
Legend:
Conglomerate
Basalt
Ignimbrite - Rhyolite
Andesite
Quartz Vein
Andesites-Andesite Tuff
Skarn -Horfels
Diorite
Limestone
Limestone - Shales

Figure 6.3: Geological Map of the CLG Deposit Area

Figure 6.4 shows a geological map of the Cerro Los Gatos deposit area and Figure 6.5 depicts cross-section through the deposit, looking Northwest.

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Figure 6.4:  Geological Map of the Cerro Los Gatos Deposit Area

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Figure 6.5: Geologic Model, Section Looking Northwest through the Central Zone Showing the Lithological Sequence at Los Gatos Deposit

6.2.1	Local Structural Framework

In the Esther to Los Gatos area there are NW-striking faults with major normal (extensional) displacements. These faults tend to be marked by strongly reddened (hematitic) rocks and soils. From SW to NE the principal faults comprise the Esther, Ambar, Cascabel and Los Gatos faults.

The Gatos fault is a major North-West trending listric fault zone, generally ranging from 5 to 30m wide that forms the edge of the graben basin. This fault frequently contains fine gouge. The mineralized veins that form the Cerro Los Gatos deposit sit in the footwall of the fault, ranging from immediately adjacent to up to 100m from the fault.

A fault parallel to the Gatos fault, known as the Lower Gatos fault, sits within the mineralized veins and is postulated to be an earlier plane of movement for the graben boundary before the primary movement shifted to the Gatos.

The Los Gatos fault and mineralized zones are cross-cut by two sub-vertical major North-West to North-North-West trending faults known as the Antigatos-1 and Antigatos-2 faults. Antigatos-1 separates the North-West zone from the Central Zone and the Antigatos-2 separates the Central and South-East-1 blocks from the South-East-4 block.

There are multiple late cross cutting faults trending North-East. Most of these do not have significant movement. The North-East trending Ramp fault does offset the mineralized veins and separates the Central block of mineralization from the South-East-1 block.

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Figure 6.6 (WP 243) shows a typical siliceous fault plane, with slickensides, beside non-exposed ground (presumably clay-altered rock).

Figure 6.6: Typical Los Gatos Fault with Reddened Slickensided Fault Plane Cutting Siliceous Rhyolite

6.3	Mineralized Zones

The Los Gatos District hosts a series of quartz, quartz-calcite, and calcite veins in at least fifteen separate vein systems that are exposed along a strike length of approximately 30 km and an outcrop belt width of approximately 5 km.

The veins containing silver, lead and zinc at Los Gatos are hosted primarily by the Andesite rocks immediately above the contact with the dacitic lithic tuff. Vein thickness is variable. Figure 6.7 shows an isometric view of the dacite lithic tuff unit (pink) which marks the position of a NE facing monoclinic fold that is disrupted by brittle deformation along the Lower Gatos and the antithetic Anti-Gatos faults (In red: Ag, Pb, Zn Mineralization).

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Figure 6.7: Geological Model 3D View Looking South Southeast

Economic mineralized grades are not present at surface; however, epithermal alteration textures are present. The general Northwest trending, Northeast dipping Cerro Los Gatos vein system is persistent with a mapped extension in the order of 10 km, with true widths of as much as 25 m at depth as demonstrated by diamond drilling. Banded quartz veins and breccias are cemented by quartz, calcite, and abundant manganese oxides.

The Cerro Los Gatos deposit is a listric-shaped mineralized horizon hosting steeply to shallowly dipping mineralized-shoots at depth. Mineralization of interest occurs for approximately 1,800 m in length, between an elevation varying roughly between 800 masl and 1,400 masl. The top of the mineralized horizon at Cerro Los Gatos is generally located at an elevation of 1,400 masl. The natural topographic surface is in the order of 1,570 masl ± 50 masl.

The veins at Cerro Los Gatos contain silver, zinc and lead. Lower concentrations of gold and copper are also associated with the veining.

Silver mineralization occurs as acanthite (argentite) and native silver and has been detected in thin sections as proustite as small inclusions within galena grains.

Zinc mineralization occurs as sphalerite, zinc silicates and zinc carbonates of variable grain sizes disseminated in quartz vein material, as open-space filling in cavities, and as replacements in the andesitic and dacitic flow units. Sphalerite ranges from yellow to brown in color and is deposited in a similar style but is not always associated with the galena mineralization. Zinc oxides after sphalerite also exist down along fault structures through the deposit.

Lead mineralization occurs primarily as galena and lead oxide minerals of varying grain sizes that are disseminated in quartz vein material, as open-space filling in cavities, and as replacements in the andesitic and dacitic flow units.

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Cerro Los Gatos S-K 1300 Technical Report Summary	Gatos Silver, Inc.

Copper mineralization occurs as chalcopyrite and occasional native copper disseminated within quartz veins.

Gold mineral species have not been identified visually but are present in small quantities in assay results.

The veins themselves display variable gangue mineralization, depending on the depth of exposure within the epithermal environment. It is common to observe calcite or manganese oxide mineralization at high levels within the epithermal "system, which" (currently a period) transitions to barite, fluorite, and quartz at lower levels.

Within the mineralized portions of the veins, it is common to see quartz and fluorite and occasional minor calcite associated with lead, zinc, silver, copper, and gold mineralization. Fluorite is a significant component of the mineralized zones. The veins are typically rhythmically banded on a scale of 1 mm to 10 mm per band, with repeated pulses of quartz carrying the metals and other gangue minerals.

It is common to see multiple pulses of mineralization where small veins crosscut each other. It is also common to see various coloration of quartz in the multiple pulses, ranging from milky white to vitreous gray to amethystine purple.

It is apparent that most of the economic mineral values are associated with sulfide mineralization. Oxide mineralization is limited but present at depth, and is commonly related to fracture, breccia zones, and open spaces within the veins.

6.3.1	Alteration

The Los Gatos vein mineralization has a halo of hydrothermal alteration. The distribution of alteration is complex because the halo was subsequently offset by the major listric fault movement.

The Los Gatos footwall rocks are mostly fresh and tough. Fresh mafics and feldspar are common, even as close as 20 m to the fault zone. Approaching the Los Gatos vein(s), magnetite is destroyed and the andesites become pale green. The illite alteration is typical argillic alteration found around epithermal veins. The dacitic tuffs are less affected; they remain siliceous and contain only a minor percentage of illite + pyrite. Illite alteration is seen at depth and at surface. At deeper levels, epidote + chlorite + pyrite alteration is widespread (propylitic).

High elevations within the hanging wall, particularly within rhyolite, are affected by massive chalcedony replacement and veinlets of chalcedony. Kaolinite + silica alteration occurs preferentially within the acidic volcanic rocks.

6.4	Deposit Types

Los Gatos is interpreted as an intermediate sulfidation epithermal vein.

Veins in the Cerro Los Gatos deposit show textures and gangue mineralogy (local chalcedony and calcite, and quartz-replaced lattice texture calcite) that indicate a relatively high-level hydrothermal system in the boiling environment. Breccia with clasts of vein quartz indicates a protracted hydrothermal system during multiple faulting events.

Mineralization at Cerro Los Gatos is characterized by silver, lead, zinc, and copper sulfides and their corresponding oxides, along with fluorite, manganese, barite, and traces of gold associated with quartz and calcite veins.

The veins vary in orientation from West-Northwest to Northwest to North-Northwest and vary in thickness from 20 cm to 30 m in the mine operation. Study of the veins in hand specimens and thin sections suggest they are epithermal in origin and are likely of intermediate sulfidation composition.

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The exploration model for these types of veins was put forward in a paper by Dr. Larry J. Buchanan (1981) that set the basis for the understanding and interpretation of epithermal deposits that has been widely used in exploration; see Figure 6.8.

Source: Buchanan L.J., 1981

Figure 6.8: Idealized Section of a Bonanza Epithermal Deposit

Figure 6.9 shows epithermal textures encountered in CLG drill holes GA-132 at 392 m down the hole on the left, and GA-175 at 273 m down the hole on the right.

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Figure 6.9: Epithermal Textures in Drill Core

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7.0	Exploration

Exploration at CLG by Minera Plata Real has been completed primarily by core drilling and limited non-drilling exploration activities including surface geochemical assay, geophysics, surface mapping and structural studies. Currently, most non-drilling data in the Los Gatos area is considered historical, as the data does not play a significant role in the current Resource Model.

Results of recent and ongoing drilling programs are intended to define new discoveries and better delineate known deposits to increase confidence of the Mineral Resources and Mineral Reserves estimates as the basis for future organic growth of the business.

7.1	Exploration Work (Non-Drilling)

7.1.1	Geochemistry

Detailed soil geochemistry programs were conducted to the southeast, between the CLG and Esther zones. Results of the sampling identified new veins in the Esther zone and revealed four separate structures between the Esther and CLG zones (Figure 7.1).

368,000 mE
369,000 mE
370,000 mE
0
500
metres
N
Legend
Soil Samples
Rock Samples
3,048,000 mN
3,047,000 mN
Los Gatos Mine

Figure 7.1: Distribution of Rock and Soil Samples at Los Gatos

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7.1.2	Geophysics

A detailed 3D Induced Polarization (IP) survey was conducted during July 2010 using SJ Geophysics, a contractor from Canada. Lines were initially spaced at 100 m with stations every 25 m and later tightened to 50 m by 25 m spacings. Data from the survey was processed using the UBC inversion algorithms, and the results suggest a correlation between vein mineralization at the CLG zone and zones of high chargeability and low resistivity (Figure 7.2). In addition, the vein mineralization at the Esther zone suggests a similar relationship of high chargeability and low resistivity (Figure 7.3).

Figure 7.2: Los Gatos Grid

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Figure 7.3: Esther Grid

7.1.3	Surface Mapping

Regional scale geologic mapping has been conducted over areas of the Los Gatos concession where the LGJV controls the surface rights utilizing both local staff from MPR and independent contractors. Limited areas of detailed surface mapping exist in the immediate vicinity of the Esther and CLG deposits.

During 2022, MPR commenced detailed mapping programs over the central area of the concessions from Amapola to Wall-e and the area between CLG and Esther.

7.2	Exploration Drilling

Since the acquisition of Los Gatos by MPR, several drilling campaigns have been carried out with different objectives. As of March 31, 2022, 1,476 drill holes relevant to the LGJV property had been completed by MPR, for a total of 373,880 m drilled. The project database contains surface exploration drilling on other prospects that are not applicable to this report. Table 7.1 shows all drilling deposition the LGJV property tabulated by objective and Figure 7.4 shows a map with spatial distribution of the CLG deposit drilling.

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Table 7.1: Drill Hole Count by Purpose

Purpose	Meters	N° Drill Holes
Definition	51,320.3	624
Exploration and metallurgical testing	1,733.1	6
Geotechnical	6,256.2	26
Metallurgical testing	1,693.5	5
Pumping wells	5,269.3	13
Surface Exploration	303,623.2	766
Underground Bulk Sample Targeting	419.8	4
Underground Exploration	3,564.5	32
Total	373,879.7	1,476

Figure 7.4: Distribution of Drill Holes by Objective at Los Gatos Deposit

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7.2.1	Drilling

7.2.1.1	Cerro Los Gatos

Mineral exploration drilling was initiated at the CLG Project in October 2008 and continued until 2012. Drilling restarted in 2015 following the joint venture agreement with DOWA, with four rigs simultaneously operating until February 2016. Drilling began with a Mexican contractor, Minera Gavilán, but most of the drilling was completed by Major Drilling Company with Major 5000 rigs. Drilling was conducted using a wire line rig with diamond core capabilities. Holes begin with HQ size and are reduced, if necessary, to NQ and very rarely to BQ, only if difficult drilling conditions are encountered. Drilling from the 2015-2016 program were pre-collared with tri-cone bits.

Drilling resumed in connection with underground development in August-December 2018 from designed chambers within the underground workings. The drilling was conducted by Major Drilling with NQ size drilled from the footwall side of the mineralized zone.

Surface drilling has continued since 2019. The surface drilling up until early 2022 was dominantly focused on mineral resource infill to improve confidence. As in previous surface drilling programs, holes were pre-collared with a tri-cone bit and core collected using HQ size, reducing to NQ size if poor drilling conditions were encountered.

Underground definition drilling commenced in 2019. The underground drilling has utilized small MPR owned “Termite” rigs drilling LTK48 (35mm) diamond core and LM-75 rigs drilling NQ core.

The data acquisition activities are supported by protocols, procedures, and cartographic procedures. Exploration drilling has been undertaken almost yearly at CLG. Total drilling available for Mineral Resource estimation is approximately 1,131 holes, totalling 221,385 m of core. Since the initial exploration drilling campaigns sampling from mineralized areas was done with DDH core of HQ and NQ diameter, while Tricone drilling was used to collect pulverized samples in waste overburden areas.

Gatos Silver last publicly released significant drill hole intercept results from the surface drilling campaign on August 10, 2021. Table 7.2 and Table 7.3 tabulate significant drill results from the surface drilling campaign for drill holes that were used for the 2022 Mineral Resource estimation at CLG but not previously publicly disclosed. Esther drilling results are presented in Section 7.2.1.2.

Actual intercepts used to define the estimation domains will differ from the intercepts shown in these tables. The estimation domain solids are based on a lithological interpretation that may include additional lower grade material not represented in these intercepts or may exclude areas where geological continuity cannot be reasonably assumed.

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Table 7.2: South-East Zone Drilling Results: GA-SE-411 to GA-SE-460

Drill Hole	From	To	Drill Length	Est TW	Ag (g/t)	Zn (%)	Pb (%)	Au (g/t)	Cu (%)
GA-SE-411	No Significant Value
GA-SE-412	330.0	333.0	3.0	2.2	51	0.94	0.43	0.17	0.05
and	344.0	351.0	7.0	5.1	82	1.02	0.74	0.19	0.08
and	400.0	402.0	2.0	1.5	158	8.86	1.79	0.30	0.74
GA-SE-414	413.0	415.0	2.0	1.1	57	1.18	1.05	0.19	0.11
and	419.0	427.0	8.0	4.3	120	4.82	1.82	0.20	0.08
and	431.0	442.0	11.0	5.9	143	9.51	3.58	0.16	0.11
and	447.0	448.5	1.5	0.8	84	0.66	1.05	0.18	0.92
and	475.0	483.0	8.0	4.3	254	0.21	0.37	0.03	0.81
and	489.0	493.0	4.0	2.2	37	6.59	4.22	0.26	0.15
and	503.0	505.0	2.0	1.1	50	13.75	6.34	0.40	0.26
GA-SE-415	239.5	256.0	16.5	15.9	106	3.03	2.26	0.44	0.05
GA-SE-417	No Significant Value
GA-SE-418	300.8	304.0	3.2	3.1	61	2.24	2.20	0.29	0.09
GA-SE-420	316.0	323.7	7.7	6.3	41	3.28	0.77	0.08	0.14
GA-SE-422	No Significant Value
GA-SE-423	393.0	396.0	3.0	1.3	32	2.36	1.79	4.80	0.20
and	406.0	407.5	1.5	0.7	16	1.97	0.77	0.41	0.07
GA-SE-425	No Significant Value
GA-SE-426	459.0	463.0	4.0	2.8	94	3.72	3.28	0.11	0.08
and	488.0	496.0	8.0	5.6	79	0.83	1.63	0.08	0.29
and	500.0	507.0	7.0	4.9	18	1.14	1.04	0.60	0.23
GA-SE-428	279.0	291.0	12.0	11.6	98	3.11	2.67	0.14	0.06
GA-SE-430	274.6	276.5	1.9	1.9	55	0.56	0.39	0.18	0.02
and	286.0	288.0	2.0	2.0	48	0.64	1.29	0.16	0.02
and	298.0	300.0	2.0	2.0	149	1.24	1.99	0.22	0.08
and	305.0	309.0	4.0	4.0	120	2.40	3.23	0.13	0.06
and	314.0	320.0	6.0	6.0	217	2.54	0.53	0.59	0.05
GA-SE-431	305.5	315.0	9.5	8.5	48	3.75	0.93	0.11	0.05
GA-SE-432	312.0	315.5	3.5	3.2	113	6.92	5.46	0.25	0.10
and	320.0	340.0	20.0	16.3	169	6.51	4.72	0.17	0.17
GA-SE-434	392.0	398.8	6.8	5.6	70	2.96	2.45	0.11	0.21
and	440.0	446.0	6.0	5.0	50	1.37	0.89	0.11	0.43
GA-SE-436	266.0	273.0	7.0	5.2	88	5.99	3.25	0.27	0.08
GA-SE-437	285.5	291.0	5.5	4.7	53	6.59	2.34	0.22	0.05
GA-SE-438	440.0	451.5	11.5	5.0	162	7.82	3.92	0.15	0.08
and	462.0	464.0	2.0	0.8	36	2.98	0.75	0.07	0.18
and	481.0	500.5	19.5	8.5	97	5.66	2.84	0.21	0.21
GA-SE-441	333.5	337.0	3.5	2.8	412	3.29	8.50	0.24	0.20
GA-SE-442	244.5	246.0	1.5	1.5	120	1.76	1.59	0.16	0.02
and	253.0	255.0	2.0	2.0	22	1.59	1.56	0.23	0.02
GA-SE-444	253.0	258.0	5.0	3.6	56	1.00	2.32	0.15	0.02
and	274.0	283.5	9.5	5.9	144	2.95	4.45	0.25	0.07
GA-SE-445	260.0	262.0	2.0	1.9	38	1.65	0.68	0.06	0.02
GA-SE-446	316.0	317.5	1.5	1.4	109	1.45	10.05	0.10	0.02
and	320.5	322.5	2.0	1.9	24	2.48	1.12	0.43	0.03
and	330.0	332.0	2.0	1.9	197	5.60	4.68	0.41	0.07
and	336.0	342.0	6.0	5.8	85	7.98	3.36	0.07	0.17
and	348.0	350.0	2.0	1.9	95	0.21	0.10	0.24	0.01
GA-SE-447	266.0	268.0	2.0	1.8	22	3.17	0.72	0.18	0.05
GA-SE-449	300.1	306.1	6.0	5.6	102	7.00	4.73	0.15	0.11
GA-SE-451	442.0	447.0	5.0	4.8	195	1.05	0.68	0.06	1.34
GA-SE-453	350.0	352.0	2.0	1.6	64	0.81	1.17	0.24	0.05
GA-SE-455	245.5	247.0	1.5	1.3	122	0.76	0.10	0.08	0.01
and	292.0	296.0	4.0	4.0	98	3.19	1.81	0.41	0.06
GA-SE-456	No Significant Value
GA-SE-457	280.3	283.8	3.5	3.4	48	3.44	1.26	0.18	0.04
and	298.0	305.0	7.0	6.8	97	4.25	1.56	0.24	0.09
GA-SE-458	No Significant Value
GA-SE-459	320.5	322.0	1.5	1.3	42	1.39	0.86	0.12	0.02
and	339.0	341.5	2.5	2.1	54	1.08	0.72	0.08	0.04
and	348.0	354.0	6.0	5.1	70	5.73	3.28	0.12	0.18
and	417.7	419.4	1.7	1.4	42	3.14	1.63	0.16	0.22
GA-SE-460	No Significant Value

Notes:

1.	Assay values are Uncut.

2.	Est TW = Estimated True Width. This estimate of true width is based on reviewing the interpreted zone dip at the intercept location. The true width estimate is not based on logged core angle calculations.

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Table 7.3: North-West Zone Drilling Results: GA-NW-410 to GA-NW-454

Drill Hole	From	To	Drill Length	Est TW	Ag (g/t)	Zn (%)	Pb (%)	Au (g/t)	Cu (%)
GA-NW-410	No Significant Value
GA-NW-413	No Significant Value
GA-NW-416	No Significant Value
GA-NW-419	No Significant Value
GA-NW-421	473.0	477.0	4.0	3.4	132	6.08	1.40	0.13	0.14
and	486.0	488.0	2.0	1.7	1390	5.86	4.13	0.19	0.12
and	491.0	492.7	1.7	1.7	32	15.60	1.71	0.09	0.15
and	495.7	504.5	8.8	7.5	45	4.37	0.68	0.20	0.15
GA-NW-424	394.0	396.0	2.0	1.8	21	3.47	0.59	0.06	0.16
and	399.6	405.0	5.4	5.1	156	12.56	7.96	0.28	0.17
GA-NW-427	No Significant Value
GA-NW-429	323.0	324.0	1.0	1.0	55	5.80	1.12	0.06	0.03
GA-NW-433	343.0	356.0	13.0	12.6	69	1.47	0.58	0.06	0.03
GA-NW-435	401.0	405.0	4.0	3.9	57	5.20	1.41	0.08	0.27
GA-NW-439	340.0	343.5	3.5	3.5	463	1.29	0.56	0.03	0.03
and	361.0	366.4	5.4	5.4	34	4.43	1.66	0.19	0.06
and	390.5	392.5	2.0	2.0	14	6.09	1.31	0.17	0.02
and	396.0	398.0	2.0	2.0	27	4.69	1.02	0.05	0.02
GA-NW-440	353.0	354.5	1.5	1.5	30	2.38	0.81	0.02	0.02
and	369.6	371.6	2.0	2.0	630	12.40	6.09	0.73	0.14
GA-NW-443	396.0	397.5	1.5	1.4	140	8.53	3.49	0.38	0.10
GA-NW-448	382.5	386.0	3.5	3.5	23	3.30	1.09	0.06	0.03
and	389.0	393.0	4.0	4.0	36	7.79	1.47	0.07	0.13
GA-NW-450	298.3	300.0	1.8	1.6	80	0.08	0.05	0.02	0.01
and	370.0	375.0	5.0	4.5	166	5.97	1.75	0.35	0.08
GA-NW-452	276.0	279.0	3.0	2.8	106	0.40	0.29	0.10	0.01
and	337.5	341.5	4.0	3.0	75	4.88	1.98	0.43	0.08
and	345.0	353.0	8.0	6.2	115	0.10	0.03	0.11	0.00
GA-NW-454	355.0	357.0	2.0	1.8	203	0.28	0.11	0.71	0.03
and	373.5	375.0	1.5	1.4	17	2.82	0.70	0.16	0.02

Notes:

1.	Assay values are Uncut.

2.	Est TW = Estimated True Width. This estimate of true width is based on reviewing the interpreted zone dip at the intercept location. The true width estimate is not based on logged core angle calculations.

Table 7.4 shows the summary of the different campaigns throughout the life of the Cerro Los Gatos deposit by year. Figure 7.1 illustrates the drill hole locations.

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Table 7.4: Total of Drill Holes and Meters per Campaign at Los Gatos

Year	Type	Meters	N° Drill Holes
2009	Surface	12,067.5	30
2010	Surface	12,373.5	22
2011	Surface	557.8	1
2012	Surface	12,255.1	38
2014	Surface	1,733.1	6
2015	Surface	61,790.7	184
2016	Surface	8,861.8	29
2018	Surface	3,965.8	33
2019	Surface	18,747.4	65
	UG	4,492.4	93
2020	Surface	316.0	1
	UG	18,081.0	232
2021	Surface	36,232.6	96
	UG	25,862.3	266
2022	Surface	1,205.0	3
	UG	2,843.8	32
Total		221,385.3	1,131

Figure 7.5:  presents a plan view of drill holes, segmented by surface and underground collar locations.

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Database
Surface
UG
Discovery
Looking down
0 100 200 300

Figure 7.5:  Distribution of Drill Holes used for Estimation by Type at Los Gatos

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7.2.1.2	Esther

As at July 31, 2022, a total of 103 drill holes for 40,907 m have been completed in the Esther area.

During 2021 and 2022 a program was undertaken to further delineate the Esther Zone, with summarized drilling and assay results provided on Table 7.5.

Table 7.5: Esther Zone Drilling Results ES-47 to ES-103

Drill Hole	From	To	Drill Length	Est TW	Ag (g/t)	Zn (%)	Pb (%)	Au (g/t)	Cu (%)
ES-47	No Significant Value
ES-48	318.0	321.8	3.8	3.6	175	6.93	1.82	0.09	0.04
ES-49	327.0	336.2	9.2	7.5	82	1.02	0.21	0.03	0.01
ES-50	No Significant Value
ES-51	358.3	360.1	1.8	1.8	33	1.83	1.40	0.08	0.01
ES-52	373.0	374.5	1.5	1.5	42	3.71	1.16	0.28	0.04
ES-53	No Significant Value
ES-54	293.0	294.0	1.0	1.0	58	2.49	0.94	0.09	0.01
and	331.0	333.0	2.0	2.0	64	4.72	3.52	0.18	0.05
ES-55	327.0	328.5	1.5	1.5	22	1.69	0.84	0.38	0.04
and	352.5	354.0	1.5	1.5	12	4.25	1.42	0.09	0.02
ES-56	No Significant Value
ES-57	236.0	240.0	4.0	4.0	79	1.43	0.24	0.01	0.00
ES-58	296.5	298.0	1.5	1.5	50	1.73	0.75	0.02	0.01
ES-59	No Significant Value
ES-60	No Significant Value
ES-61	No Significant Value
ES-62	360.5	362.5	2.0	1.7	80	3.90	3.38	0.13	0.15
ES-63	308.5	310.5	2.0	1.4	157	1.87	4.62	0.06	0.05
ES-64	No Significant Value
ES-65	No Significant Value
ES-66	370.2	372.2	2.0	1.5	51	4.94	1.84	0.19	0.14
ES-67	178.3	179.8	1.5	1.4	27	5.39	3.68	0.12	0.07
ES-68	No Significant Value
ES-69	329.0	331.0	2.0	1.7	75	6.40	2.79	0.31	0.14
ES-70	240.9	244.6	3.7	3.3	39	1.77	1.41	0.48	0.02
ES-71	356.0	358.0	2.0	1.7	181	21.90	8.33	0.98	0.28
ES-72	No Significant Value
ES-73	389.4	391.4	2.0	1.6	112	14.15	9.32	0.12	0.13
ES-74	309.3	312.7	3.3	2.6	121	3.65	3.96	0.68	0.09
ES-75	No Significant Value
ES-76	344.3	346.3	2.0	1.9	35	2.27	1.21	0.31	0.02
ES-77	No Significant Value
ES-78	372.6	374.1	1.5	1.3	128	8.23	4.31	0.04	0.06
ES-79	312.0	314.0	2.0	2.0	8	6.14	1.25	0.05	0.00
and	339.2	342.7	3.5	3.5	18	3.30	1.23	0.13	0.04
ES-80	328.3	330.3	2.0	1.8	522	9.41	4.38	0.05	0.07
ES-81	315.0	322.5	7.5	7.0	410	2.99	0.78	0.02	0.01
ES-82	257.5	259.5	2.0	1.7	21	5.43	1.60	0.02	0.04
ES-83	No Significant Value
ES-84	No Significant Value
ES-85	321.0	323.0	2.0	1.7	76	8.44	3.78	0.07	0.16
ES-86	291.4	293.4	2.0	1.7	175	1.72	0.98	0.01	0.02
ES-87	240.0	242.0	2.0	2.0	279	6.43	1.89	0.05	0.18
ES-88	308.0	309.5	1.5	1.3	284	4.69	1.92	0.09	0.08
ES-89	235.8	241.0	5.2	5.1	53	3.97	1.39	0.07	0.05
ES-90	No Significant Value
ES-91	279.0	283.0	4.0	3.5	30	3.29	2.29	0.34	0.06
ES-92	331.5	336.2	4.6	4.0	357	8.77	5.18	0.14	0.07
ES-93	276.0	278.0	2.0	1.8	22	4.14	1.90	0.02	0.09
ES-94	241.0	243.0	2.0	1.8	50	5.40	1.60	0.25	0.03
ES-95	370.0	373.5	3.5	3.1	46	6.24	3.44	0.05	0.18
ES-96	No Significant Value
ES-97	385.0	387.0	2.0	1.8	10	6.35	1.35	0.05	0.03
ES-98	341.5	343.5	2.0	2.0	385	13.20	13.65	0.31	0.15
ES-99	370.8	372.8	2.0	2.0	42	7.28	3.50	0.14	0.19
ES-100	455.6	457.6	2.0	1.9	136	3.48	5.12	0.16	0.22
ES-101	444.7	446.7	2.0	2.0	84	6.51	4.90	0.07	0.06
ES-102	No Significant Value
ES-103	No Significant Value

Notes:

1.	Assay values are Uncut.

2.	Est TW = Estimated True Width. This estimate of true width is based on reviewing the interpreted zone dip at the intercept location. The true width estimate is not based on logged core angle calculations.

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Table 7.6 shows the summary of the different campaigns throughout the life of Esther area by year. This table contains the drill holes from the entire Esther area, some of which were beyond the area included in the mineral resource bock model. Figure 7.6 illustrates the drill hole locations.

Table 7.6: Total of Drill Holes and Meters per Campaign at Esther up until July 31, 2022

	N° Drill Holes	Total m
Year	Surface
2009	18	6,872
2010	16	8,519
2011	6	2,950
2021	28	10,067
2022	35	12,499
Total	103	40,907

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Figure 7.6: Drill Hole Distribution Used for Estimation at Esther

7.2.2	Logging

Drill hole logging was conducted by core logging geologists at the Los Gatos core logging and storage facility and supervised by the senior Geologist. The logging process included a detailed description of the lithology of the different rock units found in the deposit, as well as the identification of alteration, structures, and mineral zones. Based on the geological description, codes were assigned to each geological unit. The logging process was carried out manually on paper log sheets, which were then entered into a Microsoft (MS) Excel spreadsheet. Once the transcription was completed, the geologists responsible for the Project reviewed the Excel files for consistency. An example of a paper logging sheet is shown in Figure 7.7.

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Fallan coordenadas...

Minera Plata Real S de RL de CV

Claim: Las Bolas? · Project: La Estrella? · Date: [illegible] · Logged By: A.A.P. · Revised By:

PLANILLA

Drill Hole: FS-69 · Date Started: 15/12/2021 · Date Completed: 08/01/2022 · RQD: 31.33%

Inclination: -66° · Depth (m): 348 · Azimuth: 222 · Recuperation: 84-85%

RIG No

UTM Northing: · UTM Easting: · Elevation (msnm): · Centro HG/NG: · Water Table:

LOG FORMAT

To (m)	Oxidation	Oxidation	Litho	Texture	Color	Alteration	Others	Structure	Structure
2	3	3	AND	Ls?	Café	2		3	
4									
6							0.5		
8									
10									
12									
14									
16									
18								3	
20	3	3			Café			2	
22	4	2			Gris?				
24									
26									
28									
30									
32									
34									
36									
38									
40									
42									
44									
46						Gris?			
48	2	2			Café				
50	3	3							2
52									3
54									3
56					Café	2	0.5		
58	2	3	AND	Ls?					

NOTES

0-118 m: Andesita de textura porfídica de grano grueso a entregrueso, color gris que oxida a rojizo. Presenta argilización moderada en feldespatos. Se observan fenocristales de feldespato de tamaños menores a 0.4 cm, de formas subhedrales a anhedrales e irregulares. Con oxidación intensa a moderada de Hem y Lim rellenando fracturas y en matriz. Calcita 0.5% rellenando fracturas y esporádicamente en relleno de fracturas se observa argilitización. Fracturamiento moderado a intenso.
11.6-11.8 m: Tramo de ...
19.1-19.5 m: Tramo de ...

89-91 m: Posible zona de falla emplazada en andesita de grano entregrueso, con 25% de gouge y sin ángulo visible

Figure 7.7: Example Core Logging Sheet for Los Gatos

7.2.3	Drill Core, Sampling, and Recovery factors

7.2.3.1	Topographic Survey

Detailed topographic mapping was created using Photosat, a Canadian contractor. The topography was created at 1-m, 5-m, 10-m, and 50-m contours from Geoeye® satellite coverage captured exclusively for the survey. Survey control points were established on surface, with coordinates by total station to guarantee the accuracy of the survey

7.2.3.2	Core Recovery

For DDH, the percentage of core recovery was calculated as the division of the length of each of the recovered pieces by the length of the drilled hole section. In some cases, recovery was less than 100 percent of the drilled interval due to washout of fines, compaction of soft units, or inability of the bit to break and recover rock core. Occasionally, recovery exceeded 100 percent due to borehole collapse (redrilling), clay expansion, or core breakout to the bottom of the borehole during barrel recovery. The measurement is recorded to the nearest centimeter (cm) and as a number, not a percentage. Figure 7.8 shows the recovery for DDH drilling between 2009 and 2022.

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Figure 7.8: Recovery DDH - All Data

7.2.3.3	Surveying - Drill Collar Survey

7.2.3.3.1	Surface Drill Holes

Surveys of drill collar locations has been completed by a local contract topographer using a Topcon Total Station GTS-236W and Leica Total Station. All collar and survey information has been stored in a master database in Microsoft Access®. Most surface collars have been cemented and labelled with the drill hole name; Figure 7.9 shows typical collars on the Los Gatos area.

Figure 7.9: Example of a Completed Drill Hole Site

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7.2.3.3.2	Underground Drill Holes

Underground collars have been surveyed by conventional mine survey (measuring offsets from control points). To ensure accuracy, collar location and hole dip/azimuth were measured twice by the mine survey department. One measure is completed while the machine is still drilling, and a second measurement taken after the machine is off the drill hole, using a tube inserted into the drill hole.

7.2.3.4	Downhole Survey

7.2.3.4.1	Surface Drill Holes

Surface drill holes were surveyed down the hole with a Flexit EZ Trac device on 50-m intervals, as the holes are completed and with a magnetic tool, Wireless Multishot (Devico Devishot). Accuracy of the Flexit EZ Trac is reported by its manufacturer to be 0.25 degrees (°) in calculation of both the azimuth and inclination.

The measurements were made in areas without extreme fracturing or faulting in the rock that could affect the measuring instrument. Once the measurement is obtained, it is reviewed by MPR geologists to evaluate if it is within the allowed parameters of azimuth and inclination deviation.

If the result is not satisfactory the measurement is performed again and if the result is still not satisfactory the reason is evaluated (fracture zone, magnetism in the rock or instrument failure). All the measurements that are accepted by the geology department are noted in the daily drilling reports of the AP DRILLING company, and they are also incorporated in the database.

Los Gatos implemented a gyro downhole survey program for the surface drilling starting April 2022.

7.2.3.4.2	Underground Drill Holes

Downhole dips/azimuths have not been measured for underground drill holes. Los Gatos implemented a downhole survey program for the underground drilling starting April 2022.

7.2.4	Drilling Results and Interpretation

Based on the geological understanding of the deposit, the reconciliation and the QA/QC program it is the opinion of this QP that the spatial spacing, extents and continuities, drilling methods and sample quality at Los Gatos are deemed to be acceptable for the purpose of modelling and estimating mineralization content of the deposit.

7.3	Hydrogeological Investigations

Hydrogeological characterization of the site has been conducted by the mine operators and consultants (Hernández-Bedolla, 2015; Tetra Tech, 2015, 2019, 2020, and Hydro Ressources, 2020a-e, 2021). Hydrogeologic characterization consisted of the installation of wells and monitoring of water levels. Aquifer testing at the site was conducted between 2010 and 2016 and consisted of numerous short duration slug tests and pumping tests in boreholes and dewatering wells and one long-term (93-day) constant rate pumping test (Tetra Tech, 2019, 2020). Data acquired during these investigations was used to develop a conceptual hydrogeological model of the site, which formed the framework for the development of a numerical groundwater flow model (summarized in Tetra Tech, 2019). The numerical groundwater flow model was used to simulate drawdown effects of pumping from dewatering wells and to produce a dewatering plan for the development of the underground mine.

Mine development below the water table after 2019 demonstrated that the numerical groundwater flow model developed by Tetra Tech significantly underpredicted the groundwater inflow rates to the underground mine. This indicated that the conceptual model then in use was inadequate and needed revision. Noting the strong influence of fault structures on groundwater inflow to the underground workings, in 2020 the mine operators retained

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consultants that specialized in the analysis of structurally complex, fractured rock groundwater systems. The groundwater characterization effort since 2020 has been focused on defining the degree of compartmentalization of the groundwater system at CLG and on the location of the principal water bearing structures (Hydro Ressources, 2020a-e, 2021). These studies have allowed the estimated peak dewatering rate required to meet target drawdown rates for the current mine plan in the Northwest (NW) and Central zones to be better constrained.

7.4	Geotechnical Drilling and Sampling

At the beginning of the exploration from 2008 to 2012 a simple geotechnical format was used, which collected data only on recovery, hardness, RQD, and rock hardness.

In 2012, the geotechnical log format was changed to a more complete one which included rock quality based on RMR and point load tests.

For 2015, the rock quality format was changed to one that included RMR rock quality with point load tests and rock quality based on Barton's Q number. This protocol for data collection remains in use.

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8.0	Sample Preparation, Analyses, and Security

Data summarized in this Section and utilized for Mineral Resource estimation has been collected by MPR. The sample collection and preparation, assaying and security procedures implemented by MPR use methodologies in accordance with internal and mining industry standards and were continuously monitored to ensure the integrity of the data collected.

No historic sampling by previous operators has been utilized by MPR nor has it been described in this section. Descriptions and quantities of samples are limited to drilling within the immediate CLG deposit Resource area (project ID “GA” in the database); various surface sampling and drilling outside of the deposit area are not considered relevant to this section.

8.1	Sample Preparation Methods and Quality Control Measures

8.1.1	Methods

In Los Gatos only DDH core samples have been used for geological modelling and resource estimate purposes. Diamond drill core are labeled and secured in wooden cases before daily transport from the rig to the core shack by truck. Once the samples have been received in the core shack, they undergo geotechnical logging by field assistants, while geologists proceed with the geological logging and the selection of the intervals to be sampled.

Sample intervals were selected only where the geologist recognized mineralization. In practice, the core is extensively sampled above the hanging wall and below the footwall on either side of the mineralized zone. Samples are constrained to a minimum length of 80 cm and maximum of 10 m. Surface drilling is dominantly assayed at 2.0m intervals and the underground (UG) drill core is dominantly sampled on 1.5m intervals.

Geologists are responsible for selecting the intervals to be sampled and entering records on a sampling sheet (Figure 8.1). At the time of sawing the cores, an identifier is assigned by using a sample identification notebook.

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Figure 8.1: A) Sampling Sheet I B) Sample ID Booklet

Prior to core sawing the responsible geologist marks a cut line along the core to ensure an adequate representation of the style of mineralization occurrence. A sample sheet is provided to the core cutter containing sample numbers and the “from – to” intervals. NQ and HQ core is sawn in half along its long axis with an electric diamond saw. The remainder half of the core is then stored at the Geological core shack for further geological characterization and storage. The smaller 35mm diameter core from the UG Termite drill rigs is whole-core sampled.

Figure 8.2 shows pictures of the core shack, geological logging, the core cutter, and half core placed in a core box.

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Figure 8.2: A) Geological Core-Shack; B), Geological Logging on Site; C), Electrical Diamond Saw; D), Half Core Placed in a Labelled Core Box

Samples of holes drilled from surface are then sent for mechanical preparation at an independent laboratory in Chihuahua (ALS Chemex). Core samples from the underground drilling programs undergo mechanical preparation at an onsite Mine Laboratory.

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8.1.2	Sample Security

Once cores have been collected, they are placed in plastic boxes that are labeled by the drillers on the rig with drill hole number, box number and a mark that indicates the beginning hole depth of the box. Plastic or wooden plugs are inserted, marking the drilling advance meterage with the help of a marker at the end of each drilling run. Plastic plugs are marked with the depth and highlighted with a marker for better visualization in core photographs.

Core preparation is completed in the geological core shack, which is secured by fence gates, monitored by security personnel and securely locked at night. In the warehouse the samples are received and then proceed to geological logging, density sample selection, photography and saw cutting.

Prior to the core sawing process, paper labels are used to identify the samples; the first label is stapled to the corrugated plastic core box and the second label is placed in the sample bag along with the sample, keeping a receipt in the original sample tag booklet (Figure 8.1B). Sample identification is also transcribed on the plastic core box using a red marker. Sample numbering begins with the numbering of the previous batch of samples. The core remaining after sampling is stored in a core store at San Jose El Sitio (Figure 8.3).

Prior to transport to Chihuahua City, samples are stored in a secure building adjacent to the core logging area.

Prior to and during transportation, the necessary actions are taken to guarantee the integrity of the samples. Plastic trays with cores are closed to avoid displacement or loss of samples, and the shipments are checked to ensure the integrity of the samples, and a document detailing the contents and the work order is generated. Only project personnel are involved in the selection, preparation, and delivery of samples to the laboratory.

Samples are transported by MPR employees to the city of Chihuahua with an approximate frequency of three times per week. The samples are received at the ALS Chemex preparation facility in the city of Chihuahua (ALS Chihuahua) using a Chain of Custody form that allows traceability of the samples during transit. Once the mechanical preparation is completed, pulp samples are shipped to Vancouver for chemical assay. Once pulp samples are returned from Vancouver, they are stored in a warehouse facility at San José el Sitio in conditions that guarantee their integrity over time (Figure 8.3).

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Figure 8.3: A) Storage Conditions in the Core Warehouse at San José El Sitio; and B), Rejects Storage

8.2	Sample Preparation, Assaying, and Analytical Procedures

8.2.1	Density

MPR measures density of DDH cores using the Archimedes method. Samples are selected by the geologist as representative for each lithology; however, in the presence of hydrothermal veins and hydrothermal breccias, samples are taken every two meters, unlike the country rock where only representative samples are taken.

The length of the samples is standardized to 10 cm. They are cut to have samples of uniform size and to facilitate the weighing and kerosene coating process (Figure 8.4). The data obtained are entered into a Microsoft Excel spreadsheet, which will be added to the geological database.

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Figure 8.4: Density Samples

8.2.2	Sample Preparation

8.2.2.1	Surface Samples

The sample mechanical preparation steps are summarized below:

■	Drying in an electric oven at 105°C for approximately 10 hours.

■	Primary crushing to 3 # Tyler (Ty).

■	Secondary crushing, 90% passes 10 # Ty.

■	Splitting to 2 kilograms using a rotary splitter.

■	Pulverizing, 95% passes 150 # Ty.

■	Three samples are created.

8.2.2.2	Underground Samples

Core samples are received at the mine site laboratory and registered in LIMS before the mechanical preparation.

The mechanical preparation steps are summarized below:

1. Weighing of samples and entry in LIMS.

2. Drying in an electric oven at 221 ±9°F for approximately three to four hours.

3. Primary crushing in a Terminator Crusher to 75% P75 passing #10 mesh (PO-LA-02-07), if not the opening of the slats should be adjusted. This test is completed every 20 samples.

5. Homogenization and splitting in a Jones splitter is repeated until a sample size of approximately 300 g is achieved.

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6. Pulverization to 85% passing #200 mesh is then conducted on the 300 g samples. One out of 20 samples is subjected to a particle size test.

7. Pulp samples are placed in a box labeled with the lot number and are transferred to the temporary storage area (Figure 8.5).

Figure 8.5: Left, Samples After Crushing I Right, Pulp Samples Labelled

8.2.3	Analysis

8.2.3.1	Surface Samples

After mechanical preparation in the ALS Chemex in Chihuahua City (ALS Chihuahua) samples are sent to chemical assay to ALS Vancouver.

From 2008 to June 2009 samples were assayed for Ag, Pb, Zn, Cu, and 31 additional elements using aqua regia digestion inductively coupled plasma – atomic emission spectroscopy (ALS-Chemex code ICP41) with re-run for values exceeding 100 g/t Ag, and 1% Pb, Zn, Cu analyzed by aqua regia inductively coupled plasma – atomic emission spectroscopy (ALS-Chemex code OG46).

After June 2009 samples have been analyzed for Ag, Pb, Zn, Cu, and 29 additional elements using four acid digestion inductively coupled plasma – atomic emission spectroscopy (ALS-Chemex code ICP61) with re-run for values exceeding 100 g/t Ag, and 1% Pb, Zn, Cu analyzed by four acid inductively coupled plasma – atomic emission spectroscopy (OG62). Values further exceeding 1,500 g/t Ag are re-run using fire assay with gravimetric finish (GRA21).

Samples are analyzed for Au using fire assay with atomic absorption spectroscopy finish (AA23) with a re-run for values exceeding 10 g/t Au, using fire assay with gravimetric finish (GRA21).

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The results of the analyzed samples are reported to Los Gatos through in an Excel file sent by mail in csv and pdf format and are entered directly into the database, avoiding any type of manipulation of the results.

8.2.3.2	Underground Samples

The Mine Lab uses Fire Assay for Ag and Au with AAS assay and for Pb, Zn, Cu, and Fe digestion with nitric acid and hydrochloric acid digestion with atomic absorption finish. Fluorine is analyzed on Pb and Zn head samples and concentrates, using ion selective electrode (Figure 8.6).

Figure 8.6: Internal Mine Laboratory

Analysis flow is further shown in in the process diagram included as Figure 8.7.

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Figure 8.7: Diagram of Sample Preparation and Analyses of DDH Samples for CLG sent to ALS-Chemex

8.2.4	Laboratory Certification

The ALS Chihuahua laboratory is responsible for mechanical preparation and the ALS Vancouver laboratory for assaying of surface samples. ALS Chemex is independent of MPR and is ISO 17025 accredited. The accreditation of ALS Vancouver encompasses preparation processes completed at ALS Chihuahua (Figure 8.8). There is no relationship, or conflict, of interest between MPR and the ALS Chemex S.A. group.

Underground samples were sent to the Internal MPR Laboratory, which is not certified.

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Standards Council of Canada
Conseil canadien des normes

TESTING AND CALIBRATION LABORATORY ACCREDITATION PROGRAM (LAP)

Scope of Accreditation

Accredited Laboratory No. 579

Legal Name of Accredited Laboratory:	**ALS Limited**
Location Name or Operating as (if applicable):	ALS Vancouver
Contact Name:	Paul Zhu
Address:	2103 Dollarton Hwy, North Vancouver, BC V7H 0A7
Telephone:	604 984 0221
Fax:	604 984 0218
Website:	www.alsglobal.com
Email:	Paul.Zhu@alsglobal.com

SCC File Number:	15722
Accreditation Standard(s):	ISO/IEC 17025:2017
Fields of Testing:	Chemical/Physical
Program Specialty Area:	Mineral Analysis
Initial Accreditation:	2005-05-18
Most Recent Accreditation:	2020-04-23
Accreditation Valid to:	2022-07-29

SCC Group Accreditation:
This laboratory is a part of a Group Accreditation with the following facilities in accordance with SCC's policy on Group Accreditation documented in the Accreditation Services Accreditation Program Overview.

- ALS USA Inc., ALS Reno, Accredited Laboratory No. 660
- ALS Limited, ALS Val d'Or, Accredited Laboratory No. 689
- ALS Geochemistry Laos, ALS Vientiane, Accredited Laboratory No. 871

Figure 8.8: ALS Certificate

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8.3	Quality Control Procedures/Quality Assurance

8.3.1	Control Samples

MPR sample assays are subject to a comprehensive Quality Assurance and Quality Control (QA/QC) program for monitoring Ag, Au, Pb and Zn. Table 8.1 details the QA/QC procedure that was used up until April 2022, which includes insertion of control samples to monitor precision, accuracy and contamination for the sampling, mechanical preparation, and assaying stages. Each batch includes 30 samples, comprising 22 routine samples and 6 control samples. The Database Administrator controls the analytical quality of each batch, monitoring annual and monthly behaviour. Irregular, or suspect, results have been addressed in a timely manner in order to ensure the integrity of the database.

The ALS Chemex and Internal laboratories have an independent QA/QC program that includes field duplicates, analytical blanks, and Certified Reference Material (CRM), commonly called ‘standards.’

Table 8.1: QA/QC Controls for Sample Preparation and Assaying

Control Sample	Description	Frequency (%)	Observations	Threshold
Fine Blank	Silica sand (previously analyzed by a certified external laboratory)	1 in 20 samples	Contamination in assaying	10 times detection limit with a 95% confidence
Standard	Commercial Reference Material	1 in 20 samples	Accuracy in chemical analysis	Results are within ±2 and ±3 standard deviations of the certified value
Field Duplicate	Obtained from the second split quartile of the original sample	1 in 20 samples	Precision in DDH samples	20% Relative Error

Results outside the acceptance range imply re-preparation and re-analysis of the complete batch (Table 8.9).

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Figure 8.9: Quality Control Decision Flow Diagram

1.2.2	Quality Control

8.3.2.1	Surface Samples

The control samples include the insertion of Blind QA/QC Samples (Blanks, ¼ Core Field Duplicates and Certified Standards) with all batches sent to the laboratory.

8.3.2.1.1	Certified Reference Materials

MPR has used a suite of 24 different CRMs from 2008 to 2021 which covered a reasonable range of Ag, Zn, Au and Pb grades. The standards used between 2008 to 2010 at the beginning of the drilling on the LGJV property had very low grades, near the detection limit, with poor representation of the style of mineralization for Ag-Zn-Pb. However, there were only a limited number of holes in the CLG and Esther Mineral Resource areas that were drilled during the period.

Table 8.2 details the standards use per year.

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Table 8.2: CRM Used per Year

CRM Name_Corr	2008	2009	2010	2011	2012	2015	2016	2018	2019	2020	2021
GBM905-3	5	52	49
GBM907-7	4	53	53
GBM907-8	4	48	48
GBM999-4	1	53	25
GBM998-9		32	44
GBM300-7		33	44
STD SP49			98
STD SQ47			69
CDN-HZ-3			6	71
CDN-ME-6			3	151	2
CDN-ME-7			4	149	1
CDN-ME-8			4	148	5
CDN-ME-11				4	132
CDN-ME-12			3	154	1
CDN-ME-14				3	115	10					1
CDN-ME-16								1			2
CDN-ME-17						129	26	1			2
CDN-ME-1306						191	17	10	51		10
PLSUL-09								23	55	2	5
PLSUL-10								21	35	1	2
CDN-ME-1801											32
CDN-ME-1802											2
CDN-ME-1805											38
CDN-ME-1807											118

CRM results are generally within acceptable limits. Table 8.3 summarizes results of the mean, expected mean, standard deviation, and limits acceptable of the Ag standard samples.

The Ag CRM results show an acceptable accuracy with the majority of the results within the acceptable tolerance limits. CRM STD SP 49 and STD SQ 47, used in the 2010 campaign, show the highest number of samples outside of tolerance limits. In general, all the samples have very low bias.

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Table 8.3: Standard Control Sample Results for Silver

Element	Stand ID	Stand Value	Stand Desv	Accept Min (2DE)	Accept Max (2DE)	Mean	St Dev	N° Analysis	Bias	Outliers	% Outiers
Ag	GBM905-3	0.7	0.2	0.300	1.100	0.758	0.315	57	8.27	9	15.8
	GBM907-7	5.1	0.9	3.300	6.900	5.237	1.226	110	2.69	14	12.7
	GBM907-8	1	0.1	0.800	1.200	1.016	0.344	87	1.61	51	58.6
	GBM999-4	98.4	7.7	83.000	113.800	93.548	11.018	79	-4.93	1	1.3
	GBM998-9	101.2	4.8	91.600	110.800	98.195	2.87	76	-2.97	0	0.0
	GBM300-7	153.8	9	135.800	171.800	150.636	5.417	77	-2.06	0	0.0
	STD SP49	60.2	0.5	59.200	61.200	58.846	5.354	98	-2.25	86	87.8
	STD SQ47	122.3	1.15	120.000	124.600	120.016	11.273	69	-1.87	50	72.5
	CDN-HZ-3	27.3	1.6	24.100	30.500	27.89	1.059	77	2.16	1	1.3
	CDN-ME-6	101	3.55	93.900	108.100	98.622	2.761	156	-2.35	4	2.6
	CDN-ME-7	150.7	4.35	142.000	159.400	152.045	4.22	154	0.89	5	3.3
	CDN-ME-8	61.7	2.35	57.000	66.400	63.205	2.604	157	2.44	17	10.8
	CDN-ME-11	79.3	3	73.300	85.300	80.449	4.201	136	1.45	25	18.4
	CDN-ME-12	52.5	2.15	48.200	56.800	51.557	2.177	158	-1.8	12	7.6
	CDN-ME-14	42.3	2.1	38.100	46.500	42.705	1.755	129	0.96	4	3.1
	CDN-ME-17	38.2	1.65	34.900	41.500	39.063	1.493	158	2.26	7	4.4
	CDN-ME-1306	104	3.5	97.000	111.000	104.029	2.5	279	0.03	2	0.7
	CDN-ME-1801	108	3	102.000	114.000	108.719	2.452	32	0.67	1	3.1
	CDN-ME-1805	2288	58	2,172.000	2404.000	2200	39.868	38	-3.85	7	18.4
	CDN-ME-1807	327	10	307.000	347.000	328.347	20.817	118	0.41	1	0.9

The analyses of the Pb values for the majority of the standards show an acceptable precision and also the bias for all the standards is below 5%, with the exception of CDD-HZ-3.

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Table 8.4: Standard Control Sample Results for Pb

Element	Stand ID	Stand Value	Stand Desv	Accept Min (2DE)	Accept Max (2DE)	Mean	St Dev	N° Analysis	Bias	Outliers	% Outiers
Pb	GBM905-3	0.0036	0.0008	0.002	0.005	0.004	0.001	106	6.39	3	2.8
	GBM907-7	0.0479	0.0069	0.034	0.062	0.049	0.011	110	2.51	11	10.0
	GBM907-8	0.0388	0.003	0.033	0.045	0.039	0.002	100	0.23	2	2.0
	GBM999-4	0.2017	0.0118	0.178	0.225	0.191	0.042	82	-5.48	5	6.1
	GBM998-9	0.0008	0.0004	0.000	0.002	0.001	0.001	79	-0.16	3	3.8
	GBM300-7	0.0219	0.0018	0.018	0.026	0.021	0.001	83	-4.05	5	3.3
	CDN-HZ-3	0.707	0.018	0.671	0.743	0.659	0.022	77	-6.8	56	72.7
	CDN-ME-6	1.02	0.04	0.940	1.100	0.971	0.03	156	-4.81	28	18.0
	CDN-ME-7	4.95	0.15	4.650	5.250	4.88	0.116	154	-1.42	0	0.0
	CDN-ME-8	1.94	0.04	1.860	2.020	1.932	0.057	157	-0.39	10	6.4
	CDN-ME-11	0.86	0.05	0.760	0.960	0.81	0.028	136	-5.83	5	3.7
	CDN-ME-12	0.222	0.007	0.208	0.236	0.214	0.007	158	-3.61	30	19.0
	CDN-ME-14	0.495	0.015	0.465	0.525	0.417	0.015	129	-4.78	41	31.8
	CDN-ME-17	0.676	0.027	0.622	0.730	0.652	0.019	158	-3.55	7	4.4
	CDN-ME-1306	1.6	0.035	1.530	1.670	1.58	0.03	278	-1.23	18	6.5
	CDN-ME-1801	3.08	0.05	2.980	3.180	2.991	0.065	32	-2.88	7	21.9
	CDN-ME-1805	5.5	0.155	5.190	5.810	5.395	0.079	38	-1.9	0	0.0
	CDN-ME-1807	2.34	0.05	2.240	2.440	2.332	0.073	118	-0.35	2	1.7

Results of standard control tests for zinc are acceptable with the exception of one standard, GBM998-9. Most of the standards show low bias which corresponds to a standard with certified values near the detection limit (Table 8.5).

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Table 8.5: Standard Control Samples for Zn

Element	Stand ID	Stand Value	Stand Dev	Accept Min (2DE)	Accept Max (2DE)	Mean	St Dev	N° Analysis	Bias	Outliers	% Outliers
Zn	GBM905-3	0.0307	0.0042	0.022	0.039	0.035	0.004	106	12.75	4	3.8
	GBM907-7	0.0366	0.0067	0.023	0.050	0.041	0.017	110	11.12	19	17.3
	GBM907-8	0.1234	0.0069	0.110	0.137	0.131	0.006	100	6.29	21	21.0
	GBM999-4	0.0221	0.0015	0.019	0.025	0.022	0.013	82	1.19	5	6.1
	GBM998-9	0.0027	0.001	0.001	0.005	0.004	0.002	81	32.37	4	4.9
	GBM300-7	0.0163	0.0015	0.013	0.019	0.017	0.001	83	6.5	2	2.4
	CDN-HZ-3	3.16	0.08	3.000	3.320	3.111	0.072	77	-1.55	6	7.8
	CDN-ME-6	0.517	0.02	0.477	0.557	0.503	0.019	156	-2.67	11	7.1
	CDN-ME-7	4.84	0.085	4.670	5.010	4.848	0.112	154	0.17	17	11.0
	CDN-ME-8	1.92	0.04	1.840	2.000	1.969	0.058	157	2.56	27	17.2
	CDN-ME-11	0.96	0.03	0.900	1.020	0.921	0.032	136	-4.04	33	26.3
	CDN-ME-12	0.275	0.009	0.257	0.293	0.274	0.009	158	-0.39	8	5.1
	CDN-ME-14	3.1	0.14	2.820	3.380	3.129	0.106	129	0.93	2	1.6
	CDN-ME-17	7.34	0.185	6.970	7.710	7.251	0.15	158	-1.22	6	3.8
	CDN-ME-1306	3.17	0.075	3.020	3.320	3.156	0.062	278	-0.43	8	2.9
	CDN-ME-1801	7.43	0.15	7.130	7.730	7.33	0.142	32	-1.35	3	9.4
	CDN-ME-1805	10.54	0.14	10.260	10.820	10.484	0.15	38	-0.53	4	10.5
	CDN-ME-1807	2.43	0.04	2.350	2.510	2.471	0.452	118	1.7	7	5.9

For Au, standards show no bias, with the exception of CDN-HZ-3 which has a low positive bias. The majority of the samples show an acceptable precision, with Au sample values within the acceptable tolerance limits (Table 8.6).

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Table 8.6: Au Result for Standard Control Samples

Element	Stand ID	Stand Value	Stand Desv	Accept Min (2DE)	Accept Max (2DE)	Mean	St Dev	N° Analysis	Bias	Outliers	% Outliers
Au	STD SP49	18.34	0.06	18.220	18.460	17.921	0.317	96	-31	92	95.8
	STD SQ47	39.88	0.145	39.590	40.170	38.509	3.59	67	-3.44	52	77.6
	CDN-HZ-3	0.055	0.005	0.045	0.065	0.06	0.011	76	8.83	21	27.6
	CDN-ME-6	0.27	0.01	0.242	0.298	0.282	0.023	156	4.4	50	32.1
	CDN-ME-7	0.219	0.012	0.195	0.243	0.219	0.026	154	0.19	35	22.7
	CDN-ME-8	0.093	0.009	0.075	0.111	0.099	0.01	156	6.19	17	10.9
	CDN-ME-11	1.38	0.05	1.280	1.480	1.361	0.074	135	-1.41	27	20.0
	CDN-ME-12	0.348	0.02	0.308	0.388	0.346	0.032	157	-0.64	23	14.7
	CDN-ME-14	0.1	0.01	0.080	0.120	0.102	0.013	128	1.76	16	12.5
	CDN-ME-17	0.452	0.029	0.394	0.510	0.468	0.05	156	3.5	27	17.3
	CDN-ME-1306	0.919	0.056	0.807	1.031	0.899	0.064	278	-2.17	26	9.4
	CDN-ME-1801	0.911	0.029	0.853	0.969	0.899	0.067	32	-1.31	5	15.6
	CDN-ME-1805	2.67	0.085	2.500	2.840	2.629	0.176	38	-1.52	11	29.0
	CDN-ME-1807	7.88	0.21	7.460	8.300	7.923	0.75	118	0.55	25	21.2

8.3.2.1.2	Blanks

Blanks were inserted generally at the end of and within the mineral structure to monitor for possible contamination of samples surrounding the structure. Figure 8.10 shows the result of the Ag blanks from 2008-2020. No evidence of contamination during the chemical analyses was observed. Pb and Zn show samples above the tolerance limit, however the detection limit for these elements is very low and a possible contamination is considered too low to have a material effect on the estimation of Mineral Resources. Figure 8.10,Figure 8.11, Figure 8.12, and Figure 8.13 show the respective results of the Ag, Au, Pb, and Zn blanks from 2008-2020.

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Figure 8.10: Fine Blank – Ag

Figure 8.11: Fine Blank – Au

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Figure 8.12: Fine Blank – Pb

Figure 8.13: Fine Blank – Zn

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8.3.2.1.3	Field Duplicates

Figure 8.14, Figure 8.15, Figure 8.16, and Figure 8.17 show the Ag, Pb, Zn, and Au results, respectively, for the 2008-2021 duplicates. The precision is within the acceptance threshold.

Figure 8.14: Result for Duplicates - Ag

Figure 8.15: Result for Duplicates - Lead

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Figure 8.16: Result for Duplicates – Au

Figure 8.17: Result for Duplicates – Zn

8.3.2.2	Underground Data

8.3.2.2.1	Standards

Table 8.7 summarizes results of the mean, expected mean, standard deviation, and acceptable limits of the standard samples for Ag. The analyses of the Ag values for the four standard samples show an acceptable precision: most samples have Ag values within the acceptable tolerance limits and show a relative bias ranging from -2.22 % to -0.21%.

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Table 8.7: Ag Results for Standard Control Samples

Element	Stand ID	Std Value	Std Desv	Accept Min (2DE)	Accept Max (2DE)	Mean	Std Dev	N° Analysis	Bias	Outliers	% Outliers
Ag	CDN-ME-1306	104	3.5	97.000	111.000	101.686	3.938	77	-2.22	2	2.6
	CDN-ME-1801	108	3	102.000	114.000	106.445	2.657	149	-1.44	3	2.0
	CDN-ME-1802	75	2.2	70.600	79.400	73.579	1.65	59	-1.89	2	3.4
	CDN-ME-1807	327	10	307.000	347.000	326.319	6.745	343	-0.21	1	0.3

Table 8.8 summarizes results of the mean, expected mean, standard deviation, and acceptable limits of the standard samples for Pb. The analyses of the Pb values for the four standard samples show an acceptable accuracy and precision with no bias.

Table 8.8: Pb Results for Standard Control Samples

Element	Stand ID	Std Value	Std Desv	Accept Min (2DE)	Accept Max (2DE)	Mean	Std Dev	N° Analysis	Bias	Outliers	% Outliers
Pb	CDN-ME-1306	1.6	0.035	1.530	1.670	1.599	0.034	77	-0.06	0	0.0
	CDN-ME-1801	3.08	0.05	2.980	3.180	3.044	0.048	149	-1.18	1	0.7
	CDN-ME-1802	2.6	0.045	2.510	2.690	2.576	0.045	59	-0.94	4	6.8
	CDN-ME-1807	2.34	0.05	2.240	2.440	2.354	0.048	343	0.59	7	2.0

Table 8.9 summarizes results of the mean, expected mean, standard deviation, and acceptable limits of the standard samples for Zn. The analyses of the Zn values for the standards show an acceptable precision: most samples have Zn values within the acceptable tolerance limits, only 4% of the samples (15 samples) from CDN-ME-1807, are outside of limits of tolerance, with no bias.

Table 8.9: Zn Results for Standard Control Samples

Element	Stand ID	Std Value	Std Desv	Accept Min (2DE)	Accept Max (2DE)	Mean	Std Dev	N° Analysis	Bias	Outliers	% Outliers
Zn	CDN-ME-1306	3.17	0.075	3.020	3.320	3.107	0.063	77	-2	4	5.2
	CDN-ME-1801	7.43	0.15	7.130	7.730	7.387	0.148	149	-0.58	2	1.3
	CDN-ME-1802	6.11	0.145	5.820	6.400	6.057	0.13	59	-0.86	0	0.0
	CDN-ME-1807	2.43	0.04	2.350	2.510	2.413	0.041	343	-0.7	15	4.4

For Au, the analyses indicate that the accuracy is good with evidence of no bias for all the samples. Only two standards show a few samples outside the tolerance limits, but most of them are near the limits (Table 8.10).

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Table 8.10: Au Results for Standard Control Samples

Element	Stand ID	Std Value	Std Desv	Accept Min (2DE)	Accept Max (2DE)	Mean	Std Dev	N° Analysis	Bias	Outliers	% Outliers
Au	CDN-ME-1306	0.919	0.056	0.807	1.031	0.906	0.056	75	-1.41	0	0.0
	CDN-ME-1801	0.911	0.029	0.853	0.969	0.929	0.026	149	1.97	4	2.7
	CDN-ME-1802	1.255	0.033	1.189	1.321	1.26	0.035	59	0.4	0	0.0
	CDN-ME-1807	7.88	0.21	7.460	8.300	7.846	0.225	341	-0.44	3	0.9

8.3.2.2.2	Field Duplicates

In general, the Ag values have an acceptable precision, where 90% of the samples have a HARD value below 30% and an average HARD of 12.18 (Figure 8.18). However, the Au values are comparatively less precise, i.e., 90% of the samples have a HARD value below 40% and an average HARD of 12.59% (Figure 8.19). Pb and Zn values for duplicate analysis show acceptable precision as shown in Figure 8.20 and Figure 8.21, with 90% of the samples below 30%. The QQ plot show that a few high-grade samples are away from the 1:1 axis, for Pg and Zn, but are nearer the axis for Ag and Au.

Figure 8.18: Field Duplicates Result – Ag

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Figure 8.19: Field Duplicates Result - Au

Figure 8.20: Field Duplicates Result - Pb

Figure 8.21: Field Duplicates Result - Zn

8.3.2.2.3	Blanks

For Fine Blanks, there are 1,081 samples, with very few samples outside the tolerance limits. The results for the Ag, Au, Pb, and Zn blanks are presented in Figure 8.22, Figure 8.23, Figure 8.24, and Figure 8.25, respectively, for underground drill holes. No evidence of contamination during the analysis was observed.

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Figure 8.22: Fine Blanks – Ag

Figure 8.23: Fine Blanks – Au

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Figure 8.24: Fine Blanks – Pb

Figure 8.25: Fine Blanks - Zn

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8.4	Opinion on Adequacy

In the opinion of the Qualified Person, both the mechanical preparation protocols and the procedures that regulate the chemical analysis methodologies, traceability and custody of the samples that support the Mineral Resource estimate at CLG are adequate and correspond to those commonly used in the mining industry for the processing of samples from this type of deposit.

At the same time, the QA/QC results established for the monitoring of contamination, accuracy, and precision are under control.

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9.0	Data Verification

Field data is collected and analysed for all mineral projects. The greatest volume of data is geological which informs geologists and mineral resource estimators. Rock property information is also collected for purposes of design and monitoring of the TSF foundation and dam, building foundations, rock mechanics analysis, ground control determinations for rock support, crown pillar assessment, tunnel dimensions, and stope dimensions. Mineral processing monitoring and control systems and procedures have also been reviewed.

CLG is now an operating mine which produces operating data on a daily basis. The mine technical services department monitors and measures the conditions in the mine, including air flow, volume and quality, water ingress, pumping systems, personnel health status and safety systems. The processing plant technical team continuously monitors the technical and performance aspects of the plant as standard operating procedures for supervision of the comminution system, flotation, filtration, metal recovery and plant discharge with particular attention to flow rates (i.e., plant throughput) and system performance.

The respective QPs have reviewed the data collection records and systems used to supervise and manage the functions of the mine and plant and verify the systems and protocols employed by CLG as adequate for purpose.

The data used for the Mineral Resource Model were directly exported from the database. The export was carried out according to established procedures for exporting data from the geological information management system.

Geological data validation and review was performed by Ronald Turner. The procedures used meet industry standards.

Metallurgical accounting balances are closed and reconciled with mine production reports and concentrate sold on a monthly basis in order to ensure accuracy and accountability. Facilities conducting plant sampling, flow measurements, sample preparation, concentrate dispatch, and assay laboratory functions were visited in order to assess their conditions and compliance with best practices. Plant supervisory staff were interviewed, and documentation was reviewed in order to gain a better understanding of compliance, procedures and policies.

9.1	Geology

9.1.1	Data Management

All the aspects that could materially impact the integrity of the data informing the Mineral Resources (core logging, sampling, analytical results, and database management) are supported by protocols, procedures, and process mapping implemented on site which follows industry practice. The information system is supported by security protocols that allow the capture and administration of data. These security protocols are administrated internally by MPR. The database software used is MS Access for the surface drilling database and MS Excel for the underground definition drilling database. A major objective is the implementation of QA/QC where possible during data collection enabling traceability of samples throughout the process.

9.1.1.1	Database

All the data is incorporated into Access where the validation process is made before data exportation for geological modelling and resource estimation purposes. Validations are implemented throughout the data capture chain. Restricted access to the data exists to guarantee security.

A single data management system, which guarantees that all data complies with the same quality assurance protocols, is fully implemented on site.

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9.1.1.2	Drilling and Sampling

For quality assurance of data captured in the chain of sampling and assaying, individual sample labels were and are used. For DDH drill core, trays are labelled and include “from-to” information.

A registry of blanks, duplicates and standards insertion for QC is performed for every batch of samples sent for mechanical preparation and chemical analysis. Each batch name identifies the destination, type of preparation and analysis, laboratory name, dates of delivery and return, analytical suite name, etc.

The shipping list is generated internally on site prior to delivery of the samples to the preparation laboratory.

9.1.2	Logging

Geologists log directly onto paper. These paper records are entered into Access by a data entry technician and verified after entry by both the database manager and the responsible geologist. The process is undertaken or supervised by suitably qualified geologists. For a group of representative drill holes of the deposit, it was verified by the QP that the existing records in the original backups coincided with those in the database, without identifying significant differences. This verification included the geological logging and assaying.

9.1.3	Sample Preparation and Chemical Analysis

All samples received in the laboratory are carefully recorded in the Laboratory Information Management System (LIMS) before proceeding with the process of sample preparation. Once mechanical preparation is completed, batches are sent to the Vancouver assay lab for chemical analysis and assays. Assay samples are collected by appropriately qualified staff at the laboratories.

9.1.4	Geological Modelling

The geological modelling included all the main geological variables that control the mineralization and was carried out using data that are considered adequate and that were properly reviewed and validated. The methodology used in the modelling follows industry best practices and allows an adequate modelling of the continuity of the mineralization existing at Los Gatos. The geological model was statistically validated and reviewed together with the mine personnel.

9.1.5	Internal Reviews

During March and April 2022, Gatos Silver completed a detailed internal review of all drilling, surface and underground, that was to be used in the Mineral Resource estimate. This review entailed validating the database geochemical analysis values for Ag, Zn, Pb and Au back to the .csv assay certificate from the relevant laboratory, CLG or ALS-Chemex. The complete UG assay database was validated against original assay certificates and all except 64 samples (out of 44,031 total) were verified against original assay certificates for the surface database.

9.1.6	Limitations

The QP for Geology and Mineral Resource estimation is not aware of any additional limitations or any failure to perform adequate data verification.

The process of data validation includes several iterations to fix and resolve possible differences that may be identified during the data collection processes. No limitations that may affect the data are considered, the data capture processes ensure the integrity of the information among the different procedures and protocols of each single data flow.

As a result of the data verification and validation process, the differences that have been identified have been corrected in the database in coordination with the Geology Department at CLG. The final data extraction for the

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mineral resource modelling process considers all the corrections made in the database as a result of the verification.

9.1.7	Opinion on Data Adequacy

A reasonable level of verification has been completed at CLG, and no material issues have been identified. The data verification programs for the data used for the Resource Model adequately support the geological interpretations, and the analytical and database quality; and therefore, support the use of the data in Mineral Resource estimation.

The validation results of the data that were exported for the Mineral Resource Model 2021 have been conducted in accordance with the established export and validation procedures. The QP considers the information to be suitable for use in the Mineral Resource model and considers the historical data to be of acceptable quality.

9.2	Mineral Reserves

Mine operating data has been reviewed by the QP to determine the basis of estimates of dilution, ore losses, geotechnical parameters, operating costs and productivities. Field observations were made in the mine, monthly production and costing records were analyzed and unit costs for consumables and labor inputs viewed. Power costs were reviewed on the basis of unit costs and annual consumption and costs. Explosives consumption and powder factors were evaluated against industry norms. Mining costs at CLG have been benchmarked against costs in similar longhole mines, shown in Figure 9.x.

Figure 9.1: Los Gatos Mining Costs Benchmarked Against Longhole Mines

9.3	Metallurgy

Mineral processing data is constantly monitored and analyzed as a management control mechanism. Typical data management tests have been reviewed by the QP and are summarized below:

■	Metallurgical accounting balances are closed and reconciled with mine production reports and concentrate sold on a monthly basis in order to ensure accuracy and accountability.

■	The plant sampling, flow measurements, sample preparation, concentrate dispatch, and assay laboratory facilities were visited in order to assess their conditions and compliance with best practices.

■	Supervising staff were interviewed, and documentation was reviewed in order to gain a better understanding of their compliance, procedures, and policies.

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10.0	Mineral Processing and Metallurgical Testing

10.1	Previous Disclosures

The following studies were previously reported in the Tetra Tech Mineral Resources Report of 21 December, 2012:

■	RDi Report, dated May 29, 2012, Scoping Metallurgical Study for Minera Plata Real Los Gatos Samples, Mexico: Phase I Report.

■	RDi Report, dated July 3, 2012, Scoping Metallurgical Study for Minera Plata Real Los Gatos Samples, Mexico: Phase II Report.

The following studies were previously reported in Tetra Tech, 2020:

■	SGS Canada Inc., Burnaby, British Columbia, September 1, 2016, An Investigation into A Feasibility Level Metallurgical Study of the Los Gatos PJ Project, Project 14392-003 – Final Report.

■	SGS Canada Inc., Lakefield, Ontario, March 24, 2017, An Investigation into Flotation Pilot Plant Testing of a Los Gatos Ore Sample, Project 14392-0005- Final Report.

10.2	Testwork Update

Summaries of the following testwork programs are given in this TRS:

1.	Base Met Labs, Canada, Mineralogical Assessment of Concentrator Performance La Mina Cerro Los Gatos:

a.	BL0576 - February 2020

b.	BL0677 - August 2020

c.	BL0780 - January 2021

d.	BL0881- November 2021

e.	BL1039 - April 2022

2.	Gatos Silver internal report, February 2022; Fluorine leaching of zinc concentrate.

10.3	Data Adequacy

Samples used for metallurgical testing are considered representative of the major ore types and mineralogy of the deposit. The QP has reviewed the metallurgical testwork and plant production data that forms the basis of the estimates and is satisfied that sufficient information exists for the material in this LOM to be declared a Mineral Reserve. As noted in the discussion that follows in this section, the South-East zone has had less metallurgical testwork than the other zones and has yet to be treated in large volumes through the processing plant. The QP recommends that additional metallurgical testwork be completed for all areas, particularly in the South-East zone.

Adequate studies were performed to support the plant design and early years production, and subsequent operating experience and testwork have informed process improvements. A geometallurgical program is underway in support of current operations. The historical plant performance has been the primary basis for the throughput and metallurgical predictions in this Mineral Reserve update.

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10.4	Comminution

A summary of the grindability results is provided in Table 10.1. The number of samples tested per zone is also provided. The following tests were performed on Los Gatos samples:

■	SMC

■	SAG Mill Comminution, SMC

■	SAG Power Index, SPI

■	Bond Ball Mill Work Index, BBWI

■	Abrasion Index

Table 10.1: Comminution Test Results Summary

Sample ID	SG	JK Parameters		SPI		BBWI	Ai
		Axb	SCSE	CEET CI	SPI
	t/m³		kWh/t		min	kWh/t
Central	2.91	62	8.46	-	-	-	-
Var-01	2.73	59	8.39	5	73.6	18.3	-
Var-02	2.92	57	8.8	4.5	60.2	17.1	0.74
Var-03	2.75	47	9.23	5.4	70.4	17.7	0.60
Var-04	2.70	45	9.36	5.7	62.9	17.2	0.64
Var-05	2.86	49	9.26	6.2	65.4	18.6	-
Var-06	2.93	56	8.91	5.4	55.0	15.4	-
Var-07	2.70	46	9.28	7.8	84.0	18.1	-
Var-08	2.80	51	9.04	12.1	79.8	18.9	0.73
Var-09	2.73	58	8.46	10.3	60.8	16.4	-
Var-10	2.92	63	8.39	6	46.7	15.8	0.61
Var-11	2.74	46	9.32	5.6	63.2	17.2	-
Var-12	2.70	49	9.04	5.7	59.0	18.0	-
Var-13	2.74	57	8.54	11.5	71.3	18.7	0.78
Var-14	2.68	49	8.99	8.3	102.1	17.9	0.61
Var-15	2.70	46	9.28	13.4	82.2	15.4	-
Var-16	2.90	52	9.15	12.3	90.8	15.4	0.62
Var-17	2.70	45	9.36	12.6	96.0	18.9	-
Var-18	2.83	51	9.11	7.6	96.3	16.5	0.62
Var-19	2.87	78	7.66	16	74.3	15.3	-
Var-20	2.86	59	8.57	9.3	73.5	16.2	-
Var-21	2.79	56	8.62	11.4	70.2	16.1	0.68
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Figure 10.1 through Figure 10.3 provide distributions for test results versus benchmarks. Based on these results the material appears to be:

1.	Moderately hard to hard with respect to ball mill grinding

2.	Moderately low competency per SMC test

3.	Abrasive to very abrasive

Figure 10.1: Distribution of Bond Ball Mill Work Index (kWh/t)Test Results vs Benchmark

Figure 10.2: Distribution of JK Drop Weight Test Results vs Benchmark

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Figure 10.3: Distribution of Abrasion Index Test Results vs Benchmark

Figure 10.4 through Figure 10.6 show the spatial distribution of the comminution test results. It can be seen that the Central zone was the primary focus of the testwork, whereas the South-East zone had little sampling and testing for comminution parameters.

Figure 10.4: Spatial Distribution of Abrasion Index Test Samples

Figure 10.5: Spatial Distribution of Bond Ball Mill Work Index Test Samples

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Figure 10.6: Spatial Distribution of SPI Test Samples

Figure 10.7 through Figure 10.9 show the spatial distribution of the flotation test results. It can be seen that the Central zone was the focus of the testwork, whereas the South-East zone had little sampling and testing for flotation performance, and the flotation performance in the South-East zone was inferior to the Central and North-West zones.

Figure 10.7: Spatial Distribution of Lead Recovery Results

Figure 10.8: Spatial Distribution of Silver Recovery to Lead Concentrate Results

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Figure 10.9: Spatial Distribution of Zinc Recovery Results

10.5	Mineralogy

Monthly composites of Los Gatos process streams were sampled on several occasions and subjected to detailed quantitative mineralogy tests at Base Metal Labs (Canada):

■	BL0576 - Plant assessment February 2020

■	BL0677 - Plant assessment August 2020

■	BL0780 - Plant assessment January 2021

■	BL0881- Plant assessment November 2021

■	BL1039 - Plant assessment April 2022

The primary objective of these studies was to characterize the effects of mineralogical assemblage and textures on flotation recoveries and concentrate quality.

The studies found that at the primary grind size range of P80 36 µm to 50 µm, sphalerite and galena were adequately liberated, and that above 10 µm the galena and sphalerite recoveries were high.

The metal distribution by minerals was found to be:

■	Silver: Acanthite/argentite, Jalpaite

■	Lead: Galena

■	Zinc: Sphalerite, Willemite, Baileychlore, Smithsonite

Testwork identified mineral recovery improvement opportunities, including:

■	Coarsening the primary grind to avoid sliming of galena and sphalerite

■	Reduction of sphalerite displacement to the lead concentrate

The mineralogy data indicated that increased fluorite levels in the concentrate were due to:

■	Interlocking with galena as simple binaries and as multiphase particles

■	Entrainment of fine liberated fluorite

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It was concluded that:

■	It would be difficult to reduce fluorine grades in the lead and zinc concentrates by selective flotation, as the fluorite recoveries were already very low.

■	The galena and sphalerite liberation textures would allow for similar or better metal recoveries at a coarser primary grind size.

■	Non-sphalerite zinc minerals (oxides, silicates, and carbonates) could not be recovered by flotation.

It was recommended that:

■	Leaching fluorite from concentrates should be studied, likely allowing for coarse grinding, higher recoveries, and lower concentrate fluorine grades.

■	A coarser primary grind would improve lead recovery

■	A finer lead regrind size could reduce sphalerite and fluorite interlocking with galena (P80 10-25 µm size range)

■	Improved froth washing could reduce entrainment of fluorite to the concentrates.

10.6	Historical Plant Performance

The Los Gatos mill has been operating since 2019 at a production rate which has increased from 2700 tonnes per operating day to an average of over 2900 tonnes per operating day in 2022. In this period, the main source of material was mined from the Central Zone and NW Zone. This is expected to continue, with increasing contributions from the SE Zone.

The recovery results are better than the recoveries achieved in the 2016 Feasibility test program.

The historical plant performance has been the primary basis for the metallurgical predictions in this resource update study.

10.6.1	Throughput

The plant was originally designed for 2,500 t/d throughput capacity, but through good maintenance, operating, and optimization processes, the plant availability is now 93.4% and can reliably achieve over 2,900 tonnes per operating day:

■	The 2022 LOM Plan is based on an average processing rate of 2,891 tonnes per calendar day.

■	From July 2022 to September 2022, the average throughput was 2,862 tonnes per calendar day.

■	From June 2021 to August 2022, the average throughput was 2,872 tonnes per operating day.

■	From January 2022 to August 2022, the average throughput was 2,902 tonnes per operating day.

Figure 10.10 and Figure 10.11 provide the distribution of plant throughput performance and time plot of plant throughput performance, respectively.

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Figure 10.10: Distribution of Plant Throughput Performance

Figure 10.11: Time Plot of Plant Throughput Performance

10.6.2	Silver

Regarding silver, Figure 10.12 provides distributions of historical plant silver flotation recovery (total (AgR Total), to Pb concentrate (AgR CcPb), to Zn concentrate (AgR CcZn)). Figure 10.13 shows a time plot of plant total silver recovery for the 12-month period from July 2021 to July 2022. The silver metallurgical performance has been stable.

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Figure 10.12: Distributions of Historical Silver Recovery (Total, To Pb Concentrate, To Zn Concentrate)

Figure 10.13: Time Plot of Plant Total Silver Recovery (%)

Table 10.2 includes summary statistics of silver recovery performance for the period of July 2021 to July 2022.

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Table 10.2: Summary Statistics of Silver Recovery (%)

Item	Ag CcPb	AgR CcPb	AgR CcZn	AgR Total
Median	6383	78.9	9.88	89.2
Mean	6535	78.6	10.3	89.0
Std. Deviation	1788	3.7	2.9	1.87
Minimum	2634	60.0	4.2	79.9
Maximum	18405	89.4	26.6	93.9
25th percentile	5210	76.4	8.16	87.9
50th percentile	6383	78.9	9.88	89.2
75th percentile	7726	81.2	12.1	90.3

10.6.3	Lead

Regarding lead, Figure 10.14 includes distributions of historical lead recovery and lead concentrate grade. Figure 10.15 and Figure 10.16 provide time plot of plant lead concentrate grade and time plot of plant lead recovery, respectively. The lead metallurgical performance has been stable.

Figure 10.14: Distributions of Historical Lead Recovery (%) and Lead Concentrate Grade (%)

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Figure 10.15: Time Plot of Plant Lead Concentrate Grade (%)

Figure 10.16: Time Plot of Plant Lead Recovery (%)

Table 10.3 provides summary statistics of lead recovery and lead concentrate grade for the period of July 2021 to July 2022.

Table 10.3: Summary Statistics of Lead Recovery and Lead Concentrate Grade (%)

Item	Pb CcPb	PbR CcPb
Median	53.3	89.3
Mean	53.4	89.4
Std. Deviation	2.8	2.1
Minimum	45.4	79.8
Maximum	68.1	94.5
25th percentile	51.5	87.8
50th percentile	53.3	89.3
75th percentile	55.1	90.6

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10.6.4	Zinc

Regarding Zinc, Figure 10.17 provides distributions of historical zinc recovery and zinc concentrate grade and Figure 10.18 provides a time plot of plant zinc recovery for the period of July 2021 to July 2022. Results have varied and is likely mainly due to variable non-sphalerite zinc proportion in the plant feed.

Figure 10.17: Distributions of Historical Zinc Recovery (%) and Zinc Concentrate Grade (%)

Figure 10.18: Time Plot of Plant Zinc Recovery

Table 10.4 provides summary statistics of zinc recovery and zinc concentrate grade for the period of July 2021 to July 2022.

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Table 10.4: Summary Statistics of Zinc Recovery and Zinc Concentrate Grade

Item	Zncczn	Znr Cczn
Valid	693	693
Missing	4	4
Median	56.7	63.5
Mean	56.4	63.4
Std. Deviation	1.2	4.4
Minimum	51.8	42.4
Maximum	58.7	79.2
25th percentile	55.7	60.6

10.7	Fluorine Leaching

Los Gatos produces zinc concentrates with significant Ag content, however due to the properties of the feed mineral (type of grain, mineral associations, grade of oxidation, etc.) fluorine bearing minerals are simultaneously recovered which incurs financial penalties on the sale to the smelter.

A process was developed to leach the fluorine from the zinc concentrates using a hot sulphuric acid, aluminium sulphate leach process. The low-F concentrate is then separated from the leach liquor via thickening and filtration. The leached fluorine is subsequently precipitated from the leach liquor with lime, for onsite storage.

Bench scale testwork was used to develop the conceptual flowsheet. A pilot plant was then operated at the mine to further refine the process parameters, and to prove the performance.

It was found that only fluorite and apatite containing fluorine ions in its crystal structure were easily removed by acid leaching in the presence of aluminium sulphate. Fluorine leaching showed rapid kinetics for the minerals fluorite and apatite, but was slow for fluorine-bearing silicate minerals. It was concluded that in three hours of treatment a removal of over 80% of the fluor could be achieved using a molar ratio 1:1 Al:F at 50°C.

This reduction in fluor grade in the concentrate would meet the requirements of the zinc smelter.

The process consumed:

■	34 kg sulphuric acid per tonne of zinc concentrate

■	36 kg aluminium sulphate per tonne of zinc concentrate

The process has been suitably demonstrated for implementation, but auxiliary processes, such as gas scrubbing and neutralization require further testwork and engineering before implementation.

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10.8	Ongoing Testwork

A geometallurgical testing program has been commissioned and is underway. Samples that are representative of future production have been selected and are currently being tested for laboratory flotation performance, and detailed mineralogy.

The mine plan from July 2022 will deliver an increasing volume of material from the SE Zone. Based on a comparison of the results achieved in the 2016 Feasibility Study test program and the existing operational data, the plant is expected to perform with similar overall recoveries for lead and silver. The intensity of non-sphalerite zinc is unknown, but may be higher in the SE Zone, and zinc recovery could be affected.

10.9	Factors Affecting Economic Extraction

The Mineral Resource contains varying proportions of zinc sulphide (sphalerite), zinc oxide, zinc silicate, and zinc carbonate. Of these, only sphalerite can be recovered through the flotation beneficiation process used at the concentrator. The presence of these non-sulphide zinc minerals results in relatively low total zinc recovery (63.4%).

Non-sulphide zinc is quantified on a short-term basis in operations, via either fluorescence, or partial leach extraction assays. Partial leach extraction assays have not been completed on the broader resource drilling, so there is no geological model that maps the zinc type throughout the deposit.

North-West and Central Zone material has been processed through the plant since 2019, and over that time, as mining has progressed deeper into the deposit, there has been no trend to zinc recoveries, either improving, or deteriorating. The SE Zone, representing 16% of the overall reserve tonnage, has yet to be processed through the plant. Metallurgical testing of the SE Zone is recommended before the material is fed to the concentrator. If results are inadequate, then adjustments to the process technology or performance predictions may be required.

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11.0	Mineral Resource Estimation

This TRS provides a Mineral Resource estimate and classification of resources reported in accordance with the SEC Sub-part S-K 1300. From information entered into the Los Gatos geological database, geologists constructed 3D wireframes for structural blocks, veins and lithology using Leapfrog™ Geo software. Estimation of occurrences of silver, zinc, lead, gold, and sulphide sulphur in a 3D block model was completed with Vulcan software.

The methods and results of resource estimation are reported below and correspond to the final version of the 3D block model, <gt_bm_v4.bmf>.

The estimate of Mineral Resources may be materially affected if mining, metallurgical, or infrastructure factors change from those currently assumed at Los Gatos. Estimates of Inferred Mineral Resources have significant geological uncertainty, and it should not be assumed that all or any part of an Inferred Mineral Resource will be converted to the Measured or Indicated categories. Mineral Resources reported in the TRS are stated exclusive of Mineral Reserves. Mineral Resources that are not Mineral Reserves have not met the threshold for reserve modifying factors, such as estimated economic viability, that would allow for conversion to Mineral Reserves. The Resource estimate is consistent with S-K 1300 Guidelines and Definition Standards for Mineral Resources and Mineral Reserves (CIM 2014).

11.1	Estimation Assumptions, Parameters and Methods (Los Gatos)

11.1.1	Software

CLG geologists used Leapfrog Geo software for solids model generation and Vulcan software for block model estimation, reporting, statistics review, geostatistics, and swath plots.

11.1.2	Database Transmission

The above exploration database was constructed in a comma separated values (.CSV) file, which is a standard format for the software used. When data is moved between different programs it is checked to verify that the data is spatially correct. Additionally, a running summation to verify values and visual spot checks are conducted.

11.1.3	Drilling Data Los Gatos

The global database available for the 2022 Mineral Resource estimation of the CLG deposit includes 508 (170,106.3 m) surface and 623 (51,236.5 m) underground core boreholes. Table 11.1 summarizes the data used for construction the Mineral Resource model.

Data sets used in the Mineral Resource estimation include DDH, topographic data, and density data.

Summary information on the CLG drill programs is provided on Table 11.1. The drill hole file was reviewed in plan and section to validate the accuracy of the collar locations, hole orientations and down hole trace, and the assay data was analyzed for out-of-range values. The drill hole database was determined to be of suitable quality to support the 2022 Mineral Resource estimate.

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Table 11.1: Summary of Los Gatos Drill Hole Database

Table	N° Drill Holes	Core length (m)
Collar	1,131	221,385.3
Survey	1,131
Lithology	1,131	221,385.33
Assay	1,131	52,440.26

11.1.4	Geological Interpretation

The Los Gatos geological model considers fault blocks, veins, and lithological models. For the construction of each of the models, the following was considered:

■	Database tables in csv format: collar, survey, lithology, and assay.

■	Database validation for each one of the variables

■	Display of information in Leapfrog Geo.

■	Cross sections interpretation of the previous models (2D).

■	Topography

■	Chronology for the Lithology Units (.xls format)

■	Description of rock codes (.pdf format)

The geological models were built in Leapfrog Geo v.2021.2 by CLG geologists using implicit modelling for all geological units. Implicit modelling refers to the creation of wireframes defined by mathematical functions, geology and stratigraphic relationship.

Model blocks were coded with the 3D solids, created in Leapfrog Geo, and then imported into Vulcan Software.

11.1.5	Structural Model

The Structural Framework is the main factor that defines the entire size, shape, and continuity of the CLG deposit. The oldest faults are the Lower Los Gatos and Upper Los Gatos faults, which served as conduits for mineralizing fluids. The Upper Los Gatos fault has a listric shape with a NW strike and NE dip. Several different studies were completed to reveal the primary faults cutting the system including a photo lineament analysis, and a study of the elevation changes that occur across the upper contact of the dacitic lithic tuff. All the primary faults except for the Gatos Fault were used to define the structural domains or fault blocks used in the associated geologic model.

Main Fault blocks, from the northwest to the southeast, include the Northwest (NW), Central (CZ), and Southeast 2 (SE) (Figure 11.1).

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Figure 11.1: Main Fault Blocks at Los Gatos Deposit

Seven cross-faults were used to divide the geologic model into eight fault blocks within the final geologic model (Figure 11.2).

■	Block 1 – NW Ext – No significant mineralization

■	Block 2 – NW – Major mineralized zone

■	Block 3 – Central Upper – Minor mineralization

■	Block 4 – NW Offset – Deeper zone

■	Block 5 – Central – Major mineralized zone

■	Block 7 – South-East 1 – Minor mineralization

■	Block 10 – NW Ext 2 – No significant mineralization

■	Block 11 – South-East 4 - Major mineralized zone

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Figure 11.2: Plan View of the Structural Fault Blocks at CLG

11.1.6	Lithology and Vein Model

Los Gatos deposit is hosted in a series of andesitic lava flows and pyroclastic breccias, that are interbedded and overlaid by flows and tuffs of dacitic composition. Volcanoclastic sandstones and sedimentary breccias are present in the Northeastern portions of Los Gatos mine. Silver mineralization at Los Gatos is predominantly hosted in a series of quartz, quartz-calcite, and calcite veins that intruded rhyolite flows, flow domes, and dikes. These vein systems are present in two sets with North and Northwest strikes and mostly steep dips.

All available assay, lithology and structural data from the drill hole logs and geological mapping of underground exposures were used for geological interpretation of the veins. Each interval interpreted to be within the vein model was coded with a vein and fault block code.

The post-mineral low-grade or waste Veta Rosa vein was modelled separately and was assigned estimation domains prefixed by RV separately from the mineralized veins.

Eight different veins were interpreted on each fault block, totalling 28 body veins, as can be seen in Figure 11.3.

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Figure 11.3: Plan View of Los Gatos Veins on each Fault Block

The model also includes the following lithological units:

■	Epiclastic erosional volcanic sediments above the rhyolite and andesite

■	Ryholite overlaying the andesite and underlying the epiclastics

■	Undifferentiated andesitic volcanics, the primary vein host, situated in the footwall of Los Gatos fault

■	Dacite/volcanic tuff within the andesite, which comprises the immediate footwall of the mineralization and occasional host

A cross-section showing the relationship of veins and the lithological units is shown for the CZ (Figure 11.4).

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Figure 11.4: Cross-section of the Los Gatos Lithology Model. Looking NE

11.1.7	Exploration Data Analysis

11.1.7.1	Detection Limit

Samples with assays equal to detection limits or zero were adjusted to half of the minimum detection limit. In general, for each element, less than 0.5 % of the samples inside the mineralized veins were adjusted. Samples for the underground database had a different detection limit; all samples with a value of 5.0 ppm silver were adjusted to 2.5 ppm.

11.1.7.2	Sample Length and Assay Compositing

There are a variety of sample lengths in the drill hole database, although the most common sample lengths were 1.0 m, 1.5 m, and 2.0 m. Table 11.2 shows a summary of sample lengths segmented by database; the surface database shows a majority of 2.0 m samples while the most common sample length in the underground database was 1.5 m. Considering the general width of the veins and that the majority of samples inside the modelled veins comes from the underground database, it was decided that the composite length should be 1.5 m.

Table 11.2: Sample Length Grouped by Database; Only Samples within Modelled Veins

Database	Surface		Underground		Total
Length (m)	Samples	%	Samples	%	Samples	%
1.0	415	10.3	590	7.7	1,005	8.6
1.5	274	6.8	6,065	79.0	6,339	54.2
2.0	2,401	59.6	213	2.8	2,614	22.3
Other	940	23.3	808	10.5	1,748	14.9
Total	4,030	100.0	7,676	100.0	11,706	100.0

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The database was composited at 1.5 m. The methodology used breaks in the compositing process when there was a change in the underlying estimation domain, therefore, only samples from the same estimation domain are composited together, while any remaining samples lengths are merged into the last composite.

11.1.7.3	Estimation Domain Definition

Estimation Domains (EDs) have been defined based on the modelled veins with each vein defining an independent estimation domain (from ED 1 to ED 28). Material lying outside veins define a single low-grade domain (ED 30), as shown in Table 11.3.

Table 11.3: Estimation Domain Definition

ED	Vein	ED	Vein	ED	Vein	ED	Vein	ED	Lithology
1	CZVN1	9	RV	17	VN2NW	25	VN5NW	30	AND
2	CZVN2	10	RV1	18	VN2SBSE1	26	VN6NW	30	AND1
3	CZVN3	11	RVSBSE4	19	VN2SBSE4	27	VN7NW	30	DACTUFF
4	CZVN4	12	VN1EXTNW	20	VN3EXTNW	28	VN8NW	30	EPIC
5	CZVN5	13	VN1NW	21	VN3NW			30	FGS
6	CZVN6	14	VN1SBSE1	22	VN3SBSE4			30	RYO
7	CZVN7	15	VN1SBSE4	23	VN4EXTNW			30	Unknown
8	CZVN8	16	VN2EXTNW	24	VN4NW

Table 11.4, Table 11.5, and Table 11.6 show the composite statistics for Ag, Pb, and Zn for each domain, respectively.

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Table 11.4: Composite Statistics for Ag by Estimation Domain

ED	Composites	Min.	Max.	Mean	Median	Q1	Q3	Std. Dev.	CV
Total	37,125	0.005	32329.000	107.3	9.0	1.8	36.1	597.6	5.6
1	1,527	0.005	9932.379	349.5	120.0	41.8	327.2	741.6	2.1
2	1,820	1.400	23804.930	336.4	88.7	39.3	232.0	1078.2	3.2
3	1,835	2.000	23362.010	294.5	85.0	34.3	261.1	873.9	3.0
4	85	18.000	9136.000	503.2	124.0	68.4	209.0	1386.3	2.8
5	132	7.260	3907.000	285.0	77.3	33.4	212.4	613.8	2.2
6	444	0.005	3560.000	233.4	59.8	15.8	221.0	475.0	2.0
7	26	2.500	372.000	84.3	48.6	6.8	93.0	101.2	1.2
8	245	2.500	3733.000	345.8	126.3	44.3	421.3	560.4	1.6
9	1,889	0.005	874.000	22.5	13.5	5.5	27.3	37.8	1.7
10	18	0.005	86.000	17.3	0.2	0.0	40.0	25.3	1.5
11	251	0.322	149.000	12.3	8.2	4.1	15.0	14.7	1.2
12	59	1.700	106.900	23.2	17.7	11.1	27.9	20.3	0.9
13	2,913	0.600	32329.000	477.7	66.8	25.4	269.1	1510.7	3.2
14	37	4.350	266.033	49.4	30.7	16.9	54.7	60.0	1.2
15	176	2.800	303.000	68.9	45.8	19.8	104.5	63.8	0.9
16	21	1.300	73.300	20.7	9.0	4.9	37.1	21.8	1.1
17	55	2.500	393.890	52.1	24.6	12.6	57.1	68.5	1.3
18	91	0.005	435.000	93.9	60.1	23.7	122.1	102.8	1.1
19	323	0.800	883.000	87.9	52.6	20.5	112.8	114.4	1.3
20	31	3.000	152.000	39.6	23.9	8.8	67.8	39.3	1.0
21	47	1.100	600.527	55.0	27.4	7.9	42.9	112.3	2.0
22	141	1.400	694.000	88.2	41.6	18.3	115.5	116.2	1.3
23	23	2.900	281.000	27.9	13.7	8.4	19.3	55.4	2.0
24	31	2.265	81.600	20.3	10.8	6.8	26.6	19.7	1.0
25	43	7.900	4060.000	195.9	38.6	18.9	120.8	632.1	3.2
26	180	2.500	18635.039	584.6	86.2	21.6	360.1	1802.9	3.1
27	92	2.500	3955.160	208.4	38.2	16.8	110.7	573.6	2.8
28	43	2.200	259.333	55.4	23.6	15.2	68.7	62.4	1.1
30	24,547	0.005	5227.840	15.5	3.2	0.6	11.3	104.2	6.7
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Table 11.5: Composite Statistics for Pb by Estimation Domain

ED	Composites	Min.	Max.	Mean	Median	Q1	Q3	Std. Dev.	CV
Total	37,125	0.0001	54.60	0.72	0.09	0.02	0.35	2.05	2.86
1	1,527	0.0001	54.60	2.22	1.01	0.36	2.84	3.28	1.48
2	1,820	0.0047	37.36	1.61	0.61	0.20	1.79	2.71	1.68
3	1,835	0.0025	28.69	2.60	1.20	0.39	3.35	3.54	1.36
4	85	0.0001	17.38	1.11	0.36	0.13	0.93	2.84	2.56
5	132	0.0500	13.73	1.26	0.36	0.13	1.26	2.32	1.84
6	444	0.0001	19.45	1.49	0.25	0.11	0.82	3.30	2.21
7	26	0.0200	1.39	0.30	0.18	0.08	0.42	0.32	1.03
8	245	0.0300	44.01	4.54	2.07	0.52	6.10	6.09	1.34
9	1,889	0.0001	3.78	0.13	0.05	0.03	0.12	0.26	2.01
10	18	0.0029	0.19	0.03	0.01	0.01	0.04	0.04	1.56
11	251	0.0360	1.99	0.32	0.28	0.17	0.41	0.23	0.71
12	59	0.0233	5.55	0.77	0.38	0.10	0.95	1.06	1.37
13	2,913	0.0026	28.82	2.64	1.27	0.41	3.41	3.55	1.35
14	37	0.0580	3.22	0.63	0.25	0.14	0.63	0.88	1.39
15	176	0.0034	12.53	1.76	0.99	0.40	2.50	2.04	1.16
16	21	0.0437	9.47	1.15	0.24	0.08	0.73	2.36	2.06
17	55	0.0402	7.89	1.34	1.06	0.25	1.50	1.63	1.21
18	91	0.0410	12.58	2.29	1.52	0.78	2.80	2.47	1.08
19	323	0.0269	20.00	2.32	1.19	0.49	2.88	3.18	1.37
20	31	0.0300	6.80	1.22	0.36	0.14	1.76	1.57	1.29
21	47	0.0261	8.26	1.32	0.69	0.30	1.67	1.67	1.26
22	141	0.0392	17.10	2.28	0.79	0.29	2.73	3.26	1.43
23	23	0.0152	11.90	0.81	0.20	0.12	0.32	2.40	2.97
24	31	0.1125	3.43	0.93	0.65	0.30	1.43	0.84	0.90
25	43	0.0723	9.03	1.06	0.66	0.17	1.13	1.50	1.42
26	180	0.0107	11.85	1.47	0.80	0.22	1.71	2.02	1.37
27	92	0.0100	11.19	0.92	0.17	0.05	0.87	1.98	2.16
28	43	0.0928	11.45	1.83	0.70	0.42	2.21	2.64	1.44
30	24,547	0.0001	17.50	0.13	0.05	0.01	0.11	0.48	3.79
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Table 11.6: Composite Statistics for Zn by Estimation Domain

ED	Composites	Min.	Max.	Mean	Median	Q1	Q3	Std. Dev.	CV
Total	37,125	0.0001	36.85	1.42	0.23	0.05	0.84	3.34	2.35
1	1,527	0.0001	30.00	4.42	2.73	0.83	6.22	4.90	1.11
2	1,820	0.0063	36.85	3.71	1.79	0.44	5.27	4.70	1.27
3	1,835	0.0117	30.65	4.65	2.82	1.11	6.35	4.94	1.06
4	85	0.0116	11.58	1.40	0.51	0.28	1.51	2.10	1.50
5	132	0.0600	13.31	1.56	0.60	0.26	1.80	2.39	1.53
6	444	0.0001	24.50	2.49	0.58	0.28	1.85	4.55	1.83
7	26	0.0618	0.72	0.23	0.18	0.13	0.30	0.16	0.67
8	245	0.0400	31.24	7.57	4.66	1.56	11.62	7.54	1.00
9	1,889	0.0001	18.47	0.25	0.09	0.04	0.23	0.67	2.68
10	18	0.0021	0.12	0.01	0.00	0.00	0.01	0.03	1.85
11	251	0.0069	5.08	0.40	0.29	0.10	0.52	0.48	1.18
12	59	0.0374	11.93	1.99	0.80	0.24	3.05	2.51	1.26
13	2,913	0.0001	32.96	5.19	2.91	1.01	7.34	5.74	1.11
14	37	0.0939	4.59	0.89	0.65	0.34	1.03	0.90	1.01
15	176	0.0054	15.37	2.68	1.54	0.77	3.83	2.88	1.08
16	21	0.1006	6.27	1.23	0.62	0.28	1.25	1.57	1.28
17	55	0.1600	16.90	3.94	2.43	0.95	5.48	3.94	1.00
18	91	0.0133	24.80	4.49	2.45	0.79	5.59	5.55	1.24
19	323	0.0148	26.30	3.49	2.12	0.69	4.83	4.09	1.17
20	31	0.1240	15.45	2.28	1.08	0.30	2.82	3.35	1.47
21	47	0.4490	17.80	3.40	2.37	1.13	3.98	3.68	1.08
22	141	0.0627	25.33	2.89	0.75	0.27	4.74	4.13	1.43
23	23	0.0738	9.66	0.94	0.41	0.18	0.75	1.93	2.06
24	31	0.4300	11.50	2.90	1.86	1.30	3.71	2.64	0.91
25	43	0.0826	15.25	2.39	1.43	0.61	3.10	2.89	1.21
26	180	0.0120	18.00	3.07	1.68	0.70	3.94	3.55	1.15
27	92	0.0100	20.07	1.39	0.27	0.09	0.98	3.51	2.52
28	43	0.2900	19.87	4.96	3.57	1.21	6.25	4.98	1.01
30	24,547	0.0001	29.93	0.31	0.12	0.02	0.33	0.91	2.95

In terms of the economic value of each vein, the most important veins are from the central zone (from ED 1 to ED 8), vein VN1NW (ED 13), vein VN6NW (ED 26) and VN7NW (ED 27).

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11.1.7.4	Contact Analysis

To determine the type of contact (soft or hard) between different EDs, a contact analysis was conducted. Contact analysis is a mathematical method to define the grade behavior among composites from different EDs as they approach a contact. The type of contact is important during the process of grade estimation.

In general, the results show abrupt changes in the grade at the contact between the modelled veins (green) and the low-grade domain (ED 30, blue), therefore, it was decided to use hard contacts between all ED and variables to avoid sharing composites between veins. Figure 11.5 shows the contact analyses for ED 1 vs ED30 and ED 3 vs ED 30 for Ag.

Figure 11.5: Contact Analysis for Ag between ED 1 and ED 30 (left) and ED 3 and ED 30 (right)

11.1.7.5	Evaluation of Outlier Grades, Cut-offs, and Grade Capping

Definition and control of outliers is a common industry practice that is necessary and useful to prevent potential overestimation of volumes and grades. Values defined as outliers have been controlled in the estimation using high yield restrictions (HYR) within a block distance (10.0 m x 5.0 m x 5.0 m). HYR consists of using the composite with its real value, but within a restricted radius that is smaller than the estimation’s search.

Outliers were defined according to probability distribution curves, depending on population, or continuity breaks, reconciliation with the short-term block model (channel samples) and the production information from the plant. Table 11.7 shows the selected values and the number of composites affected by ED.

The values and methodology selected produced a metal loss of 12 % for Ag and 4 % for Pb and Zn, considering an alternative model where outlier restriction was not used.

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Table 11.7: Outliers Treatment by ED and Variable

ED	Ag (ppm)		Pb (%)		Zn (%)
	Value	Samples	Value	Samples	Value	Samples
1	3,500	13	22.0	3	25.0	5
2	5,000	16	20.0	4	20.0	17
3	4,000	13	20.0	8	20.0	21
4	2,000	5	10.0	3	8.0	2
5	3,000	2	10.0	3	8.0	6
6	3,000	3	-	-	20.0	8
7	-	-	-	-	-	-
8	2,000	5	12.0	26	-	-
9	400	3	2.0	8	2.0	21
10	-	-	-	-	-	-
11	-	-	1.0	5	2.0	3
12	-	-	-	-	6.0	3
13	7,000	30	25.0	3	25.0	24
14	100	3	-	-	3.0	1
15	-	-	9.0	3	15.0	1
16	-	-	-	-	-	-
17	300	1	-	-	-	-
18	-	-	10.0	1	-	-
19	700	2	10.0	8	17.0	4
20	-	-	-	-	-	-
21	-	-	-	-	-	-
22	500	3	13.0	2	13.0	4
23	-	-	2.0	1	3.0	1
24	-	-	-	-	-	-
25	1,000	2	-	-	8.0	2
26	5,000	4	10.0	2	12.0	6
27	3,000	1	8.0	3	6.0	3
28	-	-	-	-	-	-
30	100	381	1.0	304	1.0	1,267

11.1.7.6	Variography

Down-the-Hole (DTH), directional (3D), and omnidirectional variograms were calculated and modelled to define the spatial continuity for each variable. Variograms were calculated for each variable using the 1.5-m composite database. The variography was completed using the following procedure:

■	Derivation of nugget effect from DTH variograms

■	Adjustment of variogram models to the main continuity directions

Due to some EDs possessing a lower number of composites, it was not possible to model a robust variogram for the majority of the ED. For this reason, a global correlogram was used for all estimation domains. The main

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directions to calculate the experimental correlogram were selected from the main veins. The nugget effect calculated varies between 10% to 20% of the total sill, which is considered appropriate for the variability of these types of deposits. The total ranges are around 180 m to 400 m in the main direction, which is considered adequate. Table 11.8 provides a summary of variograms modelled for each variable, and Figure 11.6 illustrates each variogram.

Table 11.8: Variogram Model Parameters for Ag, Pb, and Zn

Variable	Nugget	Sill 1	Mayor 1	Semi 1	Minor 1	Sill 2	Mayor 2	Semi 2	Minor 2
AG	0.2	0.6	15	10	5	0.2	130	60	30
PB	0.2	0.6	10	10	10	0.2	180	140	30
ZN	0.1	0.6	10	10	10	0.3	200	140	40

Figure 11.6: Experimental and Modelled Variograms for Ag (left), Pb (center), and Zn (right)

11.1.8	Block Model Parameters, Specific Gravity, and Grade Estimation

11.1.8.1	Block Model Parameters and Domaining

Table 11.9 shows the definition for the block model built in Vulcan®, using the local coordinate system.

Table 11.9: Block Model Dimensions

Orientation	East	North	Elevation
Origin	367,300	3,047,900	900
Rotation (°)	120	-	-
Parent Block Size (m)	10.0	5.0	5.0
Sub-Block Size (m)	5.0	2.5	2.5
No. of Blocks	620	300	300
Range (m)	3,100	750	750

11.1.8.2	Interpolation and Extrapolation Parameters

The estimation of Ag, Pb, and Zn grades for CLG has been conducted using OK with three nested passes for each ED. A fourth pass was done to assign values to un-estimated blocks.

Local varying anisotropy methodology was used to handle the geological variability of the dip and azimuth of each vein. This method defines a local orientation for the search ellipsoid for each block. The result is that all the veins

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have an independent set of variables for azimuth, dip and plunge, as shown in Figure 11.7. Material lying outside the veins was estimated using a fixed value depending on the fault block (see Table 11.10).

Figure 11.7: Example of Local Varying Anisotropy for Two Different Veins in the CLG Model

Table 11.10: Block Model Dimensions

Fault Block	Azimuth	Dip	Plunge
1	120	0	0
2	120	40	0
4	120	0	0
6	120	70	0
7	120	40	0
8	120	40	0
9	120	40	0
10	120	0	0
11	120	60	0
12	120	20	0
13	120	80	0
14	120	0	0
15	120	0	0

The purpose of the estimation strategy is to achieve a balanced estimation of volumes and mean grades per pass and to represent each ED by avoiding any potential grade extrapolation and/or overestimation. The sample search and selection strategy are important decisions in the estimation process, as this has a direct impact on the quality and smoothing of grades for the estimation. This ensures that smoothing takes place in reasonable ranges. A set of main schemes defining different search radii, sample selection strategies, octant usage and outlier control were implemented and analyzed to apply an appropriate estimate plan.

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The OK plan included the following criteria and restrictions:

■	4 x 4 x 1 discretization.

■	For outlier control, restriction of high grades was achieved using high yield restriction for all passes (see Section 11.1.7.5).

■	Hard contacts have been implemented in all estimation passes and between all EDs.

■	No octant restrictions have been used for any ED.

Search radii were defined based on data distribution in the model as well as the variogram model. Table 11.11 summarizes the radii of searches implemented and the scheme of samples selection, for all variables according to Vulcan® convention (see Figure 11.8).

Table 11.11: Sample Selection and Radii of the Search Ellipsoid

Pass	Search Radii			Samples
	Mayor	Semi	Minor	Min	Max	Max per DH	Max per Oct.
1	40.0	20.0	10.0	7	16	3	5
2	90.0	45.0	22.5	5	16	3	5
3	190.0	95.0	47.5	4	16	3

Figure 11.8: Angle and Axis Convention in Vulcan

To evaluate the selected samples selection scheme, a complete analysis was performed on the block model pass, the number of samples and the drill holes used for estimation. The objective of this analysis was to evaluate the implementation of the OK estimation plan; specifically, determine how the estimation plan accounted for the number of samples and number of drill holes in every estimation pass. This analysis also allowed the evaluation

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of the spatial coverage of every block by determining whether the estimation was performed by an interpolation or extrapolation process.

Figure 11.9 provides a summary of estimated block percentage (bars), mean grade (circle, upper graph), and mean distance (circle, lower graph) per estimation pass for each ED for silver. Figure 11.10 and Figure 11.11 show the number of samples and drill holes by estimation pass for silver for ED 1 and 13, respectively. The following observations can be made from the figures:

■	The first pass is a local track, evidenced in the representation in terms of estimated volume, with a mean estimated distance of approximately 50 m. The second pass estimated a mean distance closer to 100 m.

■	In general, it is observed that all EDs included an adequate number of samples and drill holes for grade interpolation. For both examples, more than three drill holes were used in the first estimation pass and only in the third pass was the kriging plan allowed to estimate with two drill holes. This sample selection strategy ensures adequate grade interpolation with correct three-dimensional spatial coverage.

Figure 11.9: Percentage of Estimated Blocks and Mean Grades per Pass by ED for Ag

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Figure 11.10: Number of Samples and Drill Holes per Estimation Pass for Ag ED 1

Figure 11.11: Number of Samples and Drill Holes per Estimation Pass for Ag ED 13

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11.1.8.3	Specific Gravity

Specific gravity was estimated using a similar approach to the one applied to Ag, Pb, Zn. Three kriging passes were defined for each ED with hard contact between all EDs. The results show a wide variation in specific gravity between veins, whereas other alternatives, like a regression model (previously used), show smoothed results with low variability between veins.

In the QP’s opinion, the estimation of specific gravity is an improvement to assess the local variability of specific gravity between veins.

11.1.9	Model Validation

In order to validate the Los Gatos Resource estimation, a validation of the block model was carried out to assess the performance of the OK technique and the conformity of input values. The validation was carried out on estimated blocks up to the third pass, considering composites used in the estimates.

11.1.9.1	Global Statistics

A statistical validation between declustered composite grades and estimated blocks was completed. Global statistics of mean grades for composites can be influenced by several factors, such as sample density, grouping, and, to a greater extent, the presence of high grades that have been restricted in the estimation plan. Consequently, global statistics of declustered composites were calculated using the nearest-neighbor (NN) method with search ranges like the one used in the estimation. A summary of this comparison is shown in Table 11.12, Table 11.13, and Table 11.14 for Ag, Pb, and Zn, respectively, where negative values indicate a negative difference between block mean grades in relation to composite mean grades, and vice-versa. In general, differences under 10% are satisfactory, and differences above 10% require attention. The result of the estimate shows that relative differences for the main ED were found to be within acceptable limits. Only EDs with less samples and poor geological continuity showed results above the expected threshold.

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Table 11.12: Statistics Comparison for Ag by ED, Pass 2

ED	Number of data		Minimum		Maximum		Mean			Std. Dev.
	Blocks	NN	Blocks	NN	Blocks	NN	Blocks	NN	%Diff	Blocks	NN
1	6,802	6,802	0.0811	0.0001	12.5	20.0	2.30	2.2	6.1%	1.3	2.8
2	7,919	7,919	0.0542	0.0047	8.9	37.4	1.69	1.7	2.3%	1.2	2.4
3	8,341	8,341	0.1270	0.0025	11.5	28.7	2.37	2.3	1.1%	1.5	3.0
4	285	285	0.1556	0.0001	4.0	14.6	0.86	1.0	-15.1%	0.7	2.1
5	564	564	0.1054	0.0500	7.0	13.7	1.11	1.3	-11.0%	0.8	2.0
6	2,228	2,228	0.0704	0.0001	10.6	15.6	1.39	1.4	0.7%	1.8	3.1
7	287	287	0.0859	0.0300	0.7	1.4	0.26	0.2	15.6%	0.1	0.2
8	895	895	0.5974	0.0600	11.0	29.0	3.17	3.2	0.3%	1.5	3.8
9	7,493	7,493	0.0074	0.0001	1.2	3.8	0.11	0.1	-2.4%	0.1	0.2
10	67	67	0.0153	0.0029	0.1	0.2	0.05	0.1	-11.2%	0.0	0.1
11	2,994	2,994	0.0971	0.0360	0.9	2.0	0.30	0.3	-0.8%	0.1	0.2
12	1,883	1,883	0.0655	0.0276	2.1	5.5	0.76	0.7	16.3%	0.5	0.9
13	8,805	8,805	0.0445	0.0026	12.2	26.5	2.47	2.5	-1.5%	1.5	3.3
14	1,388	1,388	0.1262	0.0580	1.6	3.2	0.75	0.7	7.2%	0.3	0.8
15	4,207	4,207	0.0733	0.0034	6.2	12.5	1.51	1.6	-8.3%	0.7	1.8
16	1,418	1,418	0.1572	0.0465	5.1	9.5	1.86	2.0	-7.9%	1.4	3.1
17	673	673	0.1363	0.0402	3.7	7.6	1.33	1.2	6.8%	0.7	1.5
18	3,251	3,251	0.1380	0.0410	6.6	9.8	2.35	2.2	4.5%	1.1	2.2
19	6,419	6,419	0.0887	0.0269	10.2	20.0	1.87	1.9	0.3%	1.1	2.2
20	909	909	0.1462	0.0300	4.1	6.8	1.27	1.3	-3.6%	0.6	1.4
21	1,025	1,025	0.2630	0.0261	3.3	8.3	1.12	1.0	10.4%	0.5	1.4
22	4,121	4,121	0.1375	0.0392	10.9	17.1	2.27	2.6	-12.3%	1.7	3.3
23	994	994	0.0948	0.0152	5.1	11.9	0.37	0.4	-3.9%	0.3	0.8
24	660	660	0.2495	0.1125	1.7	3.4	0.85	0.8	8.1%	0.3	0.8
25	453	453	0.1221	0.0723	4.2	9.0	1.26	2.4	-48.3%	0.8	3.2
26	617	617	0.0844	0.0200	7.8	11.9	1.32	1.2	12.2%	0.8	1.4
27	465	465	0.0279	0.0100	5.5	11.2	0.58	0.7	-12.5%	0.8	1.6
28	943	943	0.3642	0.0928	7.2	11.4	1.80	1.9	-4.5%	1.2	2.9
30	382,485	382,485	0.0001	0.0001	6.5	17.5	0.08	0.1	10.8%	0.1	0.2
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Table 11.13: Statistics Comparison for Pb by ED, Pass 2

ED	Number of data		Minimum		Maximum		Mean			Std. Dev.
	Blocks	NN	Blocks	NN	Blocks	NN	Blocks	NN	%Diff	Blocks	NN
1	6,802	6,802	0.0811	0.0001	12.5	20.0	2.30	2.2	6.1%	1.3	2.8
2	7,919	7,919	0.0542	0.0047	8.9	37.4	1.69	1.7	2.3%	1.2	2.4
3	8,341	8,341	0.1270	0.0025	11.5	28.7	2.37	2.3	1.1%	1.5	3.0
4	285	285	0.1556	0.0001	4.0	14.6	0.86	1.0	-15.1%	0.7	2.1
5	564	564	0.1054	0.0500	7.0	13.7	1.11	1.3	-11.0%	0.8	2.0
6	2,228	2,228	0.0704	0.0001	10.6	15.6	1.39	1.4	0.7%	1.8	3.1
7	287	287	0.0859	0.0300	0.7	1.4	0.26	0.2	15.6%	0.1	0.2
8	895	895	0.5974	0.0600	11.0	29.0	3.17	3.2	0.3%	1.5	3.8
9	7,493	7,493	0.0074	0.0001	1.2	3.8	0.11	0.1	-2.4%	0.1	0.2
10	67	67	0.0153	0.0029	0.1	0.2	0.05	0.1	-11.2%	0.0	0.1
11	2,994	2,994	0.0971	0.0360	0.9	2.0	0.30	0.3	-0.8%	0.1	0.2
12	1,883	1,883	0.0655	0.0276	2.1	5.5	0.76	0.7	16.3%	0.5	0.9
13	8,805	8,805	0.0445	0.0026	12.2	26.5	2.47	2.5	-1.5%	1.5	3.3
14	1,388	1,388	0.1262	0.0580	1.6	3.2	0.75	0.7	7.2%	0.3	0.8
15	4,207	4,207	0.0733	0.0034	6.2	12.5	1.51	1.6	-8.3%	0.7	1.8
16	1,418	1,418	0.1572	0.0465	5.1	9.5	1.86	2.0	-7.9%	1.4	3.1
17	673	673	0.1363	0.0402	3.7	7.6	1.33	1.2	6.8%	0.7	1.5
18	3,251	3,251	0.1380	0.0410	6.6	9.8	2.35	2.2	4.5%	1.1	2.2
19	6,419	6,419	0.0887	0.0269	10.2	20.0	1.87	1.9	0.3%	1.1	2.2
20	909	909	0.1462	0.0300	4.1	6.8	1.27	1.3	-3.6%	0.6	1.4
21	1,025	1,025	0.2630	0.0261	3.3	8.3	1.12	1.0	10.4%	0.5	1.4
22	4,121	4,121	0.1375	0.0392	10.9	17.1	2.27	2.6	-12.3%	1.7	3.3
23	994	994	0.0948	0.0152	5.1	11.9	0.37	0.4	-3.9%	0.3	0.8
24	660	660	0.2495	0.1125	1.7	3.4	0.85	0.8	8.1%	0.3	0.8
25	453	453	0.1221	0.0723	4.2	9.0	1.26	2.4	-48.3%	0.8	3.2
26	617	617	0.0844	0.0200	7.8	11.9	1.32	1.2	12.2%	0.8	1.4
27	465	465	0.0279	0.0100	5.5	11.2	0.58	0.7	-12.5%	0.8	1.6
28	943	943	0.3642	0.0928	7.2	11.4	1.80	1.9	-4.5%	1.2	2.9
30	382,485	382,485	0.0001	0.0001	6.5	17.5	0.08	0.1	10.8%	0.1	0.2
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Table 11.14: Statistics Comparison for Zn by ED, Pass 2

ED	Number of data		Minimum		Maximum		Mean				Std. Dev.
	Blocks	NN	Blocks	NN	Blocks	NN	Blocks	NN	%Diff	Blocks	NN
1	6,801	6,801	0.0995	0.0001	21.2	30.0	4.96	4.7	4.8%	3.1	4.9
2	7,919	7,919	0.0769	0.0063	18.1	36.8	3.94	3.9	0.8%	2.8	4.4
3	8,341	8,341	0.2544	0.0117	19.3	28.6	4.39	4.3	1.1%	2.3	4.2
4	285	285	0.2436	0.0116	5.2	11.6	1.53	1.7	-8.2%	0.8	1.9
5	564	564	0.2189	0.0600	6.5	13.3	1.27	1.4	-7.9%	0.9	1.8
6	2,227	2,227	0.1791	0.0001	17.6	24.5	2.46	2.5	-2.3%	2.7	3.6
7	287	287	0.1319	0.0618	0.5	0.7	0.28	0.3	-13.1%	0.1	0.2
8	896	896	0.8042	0.1700	17.9	31.2	7.15	6.5	10.8%	3.2	6.7
9	7,492	7,492	0.0125	0.0001	8.0	18.5	0.19	0.2	-1.1%	0.3	0.5
10	67	67	0.0080	0.0021	0.1	0.1	0.03	0.0	-13.9%	0.0	0.1
11	2,994	2,994	0.0675	0.0069	1.3	2.5	0.38	0.4	1.3%	0.1	0.4
12	1,883	1,883	0.1707	0.0374	6.6	11.9	1.74	1.7	4.7%	1.0	1.8
13	8,805	8,805	0.1032	0.0001	18.3	32.5	5.19	5.3	-2.9%	3.1	5.6
14	1,289	1,289	0.2536	0.0939	3.0	4.6	0.78	0.7	7.8%	0.3	0.7
15	4,211	4,211	0.0414	0.0054	10.2	15.4	2.58	2.6	0.8%	1.5	2.8
16	1,418	1,418	0.3288	0.1006	4.6	6.3	1.56	1.6	-4.0%	0.9	1.9
17	673	673	0.5002	0.1600	10.2	16.9	4.47	4.3	4.1%	1.9	4.6
18	3,251	3,251	0.2397	0.0133	19.3	24.8	5.21	5.0	4.7%	3.0	6.0
19	6,492	6,492	0.1496	0.0148	11.2	23.8	3.02	3.0	1.4%	1.8	3.4
20	909	909	0.3802	0.1240	7.6	15.4	2.38	2.1	11.6%	1.5	2.3
21	1,025	1,025	0.8768	0.4490	8.5	17.8	2.90	2.6	11.9%	1.1	2.8
22	4,111	4,111	0.1601	0.0988	8.8	20.3	2.77	3.1	-11.4%	1.6	3.4
23	994	994	0.1807	0.1055	4.9	9.7	0.59	0.6	-1.3%	0.3	0.7
24	660	660	1.0332	0.4300	7.1	11.5	2.70	2.4	12.4%	1.1	2.0
25	453	453	0.2734	0.0826	8.0	15.3	2.55	2.8	-8.5%	1.2	2.3
26	614	614	0.1216	0.0400	10.9	17.4	2.78	2.6	8.9%	1.4	2.5
27	465	465	0.0216	0.0100	11.1	18.9	0.89	1.0	-8.6%	1.6	2.7
28	943	943	1.7421	0.2900	12.3	19.9	4.93	4.7	4.6%	2.1	4.8
30	381,916	381,916	0.0001	0.0001	12.7	29.9	0.18	0.2	8.2%	0.2	0.3

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11.1.9.2	Swath Plots

In order to evaluate how robust block grades are in relation to data, a semi-local comparison using swath plots was completed. Generating swath plots entails averaging blocks and samples separately in regular 30 m (east) x 30 m (north) x 20 m (elevation) panels and then comparing the mean grade in each sample and block panel through each axis. Figure 11.12 to Figure 11.14 provide a summary of swath plots for each variable for ED 1 and ED 13. The validation was completed considering the block estimation up to the third pass. In general, results indicate that grade estimates for the deposit reasonably follow trends found at the local and global scale without observing an excessive degree of smoothing.

Figure 11.12: Swath Plots for Ag for ED 1 and ED 13

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Figure 11.13: Swath Plots for Pb for ED 1 and ED 13

Figure 11.14: Swath Plots for Zn for ED 1 and ED 13

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11.2.6.3	Visual Validation

To visually validate the estimation, the QP completed a review of a set of cross-sectional and plan views. The validation shows a suitable representation of samples in blocks. Figure 11.20 presents a series of vertical sections with the estimate model and the composites for Ag and Pb.

Figure 11.20: Visual Validation of Ag and Pb Estimation

11.3	Mineral Resource Classification

This sub-section contains forward-looking information related to Mineral Resource classification for the Mine. Material factors that could cause actual results to differ materially from the conclusions, estimates, designs, forecasts, or projections in the forward-looking information include any significant differences from one or more of the material factors or assumptions that were set forth in this sub-section including geological and grade continuity analysis and assumptions.

According to SEC S-K 1300 regulations, to reflect geological confidence, Mineral Resources are subdivided into the following categories based on increased geological confidence: Inferred, Indicated, and Measured, which are defined under S-K 1300 as:

“Inferred Mineral Resource is that part of a mineral resource for which quantity and grade or quality are estimated on the basis of limited geological evidence and sampling. The level of geological uncertainty associated with an inferred mineral resource is too high to apply relevant technical and economic factors likely to influence the prospects of economic extraction in a manner useful for evaluation of economic viability. Because an inferred mineral resource has the lowest level of geological confidence of all mineral resources, which prevents the application of the modifying factors in a manner useful for evaluation of economic viability, an inferred mineral resource may not be considered when assessing the economic viability of a mining project, and may not be converted to a mineral reserve.”

“Indicated Mineral Resource is that part of a mineral resource for which quantity and grade or quality are estimated on the basis of adequate geological evidence and sampling. The level of geological certainty associated with an indicated mineral resource is sufficient to allow a qualified person to apply modifying factors in sufficient detail to support mine planning and evaluation of the economic viability of the deposit. Because an indicated mineral resource has a lower level of

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confidence than the level of confidence of a measured mineral resource, an indicated mineral resource may only be converted to a probable mineral reserve.”

“Measured Mineral Resource is that part of a mineral resource for which quantity and grade or quality are estimated on the basis of conclusive geological evidence and sampling. The level of geological certainty associated with a measured mineral resource is sufficient to allow a qualified person to apply modifying factors, as defined in this section, in sufficient detail to support detailed mine planning and final evaluation of the economic viability of the deposit. Because a measured mineral resource has a higher level of confidence than the level of confidence of either an indicated mineral resource or an inferred mineral resource, a measured mineral resource may be converted to a proven mineral reserve or to a probable mineral reserve.”

The Mineral Resource classification in this disclosure is based on several factors such as drill hole spacing grids, the closeness to mine infrastructure (production drifts) and the level of geological confidence for the continuity and grade of each vein.

In order to apply the resource classification criteria an equivalent grid definition methodology was used. This methodology was based on the distance of the drill holes relative to an estimated block. Based on the distance, an equivalent (theoretical) grid was calculated assuming that the distances of the drill hole to the center of the evaluated block are equidistant (see Figure 11.21). Figure 11.22 illustrates the theoretical grid calculation and final resource classification in a 3D view for blocks inside veins.

Figure 11.21: Formula for Theoretical Grid Definition

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Therefore, the Mineral Resource Classification for Los Gatos is as follows:

■	Measured Resources: Material lying inside a buffer of 30 m from mine development and limited to veins already in production (ED 1 to 9, 13, 26, and 27), and veins where the level of geological knowledge and confidence is high and there is a low uncertainty of grade and vein continuity.

■	Indicated Resources: Blocks with a theoretical grid between 0 and 50 m.

■	Inferred Resources: Blocks with a theoretical grid greater than 50 m, material lying outside the modelled veins (ED 30) and specific veins where the geological knowledge is low (ED 12, 16, 20, 21, 24, 25, and 28).

Figure 11.22: Theoretical Grid and Resource Classification, Showing Blocks Inside Veins, 3D View

11.4	Basis for Establishing the Prospects of Economic Extraction for Mineral Resources

This subsection contains forward-looking information relating to establishing the prospects for economic extraction of the Mineral Resources. Factors that may cause actual results to differ materially from the conclusions, estimates, designs, forecasts, or projections in the forward-looking information include any significant differences from one or more of the material factors or assumptions set forth in this subsection, including NSR cut-off assumptions, metallurgical recovery, cost forecasts, and product price forecasts.

The Mineral Resource estimate was reported from within a constrained stope optimization developed using criteria to establish Reasonable Prospects for Economic Extraction (RPEE).

Commodity price assumptions were supplied by MPR based on long-term prices and, in the opinion of QP, the prices are reasonable and consistent with market research provided by MPR, as described in Section 12.3. Mining and selling costs were provided by MPR based on historical operating data and were considered reasonable based on overall experience from other operations. Selling costs include estimates of general and administration costs and royalties.

11.5	Mineral Resource Uncertainty Discussion

Mineral Resources are not Mineral Reserves and do not necessarily demonstrate economic viability. There is no certainty that all or any part of this Mineral Resource will be converted into a Mineral Reserve. I

Mineral resource estimates can be materially impacted by data quality, natural geological variability of mineralization and/or metallurgical recovery and the adequacy of economic assumptions supporting reasonable prospects for economic extraction, including metal prices and mining and processing costs. Mineral resources may also be affected by the estimation methodology and the parameters and assumptions used in the grade

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estimate, including data limitations or search and estimation strategies, although, in the opinion of QP, this is unlikely to have a significant impact on the mineral resource estimate.

Further infill drilling may confirm the continuity of mineralization and upgrade the mineral resource categories and associated quantities.

11.6	Qualified Person’s Opinion on Factors that are Likely to Influence the Prospect of Economic Extraction

In the opinion of this QP, the relative accuracy and, consequently, the confidence of the Mineral Resource estimates are deemed to be appropriate for their intended purpose of reporting Mineral Resources.

Mineral Resources are not Mineral Reserves and do not necessarily demonstrate economic viability. There is no certainty that all, or any part, of the mineral resources will be transformed into Mineral Reserves. The 2022 Mineral Resource estimate may be materially impacted by any future changes in the breakeven NSR cut-off, potentially resulting from changes in mining costs, processing recoveries, metal prices or from changes in geological knowledge as a result of new exploration data.

11.7	Mineral Resource Estimate

This sub-section contains forward-looking information related to Mineral Resource estimates for the Mine. Material factors that could cause actual results to differ materially from the conclusions, estimates, designs, forecasts, or projections in the forward-looking information include any significant differences from one or more of the material factors or assumptions that were set forth in this sub-section including geological and grade interpretations and controls and assumptions and forecasts associated with establishing the prospects for economic extraction.

The Mineral Resource estimate for the project is reported here in accordance with SEC S-K 1300 regulations. For estimating the Mineral Resources of Los Gatos, the following definition, as set forth in the S-K 1300 Definition Standards adopted December 26, 2018, was applied.

Under S-K 1300, a Mineral Resource is defined as:

“… a concentration or occurrence of material of economic interest in or on the Earth’s crust in such form, grade or quality, and quantity that there are reasonable prospects for economic extraction. A mineral resource is a reasonable estimate of mineralization, taking into account relevant factors such as cut-off grade, likely mining dimensions, location or continuity, that, with the assumed and justifiable technical and economic conditions, is likely to, in whole or in part, become economically extractable. It is not merely an inventory of all mineralization drilled or sampled.”

Note to readers: The Mineral Resources presented in this section are not Mineral Reserves and do not reflect demonstrated economic viability. The reported Inferred Mineral Resources are considered too speculative geologically to have the economic considerations applied to them that would enable them to be categorized as Mineral Reserves. There is no certainty that all or any part of this Mineral Resource will be converted into Mineral Reserve. All figures are rounded to reflect the relative accuracy of the estimates and totals may not add correctly.

A Net Smelter Return (NSR) calculation was used to determine a NSR cut-off value to define the mineral resources. The parameters used in the calculation of NSR in the block model (including metal values, recovery factors, transportation costs, etc.) were provided by Gatos Silver and reviewed by Golder. For cut-off estimation

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purposes, the NSR value of the ore must first be established and expressed in terms of value per tonne mined and processed, commonly referred to as ROM tonnes.

Mineral Resource estimates reported exclusive of Mineral Reserves are summarized in Table 11.26 and Table 11.27 on a 100% ownership basis. Mineral Resources presented in the table are in accordance with the definitions presented in S-K 1300. The effective date of the Mineral Resource estimate is December 31, 2021.

Table 11.26: CLG Mineral Resource Estimate, Exclusive of Mineral Reserves – 100% Ownership Basis

Resource Classification	Mt	Ag (g/t)	Zn (%)	Pb (%)	Au (g/t)	Ag (Moz)	Zn (Mlbs)	Pb (Mlbs)	Au (koz)
Measured	0.38	151	2.63	1.49	0.26	1.9	22.1	12.6	3.2
Indicated	1.55	82	3.11	1.57	0.17	4.1	106.4	53.8	8.6
Measured and Indicated	1.94	96	3.01	1.56	0.19	6.0	128.5	66.4	11.8
Inferred	2.09	113	4.30	2.45	0.20	7.6	198.4	113.1	13.3

Notes:

1.	Mineral Resources are reported on a 100% basis and are exclusive of Mineral Reserves.

2.	Mineral Resources, which are not Mineral Reserves, do not have demonstrated economic viability. The estimate of Mineral Resources may be materially affected by environmental, permitting, legal, marketing, or other relevant issues.

3.	The SEC definitions for Mineral Resources in S-K 1300 were used for Mineral Resource classification which are consistent with Canadian Institute of Mining, Metallurgy and Petroleum (CIM) Definition Standards for Mineral Resources and Mineral Reserves (CIM (2014) definitions).

4.	The quantity and grade of reported Inferred Mineral Resources in this estimation are uncertain in nature and there has been insufficient exploration to define these Inferred Mineral Resources as an Indicated or Measured Mineral Resource. It is uncertain if further exploration will result in upgrading Inferred Mineral Resources to an Indicated or Measured Mineral Resource category.

5.	Specific gravity has been assumed on a dry basis.

6.	Tonnage and contained metal have been rounded to reflect the accuracy of the estimate and numbers may not sum exactly.

7.	Mineral Resources exclude all Mineral Resource material mined prior to July 1, 2022.

8.	Mineral Resources are reported within stope shapes using a $42/tonne or $52/tonne NSR cut-off basis depending on mining method with an Ag price of $22/oz, Zn price of $1.20/lb, Pb price of $0.90/lb and Au price of $1,700/oz.

9.	No dilution was applied to the Mineral Resource.

10.	Contained Metal (CM) is calculated as follows:

•	Zn and Pb, CM (Mlb) = Tonnage (Mt) * Grade (%) / 100 * 2204.6

•	Ag and Au, CM (Moz) = Tonnage (Mt) * Grade (g/t) / 31.1035; multiply Au CM (Moz) by 1000 to obtain Au CM (koz)

11.	The Mineral Resource estimates were prepared by Ronald Turner, MAusIMM(CP) an employee of Golder Associates who is the independent Qualified Person for these Mineral Resource estimates.

Table 11.27: Esther Mineral Resource Estimate, Exclusive of Mineral Reserves – 100% Ownership Basis

Resource Classification	Mt	Ag (g/t)	Zn (%)	Pb (%)	Au (g/t)	Ag (Moz)	Zn (Mlbs)	Pb (Mlbs)	Au (koz)
Indicated	0.28	122	4.30	2.17	0.14	1.1	26.8	13.6	1.2
Inferred	1.20	133	3.69	1.53	0.09	5.1	98.0	40.6	3.3

Notes:

1.	Mineral Resources are reported on a 100% basis.

2.	Mineral Resources, which are not Mineral Reserves, do not have demonstrated economic viability. The estimate of Mineral Resources may be materially affected by environmental, permitting, legal, marketing, or other relevant issues.

3.	The SEC definitions for Mineral Resources in S-K 1300 were used for Mineral Resource classification which are consistent with Canadian Institute of Mining, Metallurgy and Petroleum (CIM) Definition Standards for Mineral Resources and Mineral Reserves (CIM (2014) definitions).

4.	The quantity and grade of reported Inferred Mineral Resources in this estimation are uncertain in nature and there has been insufficient exploration to define these Inferred Mineral Resources as an Indicated or Measured Mineral Resource. It is uncertain if further exploration will result in upgrading Inferred Mineral Resources to an Indicated or Measured Mineral Resource category.

5.	Specific gravity has been assumed on a dry basis.

6.	Tonnage and contained metal have been rounded to reflect the accuracy of the estimate and numbers may not sum exactly.

7.	Mineral Resources are reported within stope shapes using a $52/tonne NSR cut-off basis assuming processing recoveries equivalent to CLG with an Ag price of $22/oz, Zn price of $1.20/lb, Pb price of $0.90/lb and Au price of $1,700/oz. There is a portion of the Esther deposit that is oxidized and metallurgical test work is required to define processing recoveries.

8.	No dilution was applied to the Mineral Resource.

9.	Contained Metal (CM) is calculated as follows:

•	Zn and Pb, CM (Mlb) = Tonnage (Mt) * Grade (%) / 100 * 2204.6

•	Ag and Au, CM (Moz) = Tonnage (Mt) * Grade (g/t) / 31.1035 ; multiply Au CM (Moz) by 1000 to obtain Au CM (koz)

10.	The Mineral Resource estimates were prepared by Ronald Turner, MAusIMM(CP) an employee of Golder Associates who is the independent Qualified Person for these Mineral Resource estimates.

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12.0	Mineral Reserve Estimates

The Mineral Reserve estimate, effective July 1, 2022, includes the portion of the Measured and Indicated Resource that can be mined economically. Economic criteria and mining constraints (based on the selected mining methods) are applied to the Resource blocks to define mineable blocks. Mineral Reserves are determined after applying dilution and recovery factors to these mineable blocks.

The Mineral Reserve presented herein has been calculated from the mine plan created from the 2022 Resource update. The Reserve estimate is consistent with S-K 1300 Guidelines and the Canadian Institute of Mining Standards on Mineral Resources and Mineral Reserves.

12.1	Net Smelter Return

For polymetallic deposits, NSR value is used to determine the in-situ value of mineralized material and for establishing a NSR cut-off, below which material is considered uneconomic; and therefore, excluded from Mineral Reserves estimates. The NSR value relates to the price received for metal value in saleable concentrate. The NSR value of the metal contained in a tonne of concentrate is then applied to the metallic content of the corresponding run-of-mine tonnes. In this way, a common metric is established for the economic threshold required to be exceeded by material designated as mineralized material (or ore) as well as for an assignment of value of the tonnes to be mined from any one block, and the entirety, of the deposit.

The parameters used in the calculation of NSR (including metal values, recovery factors, treatment and refining charges, transportation costs, etc.) were provided by Gatos Silver and reviewed and considered reasonable by Golder, where NSR of the mine is defined as:

NSR = Gross value of concentrate – (Treatment charges + Transportation charges + Refining charges)

Where:

Gross value of concentrate = US$ value per tonne of concentrate

Treatment charges = treatment cost per tonne concentrate

Transportation charges = transportation cost per tonne concentrate

Refining charges = refining cost per tonne concentrate

The CLG processing plant treatment process produces two concentrates - a zinc concentrate and a lead concentrate. The total NSR of the mine is the sum of the revenue from the zinc concentrate and the lead concentrate.

NSR for the purposes of Mineral Reserve estimation was calculated from the revenue/cost variables and recoveries presented in Table 12.1. Mineral recoveries used in the economic model varied slightly from these initial parameters used and are shown in Section 19.0.

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Table 12.1: Revenue/Cost and Recovery Parameters

Item	Unit	Zn Conc	Pb Conc
Tonnage	T	1.00	1.00
Oz Troy to gram	G	31.1035	31.1035
Tonne to pound	Lb	2204.62	2204.62
USD to Peso	peso	20.00	20.00
Au Price	US$/oz	1700.00	1700.00
Ag Price	US$/oz	22.00	22.00
Zn Price	US$/lb	1.20	1.20
Pb Price	US$/lb	0.90	0.90
Item	Unit	Zn Conc	Pb Conc
Mill Recovery Au	%	6.0	56.4
Mill Recovery Ag	%	12.8	75.0
Mill Recovery Zn	%	65.0	-
Mill Recovery Pb	%	-	87.2
Zn in Concentrate Grade	%	56.6	-
Pb in Concentrate Grade	%	-	54.6
Zn Concentrate Humidity	%	9.5	-
Pb Concentrate Humidity	%	-	7.5
Zn Conc transportation cost	US$/wmt	207.41	-
Pb Conc transportation cost	US$/wmt	-	97.71
Ag payables in Zn Concentrate	%	70.00	-
Zn payables in Zn Concentrate	%	85.00	-
Au payables in Zn Concentrate	%	0.00	-
Ag payables in Pb Concentrate	%	-	95.00
Pb payables in Pb Concentrate	%	-	95.00
Au payables in Pb Concentrate	%	-	95.00
Ag treatment & refining charges in Zn Conc.	oz/t	3.00	-
Zn treatment & refining charges in Zn Conc.	%	0.08	-
Au treatment & refining charges in Zn Conc.	oz/t	0.00	-
Zn treatment basic charge in Zn Conc.	US$/t	205.00	-
Penalty	US$/t	15.00	-
Ag treatment Charge in Pb Conc.	oz/t	-	1.60
Pb treatment Charge in Pb Conc.	%	-	0.03
Au treatment Charge in Pb Conc.	oz/t	-	0.03
Ag refining Charges in Pb Con	US$/oz	-	0.75
Au refining Charges in Pb Con	US$/oz	-	2000
Pb treatment Charge in Pb Con	US$/t	-	60.00
Penalty	US$/t	-	50.00

For NSR cut-off estimation purposes, the NSR for the mineralized material to be mined must be established by applying the metal grades, process recoveries and concentrate grades (the concentration factor). The calculated NSR value using the average metal grades for the Mineral Reserve and factoring in operational and economic parameters is $199 per tonne ROM. Note that the parameters for the Economic Analysis may differ slightly from those used for the Mineral Reserve estimate.

12.2	Methodology to Convert Resource to Reserve

The process of establishing the Mineral Reserve at Gatos Silver is illustrated by Figure 12.1. This process is a collaborative effort between the Geology and the Technical Services department.

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I	UNIT: TECHNICAL SERVICES PROCESS: RESERVE ESTIMATE	Code : 001 Revision : 02 Date : 22/08 Page : 1/ 1

Geology
Technical Services
Start
1
Resource Estimation
2
Verify the consistency of the BM data and generate the Tonnage/ Grade curve
NO
YES
3
Measured or indicated resources
NO
YES
4
Elaborate a report of the inferred resources
END
5
Analyze the resource by dip angle, Ag and Zn
6
Definition of economic parameter NSR and Cut-Off
7
Analyze the mining method, minimun vein widths and dilution. Optimize the resources with the use of a mining software (DSO).
8
Apply recovery factor (%) to the stopes according to the mining method
9
Elaborate the mining plan and the reserves report
• Revise the spatial distribution of the resource identifying the dips angle to define the mining method
• Analyse the distribution by grade to identify the zones with greater ore concentration
• A cost analysis is made to identify the total costs and the marginal costs
• Optimize and run iteractions with different Cut-Offs to compare between mining methods

Produced by:	Ulises Miranda	Reviewed by:	Roberto Lira	Approved by:	Manuel Jochava

Figure 12.1: Flowchart at CLG to Develop the Mineral Reserve

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The Mineral Resource estimation developed by the Geology department is provided in the form of a block model with different categories of material based on the geological information. The resource blocks are classified as Measured, Indicated, and Inferred. Each block contains tonnes, mineral grade for the different minerals, and the NSR value, which is calculated from the grades. The mining engineer uses the block model to design stopes.

The data from this process is reviewed by the geologist in charge of the Mineral Resource model who will interrogate the Mineral Resource model for inconsistencies. If no inconsistencies are detected, the Mineral Resource model will used by the Mine Engineering department to produce the Mineral Reserves. The geologist will produce a report showing tonnes, grades of different minerals, NSR value, plus the deleterious mineral grade that could cause penalty charges at the smelter.

The block model that was used for stope optimization and reserve calculation was modified to set all Unclassified material (outside veins) and Inferred material (within veins) to zero grades for the economic contributing elements (Ag, Zn Pb and Au.) These tonnages have been carried through the mineral reserve process at those zero grades.

The mining engineer enters the modifying factors into the geological block model to evaluate the economic potential of the Mineral Resource.

12.3	Modifying Factors

The modifying factors to produce the Mineral Reserve at CLG are divided into three groups, economic factors, operational factors, and mining methods.

12.3.1	Economic Factors

12.3.1.1	Metal Prices

The metal prices used for the Mineral Reserve have been provided by GSI based on three-year trailing prices from June 2019 to June 2022 and long-term analyst consensus estimates for the LOM from July 1, 2022, through 2028. Table 12.2 shows the metal prices used in the Mineral Reserve model.

Table 12.2: Metal prices used for Mineral Reserves

Metal	Unit	Price
Lead	$US/lb	0.90
Zinc	$US/lb	1.20
Silver	$US/oz Troy	22.00
Gold	$US/oz Troy	1700.00

Golder has reviewed the long-term metal prices provided by GSI and compared the prices against long-term projections of Statista on its website, www.statista.com. Golder considers the metal prices used to establish Mineral Reserves to be reasonable in a volatile market.

12.3.1.2	NSR Cut-off

NSR cut-off values have been developed for the various mining methods employed at the CLG mine, based on costs projected for the life of mine which were informed by historical experience for such costs, including provisions for reasonably expected long-term improvements. Table 12.3 shows the cut-off cost results for different mining methods.

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Table 12.3: NSR Cut-off Values Segmented by Mining Methods

Description	Unit	Full Cost (1)		Marginal Cost (2)		Pure Marginal (3)
Mining Method		Cut-and-fill	Longhole	Cut-and-fill	Longhole	Cut-and-fill	Longhole
Mining (Fixed & Variable costs)	$US/t	56.59	46.72	36.54	26.67	36.54	26.67
Process plant (Fixed & Variable costs)	$US/t	26.35	26.35	26.35	26.35	15.88	15.88
General & Admin. (Fixed & Indirect costs)	$US/t	16.34	16.34	16.34	16.34	-	-
Total	$US/t	99.28	89.41	79.23	69.36	52.42	42.55

Notes:

1.	Full cost – NSR cut-off covers all mining costs

2.	Marginal cost – Tonnage included in the Reserve when fully economic stopes stop, and mining needs to progress through to access economic mineralized material beyond. In this case only the variable costs are applied. The fixed costs are covered by the stopes mined as full cost mineralized material.

3.	Pure Marginal – Tonnage included in the Reserve for stope preparation for longhole and cut-and-fill mining methods. This material is lower than economic value, but the mill could treat this extra material if it has capacity, and the material does not displace higher-value material from the mill. The cut-off applied to this material is the variable mining and treatment cost. General and administrative costs are covered by economic ore.

12.3.1.3	Operational Philosophy at CLG

Different NSR cut-offs have been applied to CLG based on operational philosophy. Golder has reviewed the philosophy developed by the mine operator. Table 12.4 illustrates the premise for applying different NSR cut-offs.

Table 12.4: Interpretation of the NSR Cut-off Calculations

Description	Full Cost	Marginal Cost (1)	Pure Marginal (2)
Excess mining capacity	No	Yes	Yes
Excess milling capacity	No	Yes	Yes
Mining operating cost	FC6	Variable	Incremental[3]
Development operating cost	FC6	Yes[3]	Yes[3]
Development capital cost	No	No	No
Processing cost	FC6	FC6	Variable
G&A cost	FC6	FC6	No
Capex TSF and environmental costs	FC6	Yes[4]	No
Stockpile (const., maint., and rehandle) costs	If stockpiled	If stockpiled	If stockpiled
Long-term stockpile (fixed processing and G&A costs)	-	Yes	Yes
Metallurgical Recovery[5]	FC6	Yes	Yes
By-products credits[6]	FC6	Yes	Yes

Notes:

Full Cost covers all the mining costs.

1.	Marginal Cost – only if excess mining capacity available or a lack of Full Cost material.

2.	Pure Marginal – only if excess mining capacity available or a lack of Full Cost or Marginal Cost material.

3.	If required only to mine incremental ore.

4.	Associated with incremental ore.

5.	Recovery may have to be adjusted.

6.	FC = total operating cost (fixed and variable costs).

The impacts of this philosophy on the Mineral Reserve are described and presented in Section 12.7.

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12.3.2	Operational Factors

12.3.2.1	Dilution Factors

Dilution factors have been defined by analysis of historical stoping methods at CLG, factoring in the vein dip(s) and width(s) for any given stope. From the current dilution results, Golder observes that using the equivalent linear slough (ELOS) method to predict stope dilution as it was implemented previously underestimated the volume of dilution entering the ore stream. Reconciliation calculations have been used to determine actual dilution for transverse and longitudinal stope orientations. Table 12.5 shows actual dilution experienced for the various stope widths and vein dips. For the longhole stope design, a modified ELOS was used such that it represented the dilution percentages shown in Table 12.6.

Table 12.5: Longhole Stope Dilution Factors

Ore Width	Dip	% Dilution

Between 2 and 3m	> 70[0]	40
> 3m	> 70[0]	20
Between 2 and 3m	< 70[0]	45
> 3m	< 70[0]	25

Additional dilution was applied to the Mine Plan for stopes extracted adjacent to, or directly above, previously filled stopes, an additional 2% was added to longhole stopes adjacent to paste-filled voids and 3% added to stopes extracted adjacent to cemented rock fill voids.

Dilution factors for the cut-and-fill mining method are presented in Table 12.6.

Table 12.6: Cut-and-fill Dilution Factors

Orientation	Width	% Dilution	Proximity And Potential Impact of Fault
	(used for general reference)
Longitudinal	Min. 4 m	7	No influence of the fault
Longitudinal	Min. 4 m	10	Under the influence of the fault
Transversal	Max. 8 m	5	No influence of the fault
Transversal	Max. 8 m	7	Under the influence of the fault

12.3.3	Mining Recovery Factors

12.3.3.1	Transverse and Longitudinal Stopes

Based on the geometry of mineralized veins, analysis of historical stope measurements plus the complexity of mucking, projected mining recovery factors from transverse and longitudinal longhole stopes are presented in Table 12.7 segmented by vein dips of less than and above 70°. These factors are an average and could vary from stope to stope.

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Table 12.7: Projected Mining Recovery from Longhole Stopes

Longhole Stopes
Vein Width	Dip	% Recovery
Between 2 and 3m	> 70[0]	95
> 3m	> 70[0]	93
Between 2 and 3m	< 70[0]	95
> 3m	< 70[0]	93

12.3.3.2	Cut-and-Fill Stopes

The mining recovery for cut-and-fill stopes will be influenced by the proximity of the CLG fault. Table 12.8 shows the mining recovery factors used for the Mineral Reserve calculation with and without the influence of the fault. This factor is based on historical data compiled by the mine and reviewed by Golder.

Table 12.8: Cut-and-Fill Stopes Mining Recovery

Orientation	Width (M) (Used for General Referencie)	% Recovery	Proximity And Potential Impact of Fault
Longitudinal	Min. 4 m	95	No influence of the fault
Longitudinal	Min. 4 m	93	Under the influence of the fault
Transversal	Max. 8 m	97	No influence of the fault
Transversal	Max. 8 m	95	Under the influence of the fault

12.4	Stope Optimization

Deswik Stope Optimizer (DSO) software was used to determine the mineable portion of the Mineral Resource. DSO is a mine planning tool that generates and optimizes the design of stope shapes for a range of stoping methods for underground mines. The goal is to determine a mineral reserve from the Block Model by applying specified mining methods and design parameters. Each of the mineralized zones at CLG (CZ, NE, SE, and S2) have been assessed to determine economic areas.

The DSO software was first programmed to estimate the economic stopes with the applicable NSR cut-off - full cost paying which includes all fixed, variable, and overhead costs. A second run was conducted by applying a marginal NSR cut-off, which applies a lower cost to mining activities. The stopes generated by using the marginal NSR cut-off were considered for Mineral Reserves, because tunnels must go through this marginal mineralized material to access high grade stopes. Areas containing Pure Marginal material are only included in the Mineral Reserve where those tonnes must be mined in development to access economic stopes.

Parameters are defined depending on the mining method selected. The parameters described in Section 12.3 Modifying Factors were applied for stope optimizations in the CZ, NW, SE, and S2 zones. The mining methods selected for the CZ and SE zones are a combination of longhole and cut-and-fill, while only longhole stoping will be applied in the NW and S2 zones.

12.5	Process of Discarding Mineralized Material from the Mineral Reserve

Sections and plan views have been audited to remove mined out volumes and stopes exhibiting less than economic NSR value. This process was completed by CLG Technical Services and validated by Golder.

Golder agrees with the process used by CLG to discard uneconomic stopes from the Mineral Reserve. Figure 12.2 and Figure 12.3 illustrate the results of removing mined stopes and applying an economic test to DSO

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stope shapes to filter uneconomic stope volumes out of the Mine Plan. In the figures, the original DSO shapes are in red and the blue shapes represent the economic material remaining to be mined (after mined stopes are removed). Only the blue shapes, as depicted in the figures, were used in the Mineral Reserve estimate.

Figure 12.2: Plan View Illustrating Economic Stope Selection for the Mine Plan

Figure 12.3: Section View Illustrating Economic Stope Selection for the Mine Plan

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12.6	Mineral Reserve Classification

The Mineral Resources estimate is the basis for defining the mineable volume after the selection of appropriate mining methods and applying modifying factors to generate a Mineral Reserve.

The Mineral Reserve has been compiled by CLG, supervised by the mine engineering QP of Golder. CIM Definition Standards on Mineral Resources and Reserves have been applied and CIM Estimation of Mineral Resources and Mineral Reserves Best Practice Guidelines have been followed.

Measured Mineral Resources have been converted to Proven Reserves and Indicated Mineral Resources converted to Probable Reserves after the application of mining shapes, an achievable mining plan and modifying factors unique to CLG. Thirty-eight percent of the Reserves are classified as Proven and 62% classified as Probable.

The current Block Model, stope designs and reserve estimations have been interrogated and verified by the QP. The QP is confident that the Mineral Reserves reported herein meet industry standards.

12.7	Mineral Reserve Estimate

Table 12.9 shows the Mineral Reserve statement, updated from the most recent block model, dated July 2022, which excludes all volumes mined to the end of June 2022.

Table 12.9: CLG Mineral Reserve

Reserve Classification	Mt	Ag (g/t)	Zn (%)	Pb (%)	Au (g/t)	Ag (Moz)	Zn (Mlbs)	Pb (Mlbs)	Au (koz)
Proven	2.32	309	4.33	2.20	0.31	23.1	221.6	112.3	23.0
Probable	3.75	204	4.57	2.11	0.24	24.6	377.4	174.4	28.7
Proven and Probable Reserve	6.07	244	4.48	2.14	0.27	47.7	599.1	286.7	51.8

Notes:

1.	Mineral Reserves are reported on a 100% basis and exclude all Mineral Reserve material mined prior to July 1, 2022.

2.	Specific gravity has been assumed on a dry basis.

3.	Tonnage and contained metal have been rounded to reflect the accuracy of the estimate and numbers may not sum exactly.

4.	Values are inclusive of mining recovery and dilution. Values are determined as of delivery to the mill and therefore not inclusive of milling recoveries.

5.	Mineral Reserves are reported within stope shapes using a variable cut-off basis with a Ag price of US$22/oz, Zn price of US$1.20/lb, Pb price of US$0.90/lb and Au price of US$1,700/oz.

6.	The Mineral Reserve is reported on a fully diluted basis defined by mining method, stope geometry and ground conditions.

7.	Contained Metal (CM) is calculated as follows:

•	Zn and Pb, CM (Mlb) = Tonnage (Mt) * Grade (%) / 100 * 2204.6

•	Ag and Au, CM (Moz) = Tonnage (Mt) * Grade (g/t) / 31.1035 ; multiply Au CM (Moz) by 1000 to obtain Au CM (koz)

8.	The SEC definitions for Mineral Reserves in S-K 1300 were used for Mineral Reserve classification which are consistent with CIM Definition Standards for Mineral Resources and Mineral Reserves (CIM (2014).

9.	Mineral Reserves are those parts of Mineral Resources which, after the application of all mining factors, result in an estimated tonnage and grade which, in the opinion of the Qualified Person(s) making the estimates, is the basis of an economically viable project after taking account of all relevant Modifying Factors. Mineral Reserves are inclusive of diluting material that will be mined in conjunction with the Mineral Reserves and delivered to the treatment plant or equivalent facility.

10.	The Mineral Reserve estimates were prepared by Mr. Paul Gauthier, P.Eng. an employee of Golder Associates who is the independent Qualified Person for these Mineral Reserve estimates.

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It is the opinion of the QP that the Mineral Reserves presented herein are appropriate for public disclosure and comply with the definitions of Mineral Reserves, as established by SEC Regulation S-K 1300 and CIM Definition Standards for Mineral Resources and Mineral Reserves (2014).

The introduction of marginal mineralized material, as defined in the previous subsection, does not have a significant impact on the total Mineral Reserve. Table 12.10 shows the impact of the inclusion of marginal tonnes of mineralized material which must be mined to access blocks and stopes of higher-grade material. If excess processing plant capacity exists, the material can be sent to the mill. If not, it would have to be stockpiled until the cessation of mining activity, enabling processing when overhead and fixed costs are much lower. To date, the CLG mill has demonstrated capacity to accept material in excess of 15% above feasibility design capacity and the Mineral Reserves statement has thus added the 387,000 tonnes of marginal material into the Mine Plan. This material constitutes less than 7% of the Mineral Reserve and, as demonstrated by Table 12.10 has a net impact of reducing the NSR value of the Mineral Reserve by 4% to $199/tonne, a level well above the NSR cut-off.

Table 12.10: Impact of the Marginal and Pure Marginal Material on the Mineral Reserve

Scenarios[1]	Units	Full Cost	Marginal Cost	Full + Marginal Cost	Pure Marginal Cost	Full + Marginal + Pure Marginal Cost
Tonnage[2]	Tonnes (x 1000)	5,665	325	5,990	62	6,052
NSR Value	US$/t	207	84	200	58	199
Lead Grade	%	2.19	1.43	2.15	0.94	2.14
Zinc Grade	%	4.58	3.11	4.50	1.93	4.48
Silver Grade	g/t	256	73	246	55	244
Gold Grade	g/t	0.27	0.17	0.27	0.09	0.26

Notes:

1.	Rounding and significant figures may result in apparent summation differences between tonnes, grade, and contained metal.

2.	Excludes 15-kt stockpile as of June 30, 2022.

Table 12.10 shows the impact of the inclusion of marginal tonnes of mineralized material that must be mined to access blocks and stopes of higher-grade material. If excess processing plant capacity exists, the material can be sent to the mill. If not, it would have to be stockpiled until the cessation of mining activity, enabling processing when overhead and fixed costs are much lower. To date, the CLG mill has demonstrated capacity to accept material in excess of 15% above feasibility design capacity and the Mineral Reserves statement has thus added the 388,000 tonnes of marginal material into the Mine Plan. This material constitutes less than 7% of the Mineral Reserve and, as demonstrated by Table 12.10, has a net impact of marginally reducing the NSR value of the Mineral Reserve by 4% to US$199/tonne, a level well above the NSR cut-off.

12.8	Qualified Person’s Opinion on Risk Factors that could Materially Affect the Mineral Reserve Estimates

The Mineral Reserve estimate has been prepared in accordance with CIM Definition Standards, May 19, 2014, unless otherwise noted. The footnotes below Mineral Reserve tables are to indicate to the reader the divergences from the standards established by the CIM. The introduction of marginal and incremental mineralized material as defined by CLG management and accepted by Golder does not have a material impact on the total Mineral Reserve. The total of marginal mineralized material is 278,000 tonnes at an average NSR value of $58/t, and containing average grades of 0.97% lead, 2.29% zinc, and 47 grams/tonne silver and 0.12 grams/tonne gold.

Figure 12.4 shows the location of the marginal tonnes in relation to CLG Mineral Reserves.

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Figure 12.4: Location of the Marginal Tonnes

The average value of the Mineral Reserve is $199/t, which is $110/t above the NSR cut-off for the longhole mining method and $100/t above the NSR cut-off for cut-and-fill mining. Therefore, it is concluded that the NSR cut-off has a low impact on the Mineral Reserves.

Significant risks to the Mineral Reserves pertain to behaviour of wall rock in stopes when veins are close to major faults. The Mineral Reserve includes an appropriate estimate for ore losses and dilution but the behavior of wall rock close to faults may increase or decrease dilution or ore losses from these assumptions which may impact operating costs or revenue.

Operating costs may also be impacted by costs to effectively lower the water table, pump water from the mine, and manage heat introduced to the mine by the hot waters.

The above risks noted by Golder are recognized by MPR and plans to mitigate the occurrence and effect of such risks are considered reasonable by Golder and have been incorporated into the Mineral Reserve and LOM Plan.

Metal price and currency exchange fluctuations represent a significant risk to Mineral Reserves, which risks are market related and beyond the control of MPR and Gatos Silver.

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13.0	Mining Methods

13.1	General Description of Mineralization at Cerro Los Gatos

Mineralization at CLG is confined to a series of veins that run approximately parallel to a group of faults that trend Northwest to Southeast across the property. The veins lie, for the most part, on the footwall side of the faults. The primary fault is the Los Gatos Fault. The veins are steep in the Northwest Zone (NW) dipping at 70° to 85° from the horizontal. In the Central Zone (CZ), Southeast Zone (SE), and Southeast Zone 2 (S2), the veins dip at 60° near surface, flattening to 45° at depth. Figure 13.1 is an orthogonal view showing the vein orientation and flattening with depth.

Figure 13.1: Orthogonal View showing the Vein Orientation

The veins and main Los Gatos Fault are offset by several younger, cross-cutting faults that break the mineralized veins into five distinct zones. The faulting involves both lateral offsets and relative rotation of each of the blocks. Consequently, each block was separately evaluated for mining method, recovery factors, and dilution parameters. Figure 13.2 presents a plan view showing the mineralized veins and faulted offsets.

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Figure 13.2: Mineralized Veins and Faulted Offsets

13.2	Parameters Relative to the Mine Design and Plans

13.2.1	Geotechnical

The deposit is shallow with moderately strong to strong rock masses. The rock mass strength reduced to very weak to weak in the hanging wall of the stopes when in close proximity to the Gatos Fault or other faults. The rock mass quality is generally characterized as fair to poor. As a result, the most likely mode of failure for the rock mass is associated with gravity failure (unraveling) due to a loss of confinement, which allows blocks or wedges to move freely along existing weakness planes such as joints and faults.

Laboratory tests conducted by Stantec for Tetra Tech, 2020, demonstrated the intact rock to be in general moderately strong to strong, reducing to very weak to weak when altered due to the proximity to the Gatos Fault, as shown on Table 13.1.

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Table 13.1: Rock Strength Laboratory Test Results (MPa)

Rock Type	Hanging Wall Andesite (Los Gatos Fault)	Host Andesite (between ore vein)	Mineralization	Footwall Andesite	Tuff Dacite
Average UCS	14.7	68.4	74.6	69.9	55.8

In situ stress tensors obtained from the Acoustic Emission Method (Villaescusa and Hogan, 2016) indicate the principal stress orientations, shown on Table 13.2 (from Tetra Tech, 2020).

Table 13.2: In-situ Stress Tensors

Stress Tensor Component	Value	Orientation	Plunge
(MPa)
Major Principal Stress	3 + 0.0532*D	116°	9°
Intermediate Principal Stress	1 + 0.0422*D	25.5°	1°
Minor Principal Stress	0.0273*D	298°	82°

Considering the bedrock surface elevation 1,590 m, then the planned lowermost level of the mine, at 1,150 m, would be at a depth of 440m. Currently, for the 1300 Level (depth 290 m) the major principal induced stress (σ1) can vary from 34 MPa (for k = 1.8) to 47 MPa (for k = 2.4), which would be at or slightly above the range of intact rock strengths. For the 1,150 m level (depth 440 m), the σ1 could vary from 58 MPa (for k = 1.8) to 74 MPa (for k = 2.4) which would exceed the intact rock strength. More investigation is recommended to investigate the magnitude and orientation of in situ rock stresses.

13.2.1.1	Ground Support - Tunnels

CLG geotechnical engineers have developed a ground support rating system, incorporating unsupported span, width or height (m), plotted against rock mass quality, “Q”, from which a range of rock support standards, CS1 to CS6, have been defined. The relationship and standards are presented in graphical format in Figure 13.3 and explained in Figure 13.4.

Figure 13.3: Ground Support Design Graph, based on Rock Mass Quality, Q

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From the Ground Support Design Graph depicted in Figure 13.3, a ground support specification was developed by CLG geotechnical engineers to provide guidance for rock support installations when variations in rock quality, ranging from Very Good to Extremely Poor, were encountered. Table 13.3 provides the Ground Support Specification in tabular format and Figure 13.4 provides a pictorial representation of the specification.

Table 13.3: Ground Support Specification

Ground Condition	Support Specification	Bolt Type	Bolting	Bolt Spacing	Mesh	Poly fiber Shotcrete fc = 250 kg/cm2	Steel Arches
Very Good	CS-1	Super Swellex 2.4m L x 39 mm Φ	Spot bolting of back	2 m x 2 m, springline to springline
Good	CS-2	Super Swellex 2.4m L x 39 mm Φ	Pattern bolting of back + walls to 1.9m above floor	2 m x 2 m	Mesh back and to 1.9 m above floor
Medium	CS-3	Super Swellex 2.4m L x 39 mm Φ	Pattern bolting of back + walls to 1.9m above floor	1.7 m x 1.7 m	Mesh back and to 1.9 m above floor
Poor	CS-4	Super Swellex 2.4m L x 39 mm Φ	Pattern bolting of back + walls to 1.8 m above floor	1.5 m x 1.5 m	Mesh back and to floor (invert)	OR: 50 mm on back; 150 mm on walls
Very Poor	CS-5	Super Swellex 2.4m L x 39 mm Φ	Pattern bolting of back + walls to 1.4 m above floor (invert)	1.0 m x 1.0 m to within 1.4 m of floor		50 mm on back; 150 mm on walls, encapsulating steel frames;	Light frame arches at 2-3 m spacing
Extremely Poor	CS-6	Super Swellex 2.4m L x 39 mm Φ	Pattern bolting of back + walls to 1.4 m of floor (invert);	1.0 m x 1.0 m to within 1.4 m of floor		50 mm on back; 200 mm on walls, encapsulating steel frames;	Light frame arches at 0.5 to 0.75 m spacing

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Figure 13.4: Rock Support Specifications at CLG

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13.2.1.2	Ground Support – Stopes

For the cut-and-fill method, stope dimensions are based on the Stand-up Time Curve and the Span Design Curve. The Stability Graph Empirical Method was used to determine longhole stope dimensions. The stope design dimension will describe the methodology used, the results obtained, and the recommendations for stope dimensions from a geotechnical perspective.

13.2.1.3	Cut-and-fill Rock Assessment and Ground Support

From the Rock Mass Ratings (RMR) specifications derived by Bieniawsky, 1989, the empirical unsupported span design curve was used to determine the span of excavations per domains (Unstable, Potentially Unstable, or Stable) with respect to the RMR range of 40 to 60.

For the host rock at CLG, an RMR of 40 to 60 was used, which is one standard deviation (10) above and below the average RMR value of 50 for the mineralized andesite. Figure 13.5 indicates that spans from 1.8 m to 18.0 m will require ground support depending on the quality of rock mass encountered. Figure 13.6 presents span domains (Unstable, Potentially Unstable, or Stable) with respect to the RMR range of 40 to 60. As graphically demonstrated, the figures show the following.

■	At a minimum RMR of 40, only spans up to 8.3-m fall within the Potentially Unstable domain (below the Unstable domain).

■	For the average RMR of 50, spans of less than 13-m fall within the Potentially Unstable domain, and spans of less than 5-m fall within the Stable domain.

■	For an RMR of 60, spans less than 19-m fall within the Potentially Unstable domain, and spans less than 9-m fall within the Stable domain.

The values illustrated in Figure 13.5 are for unsupported spans. Since ground support will be used, the maximum recommended span will be the Stable limit of 9 m for an RMR of 60, bearing in mind that encountering rock of a lower RMR may result in ground problems, and ground support requirements may have to be increased. Figure 13.12 depicts the updated span design curve.

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Figure 13.5: Stand-up Time Curve

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Figure 13.6: Design Span for CLG Cut-and-fill Stopes

From the Norwegian Geotechnical Institute (NGI) Q rock support chart (Figure 13.7), a joint water reduction (Jw) of 0.66 and a stress reduction factor (SRF) of 1 were used (NGI, 2013). Only the minimum (0.08) and the average (17.39) Q’ were considered to obtain Q values ranging between 0.05 and 11.50. The maximum span of 9 m was used with an equivalent span ratio (ESR) of 3. Possible support classes are Class 1 and Class 3, as shown in Figure 13.7. Class 1 consists of no ground support or just spot bolting, while Class 3 includes systematic bolting with 5–6 cm of fiber-reinforced shotcrete. Due to the temporary nature of the cut-and-fill openings, welded wire mesh is recommended instead of shotcrete.

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Figure 13.7:Ground Support Chart for Cut-and-Fill

13.2.1.3.1	Longhole Stopes

The empirical Stability Graph Method (Potvin, 1988) was used to evaluate longhole stope dimensions. This method consists of comparing the hydraulic radius (HR) of a stope surface (back, end wall, footwall, or hanging wall) to a stability number (N). Table 13.4 lists the values used to determine N and HR.

Table 13.4: Parameters Used to Establish HR and N

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Figure 13.8 illustrates the results obtained for three stope heights (20 m, 25 m, and 30 m). The 20 m and 25 m high stopes plot in the Unsupported Transition Zone, and 30 m high stopes are on the limit between the Unsupported Transition Zone and the Stable with Support Zone for a stope width (along strike) of 12 m. Back and end walls for all the stope dimensions studied fall within the Unsupported Transition Zone.

Figure 13.8: Stability Graph for Transverse and Longitudinal Stopes

Top sills and bottom sills for bulk mining techniques are subjected to blast damage and large mine-induced stress change. Therefore, the ground support must be able to sustain the additional demand caused by the mining method. Furthermore, the sills are usually open for more than 6 months, especially with a bottom-up sequence where the top sill will also be used as a bottom sill. A stiff support will be used such as fully grouted cable bolts according to Figure 13.9.

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Figure 13.9:Cablebolt Application from Hydraulic Radius and Modified Stability Number

For reference to the NGI Q rock support chart, a Jw of 0.66 and SRF of 2 were used (due to mine-induced stress change). Only the minimum (4.26) and the average (29.92) Q’ for the Northwest Zone mineralized andesite were considered to obtain Q values ranging between 1.4 and 9.9. A maximum span of 6 m (for overbreak) was used with an ESR of 1.6 to consider blast vibration. The possible support classes according to Figure 13.10 are Class 1 and 3. Class 1 consists of no ground support or just spot bolting, while Class 3 includes systematic bolting with 5-6 cm of fiber-reinforced shotcrete. Given the uncertainties with respect to the behavior of the ore, the rock mass deterioration due to blasting, and the mine-induced stress change, systematic bolting has been recommended. The sills are relatively temporary, so welded wire mesh is the recommended support, rather than shotcrete.

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Figure 13.10: Ground Support Chart for Longhole Stoping

Figure 13.11 provides a diagram illustrating typical cablebolt installations to support the hanging wall of longhole stopes. The illustrated and observed practise is to industry standards.

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Figure 13.11:Typical Layout for Cablebolt Installation

13.2.1.4	Crown Pillar

The crown pillar constitutes the mineral-bearing vein material not mined at the top of the mine. The pillar is left to avoid creating a permanent void into the mine workings from surface. To determine the height of pillar which must remain undisturbed, the geotechnical engineer considers the topography, geology, rock mass quality, hydrogeology, mining method and consequences of pillar failure.

A stability assessment of the Los Gatos crown pillar has been undertaken by Dr Luiz Castro and reported to Gatos Silver in a Technical Memorandum (L. Castro, 2022). Both a Scaled Span Analysis and long-term void migration assessment were completed.

The rugged topography at CLG results in crown pillar thicknesses ranging from 98 m to 206 m, shown in Figure 13.12, for stope spans between 5 m and 9 m.

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Figure 13.12: Crown Pillar Thickness Along Deposit Strike

Details of the locations noted in the above figure are provided on Table 13.5.

Table 13.5: Estimation of Crown Pillar Thickness and Stope Dimensions

Mining Area	Crown Thickness (m)	Stope span (m)	Stope Inclination (°)	Stope Height (m)
SEZ	206	8	60	25 + 25
SEZ to CZ	182	8	65	25
CZ	98	5 to 9	65	25 + 25
NWZ	116	7	75	27
NWZ	116	6	75	25

For the planned stope spans, described in Table 13.5, the crown pillar is considered stable in the short and long-term for all the geometries and rock mass conditions evaluated. In addition, void migration to surface is unlikely to occur for the planned upper stope dimensions for the different mineralized zones. This means that the volume of the bulked rock will tend to fill the available underlying voids and upwards progression of failure will be halted for the planned 25 m high stopes.

13.2.2	Hydrogeology

The mine area is located entirely within the area defined by CONAGUA (2020) as the San Felipe de Jesus Aquifer. The closest adjacent aquifer areas are the Upper Rio San Pedro to the north and the Valley de Zaragoza to the east. The San Felipe de Jesus Aquifer as defined by CONAGUA is a groundwater basin or management area rather than an aquifer in the strict sense. Within its boundaries the San Felipe de Jesus Aquifer area

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contains multiple aquifer and aquitard units within several hydrographic basins along the upper part of the Rio Conchos, an important river of northern Mexico and a major tributary of the Rio Grande. The CLG mine itself is located in the upper drainage of Arroyo de Santo Toribio, an ephemeral tributary of the Rio Conchos.

13.2.2.1	Hydrogeologic Units

The principal water-bearing formations (Hydrogeologic Units – [HGUs]) present at surface and in the underground mine are:

■	Alluvium (restricted to Arroyo Santo Toribio)

■	Sandstone and conglomerate (restricted to the NE side of the Los Gatos Fault)

■	Volcanic formations (fractured and brecciated dacite, rhyolite, andesite)

■	Los Gatos Fault gouge zones

■	Los Gatos Fault damage zones

■	NNW-striking and NE-striking faults damage zones

These HGUs are cut by several sets of faults that further compartmentalize the groundwater system. This compartmentalization is a consequence of fault zone formation processes that commonly produce zones of increased or reduced K compared to adjacent unfaulted rock.

The process of fault displacement forms zones of closely spaced fracturing or brecciation (damage zones) which, with increasing displacement, can develop a zone of fine-grained fault rock or gouge (the fault core) flanked by damage zones. Fault damage zones can form areas of higher fracture porosity and K immediately adjacent to low permeability fault cores and lower permeability undamaged rock. This close association of different hydraulic properties means that large displacement fault zones can have complex hydraulic behavior and can variously behave as barriers to flow, flow conduits or combined barrier-conduits, dependent on scale of displacement and displacement history.

The Los Gatos Fault has up to several meters thickness of fault gouge over long distances along strike and up and down dip. This low-permeability material is interpreted to act as an aquitard (groundwater flow barrier), based on the observed low inflow rates in stopes where thick clay zones are found on the footwall side of the Los Gatos Fault. The Los Gatos Fault gouge HGU is an important control on groundwater movement at the mine.

The low-K gouge zone of the Los Gatos Fault HGU is flanked by damage zones of variably heavily fractured rock, formed in the Sandstone and Conglomerate HGU on the NE side and the Volcanic HGU on the SW side. These have higher groundwater storage and hydraulic conductivity parallel to the Gatos fault than the relatively less fractured rock at a greater distance from the fault and form distinct HGUs that are interpreted as allowing local groundwater movement parallel to the Los Gatos Fault gouge HGU, where infiltration of groundwater from surface or inflow across the Los Gatos Fault occurs.

Fault damage zones are known to be associated with some of the NNW-striking cross-faults that cut the Los Gatos Fault, most notably along the Anti-Gatos Fault. The Anti-Gatos Fault damage zone is a major water-bearing structure in the underground mine at CLG and this (and parallel structures) are interpreted as distinct HGUs that have the potential to allow groundwater flow across the Los Gatos and associated parallel faults.

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13.2.2.2	Water Table

Within the Los Gatos Mine, the water table was first encountered in 2018 at an elevation of approximately 1,400 masl. The water table appears to have been essentially flat at this time, which is consistent with good lateral hydraulic connectivity within the higher K volcanic formations that host the deposit where the open stopes were mined.

The subdued water table topography within the underground workings has been sustained during drawdown caused by dewatering pumping at progressively higher rates since 2019. In May 2022 (MCLG, 2020b), the water table surface within the mine dipped towards the NW, declining from the SE end of the Central Zone (at about 1,310 masl) to the NW end of the Northwest Zone (at 1,290 masl), indicating a gradient of about 0.02. This gradient towards the NW is toward the area of highest dewatering pumping rates and the lowest elevation workings.

Static water levels are only measured in the underground workings and when dewatering wells are not pumping. Deep wells that allow monitoring of groundwater levels and gradients are currently restricted to the immediate area of the underground mine. The lack of deep monitoring wells in the area to the NE and SW of the mine away from the Gatos Fault prevents the general shape of the water table or phreatic surfaces from being mapped and the radial extent of drawdown impacts from being assessed.

The relatively impermeable Los Gatos Fault Gouge HGU in the core of the Gatos Fault is interpreted as having greatly restricted groundwater inflow from the saturated sandstone HGU, which is presumed to have a much higher elevation water table (comparable to pre-mining elevation).

13.2.2.3	Recharge

Recharge to the groundwater system is from infiltration of rainfall, infiltration of flow in the Arroyo Santo Toribio and groundwater inflow from the upgradient area of the Rio Conchos Graben and adjacent mountains. In the mine area, flow in the Arroyo Santo Toribio includes intermittent response to precipitation events and perennial flow over a short distance downstream of the discharge of underground dewatering water from the sedimentation and cooling pond. Infiltration of precipitation is expected to preferentially recharge the Gatos Fault Damage Zone HGU with lower rates of recharge reaching the volcanic and epiclastic HGUs.

Geothermal water inflow to the underground workings occurs at elevations below 1,450 masl. The water temperature of the inflow ranges from 41° C to 72.1° C, with the highest temperatures found at greatest depth and at the junction of the NW and Central zones (MCLG, 2022b). The highest temperature groundwater inflow is associated with the NNW-trending Anti-Gatos Fault and sub-parallel structures. The geothermal inflow is inferred to represent upwelling of buoyant water from depth along conductive fault and fracture zones. Elevated groundwater temperatures were noted in early field mapping (Geologic Mapping, 2013) to the SE of the underground mine, so further areas of geothermal inflow may be encountered associated with Anti-Gatos Fault parallel structures in currently undeveloped areas.

13.2.2.4	Discharge

Under pre-mining conditions, groundwater discharge is likely to have occurred through evapotranspiration from the alluvial aquifer along Arroyo Santo Toribio and through outflow SE toward the Rio Concho. At present, the major groundwater discharge is through pumping from dewatering wells and underground sumps. For the Feasibility Study a site-wide water balance was conducted based on a numerical groundwater flow model. Since then, a better understanding of the hydrogeology gained from underground operations indicates the need for an updated groundwater flow model and site-wide water balance.

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13.2.2.5	Conceptual Hydrogeologic Model

The key elements of the conceptual hydrogeologic model are summarized in Figure 13.13.

Source: Adapted from Rowearth, 2016

Figure 13.13: Conceptual Hydrogeologic Model

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13.3	Dewatering Infrastructure and Methods

Dewatering of the underground mine is achieved through a combination of pumping from dewatering wells and from underground sumps.

13.3.1	Wells

Dewatering wells at the Los Gatos site consist of deep dewatering wells drilled from pads at the ground surface and shallow underground dewatering wells drilled from bays in the Northwest Zone (NWZ) of the underground mine to target specific transmissive water bearing fault zones (MCLG, 2022a, b, c).

13.3.1.1	Dewatering Wells (surface)

A total of 18 dewatering wells collared at the land surface have been drilled, of which 13 are available and 11 are active, summarized in Table 13.6. All dewatering wells are constructed to pump from the rock mass surrounding the deposit. Four active wells (wells 9, 11, 12, and 17) are collared in the hanging wall of the Los Gatos Fault, the remaining active wells (3, 4, 5, 6, 7, 8, 8A) are collared in the footwall of the Los Gatos Fault.

Table 13.6: Deep Dewatering Wells (May 22, 2022)

Well Number	Easting	Northing	Collar Elev. (masl)	Total Depth (m)	TD elevation (masl)	Water Level (masl)	Flow (L/s)
1	368580.2	3047200.3	1,595.3	530	1,245.3	-	Inactive
2	368371.3	3047316.4	1,596.5	350	1,246.5	-	Inactive
3	368847.9	3047274.5	1,574.0	410	1,164.0	1,303.3	67.8
4	368630.9	3047245.3	1,588.6	376	1,212.6	1,300.6	13.1
5	368188.7	3047462.1	1,593.8	410	1,183.8	1,293.8	61.6
6	368041.9	3047637.1	1,594.5	372	1,222.5	1,308.5	0*
7	368451.9	3047401.4	1,580.3	410	1,170.3	1,239.8	15.5
8	368893.4	3047058.9	1,624.1	420	1,204.1	1,299.1	11.7
8A	368781.3	3047142.0	1,600.5	410	1,190.5	1,296.8	64.2
9	368325.5	3047569.3	1,581.5	460	1,121.5	1,291.7	16.0
11	368845.4	3047425.0	1,583.1	436	1,147.1	1,304.4	19.8
12	369092.8	3047294.0	1,571.1	400	1,171.1	1,312.6	16.7
17	368133.4	3047683.7	1,583.3	465	1,118.0	1,259.9	106.2

Note: *Flow of 83.3 L/s and water level at 1,235.44 masl when taken offline for excessive vibration April 29, 2022.

The combined flow of all deep dewatering wells at the time of the site visit was 392 L/s. Since January of 2021, deep dewatering wellfield production has remained stable at 400 L/s to 500 L/s.

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13.3.1.2	Dewatering Wells (underground)

In May 2022, four underground wells were in operation, summarized in Table 13.7. The combined flow rate of underground wells during the week of May 22, 2022, was approximately 400 L/s, of which 80 to 85% comes from the two deep underground wells (MCLG, 2020c).

Table 13.7: Underground Dewatering Wells (May 22, 2022)

Location	Water level (masl)	Flow (L/s)
UG Well #1 NWZ 1370	1,285.5	169
UG Well #2 NWZ 1370	1,290.4	170
UG Well NW 1300 #1	1,294.3	31
UG Well CZ 835 #2	1,303.6	27
UG Well CZ 590 #1	1,293.1	Not recorded

13.3.1.3	Monitoring Wells

No dedicated deep monitoring wells have been installed to assess drawdown of the water table.

13.3.2	Drains and Sumps

Groundwater that is not intercepted by dewatering wells enters the underground workings both through longhole drains drilled ahead of mining to dewater and depressurize the working face and through seepage from water-bearing faults and fractures in the walls. This inflow, in addition to drill and service water and backfill seepage, drains under gravity to sumps located at multiple ramps and levels in each of the mining zones, as listed below:

■	Northwest Zone – 1300 and 1325 Level Dewatering sumps (3 in total), 1390 Level Main Dewatering Sump, Clear Water Sump

■	Central Zone – 1300–194 Ramp, 1330 Level (2), 1335–194 Ramp, 1376 Level

■	Southeast Zone – 1325 Level

Contact water collected at the ramp and other level sumps is piped to the Main Sump at the 1384 Level, from where it is pumped to the surface through borehole risers. Contact water collected in access ramp sumps is pumped to surface through the ramp pipe (MCLG, 2022a). All underground wells, described above, pump non-contact water to the clear water sump at the 1390 Level, from where it is pumped to the surface through borehole risers.

At the time of the site visit in mid-May 2022, the total dewatering pumping rate from the underground was approximately 500 L/s, of which 70 to 80% was non-contact water from underground wells, with 20 to 30% being contact water from sumps.

13.3.3	Dewatering Plan

No formal dewatering plans were presented that address the management of either immediate or predicted future groundwater inflows necessary to achieve drawdown rates for the mining plan. However, the mine operator outlined immediate (2022) plans to install three additional dewatering wells in the underground to produce an additional 495 L/s, based on an estimate of pumping capacity needed to achieve drawdown to 1,170 masl by 2023 (Hydro Ressources, 2020a-e, 2021).

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13.3.4	Observed Drawdown and Historical Pumping Rates

The pre-mining water table elevation in 2018 was approximately 1,400 masl. In May 2022, after more than four years of dewatering pumping, the water level ranged from 1,290 to 1,305 masl, a maximum drawdown of approximately 105 meters. The target drawdown elevation (lowest mining level) is 1,170 masl, requiring a further 120 meters of drawdown.

Pumping rates for individual wells have been generally stable or slightly decreasing. The combined pumping rate has increased as more wells have been added. The combined dewatering well pumping rate in since early 2021 has remained stable at 400 to 500 L/s dependent on the number of wells in operation.

Pumping of groundwater inflow from underground sumps and wells showed an essentially linear increase from 54 L/s at the start of pumping in April 2018 to approximately 270 L/s in December 2020. Installation of underground wells in the NW and Central zones in 2021 sharply increased the total pumping from the underground to 489 L/s by May 2022. Historical dewatering rates are summarized in Figure 13.14.

Figure 13.14: Dewatering Rates at Los Gatos Mine

13.3.5	Required Drawdown and Predicted Pumping Rates Required

The total dewatering pumping rate in May 2022 was approximately 909 L/s, which had achieved a total of 105 meters of drawdown to 1,290 masl, representing a specific capacity of 8.66 L/s/m. The target drawdown elevation by 2023 is 1,170 masl, requiring 120 meters of additional drawdown. At the current specific capacity of the

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dewatering system, an additional 1,039 L/s would be required to achieve the necessary drawdown, for a total system capacity of approximately 1,950 L/s.

Specific capacity has consistently decreased since dewatering pumping began from over 48 L/s/m to 8.66 L/s/m in 2022 (Hydro-Ressources, 2020a-e). At the rate of decline in specific capacity observed between 2021 and 2022, the projected specific capacity at the target drawdown of 225 meters could be as low as approximately 7.5 L/s/m which, if realized, would require an additional 900 L/s/m dewatering pumping, setting a lower limit for peak dewatering pumping at approximately 1,810 L/s.

Dewatering pumping, drawdown and specific capacity data analyzed by Hydro-Ressources and reviewed by Golder support a maximum dewatering pumping rate to achieve ultimate target drawdown in the range of approximately 1,800 to 2,000 L/s. This dewatering pumping rate is estimated to be sufficient to draw down the water level to 1,170 masl under the current mining plan in the NW and the CZ.

13.3.6	Discussion of Dewatering Issues

The addition of dewatering pumping capacity (wells plus sumps) in annual increments of 260 to 270 L/s has resulted in drawdown rates of 4 to 5 meters/month in 2019 and 2020 for annual drawdown totals of up to 50 m. To increase the rate of drawdown, the total pumping capacity would need to be increased from its current 909 L/s to the upper target rate of 1,950 L/s as quickly as possible. There is insufficient data to quantitatively estimate the rate of drawdown, but simplistically if an addition of 209 L/s yields a rate of drawdown rate of 35 m in 10 months an increase of 1,039 L/s would be expected to increase the rate of drawdown by approximately a factor of five (i.e., 175 m in 10 months, or 105 m in 6 months). To achieve the target drawdown of 105 meters by early 2023, the estimated peak dewatering pumping capacity should be installed as soon as possible in 2022.

The current deep dewatering wellfield produces approximately 500 L/s, underground dewatering wells produce approximately 400 L/s and sump pumping produces 100 to 150 L/s for a total of approximately 1000 L/s. The estimated peak dewatering rate to achieve drawdown to 1170 masl is 1,950 L/s, requiring the addition of 950 L/s of pumping capacity beyond that active on May 22 (assuming that well #6 can be returned to service). The planned three additional underground dewatering wells may add 450 L/s, if they can achieve and sustain their target yields. This would raise the underground pumping total to approximately 1,000 L/s, which the underground piping system is able to convey, provided that the lift stations and planned upgrades can sustain this rate.

The shortfall of approximately 450 L/s will require the location and construction of additional dewatering wells. This additional dewatering capacity is most cost-effectively provided by installing new deep dewatering wells drilled from pads at surface to depths of 500 to 550 meters to ensure total depth below the target drawdown elevation of 1,170 masl. Assuming that approximately 100 L/s is the likely maximum sustainable yield in a dewatering well targeting water-bearing structures, a minimum of five wells will be needed. For costing, an exploration drilling program of ten test borings to identify five dewatering well locations should be assumed. Unusably low yield test holes should be completed as monitoring wells.

The Mine Plan includes a capital allotment of $11 million for mine dewatering and mine water management, including the installation of additional wells and pumping infrastructure, as noted above.

13.4	Surface Water Management

Water from the deep dewatering wells, except for #3, 9 and 17 is piped to a cooling tower with a capacity of 375 L/s before discharge to Arroyo Santo Toribio. Well #3 is discharged directly to Arroyo Santo Toribio. Well 9 provides water for use at Camp #2 with the difference being sent to a wooden cooling tower before discharge to Arroyo Santo Toribio. Water from Well 17 is piped directly to the cooling basin (120 L/s).

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Water from the underground contains clear, non-contact water and contact water streams. Both streams are piped to a lined holding pond for sediment settling, cooling and evaporation before discharge to Arroyo Santo Toribio. The total underground discharge rate to the ponds at the time of the site visit was approximately 500 L/s.

13.5	Underground Mining Equipment

The underground mine is equipped with fixed and mobile equipment as described below.

13.5.1	Underground Equipment Criteria

Equipment requirements for Los Gatos are split into two categories: mobile and fixed equipment. Equipment requirements for each category cover the major components for the operation. The following list includes the design criteria for sizing, selecting, and quantifying mobile and fixed equipment:

■	Mobile equipment quantities, purchases, and rebuild schedules are defined as required to meet the LOM plan.

■	Mobile equipment is not rebuilt or replaced in the last two years of the life of mine.

■	Criteria considered in equipment selection included suitability, equipment standardization, operating productivity and cost. The equipment selection process was iterative to obtain the optimum equipment required to achieve the planned development and operation of CLG mine.

13.5.2	Underground Mobile Equipment

Mobile equipment required for lateral development includes drill jumbos, LHDs, haul trucks, and ground support equipment. The mobile equipment fleet has been determined by the following criteria:

■	Where a fleet of equipment (e.g., jumbo drills, LHDs, haul trucks) is required, additional units have been purchased to provide standby coverage associated with expected availability. Mechanical availability of 80% was assumed for all mobile equipment. For utility vehicles, where one unit or less is required, one unit has been purchased.

■	Geometry of the veins may sometimes increase equipment requirements. The CLG deposit is approximately 1,800 m along strike, which can place unreasonable demands on slower-moving equipment such as jumbo drills.

Table 13.8 provides a list of the underground production mining mobile equipment with maximum units required on site for the LOM. The quantities exclude replacement equipment. Total operating units may fluctuate over the LOM to match the production and development schedule requirements at any given time.

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Table 13.8: Underground Mobile Equipment

Mobile Equipment	Max Units
Electric/Hydraulic Jumbo DD321	5
Electric/Hydraulic Bolter DD421	6
LHD LH307	2
LHD LH514	6
Haul Trucks TH540	7
Normet Transmixer LF600	3
Normet LF050 Spraymec	2
Normet Charmec ANFO Loader	3
ITH Production Drill DU311	2
Top Hammer Production Drill DL421	1
Utility Vehicles/Tractors	21
Total	58

Tractors are used to transport some personnel during shift changes and for nipping materials and general transport throughout the mine. All tractors are equipped with a cargo/man–carrying compartment in the back. Some tractors are also equipped with man lifts for facilitating services installations, constructing bulkheads, surveying, geological mapping, loading of development rounds, etc.

Utility vehicles are used by personnel for quick transport between headings and are the preferred mode of transport for supervision and technical support staff.

The following crews have been issued tractors and/or utility vehicles for use during the shifts:

■	Development blasters

■	Backfill crew

■	Mechanics

■	Electricians

■	Production blasters

■	Warehouse

■	Managers/shifters and technical support staff

13.5.3	Underground Fixed Equipment

Underground infrastructure and associated fixed equipment are as follows:

■	Mine dewatering:

▪	Dewatering pumps – primary

▪	Dewatering pumps – secondary

▪	Portable dewatering pumps

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■	Underground mine ventilation:

▪	Facility and auxiliary fans

▪	Development and production ventilation fans

▪	Substation ventilation fans

▪	Fire doors

▪	Regulators

■	Underground satellite shop:

▪	Fuel/oil station

▪	Wash bay

▪	Tire storage

■	Safety and miscellaneous:

▪	Refuge chambers

▪	Secondary egress raise

■	Electrical equipment:

▪	Ventilation electrical substation

▪	Dewatering electrical substation

▪	Ventilation electrical substation

▪	North, South, and Central refrigeration plants

▪	North, South, and Central Mine Load Centers (MLCs)

▪	Shop, wash bay, and fuel bay electrical

▪	Miscellaneous lighting and auxiliary panels

13.5.4	Underground Ventilation

The purpose of the mine ventilation system is to provide air in sufficient quantity and quality to ventilate the underground workings and, most importantly, to maintain working conditions at an acceptable level and in accordance with mine regulations.

The design principles that have been incorporated for the Los Gatos project are proven and internationally recognized. The prime objective is to provide a safe and healthy environment in all underground workings and to comply with the regulations of the Mexican standard, “NOM-023-STPS-2012 Underground Mines and Open-Air Mines – Occupational Health and Safety Conditions.”

The Los Gatos mine is a trackless underground mining operation. It is highly mechanized with diesel-powered LHDs, trucks, drill rigs, personnel carriers, etc. Ore transport is via trucks to surface. Development of the main accesses and sublevels is through drill-and-blast operations utilizing LHDs, trucks, and drill rigs. For this reason,

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the ventilation system design base case is based on requirements to ventilate exhaust from the mobile equipment fleet, adjusted for heat load calculations and required refrigeration. As a push-pull system arrangement, fresh air is downcast via the main ramp and blown down two fresh air raises and exhausted through the main exhaust raises with fans mounted on top.

The mine development and production plan, along with schedules and equipment, have been reviewed to determine the airflow requirements for the various stages of the mine life.

13.5.4.1	Ventilation Method and Design Criteria

The two main intake raises (North and Central) and the main access decline provide fresh air into the mine, while the air is exhausted via the Central Vent Raise, Northwest Vent Raise, (Figure 13.15). Fresh air is distributed into the mine workings through a series of ramps and haulage levels. Booster fans and regulators are used to direct air to the active mining levels. Where possible, exhaust and intake raises have been placed at the ends of the mining sublevels to provide flow-through ventilation. Air quantities are based on Mexican regulations for diesel emission dilution and exhaust from the mine, namely 2.13 m3/min/Hp (75 CFM/Hp) and additional flow for mine-cooling purposes. The diesel engine horsepower ratings are based on manufacturer technical specifications for the mobile equipment. To address the health and safety of personnel, and as a general guideline in design, air velocities are designed to be between 0.25 m/s and 6.5 m/s. A leakage factor is also included in volume calculations. The design criteria for the ventilation models are listed in Table 13.9.

Table 13.9: Ventilation Design Criteria

Description	Unit	Design Value
All surface ventilation raises	m Ø	4
Internal ventilation raises	m Ø	3
Ramp dimension	m	5 x 5.5
Footwall drift dimension	m	5 x 5
Ventilation tubing	mm Ø	1,220
Average drift friction factor	kg/m3	0.016
Raise bore friction factor	kg/m3	0.005
Steel duct friction factor	kg/m3	0.0037
Airflow requirement for diesel-powered unit	m3/min/hp	2.13
Maximum velocity in drifts	m/s	7.6
Surface elevation above sea level	m	1,550

The full production ventilation stage was modelled with active production crews in each mining area. Fresh air is delivered to these areas via the Central Vent Raise with two fans mounted on surface and the South Ventilation Raise equipped with one fan. Upcast air exits the mine through the North Vent Raise with two fans (only one in operation at current demand) and the Central Vent Raise with one surface-mounted fan. The two fans on the Central Vent Raise operate in parallel with an operating point of 93.02 cubic meters per second (m3/s) and an operating pressure of 0.9 kPa per fan. The surface fans at the South Vent Raise supply air to the central and southern portion of the mine and have an operating point of 143.93 m3/s and 2.5 kPa each. The ventilation requirements are based on the diesel-powered equipment fleet for both production and development mobile equipment. Figure 13.15 shows the ventilation arrangement at full production.

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Figure 13.15: Ventilation Arrangement at Full Production

Legend:

Grey: As-built Tunnels

Green: Planned Development

Red: Exhaust Airways

Blue: Fresh Airways

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Table 13.10 shows the currently installed ventilation capacity at CLG, and the ultimate capacity once the final two ventilation raises are constructed for the SE Zone, expected in the first half of 2023.

Table 13.10: Current and Ultimate Ventilation Capacity at CLG

Air Pathway	Zone	Upcast Volume, (CFM)	Downcast Volume, (CFM)	Installed Power (Hp)	Fans	Direction
Vent Raise #1	Central		560,000	500	1	Downcast
A/F R/E Emerg. #1	Central		4,102			Downcast
Vent Raise #2	Central		500,838	500	1	Downcast
Vent Raise #3A	NW	260,000		400	2	Upcast
Vent Raise #4	Central	594,300		2 x 400	1	Upcast
Vent Raise #5	NW	500,000		500	1	Upcast
Portal (Decline)	Central		280,017			Downcast
Current Ventilation System		1,354,300	1,344,957

Vent Raise #6A	SE	280,000		2 x 400	1	Upcast
Vent Raise #7	SE		280,000	2 x 400	1	Downcast
Ultimate Ventilation Capacity		1,634,300	1,624,957

Note: Table 13.9 includes ventilation raises #6A and #7, which will be constructed in 2023.

Table 13.11 shows the total ventilation requirement based on the percentage of mobile equipment utilization. The current installed ventilation capacity is 1,350,000 CFM which is in excess of the required ventilation, shown on Table 13.11.

Table 13.11: Mobile Equipment Ventilation Estimate

Mobile Equipment	Units	Unit Power		Unit Air Flow	Fleet Air Flow	Utilization	Required Air Flow
Make, Model		kW	Hp	CFM	CFM	%	CFM
Electric/hydraulic jumbo, DD321	5	110	148	11,237	56,185	20%	11,237
Electric/hydraulic bolter DD421	6	110	148	11,237	67,422	25%	16,856
Sandvik LHD LH307	2	160	215	16,114	32,227	75%	24,170
Sandvik LHD LH514	6	256	343	25,866	155,199	75%	116,399
Sandvik Toro Truck, TH540	7	405	543	40,920	286,439	70%	200,507
Normet Transmixer LF600	3	104	139	10,389	31,167	35%	10,908
Normet LF050	2	120	161	12,085	24,170	75%	18,128
Normet Charmec SF Emulsion loader	3	121	162	12,297	36,891	50%	18,446
Sandvik Cubex ITH Production drill	2	130	174	13,145	26,290	20%	5,258
Sandvik Solo DL421 Production drill	1	110	147	11,237	11,237	20%	2,247
Utilty vehicles/tractors	21	100	134	10,177	213,716	40%	85,486
Subtotal	58				940,945	54%	509,643
Personnel	100			53			5,297
Airflow for explosives volume							129,500
Airflow to cool rock & water temperatures							180,100
Total Ventilation Requirement							824,540

13.5.5	Mine Air Cooling

The cooling design for CLG is based on achieving an average stope and development reject wet bulb (WB) temperature of 28.5°C, using a surface intake air temperature of the high month average of 24.5°C and 33°C (WB

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and dry bulb [DB], respectively). This section relates to the in-mine heat loads and the associated cooling requirements. Primary heat load components are:

■	Virgin Rock Temperature (VRT) and related thermal gradient.

■	Artificial heat loads (e.g., trackless equipment, fissure water, broken rock, pumps, auxiliary fans, personnel, and lighting).

■	Ambient summer fresh air intake temperatures.

■	Mining depth and auto-compression.

Each system (or combination thereof) contributes either positively or negatively towards the heat load of a mine and related cooling and refrigeration needs. Taking into consideration the geographic location of the mine and the trackless mining system, primary heat load contributors are as follows:

■	VRT: Gradient = 2.5°C/100 m depth with a surface temperature of 25.0°C and the rock temperature of the deepest mining level (1,150 masl) ranging between 33°C and 37°C. Heat load contribution is approximately 0.4 MW.

■	Trackless Equipment: Overall vehicle duties were calculated to be approximately 8.6 MW, and the related heat load in conjunction with the utilization of the equipment was calculated to be approximately 4.1 MW.

■	Auto-compression heat load: Surface to ventilation shaft depth related to approximately 1.1 MW.

■	Other in-mine heat loads: Approximately 0.7 MW from auxiliary fans and pumping systems.

■	Fissure water heat load contribution: An estimated 0.7 MW of heat could be applied to the underground mine environment. This assumes an inflow of 20 L/s at 54°C and leaves the mine via the dewatering system at 44°C.

■	Backfill and other heat loads (personnel, lighting, etc.): Approximately 0.1 MW.

The calculated overall heat load is approximately 6.5 MW, including auto-compression. The fresh air-cooling capacity calculated is 1.7 MW. As a result, the mechanical cooling required to maintain the reject temperature of 28.5 °C is 4.8 MW. Including provisions for 20% energy loss, the refrigeration plant design capacity is rated at 6.0 MW. Although not included in the calculations, a precooling tower may be required for the underground service water to ensure it does not constitute an additional heat load on the underground environment. Mine cooling design criteria and assumptions are summarized in Table 13.12.

Table 13.12: Cooling Design Assumptions

Assumption	Value
Average Monthly high temperature	33[o] C
Average Relative Humidity	47%
Average Monthly high WB temperature	24.5[o] C
Maximum allowable WB temperature	28.5[o] C
Surface rock temperature	25[o] C
Geothermal gradient	2.5[o] C/100m
Rock thermal conductivity	3W/mC

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Rock wetness fraction	0.25
Scooptram (LHD's)	6
Haul trucks	7
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The average monthly high temperature and relative humidity come from statistical data and “Q451-02-010 Los Gatos Design Criteria” from previous work. The surface rock temperature comes from measured values from the diamond drill chamber; an accurate gradient was not available, so a standard geothermal gradient of 2.5°C/100 m depth was used.

The major pieces of diesel equipment (5 LHDs and 7 haul trucks) were placed in the model as point sources. These point sources of heat were distributed into the different mining zones. Figure 13.16 identifies the location of diesel equipment for the simulation.

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Figure 13.16: Heat Model Equipment Locations

Legend:

Grey: As-built Tunnels

Green: Planned Development

Red: Exhaust Airways

Blue: Fresh Airways

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Using 28.5°C as the design reject WB temperature, the simulation results show areas in which the WB temperatures exceeds the allowable threshold, supporting the calculations. This indicates that cooling is required during the hotter months of the year.

To reduce the amount of equipment and infrastructure underground, a single 6 MW cooling plant is constructed on the surface near the South Vent Raise. This cooling plant will chill water and send it to Bulk Air Coolers (BACs) on the Central Vent Raise and the South Vent Raise. These BACs will be located on the intake air stream of the Central and South Vent Raises and chill the air using a direct-contact spray of chilled water from the cooling plant.

The 6 MW cooling plant supplies 2 MW of cooling capacity via a BAC to the Northwest Zone and 4 MW to the Central Zone and South Zone. Figure 13.17 shows the mine heat cooling simulation results.

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Figure 13.17: Mine Heat Cooling Simulations Results

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The model inputs will be updated as additional data on the rock temperature and water sources becomes available throughout the mine life.

13.6	Mine Design

13.6.1	Mine Access

The main access decline connects the surface portal to the Northwest and Central internal ramps at the 1420 Level. Where possible, ramps are designed to maximize straight runs for safety and haulage efficiency, as well as to minimize wear on mobile equipment.

The South-East ramp, which will service the South-East zone, is an extension of the Central ramp. For ease of entry and exit, ramps have been designed at a -15% gradient, reducing to -13% in the turns, and leveling out to - 4% at main intersections. Curves have been designed with a minimum 25 m radius, passing bays are incorporated where required, and safety bays are included at 30 m spacing.

Two raise bored egress raises have also been installed between the underground and surface. The egress raises have been shotcrete lined and equipped with ladders. The raises will provide an escape route for evacuating personnel out of the mine in the event the main access decline from surface becomes blocked.

13.6.2	Mining Methods

The mining methods used at CLG are two bulk stoping methods, transverse longhole, and longitudinal longhole, as well as a more selective overhand cut-and-fill mining method. Based on geomechanical recommendations, the sublevel intervals in the longhole stopes are fixed at 25 m (floor to floor). A combination of cut-and-fill and longhole mining methods will be used for the CZ and SE, while the NW and S2 will be mined using transverse longhole and longitudinal longhole methods.

Mining method selection at CLG was based on the following:

■	Safety

■	Geomechanics / Rock Quality

■	Resource Geometry

■	Vein Variability

■	Economics

At CLG mine, approximately 77% of the Mineral Reserves will be mined by longhole methods and the remainder by cut-and-fill.

13.6.2.1	Cut-and-Fill Mining Method

The cut-and-fill mining method is applied where the vein dip is less than 55 degrees. The technique permits maximum recovery of mineralized material. The cut-and-fill mining method is selective, but with a lower productivity than bulk mining (longhole) and resultant higher mining cost per unit tonne mined due to the small production blast sizes.

Main haulage drifts are developed laterally in the footwall, offset approximately 90 m from the mineralized zone, and vertically spaced at 25 m. The mineralized zones are accessed from crosscuts at approximately 200 m centers horizontally along strike. From the crosscuts, attack ramps are driven initially at a -15% gradient to intercept the mineralized zone(s) at the bottom floor of that stope block. Subsequent floors are mined in 5-m cuts,

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with a total of four cuts being taken from each attack ramp. Once the mineralized zone is intersected, headings are driven in both directions to provide two working faces. In the CZ, this is repeated on two active main levels to achieve the daily production rate. Figure 13.18 shows a typical cut-and-fill stope as an example.

Figure 13.18: Typical Cut-and-Fill Mining Method Schematic

The cut-and-fill mining method is applicable at CLG where the orebody geometry has these characteristics:

■	Cut-and-fill is a “person-entry” mining system where personnel have full access to the excavation in case the drift intersects a water-bearing drill hole or structure (therefore, water control measures can be implemented). This is not the case with a longhole stope.

■	The geometry of the mineralized zone, specifically the relatively shallow dip, is more amenable to cut-and-fill than longhole stoping.

■	The cut-and-fill method provides better control of poor-quality hanging walls when the mineralization is in the vicinity of the Gatos Fault thereby reducing the risk of waste rock dilution of the ore, when compared to longhole stoping.

■	Cut-and-fill is a selective mining method, allowing close geological control of mining. This control typically results in higher ore grades and less dilution.

■	Less definition drilling is typically required with a method that essentially follows the mineralized zone.

■	Due to its lower productivity, more stopes must be actively mined, as compared to the longhole method, to meet the planned production rate.

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13.6.2.2	Longhole Stoping

Longitudinal longhole stopes have been designed for extraction of mineralized material up to 8 m wide (from footwall to hanging wall). In the NW zone, veins that are wider than 8 m are mined using transverse longhole stoping. Transverse stopes are laid out in widths of 9 m and run from the FW to the HW, normal to the strike of the mineralized zone. Typical stopes lengths are 12 m but can vary with pinches and swells of the mineralized veins.

Only a small number of stopes are designed as transverse as they are included in the short-term operational plan. Longhole stoping beyond 2023 is designed solely as longitudinal.

13.6.2.2.1	Transverse Longhole Stoping

Transverse longhole stoping is a bulk mining method in which the long axis of the stope and access drifts are perpendicular to the strike of the mineralized zone.

Access levels are developed subparallel to the strike of the veins in the footwall of the deposit. Access drifts for drilling and mucking are then developed from the levels to the top and bottom of each stope.

The mine design assumes a stope width of 12 m and height of 25 m for all transverse longhole stopes. Stope lengths vary depending on the thickness of the vein; however, the maximum stope length is restricted to 21 m by the hydraulic radius, while the minimum length has been determined to be 8 m. Longhole stoping areas 8 m, or less, in length are mined longitudinally. The drilling level at the top of the stope and the mucking level at the stope bottom are driven 5 m wide by 5 m high with arched backs. A slot raise is driven between the two levels to provide a free face for blasted rock to break into.

Figure 13.19 illustrates the concept for a typical development and extraction sequence for a transverse stoping block.

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Figure 13.19: Typical Transverse Longhole Stoping

Transverse longhole stoping is considered a bottom-up method whereby the lowest stopes are removed first. The stope sequence is primary-secondary. In primary stopes, the drill drift and mucking drift are driven perpendicular to the strike of the vein. Access to the secondary stopes consists of a “Y” drift developed from the primary access drift.

Stopes above the bottom stopes only require a drill drift since the mucking drift is now the drill drift from the stope below.

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Secondary transverse longhole stopes are mined similar to primary stopes. However, secondary stopes require the primary stopes on both sides be mined out and backfilled (and the backfill cured) prior to blasting.

13.6.2.3	Longitudinal Longhole Stoping

Like transverse stoping, longitudinal stoping consists of a drill drift at the top of the stope and a mucking drift at the bottom. These drifts are driven along the vein, or parallel to the strike of the vein, and are developed 3.5 m to 5.0 m wide depending on the vein width.

This method requires the vein drifts be driven to either a defined boundary, a change in mining method (transverse), or the end of the mineralization. Then, the stopes are mined in sequence from the end of the drift to the access (i.e., retreat mining). Similar in process to transverse longhole stoping, each stope has a drop raise as a beginning point for the extraction retreat to the access crosscut. In accordance with geomechanical design parameters, should the stope length be greater than 12 m along strike, it will be necessary to stop, backfill, and re-establish a new drop raise before restarting the stoping sequence. Figure 13.20. illustrates the longitudinal longhole stoping technique. Upon completion, all voids are backfilled, to date with CRF and in future with paste fill, supplemented with development waste rock, when applicable and available.

Figure 13.20: Typical Longitudinal Longhole Stoping

13.6.2.4	Stope Backfill Types

CLG employs three types of backfill underground:

■	Cemented Rock Fill (CRF)

■	Cemented Paste Fill (CPF)

■	Waste Rock (unconsolidated)

CRF will be used until the CPF plant is constructed and commissioned (expected in Q4 2022). Once the paste fill plant becomes operational, CPF will become the primary backfill product; however, the CRF plant will remain as a backup for the life of the mine. Development waste rock will be used to displace the other two backfill products when material is available and when stopes being filled do not require a cemented backfill product.

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13.6.2.4.1	Cemented Rock Fill

CRF is essentially a concrete mix with a comparatively large rock particle size. Crushed waste rock (-75 mm in size) is mixed with cement and water in a batch process. The resulting mix is transferred underground to the mining areas via production mine trucks equipped with ejector boxes.

13.6.2.4.2	Cemented Paste Backfill

CPF is made by combining a portion of the mill tailings with binders (cement and/or fly ash) and a controlled amount of water to achieve a thick, mud-like consistency, akin to toothpaste. Paste backfill is pumped from the paste plant on surface into the paste boreholes to the paste bay in the mine. The paste bay is located by the Central Ventilation Raise on 1390 Level. From the paste bay, paste is distributed throughout the mine in 150 mm diameter Schedule 80 pipes that transitions to 150-mm diameter HDPE pipe at the discharge locations. Costing for heavy-wall pipe (for paste distribution) has been included in all internal ramp development. An opportunity exists to reduce costs by transferring paste vertically from level to level using boreholes, rather than along the decline ramp.

CPF typically provides a superior engineered product when compared to CRF. There is little or no product segregation during delivery and it is easier to tight fill in the cut-and-fill areas. When mucking in the cut-and-fill areas, the paste tends to serve as a better marker for the floor (smoother and more visual compared to waste rock), which tends to reduce floor dilution. A better backfill product also tends to reduce dilution when blasting up against backfill during the mining of secondary stopes adjacent to primary stopes.

13.6.2.4.3	Waste Rock Fill

Unconsolidated waste rock will be used to backfill portions of the 40% remaining void in the longitudinal stopes, as illustrated by Figure 13.18, or in cut-and-fill stopes where no cemented backfill, is required.

13.6.2.5	Stope Backfill Practices

13.6.2.5.1	Cut-and-fill Stopes

CRF has been used initially in the primary cut-and-fill stopes. Although ejector-equipped trucks can dump in the stope without raising the truck box, it is necessary to have an LHD available (preferably equipped with a “rammer jammer” attachment) to push the CRF tight to the back.

Paste filling in the cut-and-fill stopes is a relatively easy procedure. An HDPE paste line is extended to the stope face, and a waste rock barricade is built at the entrance to the stope cut. As the paste is poured, the line is intentionally broken, or pulled back, to ensure tight fill for the length of the stope.

Secondary cut-and-fill stopes can be filled with development waste and/or low-strength paste.

13.6.2.5.2	Transverse Stopes

After the stope is mined, it is backfilled with paste except when waste rock is available for inclusion in the secondary stope backfill mix.

During the backfill portion of the stope cycle, a bulkhead is initially constructed at the stope entrance of the mucking drift. Paste fill is then poured from the drill drift into the open stope. Once the paste filling is complete, it requires a cure time of 28 days prior to blasting adjacent stopes. Other activities such as development and drilling in the adjacent stopes may continue during the backfilling and curing cycle. Figure 13.21 illustrates a typical cemented paste fill practice.

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Figure 13.21: Transverse Longhole Backfill Practice

Pumping is typically required for paste delivery when the stopes being filled are outside a 45° cone (from the surface delivery point) and gravity is not sufficient to “push” the paste through the delivery pipe.

13.6.2.5.3	Longitudinal Stopes

When backfilling longitudinal longhole stopes there is no primary-secondary sequence. Consequently, the fill requirements differ slightly from transverse longhole stoping.

When using CRF or paste fill, only a portion of the stope must be filled with a cemented product. Once the stope is approximately 60% filled, the remaining unfilled back end of the stope can be filled with unconsolidated waste. If waste is not available, the remaining stope void can be filled with low strength paste fill. Figure 13.22 illustrates the practice of backfilling longitudinal stopes. The objective of this practice is to reduce the consumption of cement which reduces backfill costs.

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Figure 13.22: Longitudinal Stope Backfill Practice

13.6.3	Blasting Explosives

Blasting operations primarily uses bulk emulsion that is transported by an emulsion container truck from the permanent onsite storage facility to the heading. Non-electric (Nonel™) blasting caps are used for development, while longhole stoping uses i-Kon-II™ electronic blasting caps. Each blast is initiated with an electronic cap tied into a remote blasting box which is controlled through a centralized electronic blasting system. Blasting currently occurs at the end of each shift when there are no personnel in the mine. After the blasting event a period of 30 minutes is required for ventilation, which is based on simulations completed with a ventilation software package.

13.7	Mine Development

13.7.1	Development Rates

Development crews drive multiple headings whenever possible, thus increasing utilization of crews and equipment. Estimates for the development of double-headings are prepared based on a 30% increase in productivity over the single-heading rate for the same drift size.

Several techniques, including drop raises, raise bores, and raise climbers are employed for vertical development, such as for internal vent raises and manway raises, to achieve the most cost-effective development. Vertical advance rates include ground support/lining and mobilization/demobilization of equipment and crews. As mining progresses, detailed information from the mine should be included into future planning. Table 13.13 shows the estimated performance of the crews for the life-of-mine (LOM).

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Table 13.13: Lateral and Vertical Development Rates

Development Rates	Avg m/day
Lateral single heading in ore	3.4
Lateral multi-headings in ore	6.8
Lateral single heading in waste	3.4
Lateral multi-headings in waste	13.6
Vertical in waste	0.83

Source: Cerro Los Gatos

13.7.2	Development Schedule

The LOM development schedule, in meters of tunnel mined, is presented in Table 13.14 and extends from July 1, 2022, to the first quarter of 2028.

Table 13.14: LOM Development Schedule

Description	Units	Jul-Dec 2022	2023	2024	2025	2026	2027	2028	Total
Capital									-
Lateral - Waste	m	1,833	3,221	2,948	2,370	39	-	3	10,414
Vertical - Waste	m	514	705	561	421	-	-	-	2,201
Total Capex	m	2,347	3,926	3,509	2,791	39	-	3	12,615

Operating									-
Lateral - Ore	m	742	1,880	2,167	1,663	675	46	-	7,173
Vertical - Ore	m	-	-	-	-	-	-	-	-
Total Operating	m	742	1,880	2,167	1,663	675	46	-	7,173

Total Mine Development	m	3,089	5,806	5,676	4,454	714	46	3	19,788

Mine development on vein is added to the material handling system for delivery to the ROM pad on surface, feeding the crusher.

13.8	Mine Production

13.8.1	Stope Design Parameters

The Deswik Stope Optimizer (DSO) application was used for the optimization exercise. The optimization exercise requires the data shown in Table 13.15 and determines whether a defined stope shape will be economic to mine. The optimization test is applied to all stopes.

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Table 13.15: Stope Design Parameters

Parameter	Units	Cut-and-fill	Transverse Longhole	Longitudinal Longhole
Economic Cut-off Grade[1]	$/t	99	89	89
Marginal Cut-off Grade[2]	$/t	79	69	69
Pure Marginal Cut-off Grade[3]	$/t	52	42	42
Minimum Mining Width	m	3.5	8.0	2.0
Maximum Mining Width	m	8.0	21.0	8.0
Height	m	5.0	25.0	25.0
Pillar Between Veins	m	5.0	5.0	5.0
Stope Mining Length	m	6.0	12.0	12.0

Notes:

1.	Full cost - Covers all mining costs

2.	Marginal cost – Tonnage included in the Mineral Reserve when full economic stopes stop, and a vein must be mined to access economic mineralized material beyond. In this case only the variable costs are applied. The fixed costs are covered by the full cost mineralized material.

3.	Pure Marginal – Tonnage included in the reserve for stope preparation for longhole and cut-and-fill method. This material is lower than economic value, but if it must be mined and the mill has capacity, it need only cover variable mining and treatment costs. General and administrative costs are covered by economic mineralized material.

13.8.2	Mining Dilution and Recovery Factors

The dilution and recovery factors are described in Section 12.3.2.1. Dilution factors have been based on historical data, vein width and dip for the longitudinal and transverse longhole stopes. The cut-and-fill dilution factors were determined by the proximity and influence of the Gatos fault.

The mining recovery factors were defined by the same method used for the evaluation of the dilution factors.

13.8.3	Production Planning Assumptions

The Mineral Reserve estimate includes details by mining method for each zone. These detailed estimates were used to determine production sequencing developed by specialized mine design software application, Deswik. The following general planning criteria were applied to determine priorities for production.

■	Highest Grade

■	Highest Productivity

■	Lowest Mining Cost

Productivities were generated and added to the Deswik development and production schedule. Stope productivities are based on a typical total stope cycle, including cable bolting, slot raising, longhole drilling, production blasting, remote mucking, fill fence construction, backfilling, and delay for backfill cement curing. Table 13.16 lists the productivity rate for each mining method.

Table 13.16: Productivity Rates by Mining Method

Mining Method	Stope Dimensions	Production Rate
	(m)	(t/day)
Cut-and-fill	6 x 5	251
Longhole	9W x 12L x 25H	2,678

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13.8.4	Production Schedule

The LOM schedule has been generated using a series of software suites. Stope shapes created with Deswik and DSO were used as a starting point to design the underground workings. Deswik Sched scheduling suite was used to create the LOM mine schedule.

The mine schedule is derived from the mine design and mine plans to consume the mineral reserve.

The LOM production schedule is presented in Table 13.17. The schedule presented herein commences in July 2022 and runs until the first quarter of 2028 when the current Mineral Reserves will have been exhausted. As additional information is gathered from mining and exploration programs, and should Mineral Reserves be added, the production schedule may be updated.

Table 13.17: LOM Mine Production Schedule

Mining Metrics	Units	2022-H2	2023	2024	2025	2026	2027	2028	LOM
NW	Tonnes	55,965	145,383	294,706	366,410	236,303	194,298	46,709	1,339,773
CZ	Tonnes	415,700	765,460	636,900	383,200	458,030	437,981	172,466	3,269,737
SE	Tonnes	-	-	-	140,316	85,549	8,402	-	234,266
S2	Tonnes	-	-	-	82,438	247,418	417,333	16,720	763,909
Dev Ore	Tonnes	52,524	130,787	126,209	85,335	40,395	6,764	17,875	459,890
Total Ore	Tonnes	524,188	1,041,631	1,057,815	1,057,698	1,067,695	1,064,778	253,770	6,067,575
Daily Production	tpd	2,872	2,854	2,890	2,898	2,925	2,917	2,605	2,883
NSR Value	$/t	220.18	206.06	204.01	203.21	179.75	189.30	212.03	199.07
Ag Grade	g/t	287.8	256.6	254.5	240.6	206.2	235.8	272.4	244.0
Pb Grade	%	2.14%	2.06%	1.93%	2.33%	2.31%	2.08%	2.15%	2.14%
Zn Grade	%	3.96%	4.48%	4.47%	5.07%	4.59%	4.01%	4.58%	4.48%
Au Grade	g/t	0.30	0.30	0.32	0.25	0.22	0.23	0.25	0.27

13.9	Mine Labor

The mine labor complement includes mine management, development, production and backfill crews, maintenance personnel, technical services personnel, as well as administrative staff for the entire site. Mine labor headcount is shown in Table 13.18.

Table 13.18: Mine Labor Headcount

Mine Labor	Headcount
Mine Management	104
Development Crews	100
Production Crews	200
Backfill Crews	27
Maintenance Crew	70
Technical Services	50
Administrative	213
Mine Roster	764

13.10	Mining Risks and Opportunities

CLG faces challenges and risks to the operation, as described in discussions above. In summary they are:

■	High air temperatures are caused by hot groundwaters, diesel engine exhaust, and inadequate cooling ventilation. This challenge is being met by an aggressive program of mine dewatering to lower the water

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table, increased investment in ventilation capacity and the installation of an air-cooling system. Cooler underground temperatures are expected to result in improved worker productivity.

■	The higher mining costs of the less efficient cut-and-fill mining method is being offset by a transition, wherever the deposit attitude allows, to the longhole mining method.

Ground control issues caused by the major fault systems will remain a challenge when the faults intersect or run close to contacts with mineralized zones.

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14.0	Processing and Recovery Methods

14.1	Overview

This section summarises the process plant facilities at the Los Gatos mine which is in operation and treats lead, zinc, and silver ores to produce saleable zinc and lead concentrates, both of which contain silver.

Since start-up in 2019, planned plant production has been intermittently impacted by issues with the COVID pandemic, limited external power supply, and ROM supply from the mine. Through this period, the plant has performed at or above specifications and design.

The design basis for the processing facility was 2,500 t/d, 365 days per year or 912,500 t/y of ROM on an operating basis of 92% utilisation. Since commencing operations, throughput improvements have been achieved through good maintenance, operating and optimization processes and the plant can now reliably achieve approximately 2,900 t/d of ROM, with average throughput from July 2022 to September 2022 of 2,862 t/d.

The plant operating practices are consistent with the design, metallurgical testwork described in Section 13.0, and performance predictions.

There is no indication that the characteristics of the material being mined will change and therefore the recovery assumptions applied for future mining are considered as reasonable for the LOM. The plant uses a conventional design and technology. The plant equipment sizing is robust for the throughput projected.

14.2	Plant Parameters

The key process parameters are outlined in Table 14.1.

Table 14.1: Process Parameters

Parameter	Units	Value
Plant Throughput	t/d	2,891
Crushing Availability	%	75
Concentrator Availability	%	93.4
Crushing Plant Product Size (P100)	mm	125
Flotation Feed Size (F80)	µm	45
Pb Rougher Product Size (P80)	µm	20
Zn Rougher Regrind Product Size (P80)	µm	20
Pb Recovery in Pb Concentrate	%	89.4
Ag Recovery in Pb Concentrate	%	78.9
Au Recovery in Pb Concentrate	%	56.9
Zn Recovery in Zn Concentrate	%	63.4
Ag Recovery in Zn Concentrate	%	10.11
Pb Grade	% Pb	53.4
Zn Grade	% Zn	55.8
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14.3	Major Equipment

Table 14.2 shows a list of major equipment installed in the plant.

Table 14.2: Major Equipment List

Equipment	Size
Primary jaw crusher	870 mm x 1200 mm, 150 kW
SAG mill	6.1 m DIA x 2.8 m EGL, 1750 kW
Ball mill	5.0 m DIA x 7.32 m EGL, 3100 kW
Pb rougher flotation	5 x 70 m³ tank cells
Pb cleaner flotation	5 x 10 m³ tank cells 5 x 5 m³ cells
Pb scalper flotation	1 column cell, 2.5 m Ø
Zn rougher flotation	5 x 10 m³ tank cells
Zn cleaner flotation	16 x 10 m³ tank cells
Zn scalper flotation	2 column cells, 2.5 m Ø
Pb regrind mill (not currently used)	150 kW vertical mill
Zn regrind mill	225 kW vertical mill
Pb concentrate thickener	10 m DIA, high rate
Zn concentrate thickener	10 m DIA, high rate
Pb concentrate filter	41 m² pressure filter
Zn concentrate filter	93 m² pressure filter
Tailing thickener	20 m DIA, high rate
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14.4	Comminution

The crushing plant processes the ROM mineralized material with a primary jaw crusher to reduce plant feed to a 100% passing (P100) size of minus 125 mm.

Crusher product is fed to a coarse ore stockpile with about 3000 tonnes live capacity.

Material reclaimed from the coarse ore stockpile is fed to a semi-autogenous (SAG) mill-ball mill grinding circuit to liberate the economic minerals from gangue. The SAG mill operates in closed circuit with a vibrating screen. The ball mill operates in closed circuit with hydrocyclones. Final grinding circuit product size of P80 is 45 microns.

Figure 14.1 depicts a simplified flowsheet of the crushing and grinding circuits.

Figure 14.1: Crushing and Grinding - Simplified Process Flowsheet

14.5	Beneficiation

Cyclone overflow, the grinding circuit product, is fed to the flotation plant. The flotation plant consists of lead and zinc flotation circuits. The lead flotation circuit, illustrated by Figure 14.2, consists of rougher flotation and five cleaner flotation stages. A regrind mill exists for the lead rougher product but is not used. Lead cleaner stages 1 to 4 use mechanical tank cells, whereas the final stage of cleaning uses column flotation technology.

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Figure 14.2: Lead Flotation - Simplified Process Flowsheet

The zinc flotation circuit, illustrated by Figure 14.3, consists of rougher flotation, regrind, and five-stages of cleaner flotation. Zinc cleaner stages 1 to 5 use mechanical tank cells, whereas the final stages of cleaning use column flotation technology.

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Figure 14.3: Zinc Flotation and Tailings - Simplified Process Flowsheet

High levels of fluorine (>1300 ppm) have been encountered in the zinc concentrate produced. While this grade of fluorine has not inhibited concentrate sale, a principal concentrate buyer has requested that Los Gatos reduce the fluorine level to below 500 ppm. Testwork has been successfully completed on a hot sulphuric acid and aluminium sulphate leaching process that will reduce the fluorine grade in the zinc concentrate to within the target specification of the buyer. A project is in progress to install a fluorine leaching plant by mid-2023. Capital and operating cost allowances for the leach plant have been included in the cash flow analysis.

14.6	Concentrates

Both final lead and zinc concentrates are thickened, filtered, and stored in concentrate storage facilities prior to loading in trucks for shipment. The lead and zinc concentrates are high quality and contain low levels of deleterious products; however, they do currently incur penalties for elevated fluorine content and a zinc concentrate leach plant is under construction as described above.

14.7	Tailings

Zinc flotation tailings become the final tailing stream. Tailings are thickened, and thickener underflow is pumped to the lined TSF. A paste backfill plant is under construction. Once in operation, the sands fraction of the plant

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tailings will be converted to paste for use as backfill in the underground mine. There is ample surface tailings storage capacity demonstrated for the projected production, with one additional tailings dam raise planned during the LOM plan.

14.8	Reagents

The reagents area includes the flotation reagents and flocculants to support the processes, including:

■	Aerophine collector

■	Modified thionocarbamate collector

■	Sodium isopropyl xanthate collector

■	MIBC frother

■	Copper sulphate activator

■	Zinc sulphate depressant

■	Sodium cyanide depressant

■	Anionic flocculant

■	Lime pH regulator

Each reagent has suitable mixing, storage, and dosing equipment.

14.9	Instrumentation

The plant is fitted with the appropriate instrumentation, sampling equipment, and online analysers required for operation, historical data keeping, metal accounting, and process optimization.

14.10	Maintenance

The plant has an appropriate maintenance plan in place to keep the facility running smoothly. The plan includes regular cleaning and inspection of all equipment, systems, and structures. In addition, plant management follows a preventive maintenance program which helps to identify and correct potential problems before they cause disruptions. The maintenance staff is trained and experienced and work closely with the production team to ensure that the plant runs efficiently.

Bridge cranes are installed for maintenance over the equipment installations of the primary crusher, grinding, flotation, and filtration circuits.

14.11	Water

There is ample water supply on site for the plant operation. No plant effluents are discharged to the environment.

About 0.66 cubic meters per tonne (m³/t) of raw water is supplied from the mine dewatering operation to compensate for the water reporting to tailings, concentrates, and evaporation.

The lead process water tank receives overflow from the lead concentrate thickener, tailings thickener and water reclaimed from the tailings dam. The lead process water is used as makeup water in the primary cyclone feed sump. Fresh water can be added to the lead process water tank if necessary.

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Overflow from the zinc concentrate thickener and lead process water excess overflow is recycled to the zinc process water tank and used as makeup water in the zinc flotation circuit. Fresh water can be added to the zinc process water tank.

Additional water is also recovered from the surface TSF. Water is reclaimed from the tailings dam using reclaim water pumps.

The plant area is also equipped with a gland water system, and a fire water tank and pumps.

14.12	Plant Utilities and Services

Plant utilities and support services facilities include:

■	Grinding media receiving and storage.

■	Spares and consumables warehouse.

■	Reagent mixing and storage facilities.

■	Raw and process water storage and distribution systems.

■	Maintenance workshop.

■	Crusher and reclaim dust collection systems.

■	Air blowers and compressors and air supply.

■	Assay and metallurgical laboratories.

■	Standby power generator.

■	Cranes and mobile equipment

■	On stream analysers and sampling systems.

■	Process control room and systems.

■	Electrical distribution systems.

■	Concentrate storage and dispatch systems.

■	Plant offices, ablution facilities, and meeting rooms

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14.13	Process Labor

Process plant labor includes plant management, technical staff, operations, and maintenance personnel, and administrative staff. Table 14.3 provides the processing plant labor complement.

Table 14.3: Processing Plant Labor Complement

Role	Headcount
Plant Manager	1
Superintendents	3
Maintenance	46
Operations	42
Training	2
Assay Lab	28
Metallurgy	8
Total Plant Roster	130
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15.0	Infrastructure

15.1	Introduction

Infrastructure constructed to support the mining and processing operations at CLG Mine include offsite and onsite components. Offsite infrastructure comprises grid power distribution to the mine and a main access road which was upgraded to facilitate heavy equipment transport during construction, material deliveries and concentrate shipments, in addition to worker traffic. Onsite infrastructure is comprised of camp facilities, office and maintenance facilities, a processing plant, a tailings storage facility, backfill plants, a refrigeration plant, a mine ventilation system, and dewatering ponds for sediment settling and water cooling.

CLG is an operating mine with significant existing infrastructure in place supporting the operation.

A site visit was completed in May 2022 to examine the surface infrastructure at the CLG mine to inform the author of installed infrastructure and the status of construction projects.

15.2	General Site Layout

Figure 15.1 depicts the general layout of the CLG site, in plan view, showing major infrastructure and operating installations.

Figure 15.1: Infrastructure Layout

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15.3	Ventilation and Refrigeration Systems

The underground mine operates three air extractive fans, totaling approximately 1.09 M CFM of capacity. Through two refrigeration plants providing cooled air to downcast fresh air raises, and the downcast decline ramp, the air intake for the mine is approximately 1.12 M CFM (MPR, 2022). The current installed capacity of the ventilation system is 1.3 M CFM and plans are in place for an expansion to provide fresh air to the SE Zone.

The installation of the refrigeration system has occurred in two stages, starting with an early works system, refrigeration plant 1, located at the central vent raise, followed by a newly commissioned, refrigeration plant 2, located at the south vent raise. The refrigeration plants process a combined 890k cfm of air, cooling the surface ambient air by 10°C to 15°C (depending on season, ambient temperature). Major sources of heat come from (Tetra Tech, 2020):

■	The native rock

■	Water from the rock fissures which could be as high at 70°C (experienced under current conditions)

■	Mobile mining equipment

■	Auxiliary mining equipment, such as auxiliary fans and pumps

■	Other loads such as backfilling, lighting, personnel activities

■	Auto-compression of air from surface to shaft bottom

The two-stage refrigeration system (Figure 15.2) consists of an evaporative cooling system located outdoors (Figure 15.3) followed by chillers located indoors. Cooled fluid is then delivered to the intake air fans (Figure 15.4).

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Figure 15.2: Human Machine Interface of Refrigeration Plant 1

Air intake is through cooling fins, with cooled air delivered to the underground. Evaporative cooling towers provide the first stage of cooling.

Figure 15.3: Evaporative Cooling Towers as the First Stage of Cooling

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Figure 15.4: Air Intake through Cooling Fins with Cooled Air Deliver to the Underground

15.4	Mine Dewatering System

Mine dewatering is largely managed by two different systems (MPR, 2022):

■	Surface pumping through borehole/well pumps at a combined estimate of 480 L/s.

■	Underground water collection system where water from different levels report to central pumping stations and is transported to the surface at a combined estimate of 490 L/s.

In total, there are eleven surface borehole/well pumps located across the length of the deposit. Discharge flowrates from each borehole/well pump are captured through a flowmeter (Figure 15.5). There are four main underground pumping stations, three of which are located in the NWZ, and one located in the CZ (Figure 15.6). As the mine expands, it is anticipated that additional dewatering infrastructure will be required to manage the water underground. There is $11 million in capital projects relating to mine dewatering included within the LOM Plan, including the installation of additional wells and pumping infrastructure.

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Figure 15.5: Typical Surface Pumping Borehole/Well Pump Installations

The underground borehole dewatering pumping stations are designed to deliver water to the surface and the discharge header delivers water to surface cooling ponds, shown in Figure 15.6.

Figure 15.6: Underground Borehole Pumping Station and Surface Discharge Header

15.5	Cemented Backfill

15.5.1	Cemented Rockfill Plant

To date, CLG has employed CRF as the primary backfill method. CRF is produced at a surface plant close to the portal. Longhole stopes are filled via end dumping from the drill drift access at the top of the stope, while the CRF backfill for cut-and-fill stopes is jammed in place at the mining horizon.

A modular, Rapid Mix 400C CRF Plant (Figure 15.7), consisting of a cement silo, aggregate hoppers, pug mill style mixer and discharge hopper produces approximately 880 tonnes of fill in a 10-hour shift (40 loads per 10h of operation at 22 tonne/truck). A cement pig and Sika retarder system are used for additional binder storage and CRF delay set, respectively.

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Figure 15.7: CRF Production at the Rapid Mix 400C Plant

A primary jaw and secondary cone crusher combination is used to produce the aggregate for the CRF, a minus 76-mm material. Looking at the aggregate stockpile, by and large the particles are cubical and generally, that results in a good quality high strength fill. Previously, it was reported (Minefill, 2019) that the crushing plant produced both a fine (-10 mm) and coarse aggregate (10 mm to 76 mm), where flat and elongated particles were prevalent. Figure 15.8 shows the backfill crushing plant and aggregate stockpile.

Figure 15.8: Astec KCI-JCI Mobile Jaw-cone Crushing Plant (left); -76mm Aggregate Stockpile (right)

15.5.2	CRF Underground Placement

As a part of the general underground visit, locations of CRF placement were reviewed. Figure 15.9 illustrates CRF placement observed in cut-and-fill and longhole stopes. Care was taken by the backfill team to place fill tight to the back in the cut-and-fill stope using a “rammer-jammer,” a push plate bolted to an LHD in place of its bucket. A close-up view of the CRF shows a well set up, homogeneous CRF.

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Figure 15.9: CRF Placed by Rammer Jammer in a Cut-and-fill Stope (left). A Close-up View of CRF in a Longhole Stope

As demonstrated in recent laboratory results, April 17 to May 22, 2022 (MPR, 2022), the CRF mix design consists of 65% coarse aggregate, 35% fines (although only 1 aggregate stockpile was observed on surface), 5% cement and 10 mL of retarder per kilogram of cement. Test samples are taken at 3-day, 7-day, 14-day, and 28-day curing ages for break strength targets of 1 MPa, 2 MPa, 3 MPa, and 4 MPa, respectively. Of a total of 214 CRF test results, there were 18 failures, where the tested CRF strength did not meet the targeted strength for the break period. The test results exceed a 90% pass rate, which is well within the industry standard.

It was observed that CRF test samples are cast into steel molds in duplicate. After a period of time, the steel molds are released and the CRF sample continues to cure on surface, adjacent to the CRF plant. Previously, Minefill (2019) indicated that the CRF samples were cured underground. The author observes that this practice be continued to allow the CRF to cure under the “as-placed” condition. Allowing the samples to cure on the surface will result in premature drying and samples will be subjected to cyclical temperature swings during the curing period, which is unlike the conditions underground.

15.5.3	Paste Backfill

To date the cut and fill method has been the main mining method employed, at 70% of mined tonnes, with longitudinal and transverse longhole stopes accounting for 20% and sill development 10% of mined mineralized material. Currently, MPL is mining in a top-down sequence, but will be switching to bottom-up sequence to improve cycle time and reduce development with the expansion of longhole mining methods. The large influx of water to the underground developments through the fault zones made top-down mining during the early production years more manageable.

With the change in mining direction, it was decided that paste would provide a superior, and more efficiently placed, backfill product. A paste backfill plant has been under construction in 2022.

Commissioning of the paste backfill plant is expected in the fourth quarter of 2022, and it is anticipated that backfill production will ramp up through November, when 100% capacity is expected. Thereafter, the plan is for paste fill to replace CRF as the primary backfill method. The deposit strike is about 1,900 meters long and a currently defined depth of about 500 meters. With this relatively shallow and elongated orebody, paste backfill will have to be pumped to the underground stopes.

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15.5.4	Paste Backfill Plant Design Overview

The paste backfill plant is currently scheduled for commissioning in the fourth quarter of 2022. The paste backfill plant is designed to process classified full mill tailings from the mill. A new cyclone is installed at the mill to remove the ultrafine material and only deliver the cyclone underflow (UF) to the existing cyanide destruction circuit before it is transported to the paste backfill plant, located remotely from the mill. Cyclone overflow is sent to the existing tailings thickener and pumped to the TSF. The thickener underflow can also be diverted to the existing cyanide destruction circuit.

The paste backfill plant is designed to capture as much of the cyclone underflow as possible with two installed agitated filter feed tanks (Figure 15.10) and one future agitated filter feed tank. As paste backfill plants operate intermittently, the filter feed tanks allow for the storage of cyclone underflow during periods when paste is not poured. The filter feed tanks therefore, in effect, de-couple the downstream paste backfill process from the upstream process. Downstream of the filter feed tanks, paste backfill can be poured at a much higher (85 t/h tailings solids) rate than cyclone UF tailings is produced (56.7 t/h tailings solids).

Table 15.1 provides a summary of the key paste backfill plant design parameters. With the design of the paste backfill plant taking only a portion of the mill tailings, as cyclone UF, it is important to understand the quantity of cyclone UF that needs to be captured to meet backfill demand. In this case, it is calculated that approximately, 58% of all the cyclone UF tailings is needed to meet backfill demand. This value is primarily driven by the paste backfill characteristics itself, where to achieve a 170-mm slump a paste content of 71 wt% solids is needed and of that, 65 wt% is cyclone UF tailings.

Table 15.1: Paste Backfill Plant Key Design Parameters

Parameter	Value	Reference/Comments
Plant throughput	2,500 tonne/day	M0303-003[1]
ROM Specific Gravity	2.78	M0303-003
Stope volume excavated	899 m3/day	M0303-003, calculated
Fraction of voids requiring paste backfill	75%	M0303-003
Paste backfill required (volume)	674 m3/day	M0303-003, calculated
Paste backfill plant operational throughput	1,738 m3/day	000-FS-003[2], calculated based on a 24h pour
Paste solids content	71 wt% at 170mm slump	000-FS-003
Paste Specific Gravity	1.80	000-FS-003
Paste required (mass)	1,213 tonne/day	Calculated based on required paste backfill volume
Cyclone UF tailings mass required	790 tonne/day	Calculated based on tailings used in paste required for backfilling
Cyclone UF available	1,361 tonne/day	000-FS-001[3], calculated based on cyclone split. If all full mill tailings are sent to the cyclones
Cyclone UF tailings available	58%	Calculated to compare tailings mass requirements for backfill
Total mill tailings required	55%	tpCalculated to provide 790 tonne/day of cyclone UF required for backfilling

Notes:

1.	Paste backfill plant project, process design criteria by MineFill Services, revision 7

2.	Paste backfill plant project, process flow diagram 3 of 3 by M3, revision 0

3.	Paste backfill plant project, process flow diagram 1 of 3 by M3, revision 0

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Table 15.1 illustrates that a sufficient quantity of cyclone UF is available for paste backfill production purposes, as it is significantly greater than the cyclone UF tailings mass required, 1,361 tonne/day compared to 790 tonne/day. This means that approximately 58% of the cyclone UF must be captured to fulfill paste backfill demand. Once the paste backfill plant operation begins, it would be important to monitor the cyclone UF produced to ensure that the backfill operation remains unconstrained by the feed stock. Provisions for a third filter feed tank are already in place should the paste backfill plant consistently fall short on the pour cycles, as piping changes underground necessitate paste backfill plant stoppages.

Figure 15.10: Installation of the Two Filter Feed Tanks at the Paste Backfill Plant

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15.5.5	Paste Backfill Performance

Paste strength requirements are described in Minefill (2021) for the aforementioned mining methods (Section 15.5.3). Table 15.2, summarizes the UCS requirements for both the longitudinal and transverse longhole stopes based on a factor of safety of 1.5 and 28-day cure time. In addition to the UCS strengths defined, a plug pour will be required for longhole stopes.

Table 15.2. Paste Backfill Fill Strength Requirements for Longhole Stopes (Longitudinal and Transverse)

Max Stope Width	UCS: 0 to 10m Lift (kPa)	UCS: 10m to 20m lift (kPa)
9m	180	140
15m	240	170
21m	290	190
Secondary Stopes	100	100

UCS tests for cut-and-fill applications have also been summarized in Minefill (2021). It is understood that cut-and-fill will occur in panels, where a group of 4 to 5 drifts will be mined. The orebody is no more than 4 drifts wide with a maximum drift width of 9 m (Tetra Tech, 2020). Across the width of the mineable veins, primary and secondary drifts are also established. The subsequent panel is mined underneath the initial panel, therefore, for cut-and-fill applications, paste backfill will need to act as:

■	A wall to the adjacent drift

■	A working floor when mining bottom up within a panel

■	The back to the panel above

Each of the above scenarios require different backfill strength considerations and these are summarized in Table 15.3. Minefill (2021) recommend that for the wall and working floor scenarios a 200-kPa paste UCS is suitable allowing for a factor of safety of 3 and 2, respectively. 200 kPa is the minimum strength to reach prior to mining activity resuming either on top of the paste backfill or adjacent to it.

Table 15.3: Paste Backfill Strength Requirements for Cut-and-fill Applications

Max Drift Width	UCS (kPa)
5 m	200
5m, Lower Drift in Panel (Back for Panel Above)	870
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15.6	Other Surface Infrastructure

The CLG site is also serviced by the following facilities as observed during the site visit. These facilities are of a level of function typical for mining operations:

■	Processing plant for grinding, regrinding, flotation, thickening, filtration, reagent storage, concentrate storage and loading

■	TSF

■	Concrete batch plant

■	Small vehicle maintenance shop

■	Heavy mobile vehicle maintenance shop

■	Administration and engineering building

■	Dry for underground personnel

■	Warehouse

■	Security guard house, fencing and gates

■	Employee and contractor camp and cafeteria

■	TSF

15.7	Tailings Storage

15.7.1	Background

The CLG TSF has been constructed and tailings have been deposited in the facility since 2019. Regular dam raises have been conducted to increase the volume of the TSF. This Section summarizes the design premise of the facility and any changes in the design, particularly since the decision to divert a large portion of tailings to the paste fill plant for use as mine backfill.

15.7.2	Topography

Per NOM-141-SEMARNAT-2003, Table 2, any slope grade steeper than approximately 18% is considered Mountainous Land. Therefore, the site topography can be classified as “Mountainous Land” as some of the topographic slopes at the location of the TSF are between 18% and 23%.

15.7.3	Site Seismicity

The Mexican Seismological Service has divided the republic into four seismic zones based on:

■	The catalog of earthquakes that occurred during the last century

■	Great earthquakes mentioned in historical records

■	Ground motion records of some of the larger events of this century

Mexico’s seismic hazard map places the Project site within Zone B. In this intermediate zone, infrequent earthquakes have been recorded, and peak ground accelerations do not exceed 70% of the acceleration of the soil. Zone B is called the “Penesísmica” region, with a peak ground acceleration (PGA) range of 0.8 to 1.6 m/s2 (approximately 0.08g to 0.16g) for 10% probability of exceedance in 50 years (equivalent to a return period of

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475 years). The site is on the border of Seismic Zones A and B; in order to be conservative, the TSF design assumes that the site is in Seismic Zone B.

For structures, such as the TSF, which present a significant hazard for damage to the environment, should be capable of tolerating displacements from a maximum credible earthquake (MCE) without catastrophic loss of tailings or supernatant; however, limited damage to the structure may take place. This approach is consistent with current International Commission of Large Dams (Wieland, 2005) and Federal Emergency Management Agency (FEMA) (2005) guidelines for seismic stability, which indicate that “significant structural damage is accepted” for maximum earthquake ground motions; however, no uncontrolled release from the reservoir shall occur. The deterministic seismic hazard evaluation for the Project (Tierra Group, 2018a) indicates a maximum site PGA of 0.18 g for stiff soil/soft rock conditions at the site for the assumed background event MCE of moment magnitude (Mw) 6.5 at a source-to-site distance of 12 km. Relative to published results of probabilistic ground motion estimates, this represents a conservative level of ground motion with a recurrence interval much greater than 10,000 years, which was calculated to be 0.087g (Tierra Group, 2018a).

15.7.4	Surface Water Hydrology

Based on NOM-141-SEMARNAT-2003, the Project site is situated in the Humid Hydrologic Zone and exhibits mountainous topography. For the design, the TSF area’s hydrology was evaluated using the Soil Conservation Service (SCS) curve number method to model soil losses and specify unit hydrograph transformation. The SCS method relies on basin characteristics, design storm rainfall depths, and temporal distribution to calculate volumetric flow rates.

15.7.5	Site Investigation and Site Conditions

Two geotechnical investigation programs were previously completed. The first geotechnical investigation began in December 2015 and was completed by Tetra Tech for the feasibility study. The second geotechnical investigation was performed by Tierra Group intermittently between August 13-18, October 30 and December 7, 2017 (Tierra Group, 2018b).

15.7.5.1	Surface and Subsurface Conditions

In general, the TSF soil profile can be described as shallow, with weathered and/or fractured bedrock generally encountered within 2.0 meters (m) of the surface. In areas where soil is present, it typically consisted of 0.5 to 2.0 m of silty sand (SM) and clayey sand with gravel (SC). Upstream of the TSF, silty gravel with sand (GM) and sand with clayey sand (SP-SC and SW-SP) were encountered. At the north end of the TSF, approximately 100 m from the embankment toe, silty sand (SM) with gravel was encountered up to 19 m in depth. This deeper soil deposit may be attributed to the proximity of the Los Gatos fault line. In areas along the TSF foundation, areas of exposed, slightly weathered bedrock were visible with little or no topsoil. Below the soil horizon, slightly weathered and highly fractured rock was encountered. Typically, this layer is approximately 1 m to 10 m thick, depending on the area. Below this layer, fresh bedrock was encountered. This rock is generally described as andesite and rhyolite. Per Tierra Group’s investigation (Tierra Group, 2018b), the permeability of the bedrock ranged from 1.24×10- 6 to 1.53×10-8. In addition, some boreholes northwest and southeast of the TSF encountered a potential shear zone consisting of moderately weathered rock with clay infill.

15.7.6	Borrow Material

MPR identified the borrow areas for investigation. They are located north of the TSF embankment across the Santo Toribio River in areas of epiclastic sedimentary deposits. Test pits in the potential borrow areas encountered silty gravel to clayey gravel to clayey sand with gravel (GC-GM & SC-GM). The typical soil depth in the test pits was approximately 2 m. Weathered bedrock was encountered below the soil.

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These borrow areas were used for Stage I Phase 1 (Tetra Tech, 2017). Since then, all borrow material has come from excavating and blasting foundation material within the TSF footprint (Tetra Tech, 2017).

15.7.7	Design Criteria

Design criteria were established based on the facility size and risk using applicable dam safety and water quality regulations and industry best practice for the TSF embankment on a standalone basis. Table 15.4 lists the design criteria for the TSF.

Table 15.4: TSF Design Criteria

	Parameter	Criteria	Source	Comments
TSF
Geotechnical Stability	Static Factor of Safety (FOS)	≥ 1.5	CDA, 2014	The dam must provide sufficient strength to withstand anticipated static loading conditions (i.e., no additional external forces).
	Pseudo static (Earthquake) FOS	≥ 1.0	CDA, 2014	If the pseudo-static FOS is less than 1.0, a deformation analysis is required to guarantee that the possible deformations are less than the parameters specified in the project.
	Design Earthquake	Operating Basis Earthquake (OBE) with a 475-year return period = 0.027g	ICOLD Bulletin 98 (1995)	Earthquake with 10% exceedance in 50 years during normal operations. Calculated with PRODISIS v4.1 software.
		Maximum Design Earthquake (MDE) with a 10,000-year return period =0.087g or Maximum Credible Earthquake (MCE)= 0.18g	ICOLD Bulletin 98 (1995) CDA, 2014	ICOLD B98 (1995) and CDA (2014) establish a maximum earthquake with a return period of 10,000 years or the MCE that does not have an associated return period. The 10,000-year earthquake was calculated with the PRODISIS v4.1 software.
Impoundment and Surface Water Management
	Design Storm Event- TSF Operations	24-hour PMP = 375 mm	CDA, 2014	The TSF was designed to store the Inflow Design Flood (IDF), in addition to a normal operating pool, without overflowing and maintaining the required freeboard. SEMARNAT (2003) recommends rain with a return period of 50 years. CONAGUA (2011) recommends rain with a return period of 10,000 years for the spillway.
	Freeboard	2 m	SEMARNAT (2003)	Freeboard is defined as the difference between the minimum dam crest and the maximum extraordinary water level.
	Spillway	24-hour PMP	CDA, 2014 CONAGUA, 2011	CONAGUA (2011) recommends designing the spillway for rainfall with a return period of 10,000 years or the PMP.
	Diversion Channel	10,000-year 24-hour Event	SEMARNAT (2003) IFC, 2007; ICOLD 1996a; ICOLD 1996b	Diversion channels are designed to convey certain storm events avoiding failure (erosion or bank overflow). Antecedents of average humidity conditions are assumed.
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Table 15.5 summarizes the design storm events.

Table 15.5: Design Storm Events

Design Storm Event	Value (mm)
10,000-year 24-hour	194.3
24-hour PMP	375.4

15.7.8	Tailings Storage Facility Description

All TSF Stages are built using local borrow materials, primarily rockfill excavated and blasted from foundation material within the TSF. The ultimate updated TSF will be constructed in three stages using downstream construction methods (Figure 15.13). These stages will be constructed with upstream slopes of 2H:1V (horizontal to vertical) and downstream of 2.5H:1V, a maximum crest width of 15 m with a maximum crest elevation of 1,630.5 m (Stage II Phase 3). The materials used in the dam construction are rockfill (Zone C), 1.5-m thick transition zone (Zone B), and a 3-m thick filter zone (Zone A). The tailings dam has a composite liner consisting of geosynthetic clay liner (GCL) overlain by a 60-mil LLDPE geomembrane (Figure 15.13).

This lining system also covers the entire impoundment. The lining system is placed on a 0.15-m thick bedding fill.

The original permitted TSF design consists of four Stages (I to IV). The TSF has been permitted to an ultimate crest elevation of 1638.0 m (Stage IV), however, due to a change in the tailings delivery rate to the TSF (paste plant being commissioned in October 2022), the ultimate TSF will have a minimum crest elevation of 1630.5 m (Stage II, Phase 3) adequate for the revised and reduced volume of tailings to be stored.

To date, four raises have been constructed and one more is anticipated as follows:

■	Stage I Phase 1 was built to a minimum crest elevation of 1618.6 m

■	Stage I Phase 2 was built to a minimum crest elevation of 1621.6 m

■	Stage II Phase 1 was built to a minimum crest elevation of 1625.0 m

■	Stage II Phase 2 was built to a minimum crest elevation of 1628.0 m (current stage built)

■	Stage II Phase 3 (Ultimate Stage) to be built to a minimum crest elevation of 1630.5 m

Table 15.6 summarizes the TSF construction stages.

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Table 15.6: TSF Construction Stages

Stage/Phase	Crest Elevation (m)	Start Of Construction	End Of Construction
Stage I Phase 1	1618.6	April 2018	August 2019
Stage I Phase 2	1621.6	June 2020	February 2021
Stage II Phase 1	1625.0	February 2021	April 2022
Stage II Phase 2	1628.0	April 2022	August 2022
Stage II Phase 3	1630.5	January 2024[1]	August 2025

1 Estimate base on construction time of previous stages

Figure 15.12 shows the plan view for the ultimate TSF stage (Stage III), and Figure 15.13 presents a section view with the TSF As-Built Stages and future expansions.

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Figure 15.11: Stage II, Phase 2 Plan View (current elevation)

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Figure 15.12: TSF Stage II, Phase 3 Plan View (Ultimate elevation)

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Figure 15.13: TSF As-Built and Future Stages Section View

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15.7.9	Tailings Dam Design

The TSF is designed to accommodate tailings, mine water, and tailings slurry water. The average dry density of the tailings is 1.39 tonnes/cubic meter (t/m3) (estimated dry density based on tailings records and bathymetry). Using the measured in-situ tailings density and the current design, the TSF is estimated to hold approximately 5.69 million tonnes (Mt) of dry tailings (4.10 million cubic meters, Mm³). Table 15.7 presents the TSF capacity to accommodate the volume for tailings, operating water pool, IDF and 2 m of freeboard. Figure 15.14 shows the TSF capacity curves.

Table 15.7: TSF Capacity

Description	Crest Elevation (m)	Total Capacity (Mm³)
TSF	1,630.5	6.31

Stage IV - 1638.0 m (Permitted Elevation)
Stage II Phase 3 - 1630.5 m (Update Water Balance)
Stage II Phase 2 - 1628.0 m (Current Stage)
Stage II Phase 1 - 1625.0 m
Stage I Phase 2
1621.6 m
Stage I Phase 1
1618.6 m
Elevation (masl)
Volume (Mm³)
1640.0
1635.0
1630.0
1625.0
1620.0
1615.0
1610.0
1605.0
1600.0
1595.0
0.0
1.0
2.0
3.0
4.0
5.0
6.0
7.0
8.0
9.0
10.0
11.0
Stage Storage
Stage I Phase 1 - 1618.6 m
Stage I Phase 2 - 1621.6 m
Stage II Phase 1 - 1625.0 m
Stage II Phase 2 - 1628.0 m (Current Stage)
Stage II Phase 3 - 1630.5 (update water balance)
Stage 1638.0 (Permitted Elevation)

Figure 15.14: TSF Capacity Curve

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15.7.9.1	Water Balance Update

The TSF water balance was updated based on Paste Plant operations starting in October 2022, and the new LOM operating plan. Current LOM Mineral Reserves are projected at 6.07 Mt as of July 2022, which includes 0.50 Mt of concentrate and 5.57 Mt of tailings. It is projected that 40% of the tailings produced by the Process Plant will be sent to the Paste Plant, for use as underground backfill, while the remaining 60% will be sent to the TSF. As a result, tailings accumulated in the TSF are estimated at 5.68 Mt (2.34 Mt stored until June 2022 and 3.34 Mt from July 2022 until LOM end).

The water balance update includes a volumetric calculation of deposited tailings, operating pond, required Inflow Design Flood (IDF) storage volumes, and freeboard that must be maintained within the TSF. Based on the evaluation, the TSF will provide the required storage through the end of the current LOM.

The water balance results estimate that the dam’s elevation required to store 5.68 Mt (4.10 Mm³) is 1630.5 masl (Stage II Phase 3). Table 15.8 details the volumes stored within the TSF for Stage II Phase 3 (1630.5 m).

Table 15.8: Stage II Phase 3 Storage Volume

Description	Accumulated dry tailings (Mm³)	Tailings Pond (Mm³)	IDF (Mm³)	Freeboard min. 2 m (Mm³)	Total Capacity Mm³	Crest Elev. masl
TSF	4.10	0.61	0.28	1.32	6.31	1630.5

15.7.10	Liner Design

The TSF impoundment has been designed with a 1.5-mm (60-mil) LLDPE geomembrane liner. The liner shall extend along the base of the impoundment and the embankment’s upstream slope and anchored along the edges of the current construction stage. GCL will underlie the LLDPE geomembrane. See Figure 15.13 for details.

15.7.11	Tailings Delivery System

Tailings from the Process Plant are pumped to a tailings distribution pipeline along the TSF crest through pressure-rated HDPE pipelines ranging in diameter from 15 to 20 cm, at a nominal solids content of 54.7% by weight. The tailings distribution system consists of a header and manifold system with the controlled discharge of tailings through multiple spigots connected to a peripheral tailings distribution header pipeline. The supernatant pond’s extent and location within the impoundment will be controlled by selective operation of the spigots (rotating operating spigot locations) such that the pond location is constrained to the impoundment’s south-central area away from the embankment faces at all times during operation.

15.7.12	Underdrain System

A network of drains was installed underneath the geomembrane liner to collect and convey subsurface water emanating from seeps and springs within the TSF footprint. The underdrains were installed along predetermined channels generated during the subgrade grading of the TSF footprint. The drainage network consists of 8-inch (200-mm) nominal diameter solid and/or perforated pipe with drain gravel and geotextile wrap. Flows are collected in the underdrain collection pond located on the TSF’s east side. The flow’s water quality, collected in the underdrain collection pond, is monitored regularly, and the water is discharged directly to natural drainages.

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15.7.13	Blanket Drain System

The dam has a blanket drain in the foundation to control and reduce the water level in the dam due to any infiltration that could occur. Incorporating the blanket drain improves the stability of the embankment in the event of liner failure. The blanket drain consists of a 1.0-m thick layer of drain material.

15.7.14	Surface Water Management

The surface water management system consists of the South Diversion Channel and an Emergency Spillway.

15.7.14.1	South Diversion Channel

The South Diversion Channel was designed in four discrete segments; three of the four segments have an unlined trapezoidal cross-section with 2H:1V side slopes, and an average longitudinal slope of 0.5%. The diversion channel’s fourth (downstream-most) segment has rockfill lining at the bottom of the channel. There are 5-m transition structures between the segments, which is lined with rockfill and concrete. The channel intersections with existing watercourses have catchment structures. These auxiliary structures prevent erosion on the projected channel.

15.7.14.2	Emergency Spillway (Stage III)

The Emergency Spillway has been designed as a trapezoidal channel with 2H:1V slopes and 0.3 m thick riprap lining, with an average slope of 1%, a bottom width of 6 m, and a depth of 1.8 m. The spillway will be able to convey a flow of approximately 3.3 m3/s.

15.7.15	Monitoring

The TSF has an OMS Manual that describes operating and monitoring procedures to confirm the condition of the embankment, foundation, and performance of the impoundment.

In order to monitor TSF performance during operations, 18 vibrating wire piezometers (VWPs) two accelerographs, three standpipe piezometers, and five inclinometers were installed to monitor phreatic levels and displacements in and around the TSF. Additional VWPs, inclinometers, survey prisms, and accelerographs are recommended for future TSF expansion stages.

Figure 15.15 shows the locations of monitors for the final TSF monitoring system.

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PROPOSED SPILLWAY
DAM CREST ELEVATION: 1630.5m
EXISTING UNDERDRAIN POND
MIA LIMIT
BLANKET DRAIN LIMIT
LOS GATOS TSF STAGE II PHASE 3
PERIMETER ACCESS ROAD STAGE II PHASE 3 ELEV.: 1630.5m
EXISTING PROCESS PLANT
EXISTING SOUTH DIVERSION CHANNEL
SCALE
CONTOUR LEVEL INTERVAL:2m

LEYEND:

- NATURAL GROUND CONTOURS
- TO BE CONSTRUCT CONTOURS
- EXISTINGS ROADS
- EXISTING SOUTH DIVERSION CHANNEL
- GEOMEMBRANE LINER LIMITS
- EXISTING DRAINAGE
- STAGE III GRADING LIMITS
- MIA BOUNDARY LIMITS
- FLOW DIRECTION
- BLANKET DRAIN (FUTURE STAGES)
- BLANKET DRAIN (PREVIOUS STAGES)
- EXISTING PIEZOMETERS
- SURVEY MONUMENTS ETAPA II PHASE 3
- ACCELEROGRAPHS ETAPA II PHASE 3
- EXISTING INCLINOMETERS

TABLE N°1: LOCATION SURVEY MONUMENT

POINT	NORTH	EAST	ELEV.
SM-E2-01	3,047,408.08	367,617.32	1,630.50
SM-E2-02	3,047,422.15	367,742.60	1,616.00
SM-E2-03	3,047,384.99	367,737.29	1,630.50
SM-E2-04	3,047,393.40	367,845.17	1,616.00
SM-E2-05	3,047,356.01	367,832.62	1,630.50
SM-E2-06	3,047,356.44	367,937.70	1,610.00
SM-E2-07	3,047,327.53	367,928.31	1,630.50
SM-E2-08	3,047,300.94	368,021.17	1,616.00
SM-E2-09	3,047,274.62	367,994.07	1,630.50
SM-E2-10	3,047,227.69	368,112.22	1,616.00
SM-E2-11	3,047,205.45	368,080.05	1,630.50
SM-E2-12	3,047,143.28	368,177.95	1,616.00
SM-E2-13	3,047,125.44	368,144.79	1,630.50
SM-E2-14	3,047,075.73	368,177.53	1,630.50
SM-E2-15	3,047,043.25	368,283.93	1,600.00
SM-E2-16	3,047,022.29	368,249.41	1,616.00
SM-E2-17	3,047,012.81	368,212.66	1,630.50
SM-E2-18	3,046,984.96	368,309.09	1,600.00
SM-E2-19	3,046,974.73	368,265.89	1,616.00
SM-E2-20	3,046,969.53	368,225.31	1,630.50
SM-E2-21	3,046,867.11	368,234.51	1,616.00
SM-E2-22	3,046,869.86	368,196.25	1,630.50
SM-E2-23	3,046,739.01	368,186.94	1,618.00
SM-E2-24	3,046,746.76	368,160.36	1,618.00
SM-E2-25	3,046,634.21	368,166.61	1,616.00
SM-E2-26	3,046,644.71	368,130.61	1,616.00
SM-E2-27	3,046,570.65	368,109.02	1,630.50
SM-E2-28	3,046,515.28	368,116.60	1,630.50

Figure 15.15: Final TSF Monitoring System

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16.0	Market Studies

The CLG mine produces high quality concentrates with low levels of deleterious products that could be processed by a number of different smelters around the world.

The CLG mine currently has a one-year lead concentrate sales agreement and, a long-term zinc concentrate sales agreement in place. The lead concentrate contract is tendered on a periodic basis. Currently the contract term is 12 months; however, this may change with future contracts.

The concentrate terms used for reserve design inputs shown in Table 12.1 are consistent with existing agreements.

The lead concentrate market is competitive, and the CLG mine has seen a high level of interest from various commodity trading companies in its concentrate given its high silver content.

The Company has an agreement in place to sell its zinc concentrate to its JV partner which is subject to certain termination provisions. The zinc concentrate that currently does not meet the requirements of the JV partner (high fluorine zinc concentrate) is sold on short-term contracts or on the spot market based on prevailing market rates.

For the economic analysis the 3-year, 5 -year, and 10-year average historical treatment charge rates were considered. Currently, CLG lead concentrate is sold under tender to the trade, and terms are not subject to the annual benchmark. Based on the volume of lead concentrate production, it is assumed that the Los Gatos lead concentrate will be sold under tender. Consequently, sales of this product will be more influenced by the spot treatment charges. Therefore, the economic analysis assumes treatment charges of $100 per dry metric ton.

The economic model assumes that all zinc concentrate, after the commissioning of the zinc concentrate fluorine leach plant, will meet the JV partner quality expectations; and therefore, the benchmark 10-year average zinc treatment charge of $215 per dry metric ton was used.

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17.0	Environmental Studies, Permitting, and Social or Community Impact

17.1	Introduction

The following subsections outline the key environmental and social aspects of the Los Gatos Silver Mine operations. As per Mexican environmental impact regulations, baseline studies were carried out to characterize the environmental and social impacts related to the mine operations. An overview of the environmental and social components is presented herein. Key laws and regulations applicable to the operations are summarized, including the key environmental permits secured to date and outstanding permits required for the LOM Plan, as described in this TRS.

Highlights of this sections are as follows:

■	Mexico has established environmental laws and regulations that apply to the development, construction, operation and closure of mining projects, and the Company has management systems in place to ensure ongoing regulatory compliance. Of particular importance are the air, surface water and groundwater quality monitoring programs. An environmental compliance report is submitted annually to the Mexican environmental authority. The last compliance report submission resulted in a request for clarification, which has been provided, however the environmental agency has not yet responded with a letter that closes the request. The submittal was about one year ago, and the Company anticipates that the agency will respond with a letter that the request has been met. The QP does not consider the lack of response to be a concern.

■	The Company has all permits for the current operations and awaits authorization of a modification of the environmental permit that will add the fluorine leach plant to the metallurgical process. The fluorine leach plant would be built within the previously authorized industrial zone without generating additional environmental impacts. The modification request was submitted March 17, 2022, with additional information to the environmental agency submitted on June 14, 2022. The authorization is in process, and there were no concerns identified that it would not be authorized. The authorization was estimated to be received by the end of August 2022; however, the environmental agency is known to have delays and has not provided any update on the timing of its response.

■	The Mexican environmental agency has established new surface water discharge standards that will come into effect in April 2023. The mine water that is currently discharged exceeds the water temperature criteria that is in the revised standards. The Company is in the process of design and construction of a cooling pond with an energy dissipator to reduce the temperature of water pumped from the underground mine to meet the revised temperature standard and anticipates that the process will be in place prior to the enforcement of the revised discharge standards.

■	A conceptual closure strategy was presented in the closure plan (Tetra Tech, 2018) that was submitted to the Mexican environmental authority. The closure cost was estimated at about $14.9 M.

It is noted that information provided in the 2019 Technical Report (Tetra Tech, 2019) was used by Golder as a primary source of information, as well as a review of original supporting documents for the environmental permitting.

17.2	Regulatory, Legal and Policy Framework

The Mexican Constitution contains provisions for the regulation of natural resources in Article 27, which is regulated by the Mexican Mining Law for mining activities, including exploration, mining, and processing activities.

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The primary environmental law in Mexico is the General Law on Ecological Equilibrium and Environmental Protection (Ley General de Equilibrio Ecológico y Protección al Ambiente, “LGEEPA”), which provides a general legal framework for environmental legislation. Key related Federal statutes include:

■	General Law on Sustainable Forest Development (Ley General de Desarrollo Forestal Sustentable)

■	General Law on Wildlife (Ley General de Vida Silvestre)

■	National Waters Law (Ley de Aguas Nacionales)

■	General Law on Climate Change (Ley General de Cambio Climático)

■	General Law on the Prevention and Comprehensive Management of Waste (Ley General para la Prevención y Gestión Integral de los Residuos)

■	General Law of Environmental Responsibility (Ley General de Responsabilidad Ambiental)

The Secretariat of Environment and Natural Resources (Secretaría de Medio Ambiente y Recursos Naturales, “SEMARNAT”) is the main regulatory body in charge of enacting and enforcing environmental regulations throughout Mexico, including the issuance of environmental permits. SEMARNAT is comprised of multiple autonomous agencies with administrative, technical, and advisory functions, which are summarized in Table 17.1.

Table 17.1: Overview of SEMARNAT Agencies

SEMARNAT Unit	Function
National Water Commission (Commission Comisión Nacional del Agua, “CONAGUA”)	Responsible for the management of national water, including issuing water concessions, water extraction permits (both surface water and groundwater), and wastewater discharge permits.
National Forestry Commission (Comisión Nacional Forestal, “CNF”)	Mandate is to develop, support, and promote the conservation and restoration of Mexico’s forests.
Attorney General for Environmental Protection (Procuraduría Federal de Protección al Ambiente, “PROFEPA”)	Monitors compliance with environmental regulations and responsible for the enforcement of environmental law.
National Commission for Natural Protected Areas (Comisión Nacional de Areas Naturales Protegidas, “CONANP”)	Oversees the management and protection of 192 protected areas throughout Mexico.
The Safety, Energy and Environment Agency (Agencia de Seguridad, Energía y Ambiental, “ASEA”)	Regulates and oversees industrial safety and environmental protection, and integrated waste management specifically with respect to hydrocarbon-related activities.
General Directorate of Environmental Impact and Risk (Subsecretaría de Gestión para la Protección Ambiental con la Dirección General de Impacto y Riesgo Ambiental, “DGIRA”)	Responsible for issuing environmental permits and authorizations.
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SEMARNAT oversees the Official Mexican Standards (Normas Oficial Mexicana, “NOMs”), which are mandatory technical regulations that establish the rules, specifications, and/or requirements. Key NOMs relevant to the mining operations are listed in Table 17.2.

Table 17.2: List of Official Mexican Standards Applicable to the Company’s Mining Operations

NOM	Description
NOM-001-SEMARNAT-2021	Wastewater discharge into national waters and national lands
NOM-003-CONAGUA-1996	Water extraction and well construction
NOM-011-CNA-2000	Water conservation and evaluation of water availability
NOM-035-SEMARNAT-1993	Methodology to measure total suspended particles in air
NOM-043-SEMARNAT-1993	Maximum permissible limits of solid particles from fixed source emissions
NOM-045- SEMARNAT-1996	Maximum permissible limits for opacity of exhaust from vehicles
NOM-052-SEMARNAT-2005	Identification, classification and lists of hazardous waste
NOM-054-SEMARNAT-1993	Procedure to determine hazardous waste segregation
NOM-059-SEMARNAT-2010	Flora and fauna protection, including at-risk species
NOM-080-SEMARNAT-1994	Maximum permissible limits for noise from vehicle emissions
NOM-081-SEMARNAT-1996	Noise emissions
NOM-083-SEMARNAT-2003	Urban solid waste management
NOM-087-SEMARNAT-1995	Medical (biological and infectious) hazardous waste management requirements
NOM-120-SEMARNAT-2011	Environmental protection specifications for mining exploration activities
NOM-138-SEMARNAT/SS-2003	Hazardous waste management requirements
NOM-141-SEMARNAT-2003	Project, construction, operation, and post-operation of tailings dams
NOM-147-SEMARNAT/SSA-2004	Soil metal contamination management and remediation
NOM-157-SEMARNAT-2009	Mine waste management plans
NOM-161-SEMARNAT-2011	Special handling waste and management plans

The regulation that establishes surface water discharge standards was recently updated and published in March 2022. The discharge maximum water temperature was lowered to 35°C from the previous standard of 40° Celsius. The updated regulations will be enforced starting on April 2, 2023.

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The mining operations of CLG Mine are also regulated by the following regulations and legal orders:

■	Political Constitution of the Mexican United States

■	National Development Plan 2013-2018

■	State Development Plan 2010-2016

■	Satevó Municipality Development Plan 2013-2016

■	General Territorial Ecology Program

■	Important Hydrological Regions designated by CONAGUA

17.3	Environmental Studies

The environmental studies for CLG were based on a combination of publicly accessible data from the Mexican government and from new baseline studies carried out by a consultant contracted by the Company. The government data were primarily obtained from the National Institute of Statistics and Geography (Instituto Nacional de Estadística y Geografía [INEGI]), which is responsible for collecting and disseminating information characterizing the nation’s territory, resources, population and economy.

Asesores en Impacto Ambiental y Seguridad, S.C. (ASI), carried out the baseline studies to comply with the Mexican requirements to submit an Environmental Impact Statement (Manifestación de Impacto Ambiental or MIA) and to prepare a Risk Study to obtain environmental authorization of the proposed project. The purpose of baseline analyses was to characterize the components, environmental impacts and mitigation measures, as well as to predict future scenarios within the area of environmental influence (that is, the Environmental System). The Environmental System was defined as the San José River hydrologic microbasin, which covers an area of 20,225.98 ha (202.3 km2). The mine is located within the Sierra Madre Occidental Physiographic Province, particularly within the Sub-provinces of the Great Plateau and Canyons of Chihuahua, and Sierras and the Plains of Durango, which cover the greater part of the Environmental System. The Environmental System and the Project Area are shown in Figure 17.1.

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Source: Minera Plata Real, 2017, NI 43-101 Technical Report Feasibility Study of the Cerro Los Gatos Silver-Zinc-Lead Deposit, Los Gatos Project – Chihuahua, Mexico, Volume 8: Environmental and Permitting: Document prepared by Tetra Tech, Document 114-910117-REP-R0008-00, January 6, 1191 p.

Figure 17.1: Mina Cerro Los Gatos and the San José River Hydrologic Microbasin

17.3.1	Climate and Precipitation

Within the ES, the climate is classified as dry climate "B" and semi-dry climate "BS1", and the climatic subtypes “semi-arid semi-warm and mild semidry.” The area has an average temperature of 17.5°C and an average rainfall of 433.2 millimeters (mm), according to the nearby climatological stations.

The first weather station onsite was installed in 2013 and was operated non-continuously through 2018, when it was replaced with a new weather station, which has operated continuously.

17.3.2	Geology

Geologically, the Environmental System exhibits seven surficial lithological units plus soils, with five units covering 92.05% of the total surface area of the Environmental System (acidic rhyolite-tuff, conglomerates, andesite, and granodiorite); alluvial cover of 7.06%; and two lithological units that cover only the 0.89% (marble and latite).

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17.3.3	Soils

A variety of soil types are present in the ES, including Leptosols, Chernozem, Luvisol, Fluvisol, Kastañozem and Regosol; however, the baseline studies indicated that the natural grassland has been affected by the establishment of introduced grass for the extensive cattle raising industry.

Cattle grazing generates soil compaction and eventually soil erosion. According to the estimates made, the Environmental System has an average erosion of 10.05979 t/ha/year, which is considered light, although there are areas with moderate erosion. The Project Area has an estimated average soil erosion of 7 t/ha/year, which is considered light erosion.

17.3.4	Regional and Site Hydrology

Surface Hydrology

The Los Gatos mine is located in the hydrologic region 24 Rio Bravo Conchos, with headwaters in the mountains west of the Project Area and has a discharge to the Atlantic Ocean (Figure 17.2).

Source: Minera Plata Real, undated pdf file, filename, Apendice A_CONAGUAG_Hidrologia.

Figure 17.2: Hydrologic Region Boundaries

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The hydrologic basin boundaries are closely tied to the area of influence of the mining operations. The hydrologic limits include the Bravo-Conchos region, the Rio Conchos-Presa de la Boquilla basin, the Río Conchos-Valle de Zaragoza subbasin, and the Rio San Jose microbasin (Figure 17.3). The hydrologic region is shown in the blue outline, the basin in green, microbasin in light blue and the Project Area in red.

Source: MPR, 2017

Figure 17.3: Hydrologic Regional Map at Cerro Los Gatos

Within the ES, there is intermittent surface water that is associated with the Santo Toribio, El Yeso and El Salto streams, which are indicated as permanent streams in the INEGI cartography; however, these streams are typically dry except during the rainy season due to the reduced volume of precipitation in the area and high infiltration rates. The hydrologic parameters within the Environmental System were estimated to be a precipitation volume of 100,651 cubic meters per year (m3/year), with an evapotranspiration of 81,551 cubic hectometers per year (hm3/year), and a drained volume of 13,531 hm3/year, which means an infiltration of 5,564 hm3/year.

No existing discharges of industrial effluents that could contribute to high levels of contaminants to surface water were identified within the Environmental System. The Environmental System is a rural area where irrigation agriculture is very limited, and the discharge of municipal wastewater is limited to discharge from the town San José del Sitio, located near the limits of the microbasin of the San José River and downstream from Los Gatos mine operations.

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The impacts of the mining operations to the surface hydrology were identified as the TSF construction and alteration of runoff and infiltration patterns due to the TSF and other mining infrastructure. Applicable mitigation measures were included in the mine design and approved by the environmental agency.

17.3.5	Hydrogeology

The Environmental System is underlain by the Upper San Pedro River and San Felipe de Jesús aquifers, as shown in Figure 17.4. The Upper San Pedro River aquifer has a deficit (that is, overdraft) of 14,391,280 m3/year (CONAGUA, 2020a). The San Felipe de Jesús aquifer has an availability of 16,695,276 m3/year of groundwater (CONAGUA, 2020b).

Source: MPR, 2017

Figure 17.4: Aquifer Designations Delineated by CONAGUA within the Rio San Jose Microbasin

According to studies conducted on site, groundwater occurs in perched zones, which are isolated and disconnected from the main aquifer, encountered at 3 m below ground surface, and in the deeper aquifer (the "San Felipe de Jesús" aquifer) starting at depths between 67 and 245 m. Part of the reasoning that the shallow and deeper groundwater zones are disconnected hydraulically is that the deeper groundwater has a higher temperature than the shallow groundwater. In the area of the TSF, the alluvium thickness ranges from 0 to 12.5 m, with the thickness increasing in the to the north and southeast.

The San Felipe de Jesús aquifer is not classified as vulnerable to contamination based on the Norm Annex 2 of NOM-141-SEMARNAT-2003, which describes the method to evaluate the vulnerability of an aquifer to pollution.

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According to the database "Public Register of Water Rights" (REPDA) of the National Water Commission (CONAGUA 2016), the nearest water source users identified within the microbasin are one groundwater user located approximately 3 km from the project area and one surface water user located just upstream of the Project Area.

The mining operations include groundwater extraction (dewatering). About 2% of total groundwater extracted is recirculated in a closed circuit and is used in the mine camps and offices. Approximately 12% of the excess water released to the environment goes through a sediment recovery process that removes sediments by settling and reduces the temperature of the water to meet discharge standards.

A more detailed discussion of the hydrogeology of the underground mine is provided in Section 13.0 of this report.

17.3.6	Flora

The biotic environment of the Environmental System, based on INEGI data, consists of three regimes: 93.93% of the area is covered by a primary natural pasture and secondary shrub vegetation; 4.48% is covered by agricultural and livestock activities; and 1.59% of the total area is covered by a secondary shrub vegetation of oak forest.

According to the baseline studies, the presence of a microphytic desert scrubland was found within the Project Area. The field surveys identified 95 species of flora within the Environmental System and 84 species in the PA. The microphyllous desert scrubland was similar in the Environmental System and the PA. Only one species found in both areas was listed in the NOM-059-SEMARNAT-2010. The species is a walnut tree (Juglans major), which is categorized as threatened.

Modifications to the vegetation is one of the environmental impacts from the mining operations. An area of 390.37 hectares currently covered by microphyllous desert shrubs has or will be affected by mining infrastructure, mining, mineral processing and/or other activities.

Within the Project Area, the vegetation generally does not correspond to pristine ecosystems due to extensive livestock activity and for the establishment of introduced grasses to support cattle production.

17.3.7	Fauna

Baseline surveys of fauna within the Environmental System indicated the presence of 14 species of herpetofauna; 99 species of avifauna; 36 species of mammal fauna; and 9 species of ichthyofaunal. Twenty-one of these species are listed under the Mexican regulation NOM-059-SEMARNAT-2010 as protected species, while in the Project Area 88 species were identified to include 10 of herpetofauna, 46 of avifauna, 26 of mammal fauna, and 6 of ichthyofauna. Although the protected species were not specifically identified in the Project Area description of the environmental permit submission, it is assumed that protected species found in the Environmental System are, or could, be present in the Project Area.

The wildlife is another component of the Environmental System that has some environmental impacts. The mine will affect an area of 390.37 ha covered by a microphyllous desert scrubland. The surface area disturbances by mining activities could cause loss of habitat and result in migration of fauna to outside of the PA. To minimize this potential impact, mitigation efforts are part of the environmental activities carried out by the mine personnel.

17.3.8	Biodiversity

The Environmental System does not have a high biodiversity rating, nor are there protected areas. The region has been impacted by overgrazing and by agricultural activities.

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17.4	Waste Management

Mining wastes generated by the operations include tailings, sediments removed from the dewatering system and waste rock, which are managed under a plan approved by the Mexican environmental agency. The operations also produce hazardous and regulated wastes that are managed in accordance with the applicable waste regulations. The Company is certified as a large hazardous waste generator.

Analytical testing and characterization of wastes were carried out by a laboratory certified by the Mexican authority.

17.4.1	Hazardous and Regulated Wastes

The mining operations generate hazardous wastes such as oily water, used oils, grease and lubricants, batteries, aerosol cans, fluorescent and mercury vapor lights, and contaminated soils. A hazardous waste management plan authorized by SEMARNAT is in place. There is a storage facility for the temporary storage of hazardous wastes pending pickup and off-site disposal by a third party. Quantities generated annually are reported to SEMARNAT.

Additional regulated, nonhazardous wastes generated by the mining operations include wood, scrap metal, used tires, construction debris and organic domestic waste. The mining operations contract with a recycling company for wood, plastics and scrap metal debris, and organic food wastes are composted. There is no onsite landfill, so any additional debris or trash is handled by a third party for off-site disposal.

17.4.2	Sediment Removed from the Dewatering System

The sediment removed from the mine dewatering system includes sediment from mine water that has been in contact with the underground workings that is captured in the underground ponds. A flocculate is added to the mine water to remove the sediments, which are subsequently pumped to the TSF.

The sediments have been characterized per NOM-157-SEMARNAT-2009 as a mining waste and were determined to be nonhazardous and were not acid-generating.

17.4.3	Tailings

The metallurgical process produces tailings that are subsequently neutralized to adjust the pH; to oxidize cyanide to a non-toxic form; and to precipitate metals. This process results in nonhazardous tailings water. Neutralized tailings are stored in the TSF or diverted underground as cemented paste backfill.

The tailings have been characterized as hazardous per the Mexican environmental authority classification system (NOM-141-SEMARNAT-2003). The tailings are acid-generating. None of the regulated metals were indicated to exceed the static leach test. The Company also carried out a preliminary kinetic testing program that was not required by Mexican regulations but would be considered an industry standard practice. The kinetic testing results indicated that the tailings had a low possibility of acid leaching or metals leaching.

Tailings are currently placed in the lined TSF; however, a paste tailings plant is under construction for reinjection of tailings into the underground mine.

17.4.4	Waste Rock

The majority of waste rock generated from the mining operations is used for CRF and placed in the underground mine. About 80% of the waste rock is used as fill, whereas the other 20% is placed in a surface waste rock facility.

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The waste rock was characterized as nonhazardous per NOM-157-SEMARNAT-2009. The waste rock is non-acid-generating and the static leach test did not show any leached metals above the regulatory standard. The Company also carried out a preliminary kinetic testing program that was not required by Mexican regulations but would be considered an industry standard practice. The kinetic testing results indicated that some of the lithologies had the capacity for acid leaching, but it was a lithology estimated to be of low proportion within the entire volume of waste rock to be generated over the LOM. The acid generation potential appeared to be of limited duration, thus for closure the long-term production of acid was believed to be manageable and should be monitored further to evaluate the need for special management. In particular, waste rock stored at the surface would require monitoring to detect potential future acid drainage production.

17.5	Environmental Monitoring

Environmental monitoring and reporting to the environmental agency is required in Mexico. Monitoring is conducted on a routine basis for the key environmental media: air, surface water, groundwater, noise and wastes. The last inspection by the environmental agency (PROFEPA, which is the enforcement branch of SEMARNAT) was conducted in September 2021. Table 17.3 lists the various monitoring stations required of the mining operation.

Table 17.3: Monitoring Requirements at Cerro Los Gatos

Item	Applicable Regulation	Number of Monitoring Locations	Frequency per Year	Comments
Groundwater	NOM-127-SSA1-1994	5	4	Grab samples from continuously pumping wells. Wells El Tule and La Cueva are upgradient of the mining operations and monitoring points Well San Jose, Arroyo Santo Toribio, La Laborcita, Boaca del Rio and Los Veranos are downgradient.
Wastewater	NOM-001-SEMARNAT-1996	11	4	grab samples
SIRALAB pond	NOM-001-SEMARNAT-1996	2	4	24-hour samples
Wastewaste treatment plant ponds	NOM-001-SEMARNAT-1996	1	12	Ponds associated with the four domestic wastewater treatment plants
Groundwater	NOM-001-SEMARNAT-1996	3	4	Wells 1, 2, and 3, which monitor upgradient and downgradient shallow groundwater around the TSF
Wastewater	NOM-003-CONAGUA-1996	4	4	Treatment plants 1, 2, 3 and 4 (domestic wastewater)
Perimeter noise	NOM-081-SEMARNAT-1994	4	1	daytime and nightime monitoring
Sludge from wastewaste treatment plants	NOM-004-SEMARNAT-2022	4	1	Sludge associated with the four domestic wastewater treatment plants
Perimeter air quality	NOM-035-SEMARNAT-1993	4	4	PM-10 and PM-2.5 size total suspended solids in air
Mining wastes	NOM-052-SEMARNAT-2005; NOM-141-SEMARNAT-2003; NOM-157-SEMARNAT-2009	3	1	sediments from dewatering system, tailings, and waste rock
Emissions from fixed sources	NOM-043-SEMARNAT-1993	5	1	Solid particulates in air emissions from fixed sources (laboratory)

17.5.1	Air Quality Monitoring

Air quality monitoring services are contracted by the Company and are performed by a certified laboratory to help maintain compliance with Mexican regulations. There are four perimeter stations in the PA where total suspended particles, PM10 and PM2.5 are sampled on a quarterly basis by the contractor (Figure 17.5).

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Source: Minera Plata Real, 2022, filename PLANO MONIT_PM10_PM2.5.pdf

Figure 17.5: Perimeter Air Quality Monitoring Locations

The emissions generated by the laboratory include dust and gases, which are controlled by dust collectors and gas scrubbers. Emissions are monitored in five locations (Figure 17.6).

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Source: Minera Plata Real, 2022, filename PLANO EMISIONES ATMOEFERA.

Figure 17.6: Locations of Fixed Emission Sources

Air quality monitoring results are submitted to SEMARNAT annually. Some of the perimeter monitoring results have slightly exceeded the regulatory standard for the annual average for PM 2.5 particulates, and there were monitoring events when the PM 10 result exceeded the regulated annual average for PM 10 particulates, however the average results for the quarterly events did not exceed the regulatory standard. The air emissions from the fixed sources are below maximum permissible limits as established by the Mexican regulations, and none of the slight exceedances for the quarterly events are considered to be significant.

17.5.2	Water Monitoring

Baseline studies were carried out to characterize the water quality in the region prior to operations and additional sampling is carried out to monitor whether the mining operations have impacted surface water or groundwater.

17.5.2.1	Surface Water Quality Monitoring

Surface water quality is monitored at upstream and downstream locations to the mining operations (see Figure 17.7). Surface water flow is regionally from the northwest to the southeast; however, within the Project Area the surface water flow direction is determined by the local topography and can vary widely from the regional direction. At the mine site there are no permanent surface water bodies - stream flows are only temporary during the rainy season. The 2022 surface water results at Boquilla, Cueva, Laborcita, Los Veranos, Boca del Rio and San Jose-Santo Toribio were in compliance with Mexican surface water discharge standards in 2022.

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Source: MPR, 2022, filename, Mon_Agua_Superficial.pdf.

Figure 17.7: Surface Water Monitoring Locations

Additional sampling points such as the TMF subdrain are included in the monitoring program for internal control purposes but are not surface water bodies subject to Mexican surface water discharge standards. Additional sampling results are included as appendices in the annual report submitted to SEMARNAT.

17.5.2.2	Groundwater Quality Monitoring

The groundwater quality described in the 2019 Technical Report (Tetra Tech, 2019), indicated that water samples from dewatering and monitoring wells in the area did not exceed any of the standards established for water use or water discharge, with the exception of exceedances of total coliforms in samples from most wells, fecal coliforms in samples from two wells, and total trihalomethanes in samples from three wells. The QP notes that total coliforms are not typically found in groundwater and could be indicative of a migration of contamination due to a poor well seal at surface. Trihalomethanes are likely related to water treatment, and are not a significant concern.

The water was reported to have a neutral pH, low-to-moderate total dissolved solids, and did not exceed any of the other regulated compounds. Three groundwater monitor wells (Pozo 1 Aguas Abajo, Pozo 2 Aguas Abajo and Pozo 3 Aguas Arriba) are used to monitor shallow groundwater around the TSF. The shallow groundwater monitor wells results comply with Mexican standards for surface water (NOM-001-SEMARNAT-2021).

The Company currently monitors groundwater quality at the dewatering wells (wells 1 to 17); and supports the communities by monitoring the El Tule well; the San José well; the Laborcita well and the Boca del Rio well. The well locations are shown in Figure 17.8. The 2022 groundwater quality results reported several exceedances of the NOM-127-SSA1-2000 standards (arsenic and fluorides in the Boca del Rio well; fluorides and total coliform in the San José well; total and fecal coliforms in the El Tule well; arsenic, fluorides, and fecal and total coliform in wells 1 to 17). Arsenic and fluoride are naturally occurring elements in the region. Fecal and total coliform are not

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naturally occurring in groundwater and could be indicative of poor well design and construction, or sampling techniques.

Source: Minera Plata Real, 2022, filename Mon_Agua_Subterranea.pdf.

Figure 17.8: Groundwater Monitoring Well Locations

17.5.3	Wastewater Treatment and Monitoring

Four wastewater treatment plants are operated to treat domestic wastewater. Two of the treatment plants have had exceedances in 2022 samples compared to regulatory discharge standards; however, all treated wastewater is reused and not discharged to the environment.

17.5.4	Noise Monitoring

A noise monitoring program is conducted quarterly, and the mine site perimeter noise complies with Mexican regulations.

17.6	Water Management

Aspects of the site water management include the following:

■	The mine dewatering system provides a water supply for the water demands, such as process makeup water, dust control, drill supply and potable water.

■	Mine water temperature varies between 50 and 70°C. Mine water is managed in a sedimentation pond and then through the cooling towers before use.

■	12% of total excess water from the mine dewatering system is discharged to the environment after removal of excess sediment in a retention pond. A cooling pond and lined channel with energy dissipators is under

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construction. MPR has contracted with a specialist to evaluate the efficiency of the cooling system and to develop options as needed to meet water temperature surface water discharge standards.

■	Contact water includes groundwater recovered in the underground mine. The contact water is collected and treated in sedimentation basins prior to release to the environment.

■	Process water is recovered and returned to the system; there are some losses to evaporation associated with the process water recirculation.

■	Impacted water from contact water and the process is captured and returned to the process after treatment.

■	Diversion channels are used to reduce the amount of contact water that requires management. Diverted non-contact water is conveyed around the mining operations and discharged into the Santo Toribio arroyo.

■	Discharge from the wastewater plants is treated and used for the plant nursery.

■	Water quality is documented through monitoring programs.

17.7	Permitting

The main environmental permits required in Mexico for mining and exploration are the Resolución de Impacto Ambiental for Construction and Operation (“RIA”) and the Change in Land Use Permit (“CUS”) that are issued by SEMARNAT. Four primary documents must be submitted for the approval and issuance of these permits by SEMARNAT:

■	Manifestación de Impacto Ambiental (“MIA”): Mexican Environmental Impact Assessment, including MIA Modifications for any changes to project planning and operations. MIAs describe potential environmental and social impacts that may occur in all stages of the operation as well as the measures to prevent, control, mitigate or compensate for these impacts

■	Estudio Técnico Justificativo (“ETJ”): Technical Justification Study for the Change in Land Use

■	Estudio de Riesgo Ambiental: Environmental Risk Assessment

■	Programa para la Prevención de Accidentes (“PPA”): Program to prevent accidents

Federal environmental licenses (Licencia Ambiental Unica, “LAUs”) are issued, which set out the acceptable limits for air emissions, hazardous waste, and water impacts, as well as the environmental impact and risk of the proposed operation.

Figure 17.9. summarizes the environmental permitting process for the authorization of mining operations in Mexico.

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Mining Project
Exploration
Apply criteria of NOM-120-SEMARNAT-1997
Land use license application to municipality
Mining and Processing
Archeological Review by INAH
Archeological release letter
Evaluation of application by municipality
Environmental Impact Statement (MIA)
Explosive use application to SEDENA
Explosives permit
Municipal land use license
Will project use hazardous substances?
Yes
No
Risk Assessment (ER)
Will project clear natural vegetation?
Yes
No
Land-use change technical study (ETJ)
Option 2
Option 1
Submit Documento Tecnico Unificado (DTU) to SEMARNAT
Submit studias to SEMARNAT (MIA, ER, ETJ)
Evaluation of document by SEMARNAT
Evaluation of studies by SEMARNAT
DTU Resolution
MIA, ETJ, and ER Resolution

1 SEMARNAT: Mexican Secretariat of Environment and Natural Resources
2 INAH: Mexican National Institute of Anthropology and History
3 SEDENA: Mexican Secretariat of National Defence
4 DTU: Document that integrates the MIA, ER, and ETJ application in a single submittal, as an optional procedure

Figure 17.9: Overview of Environmental Permitting Process for Mining Operations in Mexico

The mine has authorization for its current operation. The key existing permits are provided in Table 17.4.

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Table 17.4: Environmental Permit Registry and Required Reports

ENVIRONMENTAL IMPACT ASSESSMENT AUTHORIZATIONS ISSUED BY SEMARNAT
CONSECUTIVE NUMBER	PERMIT TYPE AND IDENTIFICATION NUMBER	AUTHORIZED ACTIVITY	ACTIVE FROM - TO/ VALIDITY	REPORTING REQUIREMENTS	REPORT DUE DATES
1	Regional Permit, Environmental Impact Statement (MIA-R) SGPA/DGIRA/DG/05121-2017	Implementation of site preparation activities, construction works, project management and exploitation activities, among others, on a surface of 211.084 has.	July 17, 2017 to July 17, 2041 (24 years)	Annual compliance and progress report; Environmental management program results	Due July 15 annually until 2041
2	First modification to authorized project	Increment of work on a surface of 268.84 (increment: 57.76 has.)	March 15, 2018 to July 17, 2041
3	Second modification to authorized project	Increase of work on a surface of 325.84 (increment: 56.2408 has.)	November 28, 2018 to July 17, 2041
4	Third modification to authorized project	Increment of work on a surface of 334.028 has. (increment: 8.942 has)	June 01, 2021 to July 17, 2041
5	Environmental Impact Assessment, Individual Permit Mode (MIA-P) No. SG.IR.08-2017/251	Implementation of the work and activities for construction, maintenance, and management of the project named “Línea Eléctrica 115 KV Los Gatos”	September 04, 2017 to September 04, 2037 (20 years).	Activities reports	Report at the start of activities (2018) and at the end of activities (2020)
6	Statement on Environmental Impact Matter, Particular Mode (MIA-P) SG.IR.08-2018/097	Exemption of the submittal of the Environmental Impact Statement (MIA) for the expansion of the road from "San José del Sitio to Mina Los Gatos”	No expiration date, starting on May 04, 2018
7	Environmental impact prevention report for mineral exploration in zones named “Los Gatos NW-CE-SE, Falla Cascabel y Veta el Valle” Oficio No. SG.IR.08-2019/070	Exploration activities using diamond drilling in the zones named “Los Gatos NW-CE- SE, Falla Cascabel y Veta el Valle"	Active until the site conditions change, starting on May 07, 2019
8	Environmental impact prevention report for mineral exploration in zones named “Veta Cascabel; Walle; el Valle y la Esther ” Oficio No. SG.IR.08-2021/038	Exploration activities through diamond drilling in the zones named “Veta Cascabel; Walle; el Valle y la Esther	Active for 15 months, starting on March 10, 2021
9	Environmental impact prevention report for mineral exploration in zones named "Esther NW"; Oficio No. SG.IR.08-2022/067	Exploration activities using diamond drilling in 35 grids in the zone named Esther NW	Active for 15 months, starting on April 26, 2022
FORESTRY PERMITS ISSUED BY SEMARNAT
CONSECUTIVE NUMBER	PERMIT TYPE AND IDENTIFICATION NUMBER	AUTHORIZED ACTIVITY	ACTIVE FROM - TO/ VALIDITY	REPORTING REQUIREMENTS	REPORT DUE DATES
1	Technical Justification Study to change of land use designation of Forestry Lands, surface area of 390.6972 ha No. SG.CU.08-2017/310	Removal of forest vegetation and fertile soil at the specified surface.	November 01, 2017 to November 01, 2020 (3 years) Extended to June 2022	Biannual advances and at closure	November and May annually from 2017 to 2022
2	Forest Germplasm Collection Permit No. SG.SF.08-2020/060	Permit to collect seeds of forest species in the region for restoration and reforestation purposes on degraded land areas.	No expiration date, starting March 11, 2020
WATER PERMITS ISSUED BY CONAGUA
CONSECUTIVE NUMBER	PERMIT TYPE AND IDENTIFICATION NUMBER	AUTHORIZED ACTIVITY	ACTIVE FROM - TO	REPORTING REQUIREMENTS	REPORT DUE DATES
1	Concession No. 06CHI141265/24FADL16 for the discharge of impacted water from the ramp, speed bumps and deepening works from the mine “Cerro Los Gatos"	Discharge of mine water coming from the mine ramps for a volume of 8.0 l/s (note: discharge is based on a volume per time)	August 31, 2018 to August 31, 2028, closure in process	Quarterly water quality report (SIRALAB)	End of calendar quarters, from 2018 until concession expires
2	Construction Permit No. 4494, Tailings Dam	Activities related to the construction and operation of the tailing dam No.1, to be built in four stages with a total capacity of 7.6 Mm3	January 18, 2019 to January 18, 2028 (09 years)	Notice for start and ending of each stage Monthly reports for the construction advances of the dam	From 2019 until the end of construction of the tailings dam (2028)
3	Construction Permit No. B00.906.04./007	Permit for the construction of a channel along the banks of Arroyo Santo Toribio	Active Construction from January 10, 2020 to January 10, 2021 Active Operation: no expiration	Biannual reports of advances until the ending	Reports issued from august 2020 to January 2021
AIR AND WASTE
CONSECUTIVE NUMBER	PERMIT TYPE AND IDENTIFICATION NUMBER	AUTHORIZED ACTIVITY	ACTIVE FROM - TO	REPORTING REQUIREMENTS	REPORT DUE DATES
1	Approval of Individual Environmental License (LAU), No. LAU-CHIH-001-2019, which authorizes the installation and operations of the mining operations	Installation and operation of mining operations and mineral processing plant	No expiration date, starting May 27, 2019 unless production is increased or beneficiation process changes or due to social reason	Annual Operations Report (COA)	Between April and July annually, starting on 2019
2	Registry of Hazardous Waste Management Plan No. 08-PMG-I-3405-2019	Registration with the General Direction of Integrated Management of Hazardous Materials and Activities (DGGIMAR- SEMARNAT)	From March 26, 2019, no expiration	Annual Operations Report (COA)	Between April and July annually, starting on 2019
3	Registry as generator and notification of Management Plan of Special Waste Handling (RME) No. MPR-2273-19;	Registration as waste generator and authorization of the Special Waste Handling Management Plan (PRME) under the Department of Urban Development and Ecology (SEDUE) in the State of Chihuahua.	From April 09, 2019, no expiration	Annual waste generation report using the Emission Report Format (FRE)	Annually in April starting in 2019
MUNICIPAL PERMITS
CONSECUTIVE NUMBER	PERMIT TYPE AND IDENTIFICATION NUMBER	AUTHORIZED ACTIVITY	ACTIVE FROM - TO	REPORTING REQUIREMENTS	REPORT DUE DATES
1	Soil Use License, official document No. 607	Municipal permit for the construction and installation of mining infrastructure for industrial use	Active from July 23, 2018 to July 23, 2023
2	Authorization of the start of construction, official document No. 237/2018	Consent and notice to municipality about the start of mining infrastructure works	No expiration starting May 03, 2018
3	Alignment and official number, writeup No. 603	Alignment and official number process	No expiration, starting July 23, 2018
4	Start of operations, official document No. 606	Approval of facilities by Municipal Civil Security and approval of start of operations.	No expiration, starting July 23, 2018

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The authorization for the permit modification to include the fluorine leach plant is pending. The length of the permitting process with the Mexican environmental agency can be difficult to predict.

17.8	Social Considerations

The following subsections include the relevant social and community aspects of the area of influence of the CLG Mine, located in the municipality of Satevó, Chihuahua. Various documents were reviewed, including socioeconomic and demographic aspects of the preliminary socioeconomic diagnosis (ASI s.c, 2016), social baseline study (Sincronía, 2018), and 2021 update (Aluna Sustainability, 2021a), and the Regional Environmental Impact Statement (MIA-R) (ASI s.c, 2016). The review also included information regarding the identification of social risks, the mitigation measures that are part of the community relations plan, and the main agreements with the local stakeholders.

17.8.1	Social Setting

MPR has produced several baseline studies. The first was carried out in 2016 and was focused at the municipal level, however, the most significant studies are the 2018 baseline, and the 2021 baseline, which integrates a comparative analysis with the 2018 baseline on the social, economic, natural and infrastructure capital of the localities that make up the area of direct influence of the project. The latest update includes an analysis of human development indicators, aligned with human rights and Sustainable Development Goals.

The baseline studies collected information from official statistical sources, as well as interviews and participatory workshops with stakeholders and the local communities in the area of direct influence (Table 17.5). The information obtained has been used to identify social impacts in the communities, as well as social risks for the mining operations. Prevention and mitigation plans were developed for the Community Social Management Plan.

Table 17.5: Localities in the Area of Influence of Cerro Los Gatos Mine

Within the Regional Environmental System (Area of Direct Influence)
Locality	Municipality	Distance to the project (meters)	Population
El Salto de Agua	Satevó	9,028	-
Santa Rita		9,143	1
El Sitio		5,558	-
La Esperanza		7,280	100
Las Pilas		4,853	-
El Tule		4,655	33
El Tule de Abajo		4,472	44
El Carrizo		4,735	26
La Guerrita		4,728	18
San José del Sitio		7,190	312
La Máquina		8,046	26
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Outside the Regional Environmental System (Area of Indirect Influence)
Locality	Municipality	Population
Los Veranos	Satevó	84
San Nicolás de la Joya		6
La Laborcita		10
Boca del Río		62

The communities in the San Jose hydrologic microbasin that are within the area of direct influence are shown in Figure 17.8. According to the data in the table above, no demographic data were available for four localities. MPR considers the town of La Esperanza to be within the area of direct influence due to the exploration agreement with the ejido of the same name. The town of Valerio, in the municipality of Valle de Zaragoza, is considered to be within the area of indirect influence because both the town and municipality share access routes.

Figure 17.10: Location of Communities and Project

The composition of the population in the area of direct influence is 51.2% female and 48.4% male. The average number of members per household is 3.34 people. According to official records, since 1990 the population decreased due to the shortage of employment in the region; however, from 2010 to 2020 the population increased due to MPR exploration and exploitation in the region (Table 17.6).

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Table 17.6: Municipal and Local Population during the Period 1980-2020

Year	Satevó	San José del Sitio
1980	7,439	402
1990	6,306	302
2000	4,962	227
2010	3,662	264
2020	3,414	312

The area surrounding Cerro Los Gatos mine is predominantly rural, with livestock and agriculture being the main activities. Livestock is an activity that has economic and cultural significance for the municipality, however, since the opening of the Cerro Los Gatos mine, mining has become the predominant economic driver in the area.

The level of education in the area of influence has been increasing in the last 3 years. 16.6% of the population over the age of 18 has completed high school, and 4.3% has an upper-level education.

Medical services in the region are concentrated in San José del Sitio, which has a community health center that is administered by the Mexican Social Security Institute (IMSS). 44.6% of the population in the area of direct influence is not affiliated with any medical service, which highlights that it is mostly mine employees who make up the 19.3% of the people who have access to private health services.

There is a significant water shortage in the towns of La Esperanza, El Carrizo, and El Tule. According to social perception, derived from a survey of the populace, some of the main reasons for the shortage are the drought that prevails in the region, as well as the consumption of water by the operations of the mine, which the community perceives as resulting in decreased flows in rivers and streams in the hydrologic micro-basin. Even though the hydrologic studies have shown that the mining operations and the towns are in separate hydrologic microbasins and use different aquifers, this social perception has a reputational impact on operations.

Because San José del Sitio is the largest community and has the most community infrastructures, such as basic and upper secondary level schools, health centers, and businesses for goods and services. In this sense, MPR, as part of its agreements with the ejido as well as initiatives of the Social Management Plan, has contributed to the maintenance of roads and streets of the town; construction of a potable water retention basin and expansion of the water system; maintenance of schools; and co-investment in the construction and renovation of the health center and the basic rehabilitation unit.

At the time of the survey, the results indicated that the main social problems that affect the population are security, water scarcity, environmental problems such as the potential for water contamination, and limited access to health services. These identified issues have been used for the design of community programs that are part of the MPR Social Management Plan.

Social perception surveys were carried out as part of the 2018 and 2021 baseline studies. In both surveys it was identified that most localities perceive the presence of the mine as a benefit due to the generation of jobs, and the social co-investment that has been made in the community infrastructure within the area of influence. On the other hand, the perception of impacts by MPR operations on water and air quality remains an issue, especially the

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perception that mining operations impact water availability in other hydrologic basins. The Community Relations Plan has water education actions and a dust suppression program as well as other initiatives.

17.8.2	Social Management Plan

The MPR community relations team has had a presence in the region since the mineral exploration phase and has established communication and collaboration channels based on transparency of information. The Community Social Management Plan was developed as part of the 2018 social baseline study, and subsequently implemented in 2019 and 2020. In 2021, the socioeconomic indicators survey was updated to include components of human rights, gender perspective, and United Nations Sustainable Development Goals (SDGs). Comparison of the baseline 2018 and 2021 results identified the main risks and perceived impacts of the mine, and were used to prepare the Community Relationship Model and the 2022 Social Management Plan.

The objective of the MPR Community Relations Policy is to establish the guidelines for institutional work with the neighboring communities and for MPR social interaction projects. Projects are to promote social development, either independently or through strategic alliances with various institutions (public or private), that are aimed at addressing health, education, culture, and basic infrastructure, based on respect for human rights, beliefs, and local characteristics.

The Community Relations Model is based on methods to prevent and reduce risks and socio-environmental impacts and is used to develop the social and environmental investment portfolio. The main social impact mitigation measures that are part of the social and environmental investment portfolio are presented in Table 17.7. It is noted that there are two trade unions; one is local (Satevó) and the other (Duran Mier-San Jose del Sitio) is a local section of a national organization.

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Table 17.7: Potential Social Impacts and Mitigation Measures

Interest / Potential Concern	Priority	Summary of Actions / Mitigation Measure
Conflict with unions with the possibility of strikes, blockades, or increased rates due to the high expectations of benefits and demands for additional services.	Very High

Comply with established agreements with trade unions.

Relationship strategy that shows positive economic and social impacts, with possible working groups to facilitate communication.

Sustainability and compliance reports based on international standards.

Feasibility study of alternative services for a future construction stage of the TSF.

Social investment is impacted by weak ejido and trade union organizations.	Very High	Project of organizational strengthening of the unions. Sustainability and compliance reports based on international standards.
The increased presence of criminal groups in the area has an influence on young people, and causes security concerns.	Very High

Environmental Promoters Project.

Entrepreneurship Project – diagnosis of business ideas based on historic vocations of the region.

Addiction Prevention Program, Youth Integration Centers (CIJ).

University scholarship program.

Projects to promote community spirit (cinema, sport, culture).

Infrastructure projects – Community centers.

Training project Work Training Institute of the State of Chihuahua (ICATECH).

Intensive alternative high school program for adults to obtain a high school degree.

Direct and indirect economic impacts due to emigration of workers.	Very High

Entrepreneurship Project – diagnosis of business ideas based on the historic vocations in the region.

Environmental Promoters Project - With business ideas based on eco-technologies.

University scholarship program.

Sustainability and compliance reports with international standards.

Future incidents with the community of Valerio related to the blockade of an access road in 2021.	High

Infrastructure projects – Community centers.

Health programs.

Projects to promote community spirit (cinema, sport, culture).

Environmental Promoters Project.

Entrepreneurship Project – diagnosis of business ideas.

Study of cumulative social and environmental impacts to develop a management strategy,

Government relationship strategy.

Alternate path (Ejido El Torreón, Salinas, El Tule). Develop a relationship strategy to preserve good communications with the authorities and community members related to an alternative access route to the mine site.

Sustainability and compliance reports based on international standards.

Loss of livestock production as a vocation.	High

Entrepreneurship Project – diagnosis of business ideas based on the historic vocations in the region.

Financial inclusion project.

Mapping of potential competitive funds.

Integrated water management project.

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Environmental Promoters Project - With business ideas based on eco-technologies. Sustainability and compliance reports based on international standards.
Critical water scarcity in the area generates the misperception that the decrease in the water level is due to consumption of water by the operations, and results in discontent on the part of the population.	High

Integrated water management project.

Environmental Promoters Project.

Project improvements to the sanitation system, specifically the extension to the oxidation lagoon.

Drilling project and commissioning of a well in a prioritized community.

Sustainability and compliance reports based on international standards.

Ensure impact assessments done for all exploration and production projects, primarily for community water quality and quantity.

The restoration project "Semilleros de agua" is important to encourage co-responsibility by the beneficiaries.	High

Permanent accompaniment in the design and execution process to achieve the adaptation of the project with the farmers.

Financial inclusion project.

Environmental Promoters Project - With business ideas based on eco-technologies.

Design of specific indicators to determine the degree of ownership by beneficiaries.

Sustainability and compliance reports based on international standards.

Direct and indirect economic impacts due to community members moving out of area.	Low

Entrepreneurship Project – diagnosis of business ideas.

Financial inclusion project.

Environmental Promoters Project - With business ideas based on eco-technologies.

University scholarship program.

Sustainability and compliance reports based on international standards.

MPR carries out continuous monitoring of the identified social risks, as well as stakeholder mapping. The projects in the social and environmental investment portfolio have quantitative indicators of compliance to project controls. It will be necessary to develop qualitative or mixed indicators for the social impact of each project to monitor investment success.

The social and environmental investment portfolio is made up of 12 programs divided into six capital analysis areas: natural, infrastructure, economic, social, relational, and community relations management. For 2022, a budget of US$605,754 has been allocated, with the majority of the investment delegated to infrastructure and social projects (Table 17.8).

Table 17.8: Social Investment Budget 2022 (US$)

Axis	Budget
Capital Natural	$73,357
Capital Infrastructure	$253,470
Economic Capital	$31,540
Social Capital	$148,106
Relational Capital	$2,664
Community Relations Management	$96,617
Total investment	$605,754
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The budget projections are for increased spending over the next four years (Table 17.9).

Table 17.9: Budget Estimates for the Years 2022 to 2026

2022	2023	2024	2025	2026
$605,754	$955,705	$833,558	$862,504	$879,660

MPR has established strategic alliances with stakeholders at the state, municipal and local levels for the execution of its projects. The infrastructure projects, for example, have been carried out collaboratively, using investments from government, communities, and MPR. Another area of collaboration is water management. Community committees have been formed to monitor wells, rivers, and streams in the area of influence, and those results are shared with the authorities.

Due to the proximity of the project to the town of San José del Sitio, and because the town is the primary source of goods and services within the area of influence, MPR has established a community relations office there, which allows for a permanent point of contact between the communities and the mine. A quarterly newsletter is distributed in the area of influence and with collaborators to report on MPR social, environmental, and governance projects.

17.8.2.1	Grievance Management

MPR has developed a mechanism for dealing with questions, complaints, and grievances for internal and external stakeholders using physical mailboxes and email. Information received is input into a database, including request type, the issuer, case description, the actions carried out and status. It is recommended that response times be reviewed and to analyze priorities based on human rights per the Company’s Human Rights Policy (Minera Plata Real, S. de R.L. de C.V. 2021). The policy refers to the grievance mechanism as a management tool to define complaints criticality and their relationship with human rights.

A mailbox has been installed outside the MPR community relations office in San Jose del Sitio. MPR determined this method allows for anonymity of the complaints, and it was placed in this community because it is a regional center. Despite the existence of this mechanism, the population does not use it, because they prefer to make their questions, complaints, or claims directly to the community relations personnel. This behavior demonstrates the level of trust that community members place in the MPR community relations personnel, who are seen as the managers and mediators between the community and the mine. It is noted, however, that not all of the requests or complaints that are made verbally are recorded, but MPR responds to the input even when there is no significant impact on the community.

Among the main complaints or requests are those related to transport providers, as well as contracting or termination of contracts. The community relations office has been responsible for resolving problems related to

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suppliers, in particular the two trade unions. The office provides a link between the Company’s Human Resources department and is responsible for registering complaints and reporting on progress or results.

MPR has an internal grievance mechanism that is managed by a third party, and submittals can be made anonymously through a website and by telephone. The Human Resources office is in charge of internal issues.

MPR is standardizing their external and internal grievances mechanisms to include Human Rights and due diligence. A Human Rights risk analysis based on the local conditions, as well as more rigor in the registration and monitoring of information, will allow the timely identification of socio-environmental risks.

17.8.2.1.1	Memberships

As part of the Company’s commitment to sustainability and social responsibility, MPR has a Social Responsibility Committee with subcommittees of Business Ethics, Quality of Life of the Company, Connection with the Community, and Care and Preservation of the Environment. Among the main achievements are the following:

■	Member of United Nations Global Compact since 2018, committing to disseminate and enforce 10 principles that focus on human rights, labor standards, the environment, and fighting corruption; they also promote the Sustainable Development Goals in their operations, as well as in their community projects.

■	Socially Responsible Company Distinction, medium-sized company category, awarded by the Mexican Center for Philanthropy (CEMEFI) in 2019.

■	Socially Responsible Company Distinction, large company category, awarded by the Mexican Center for Philanthropy (CEMEFI) in 2020 and 2021.

17.8.2.1.2	Worker Safety

There is a worker job safety campaign that applies throughout all areas of the mine. All personnel entering the site must wear personal protective equipment according to the work area, likewise, the occupational safety area is responsible for providing inductions to all new personnel, as well as visitors. Two drills are held annually.

The underground mining operations have a rigorous worker safety program with first aid stations and mine rescue facilities. One of the stations has a ventilation shaft with a rescue capsule that can fit four persons and serves as a second means of emergency egress from the underground mine. The capacity is for 50 persons, including food and oxygen tanks.

There are preventive measures for dehydration, in the underground mine they have hydration points and a cold room, for the high temperatures in the area.

17.8.2.1.3	Security

In the area of influence, there is a permanent presence of organized crime, however, there have been no incidents with the operation. As part of the security measures, MPR has schedules for the transit of personnel and services, as well as a surveillance system provided by a third party.

The property is fenced, so access is restricted to employees, suppliers, licensed neighboring ranch owners and authorized visitors. The access point has rigorous screening protocols for vehicles entering or leaving the site, a video surveillance system, and continuous surveillance rounds are conducted in all site areas.

There is a military barracks inside the property which houses members of the Secretary of National Defense (SEDENA). MPR has an agreement with SEDENA to safeguard explosives products stored for use in the underground mine. The explosives are stored at surface in a fenced area that is patrolled 24 hours a day. MPR

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has donated the housing for SEDENA members and considers the SEDENA presence on the mine site as a strategic security measure.

17.8.3	Agreements with Stakeholders

The mapping and analysis of stakeholders is continuously monitored and updated to identify and address possible social risks in a timely fashion. MPR has identified 65 stakeholders that are classified into eight groups: state and national authorities; local authorities; communities; institutions; government institutions; NGOs; trade unions, and other companies in the area of direct influence.

The relationship with key stakeholders is good per a relationship index analysis; the rating reflects a continuous relationship with external stakeholders such as institutions and nongovernmental organizations (NGOs). There are significant relationships with community leaders, local authorities, and trade unions, which all have their own interests, influence, and impacts on the mining operations.

The Cerro Los Gatos Mine is near the town of San José del Sitio, municipality of Satevó. Most of the region is ejido lands, which are communally held lands that combine communal ownership with individual use. Due to the proximity of the mine site with the San José del Sitio ejido, communication and collaboration channels were established with local authorities and key stakeholders in the region starting with the exploration phase. Agreements established with the local stakeholders are listed in Table 17.10.

Table 17.10: Agreements Established with Local Stakeholders

Covenant	Stakeholder	Description	Validity

San Francisco de Borja Electric Transmission Line, Cerro Los Gatos Mine, 115 KV	Ejido La Esperanza, municipality of Satevo, Chih.	Private agreement of easement of passage on ejido lands.	30 years from the signing of the agreement. From 2017 to 2047
	Ejido Santa Ana, municipality of San Fco. De Borja, Chih	Private agreement of easement of passage on an area of 10.2447 Ha on ejido lands.
	Individual private properties	80 private easement agreements corresponding to private properties along the power transmission line. 61 agreements are already elevated to the public deed and duly registered in the public registry of property (RPP) and the remaining 19 are in the process of regularization due to ownership irregularities.	Perennial indefinite validity in the 80 agreements. Signature dates in 2017 and 2018.

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Covenant	Stakeholder	Description	Validity

	Temporary occupation agreement	Private agreement of temporary occupation for exploration purposes.	Valid for 5 years from the date of signature, with an obligation of 3 years for the company. March 2022.
Agreements regarding the access road to Cerro Los Gatos Mine	Ejido San José del Sitio, municipality of Satevo, Chih.	Private agreement of temporary occupation in lands of common use for easement of passage to develop an access road to the mining unit.	Valid for 30 years from the date of signature, expiring on November 7, 2046. From 2016 to 2046.
	Private property	Private agreement of easement of passage for a road to the mining unit.	Effective May 15, 2019, to December 11, 2046.

To guarantee legal certainty and compliance with the agreements with the ejido of San José del Sitio, periodic meetings are held with the Agrarian Prosecutor's Office of the State of Chihuahua, in which MPR reports about the fulfillment or progress of its agreements with the ejido, and the ejido can make any request or externalize any disagreement. The agreements are recorded in officially validated minutes per the Mexican authority and are shared in the ejido boards as a means of transparency.

Requests that have been made during the meetings include the maintenance of the streets of the community, as well as the access roads of the area of direct influence, A community committee was established for quarterly monitoring of water quality at wells El Tule and San José; the streams Santo Toribio and La Laborcita; the Boca del Río and Los Veranos Rivers; and La Guerrita well.

17.8.4	Commitments for Local Procurement and Hiring

MPR has established various commitments for the hiring of local labor, as well as in the acquisition of services during the life of the project, through agreements with stakeholders such as the ejidos San José del Sitio and La Esperanza, as well as with the Durán Mier-San José del Sitio and Satevó trade unions.

MPR has agreed with the parties that priority will be given to hiring non-specialized labor and services from the San José del Sitio and La Esperanza ejidos. It is established that the staff must be of legal age and cover the profile required for the performance of the tasks. Contracting is subject to the requirements of the project stage. Local procurement employees are working in the underground mine, laundry, dining room, and offices. Local hiring from within the area of influence is shown in Table 17.10.

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Table 17.10: Direct Employees from the Area of Influence

Community	Men	Women	Total
Boca Del Río	12	9	21
Los Veranos	12	13	25
El Tule	5	5	10
La Esperanza	2	5	7
La Guerrita	2	1	3
La Maquina	0	2	2
San José Del Sitio	43	26	69
San Nicolás La Joya	1	0	1
Total	77	61	138

There have been participatory agreements since 2015 with the Durán Mier-San José del Sitio and Satevó unions to provide services such as personnel transport services, non-specialized machinery, and transport of aggregate materials. These agreements provide a source of employment for approximately 200 people. The unions were started during the exploration stage, and the members are part of the ejido of San José del Sitio and Satevó. The community relations office is the link between the unions and the MPR, so they manage applications, agreements, and payments.

Agreements established with local suppliers in San José del Sitio include the following:

■	Food service provider in San José del Sitio to provide tortillas with an approximate consumption of 2,500 kilos per week.

■	The Human Resources department purchases jams and fruit preserves to give to employees who are celebrating birthdays. The group of local producers was formed as one of the community initiatives of MPR.

■	In the two mine camps there are two annual concessions for administration of convenience stores for the employees to use. Concessions are made on a family basis, so each year there are two families in charge of the services.

■	Since the exploration work began in 2009, maintenance and construction services of community infrastructure managed by MPR have been contracted with a local supplier that has 20 years of experience in the mining sector. About 23 families benefit through this service chain.

■	Due to the presence of MPR in the area, a small restaurant was opened that is managed by a family of five members. This restaurant provides food to some MPR employees and to other customers in the area.

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17.9	Mine Closure

A mine closure plan was prepared in 2017 as part of the environmental impact assessment and subsequently updated in 2018 as part of the feasibility plan. The mine plan indicates that permanent closure will begin in the year 2028, which is the year that extraction of ore and processing of minerals are scheduled to cease. There is a four-year period of closure activities and a post-closure monitoring period of a minimum of five years. Mexican regulations require that a detailed closure plan be developed prior to the closure period for submittal to the environmental agency.

17.9.1	Objectives

The closure objectives established for the Los Gatos mine include the following:

■	Return the land to a stable condition that allows for beneficial reuse

■	Comply with applicable environmental rules and regulations

■	Ensure geochemical and physical stability of mining wastes that remain after closure

■	Reduce potential impacts to surface water and groundwater

■	Re-establish vegetation

■	Reduce long-term maintenance requirements

17.9.2	Land Use

It is expected that the land use post-closure will be natural habitat for wild flora and fauna, land for livestock grazing and areas of restricted access. The areas of restricted access will be the access to the underground mine workings and the reclaimed TSF. The waste rock storage facility will also remain after closure. Almost all other facilities and infrastructure are to be removed.

The plant nursery and the road improvements that would be useful to the community are expected to remain after closure.

17.9.3	Mexican Closure and Reclamation Regulatory Framework

Mine reclamation is addressed in Article 27 of the Mexican Constitution, which sets two broad standards for reclamation:

■	The Nation retains ownership of the mineral rights at all times and concession holders only have rights to mined materials. As such, the Nation may establish the conditions of reclamation; and

■	The Nation has an obligation to take mitigation measures to protect natural resources and restore the ecological balance.

Key regulations that apply to closure conditions are NOM-001-SEMARNAT-1996, NOM-138-SEMARNAT/SS-2003, NOM-141-SEMARNAT-2003, NOM-147-SEMARNAT/SSA1-2004, NOM-155-SEMARNAT-2007 and NOM-157-SEMARNAT-2009. The focus of each regulation is listed below.

■	NOM-001-SEMARNAT-1996 establishes the maximum permissible limits of contaminants in wastewater discharges to surface water. This regulation is currently under review by SEMARNAT for possible modification.

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■	NOM-059-SEMARNAT-2001 establishes the criteria for inclusion, exclusion or change of risk category for species or populations of flora and fauna, through a method of evaluating their extinction risk.

■	NOM-138-SEMARNAT/SS-2003 establishes maximum permissible limits for hydrocarbons in soil. Should limits be exceeded, an environmental and human health risk assessment may be conducted to determine remediation options.

■	NOM-141-SEMARNAT-2003 establishes the procedures to characterize the tailings materials, as well as the specifications and criteria for characterization and preparation of the site, design, construction, operation and closure of the tailings facilities. The closed facility should not generate dust or impacted runoff, and physical stability must be ensured.

■	NOM-147-SEMARNAT/SSA1-2004 establishes soil remediation levels for concentrations of arsenic, barium, beryllium, cadmium, hexavalent chromium, mercury, nickel, silver, lead, selenium, thallium and vanadium. The regulation includes specifications for site characterization (such as the number of samples), a conceptual site model, and an alternative method to determine remediation levels based on a risk assessment.

■	NOM-157-SEMARNAT-2009 establishes the requirements for mine waste management plans. Section 5.6 of the regulation describes the criteria for storage and final deposition of wastes. The criteria include identification of the site environment that could be impacted by operations; the engineering and maintenance specifications to maintain physical stability; control measures to avoid wind and water erosion; and measures to prevent acid drainage, leaching and runoff. Post-closure criteria include monitoring of water bodies that could be impacted and reforestation using stockpiled soil and native species of the area.

17.9.4	Closure Activities

Closure activities planned include the following:

■	Closure, decontamination and demolition of the mine facilities, metallurgical plant, infrastructure, and ancillary facilities

■	Disposal of demolition materials

■	Soil remediation

■	Construction of storm water conveyances

■	Placement of closure covers

■	Revegetation

■	Post-closure monitoring and maintenance

Conceptual closure activities are presented in the closure plan (Tetra Tech 2018) and key closure components are described below. Overall site gradient after reclamation will be to the San Toribio arroyo.

17.9.4.1	Tailings Storage Facility

The TSF was designed based on the classification of the tailings as potentially acid-generating, but the probability of metals leaching being low. The slopes are designed to require no change for closure. The tailings will be covered with compacted fill of 1 m thickness, then revegetated. A system of surface water conveyances will be installed to promote drainage off the TSF. Channels will be protected with 15 cm of riprap.

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17.9.4.2	Waste Rock Storage Facility

The waste rock storage facility is anticipated to be constructed with a slope of 2H:1V, and will need to be reconfigured for a more stable overall slope of 3H:1V. The final configuration will include surface water conveyances and a 0.3 m organic soil cover. The entire surface will be revegetated.

17.9.4.3	Buildings

Buildings and installations contaminated with cyanide and other chemicals will be decontaminated by rinsing. The rinseate will be sent to the TSF for evaporation.

The electrical infrastructure will be removed and dewatering wells will be destroyed.

Pond sediments will be placed in the TSF or an offsite solid waste landfill, depending on the management requirements. Lined ponds will be perforated and filled, then regraded, covered and revegetated.

17.9.4.4	Underground Mine

Equipment, combustibles, and other chemical products stored underground will be removed prior to closure. Inert demolition debris will be used to fill the ramp for a distance of about 1080 m to 5 m above the predicted final water level elevation. The ramp will be sealed at the portal using a minimum of 3 m thickness of expanding foam that solidifies after emplacement. The portal will be reclaimed using organic soil and revegetation.

The ventilation shafts will be closed with reinforced concrete 0.45 m thick and a cap of at least 3 m of fill. An organic soil cover of 0.15 m will be placed and revegetated.

17.9.4.5	Revegetation

It is anticipated that the seed mixes to be used will be composed of native plants. Native seeds are collected and used in the production of rootstock. The plant nursery currently can produce about 14,000 rootstock in a three-year period. No areas have been reclaimed, but concurrent reclamation is an objective during operations.

17.9.4.6	Water Management at Closure

The mine water and/or a water supply well will be operated to provide for rinseate water to decontaminate equipment for up to one year. Domestic wastewater from the mine camp will be treated and discharged. Forced evaporation will be used for two years at the TSF to reduce the volume of tailings water.

The subdrain tailings water and infiltration from the TSF will be recirculated for evaporation and eventually sealed if possible. If water quality discharge standards are met, then the tailings water can be discharged to the environment.

17.9.5	Post-Closure Monitoring and Maintenance

Post-closure monitoring and maintenance will be conducted for a minimum of five years. Restriction of livestock will be critical, and it is anticipated that the reclaimed area will be fenced. Physical inspections will be conducted to monitor reclamation success and stability of the closure designs. Success criteria will be developed for erosion, slope stability, water quality, and vegetation.

17.9.6	Closure Costs

The closure cost estimate is about MXN$290,000,000 or about US$14.9 M (Table 17.10). The closure cost was prepared in Mexican pesos and the conversion to US dollars is based on currency exchange rates as of August 2022. The Mexican authority does not require a closure cost financial mechanism.

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Table 17.11:Closure Cost Estimate

Closure Item	Cost (MXN)*	US$
Earthworks and Grading	65,946,833	3,385,360
Revegetation and Stabilization	14,201,372	729,025
Neutralization, Water Treatment and Waste Disposal	112,738,726	5,787,410
Infrastructure, Equipment and Facility Removal, and Miscellaneous	93,115,689	4,780,070
Monitoring	3,911,379	200,790
Total	289,913,999	14,883,000

* Source: Tetra Tech, 2018.

17.10	Adequacy of Response to Environmental and Social Issues

The QP observes that there are well established processes and procedures for recording, acting upon and resolving environmental and social issues as they arise. Like any process, success lies in attention to issues as they arise, accurate record keeping with assigned responsibilities and commitments to resolution dates wherever possible throughout the life of any issue until appropriately addressed to the satisfaction of regulators and/or stakeholders.

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18.0	Capital and Operating Costs

18.1	Capital and Operating Cost Estimates

18.1.1	Development Capital

Currently there are no expansion plans requiring development capital spending in the Life of Mine Plan.

18.1.2	Sustaining Capital

The Cerro Los Gatos mine is in operations. It will require sustaining capital for continuing underground mine development and an additional raise of the TSF dam to accept tailings volumes, as well as other miscellaneous equipment and infrastructure projects.

Table 18.1 summarizes the capital expenditures planned for the balance of the mine life. Golder has reviewed the planned annual expenditures and agrees with their reasonableness. The short remaining LOM includes some capitalized mining equipment rebuilds but does not necessitate significant new equipment purchases.

Underground development cost is directly correlated with development meters with unit rates for lateral and vertical development applied to the number of meters of mine development required in each year. Mine development is scheduled to be substantially complete by 2025, with only 42 meters of development in 2026 – 2028.

All costs are expressed in United States Dollars, unless noted otherwise.

Table 18.1: LOM Sustaining Capital, $M

Item	Units	2022, H2	2023	2024	2025	2026	2027	2028	Total
Mine Development
- Vertical	m	514	705	561	421	0	-	-	2,201
- Lateral	m	1,833	3,221	2,948	2,370	39	-	3	10,414
Underground Development	$M	12.1	18.8	15.9	9.6	0.1			56.5
Infrastructure and Equipment
Mine
Mine dewatering	$M	1.8	3.2	1.4	2.2	2.0	0.6
Mine equipment	$M	2.2	6.4	1.1	0.6
Mine other	$M	11.7	5.4	4.2	1.6	1.1	1.0
Plant and Site	$M
Fixed assets	$M	0.5	0.7	0.2	0.1	0.1	-
Tailings storage facility	$M	2.7		8.5
Leaching plant	$M	3.6	2.0
Site - Other	$M	0.6	0.5	0.5	0.4	0.2	0.1
Infrastructure and Equipment	$M	23.2	18.0	15.8	4.8	3.4	1.7		66.9
Sustaining Capital	$M	35.3	36.8	31.7	14.4	3.5	1.7	-	123.4

Note: Columns may not sum precisely due to rounding.

18.1.3	Operating Expenses

Operating cost estimates were developed based on recent actual costs with specific adjustments for business improvement initiatives underway. They were prepared on an annual basis using a detailed build-up of individual cost centres and considering specific mine site activity levels and cost drivers. The estimates consider current and expected labour headcount and salaries, major consumables and unit prices, power costs based on the recently established renewables contract, and equipment and maintenance costs. The total operating cost estimate includes all site costs related to mining, processing and general and administrative activities, as well as regional office costs. The total operating cost excludes concentrate transportation costs, smelter and refining charges, royalties and mining and income taxes which are included in the economic analysis presented in Section 19.0.

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Mining costs were developed separately for the longhole and cut-and-fill mining methods, with the resulting unit cost estimates applied to the tonnages extracted using each mining method as defined by the Mine Plan. Mining costs cover expected direct costs for the mining process including drilling, blasting, mucking, hauling, backfilling and ground support. They do not include capitalized mine development costs which are presented in Section 18.1.2.

Processing costs cover expected direct costs for ore processing including crushing and conveying, grinding, flotation, tailings thickening and deposition, zinc concentrate leaching and on-site concentrate handling. General and administrative costs cover costs associated with indirect support of the operation including G&A personnel and functions, administrative facilities, site services and other support costs.

Operating expenses at CLG have been reviewed by Golder and found to be reasonable for a mechanized mine utilizing the cut-and-fill and bulk longhole mining methods. The plant has demonstrated typical operating costs for a facility of its size. The following tables summarize operating costs, segmenting by major cost center - the Mine, the Processing Plant, including TSF operations, and General and Administrative.

Table 18.2 summarize the total expected operating expense to mine and process the defined Mineral Reserve.

Table 18.2: Projected Operating Costs

Cost Center	LOM Cost, $M	Unit Cost, $/t
Mining	281.9	46.45
Processing	157.7	26.00
G&A	105.0	17.31
Total Operating Costs	544.6	89.76

Operating costs of the underground mine are estimated to be $46.45/tonne of processed material, itemized in Table 18.3.

Table 18.3: Mine Operating Cost Projection

Cost Center	LOM Cost, $M	Unit Cost, $/t
Mine Admin G&A	21.3	3.51
Exploration Geology	11.3	1.86
Technical Services	13.3	2.19
Maintenance	20.7	3.41
Operations
Drilling and blasting	39.2	6.46
Loading and hauling	34.4	5.67
Backfill	32.6	5.37
Ground support	35.2	5.81
Pumping and ventilation	26.8	4.41
General services	21.4	3.52
Electrical Power	25.7	4.25
Total	281.9	46.45

Operating costs of the processing plant are estimated to be $26.00/tonne, with major cost elements provided on Table 18.4.

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Table 18.4: Processing Plant Operating Cost Projection

Cost Center	LOM Cost, $M	Unit Cost, $/t
Mill Admin G&A	9.2	1.52
Assay	5.4	0.90
Operations & Maintenance	111.1	18.31
Leach Plant	10.4	1.71
Electrical Power	21.6	3.56
Total	157.7	26.00

General and Administrative costs are comprised of general site and regional office costs, safety and security, accommodation camp operations, site services, environmental and social expenditures, community relations, and other site administrative and support costs, as depicted on Table 18.5.

Table 18.5: General and Administrative Costs

Cost Center	LOM Cost, $M	Unit Cost, $/t
CLG Site & Office Administration	60.3	9.95
Concentrate Marketing	1.8	0.30
Human Resources and Information Technology	6.2	1.02
Operational Excellence and Supply Chain	7.9	1.31
Environmental and Community Relations	11.3	1.86
Health, Safety and Security	17.4	2.87
Total	105.0	17.31

18.1.4	Level of Accuracy in the Estimates

Sustaining capital cost estimates have been developed from mine experience with underground mine development over the past number of years. The costs to raise the TSF dam at CLG have similarly been established from past practice for which the estimate of future costs is considered reasonable by Golder.

Operating costs of the mine are sensitive to a number of factors, primarily mining method, backfill type, ventilation and refrigeration, mine dewatering and crew labour in addition to fluctuations in the cost of consumables, not least of which are diesel fuel, electrical power, ground support implements, and explosives and accessories. Future mine costs have been based on actual costs realized to date, with consideration for business improvement initiatives underway, established supply contracts and assumptions on inflation and price escalations.

Processing plant costs consist primarily of electrical power, labour, grinding media (including crusher and grinding mill wear components), reagents, spares, and maintenance. The operation is in a steady state and future cost estimates are considered reasonable and expected.

General and Administrative costs are based on historical costs projected to the end of the mine life, with consideration for site activity levels and headcount over the remaining mine life.

18.2	Risks Associated with the Specific Engineering Estimation Methods used to Arrive at the Estimates

Volume and cost estimates are of a high level of confidence. Operating volumes are well defined and understood, as are mining and processing productivities. Unit cost estimates are based on supply contracts and operating history.

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19.0	Economic Analysis

For the purposes of this report, an economic analysis was performed by Gatos Silver, Inc. (GSI) using GSI’s financial model and the LOM Plan for the CLG mine. The LOM Plan economic analysis supports the declaration of Mineral Reserves. Golder reviewed the LOM Plan and GSI’s financial model components relevant to the LOM Plan in detail.

19.1	Principal Assumptions

Commodity price and exchange rate assumptions used in the economic analysis are summarized in Table 19.1. The commodity price and exchange rate assumptions are aligned with analyst long-term consensus estimates as of September 2022.

Table 19.1: Economic Assumptions

Parameter	Unit	Value
Zinc	US$/t	2,646
	US$/lb	1.20
Lead	US$/t	1,984
	US$/lb	0.90
Silver	US$/oz	22.00
Gold	US$/oz	1,700
Exchange rate	MX$ per US$	20

The LOM Plan begins on July 1, 2022, with operations forecast to last 5.75 years based on fully depleting the Mineral Reserve. Total ore processed during the LOM Plan is 6.07 million tonnes at an average processing rate of 2,890 tonnes per calendar day. The Plan includes in-process mineralized materials of 15,376 tonnes as of June 30, 2022.

The LGJV mill produces two products, a lead concentrate and a zinc concentrate. Payable metals are evaluated using the recovery parameters described in Section 14.0 as well as estimates of smelter charges which were informed by current and expected concentrate market conditions.

Capital and operating cost estimates are described in Section 18. Operating costs average $89.76/tonne during the LOM Plan, with total capital costs of $123.4 M. Closure costs of $14.8 M are forecast for the period 2029-2032 and are described in Section 17.

The LOM Plan used to prepare the cash flow analysis is in real (2022) dollars and the financial model is on an unlevered basis. Changes to working capital, corporate administration, management fees, interest expense, and exploration activities are excluded from the LOM operating costs used to support the Mineral Reserve.

The differential between the undiscounted pre-tax and post-tax cash flows is $130,582,972, representing the estimated cash taxes payable (mining taxes and income taxes) from July 1, 2022, onward. The economic analysis considers applicable mining and corporate income taxes which have rates of 7.5% and 30%, respectively.

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19.2	Demonstration of Economic Viability

The LOM Plan in the provided operating model represents a 2,890 t/d processing rate that processes a total of 6.07 Mt of mineralized material through the mill at average ROM grades of 4.48% Zn, 2.14% Pb, 244 g/t Ag, and 0.27 g/t Au, over a 5.75-year period. The LOM Plan supports the Mineral Reserves as it demonstrates economic viability via projected revenues exceeding all projected operating, sustaining capital, and closure costs.

Table 19.2 through Table 19.5 summarize the CLG production and economic plan. Annual summaries are shown in Table 19.6 through Table 19.9.

The LOM Plan is scheduled to deliver the following operating results:

■	Average annual production of 7.4 million ounces of silver;

■	Average annual production of 13.2 million ounces of silver equivalent, including zinc, lead and gold by-products;

■	Average annual cash flow of $79 million (after tax) through 2028 at $22 per ounce silver price;

■	Average cash costs of $3.63 per ounce of payable silver, net of by-product credits

■	Average all-in sustaining costs (“AISC”) of $7.06 per ounce of payable silver, net of by-product credits; and

■	A pre-tax NPV at a 5% discount rate of $491 million ($377 million after tax).

Table 19.2: LOM Production Summary

Production	Units	Value
Mine life (operations)*	years	5.75
Property life (to closure)**	years	10.5
Total mill feed tonnage	Mt	6.07

Average mill feed grade
Zinc	%	4.48%
Lead	%	2.14%
Silver	g/t	244
Gold	g/t	0.27

Concentrate production
Percent of production, zinc concentrate	%	58.6%
Percent of production, lead concentrate	%	41.4%

Mill recoveries
Zinc concentrate
Zinc recovery in Zinc concentrate	%	63.4%
Silver recovery in Zinc concentrate	%	10.1%

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Production	Units	Value
Lead Concentrate
Lead recovery in lead concentrate	%	89.4%
Silver recovery in lead concentrate	%	78.9%
Gold recovery in lead concentrate	%	56.9%

Production (contained in concentrate)
Silver (contained in lead and zinc concentrate)	oz	42,388,235
Zinc (contained in zinc concentrate)	lbs	379,941,613
Lead (contained in lead concentrate)	lbs	256,402,390
Gold (contained in lead concentrate)	oz	29,467
Silver equivalent	oz	75,878,520

Concentrate Production
Zinc concentrate sold	t	308,662
Lead concentrate sold	t	217,997
Payable silver	oz	38,420,848
Payable silver equivalent	oz	67,671,235

Note: *Mine Life includes the last 6 months of 2022 until the end of the third month in 2028 (5.75 years).

**Closure expenditures occur in the years 2029 through 2032.

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Table 19.3: LOM NSR

Description	Unit	Value
Zinc Concentrate
Payables
Zinc		$387,540,796
Silver		$60,039,316
Gold		$0
Total Payables – Zinc Concentrate		$447,580,111
TC/RC/PP
Treatment Charges		$(66,362,245)
Refining Charges		$0
Penalties		$(3,736,913)
Freight		$(73,702,399)
Zinc NSR		$303,778,555

Lead Concentrate
Payables
Lead		$217,788,428
Silver		$785,219,330
Gold		$38,179,293
Total Payables – Lead Concentrate		$1,041,187,051
TC/RC/PP
Treatment Charges		$(21,799,687)
Refining Charges		$(36,140,956)
Penalties		$(11,066,100)
Freight		$(20,779,509)
Lead NSR		$951,400,799

Net Smelter Return		$1,255,179,354
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Table 19.4: LOM Unit Costs

Financials
Commodity Prices
Zinc	$/t	2,646
Lead	$/t	1,984
Silver	$/oz	22.00
Gold	$/oz	1,700
Exchange rate	MXN per $	20.00

Total Payables
Payables (Before Treatment, Refining, and Penalties)		$1,488,767,162
Unit Payables	$/t milled	245.37

LOM Costs	$/t milled	$/oz pay. Ag.
Mining	46.45	7.34
Milling	26.00	4.11
General & Administrative	17.31	2.73
Mine Site Operating Cost	89.76	14.18
Concentrate Transport	15.57	2.46
Third Party Treatment, Refining and Penalties	22.93	3.62
Royalties	0.81	0.13
By-product credits (Zn and Pb)	-106.06	-16.75
Cash Costs, after by-product credits	$22.99	$3.63
Total Sustaining Capital	20.34	3.21
Closure Accretion	1.36	0.21

All In Sustaining Cost (AISC)	$44.69	$7.06
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Table 19.5: LOM Financial Summary

Description	Unit Cost ($/t milled)	LOM Cost ($)
Net Smelter Return(1)	206.83	1,255,179,354
La Cuesta Royalty	(0.81)	(4,888,437)
Net Revenue	206.03	1,250,290,917
Operating Costs
Mining Costs	(46.45)	(281,841,681)
Plant Costs	(26.00)	(157,748,159)
G&A	(17.31)	(105,006,801)
Total Operating Costs	(89.76)	(544,596,642)
Operating Margin	116.31	705,694,275
Capital Costs
Mine Development	-	(56,506,510)
Infrastructure & Equipment	-	(66,885,660)
Total Capital Costs	-	(123,392,170)
Pre-Tax Cash Flow
Cash Flow (Undiscounted)	-	567,418,105
NPV 5.0% Pre-Tax	-	490,819,161

Post-Tax Cash Flow
Cash Flow (Undiscounted)	-	436,835,133
NPV 5.0% Post-Tax	-	376,554,720

1.	Net Smelter Return is based on the LOM financial model parameters. These parameters have minor differences from the initial parameters used for the Mineral Reserve calculation NSR methodology shown on Table 12.1.

The differential between the undiscounted pre-tax and post-tax cash flows is $130,582,972, representing the estimated cash taxes payable (mining taxes and income taxes) over the life of mine, from July 1, 2022, and onwards, under the LOM plan and its operating cost, capital cost, commodity price, and exchange rate assumptions.

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Table 19.6: Annual Cash Flow Inputs

	Units	LOM	H2 2022	2023	2024	2025	2026	2027	2028	2029	2030	2031	2032
Commodity Prices And Exchange Rates

Ag Price - Spot (Period Average)	US$/oz	22.00	22.00	22.00	22.00	22.00	22.00	22.00	22.00	22.00	22.00	22.00	22.00
Au Price - Spot (Period Average)	US$/oz	1,700.00	1,700.00	1,700.00	1,700.00	1,700.00	1,700.00	1,700.00	1,700.00	1,700.00	1,700.00	1,700.00	1,700.00
Zn Price - Spot (Period Average)	US$/lb	1.20	1.20	1.20	1.20	1.20	1.20	1.20	1.20	1.20	1.20	1.20	1.20
Pb Price - Spot (Period Average)	US$/lb	0.90	0.90	0.90	0.90	0.90	0.90	0.90	0.90	0.90	0.90	0.90	0.90

Production

Ore Milled - Volume	t	6,067,550	524,213	1,041,571	1,057,795	1,057,739	1,067,736	1,064,751	253,746	0	0	0	0

Ag Contained in Zn & Pb Concentrate	oz	42,388,235	4,314,288	7,643,098	7,698,891	7,277,756	6,297,992	7,179,390	1,976,820	0	0	0	0
Au Contained in Pb Concentrate	oz	29,467	2,861	5,637	6,160	4,868	4,303	4,461	1,177	0	0	0	0
Zn Contained in Zn Concentrate	t	172,339	13,175	29,607	30,009	33,990	31,085	27,098	7,374	0	0	0	0
Pb Contained in Pb Concentrate	t	116,302	10,037	19,228	18,298	22,048	22,050	19,768	4,874	0	0	0	0

Payable Metals

Ag Payable in Zn and Pb Concentrate	oz	38,420,848	3,930,492	6,933,942	6,982,331	6,577,106	5,686,811	6,516,185	1,793,982	0	0	0	0
Au Payable in Pb Concentrate	oz	22,458	2,256	4,477	5,052	3,543	2,977	3,268	883	0	0	0	0
Zn Payable in Zn Concentrate	t	146,488	11,201	25,164	25,508	28,891	26,422	23,033	6,268	0	0	0	0
Pb Payable in Pb Concentrate	t	109,764	9,475	18,143	17,265	20,812	20,814	18,655	4,600	0	0	0	0
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Table 19.7: Annual Revenue Forecast

	Units	LOM	H2 2022	2023	2024	2025	2026	2027	2028	2029	2030	2031	2032
Cash Flow Revenues
Gross Revenues (Based on Payable Metals)
Silver		$845,258,646	86,470,822	152,546,718	153,611,274	144,696,335	125,109,832	143,356,061	39,467,604	0	0	0	0
Gold		$38,179,293	3,835,462	7,611,237	8,588,926	6,023,928	5,061,586	5,556,274	1,501,881	0	0	0	0
Zinc		$387,540,796	29,634,058	66,572,770	67,481,483	76,433,385	69,900,963	60,935,821	16,582,316	0	0	0	0
Lead		$217,788,428	18,800,409	35,999,027	34,256,778	41,293,610	41,297,365	37,014,502	9,126,737	0	0	0	0
Total Gross Revenues		$1,488,767,162	138,740,751	262,729,752	263,938,461	268,447,258	241,369,746	246,862,658	66,678,538	0	0	0	0
Treatment, Refining Charges and Penalties
Third Party Smelting and Refining - Zn Concentrate		$-70,099,157	-5,279,210	-12,049,480	-12,198,353	-14,048,131	-12,681,878	-10,834,381	-3,007,725	0	0	0	0
Third Party Smelting and Refining - Pb Concentrate		$-69,006,743	-6,666,956	-11,938,551	-11,749,413	-12,378,870	-11,545,264	-11,675,288	-3,052,401	0	0	0	0
Total TC/RC/PP		$-139,105,900	-11,946,165	-23,988,030	-23,947,766	-26,427,001	-24,227,142	-22,509,668	-6,060,126	0	0	0	0
Other Offsite Costs
Royalties		$-4,888,437	-599,551	-1,113,973	-1,118,695	-1,115,787	-940,432	0	0	0	0	0	0
Freight and Handling		$-94,481,908	-6,884,380	-15,947,110	-16,251,765	-18,862,937	-17,412,072	-15,055,152	-4,068,491	0	0	0	0
Total Other Offsite Costs		$-99,370,345	-7,483,931	-17,061,084	-17,370,460	-19,978,724	-18,352,504	-15,055,152	-4,068,491	0	0	0	0
Net Revenues		$1,250,290,917	119,310,654	221,680,638	222,620,235	222,041,533	198,790,099	209,297,838	56,549,921	0	0	0	0

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Table 19.8: Annual Operating and Capital Cost Forecast

	Units	LOM	H2 2022	2023	2024	2025	2026	2027	2028	2029	2030	2031	2032

CASH FLOW COSTS (OPERATING + CAPITAL)

Operating Costs
Site Costs
Mining Costs	US$	-281,841,681	-25,657,178	-53,329,802	-53,810,906	-50,273,914	-48,500,432	-40,930,087	-9,339,363	0	0	0	0
Plant Costs	US$	-157,748,159	-13,141,935	-27,562,234	-28,333,834	-28,996,670	-28,133,703	-25,354,012	-6,225,771	0	0	0	0
G&A	US$	-105,006,801	-9,685,389	-19,403,850	-19,403,850	-18,433,657	-17,463,465	-16,493,272	-4,123,318	0	0	0	0
Total Site Costs	US$	-544,596,642	-48,484,502	-100,295,886	-101,548,590	-97,704,241	-94,097,600	-82,777,371	-19,688,452	0	0	0	0

Capital Expenditures
Mine Development	US$	-56,506,510	-12,104,834	-18,835,710	-15,922,191	-9,546,838	-96,938	0	0	0	0	0	0
Infrastructure & Equipment	US$	-66,885,660	-23,216,760	-18,044,636	-15,799,064	-4,769,850	-3,380,850	-1,674,500	0	0	0	0	0
Total Capital Expenditures	US$	-123,392,170	-35,321,594	-36,880,345	-31,721,255	-14,316,688	-3,477,788	-1,674,500	0	0	0	0	0

Closure Costs
ARO Liability - Total Cash Expenditures	US$	-14,884,000	0	0	0	0	0	0	0	-445,000	-8,468,000	-4,301,000	-1,670,000

Resources and Income Taxes
Mining Taxes	US$	-7,875,000	0	-1,500,000	-1,500,000	-1,500,000	-1,500,000	-1,500,000	-375,000	0	0	0	0
Income Taxes	US$	-122,707,972	-12,649,971	-21,486,755	-21,599,162	-21,781,823	-19,542,834	-20,191,769	-5,455,657	0	0	0	0
Total Resources and Income Taxes	US$	-130,582,972	-12,649,971	-22,986,755	-23,099,162	-23,281,823	-21,042,834	-21,691,769	-5,830,657	0	0	0	0
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Table 19.9: Annual Cash Flow Summary

	Units	LOM	H2 2022	2023	2024	2025	2026	2027	2028	2029	2030	2031	2032
CASH FLOWS

Pre-Tax Cash Flow (Undiscounted)	US$	567,418,105	35,504,559	84,504,407	89,350,390	110,020,604	101,214,711	124,845,967	36,861,468	-445,000	-8,468,000	-4,301,000	-1,670,000
Cumulative Pre-Tax Cash Flow	US$		35,504,559	120,008,965	209,359,355	319,379,959	420,594,670	545,440,637	582,302,105	581,857,105	573,389,105	569,088,105	567,418,105

Post-Tax Cash Flow (Undiscounted)	US$	436,835,133	22,854,587	61,517,652	66,251,227	86,738,781	80,171,877	103,154,198	31,030,811	-445,000	-8,468,000	-4,301,000	-1,670,000
Cumulative Post-Tax Cash Flow	US$		22,854,587	84,372,239	150,623,466	237,362,247	317,534,124	420,688,322	451,719,133	451,274,133	442,806,133	438,505,133	436,835,133

Pre-Tax NPV (5.0%)	US$		490,819,161
Post Tax NPV (5.0%)	US$		376,554,720

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19.3	Cash Flow Analysis

The post-tax NPV of the LOM Plan based on the Mineral Reserve is $ 376.6 M at a discount rate of 5.0%. Payback and IRR estimates are not relevant for an operating mine as all previous costs are considered sunk; they are not required to support reserve declaration. Average post-tax annual cash flows through 2028 for the LOM Plan are $79 million.

19.4	Sensitivity Analysis

Figure 19.1 illustrates the sensitivity of the post-tax NPV at a discount rate of 5.0% to changes in key inputs to the economic analysis. Positive and negative variations were applied independently to each of the following parameters: silver price, zinc price, lead price, operating costs, and capital costs. The operation is most sensitive to variations in the price of silver.

Figure 19.1: Sensitivity of Post-tax NPV at a 5% Discount Rate to Changes in Key Inputs

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20.0	Adjacent Properties

There are no properties adjacent to the land holdings of MPR.

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21.0	Other Relevant Data and Information

There is no other relevant data pertaining to the Mineral Reserves of CLG Mine.

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22.0	Interpretation and Conclusions

22.1	Mineral Resources

Throughout the exploration, development, and mining of the deposit there has been acquired a sound knowledge and understanding of the geological controls on the mineralization, which are adequately expressed in the Resource Model.

The deposit has logging data from subsurface workings and surface and underground drilling that has been adequately reviewed and validated which allows it to be used with sufficient confidence in the construction of a long-term resource model.

A new geological model has been constructed of the deposit that integrates the different sources of information through an implicit 3D model. Based on this geological model an estimation of the main grades of the deposit has been performed using OK interpolators. The results have been validated in detail by visual and statistical review and against existing production data.

The Mineral Resource categorization uses methodologies and assumptions that allow for adequate consideration of uncertainty and risk.

The Mineral Resources reported in this TRS are reported above a NSR cut-off value, supported by studies and considering the RPEE by optimizing stopes using assumptions and reliable data.

It is the opinion of the QP that the Mineral Resources presented herein are appropriate for public disclosure and comply with the definitions of Mineral Resources as established by SEC Regulation S-K 1300 and CIM Definition Standards for Mineral Resources and Mineral Reserves (2014).

22.2	Mineral Reserves

The Mineral Reserves for Cerro Los Gatos have been re-estimated, and a Mine Plan developed, which is attuned to the deposit and the conditions under which the mineralized material can be mined and processed. The Mineral Reserves have been estimated with consideration for the modifying factors of mining dilution and mining recovery for each mining method, support service costs including mine cooling, ventilation and dewatering, as well as prevailing input costs and reasonable metal price assumptions.

The Mine Plan will deliver mineralized material to the processing plant of contained metal value well in excess of the cut-off (in NSR terms) used to establish economic blocks of mineralized material. The plan is considered by the QP to be robust and achievable in the current operating environment.

Mine management has responded to challenges presented by each of the structurally controlled zones of the CLG deposit and invested in actions and techniques that will ensure safety of workers and reduce operating costs. Important investments have included:

■	Ventilation system expansion for higher fresh air and exhaust volumes.

■	Installation of coolant plants to lower the ambient temperatures in the mine.

■	Installation of deep dewatering wells in the mine to reduce the volume of water exposed to the air, which mitigates heat radiation. Lowering the water table also serves to reduce risk of geotechnical instability caused by water in fault systems.

■	Construction of a paste backfill plant and installation of a fill reticulation system.

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■	A cooling system for waters pumped to surface from underground before the water is discharged to the environment.

Other conclusions drawn by the Mining QP are:

■	High ambient underground temperatures must be well managed to maintain appropriate conditions for underground workers.

■	The continuation of pumping to lower the water table will have a direct impact on mine development productivity.

It is the opinion of the QP that the Mineral Reserves presented herein are appropriate for public disclosure and comply with the definitions of Mineral Reserves, as established by SEC Regulation S-K 1300 and CIM Definition Standards for Mineral Resources and Mineral Reserves (2014).

22.2.1	Significant Risks and Uncertainties

Significant risks to the Mineral Reserves pertain to:

■	Behaviour of wall rock in stopes when veins are close to major faults. The Mineral Reserve includes an appropriate estimate for ore losses and dilution but the behavior of wall rock close to faults may increase or decrease dilution or ore losses from these assumptions which may impact operating costs or revenue.

■	Operating costs may also be impacted by costs to effectively lower the water table, pump water from the mine and manage heat introduced to the mine by the hot waters.

■	The above risks noted by Golder are recognized by MPR and plans to mitigate the occurrence and effect of such risks are considered reasonable by Golder and have been incorporated into the Mineral Reserve and LOM plan.

■	Metal price and currency exchange fluctuations represent a significant risk to Mineral Reserves, which risks are beyond the control of MPR and Gatos Silver.

22.3	Mineral Processing

QP interpretations of the function of the processing plant include:

■	The proportion of zinc contained within unrecoverable non-sulphide minerals in the South-East zone is uncertain. The company has visual estimates of oxidation and sulphide values in drill-core however there is only weak correlation between these logged estimates and zinc recoverability. The zinc plant recovery for Reserve calculations has been based on actual zinc recovery predominantly from the Central and North-West zones. The same value has been used for the South-East zone based on the similar geological form of the mineralization. As there is only limited metallurgical testwork in the South-East area, actual results may vary significantly from that assumption.

■	A fluorine removal process has been suitably demonstrated for implementation, but auxiliary processes, such as gas scrubbing and neutralization require further testwork and engineering before implementation. MPR is performing this testwork and engineering.

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22.4	Infrastructure

The TSF is a mature structure operating under steady-state conditions and monitored by permanent stations installed throughout the TSF dam structure. There is one more lift scheduled for the dam to complete its construction for acceptance of the LOM tailings volumes. The TSF is managed by an independent Engineer of Record, Tierra Group International, which conforms with Mexican guidelines, and other guidelines widely accepted by the mining industry such as the International Large Dam Committee and the Canadian Dam Association.

22.5	Environmental and Social

The following observations and conclusions have been developed based on the site visit and inquiries made by the environmental and permitting QP and review of available information.

■	No material issues were noted.

■	The Company has all permits for the current operations and is waiting on the authorization of a modification of the environmental permit that will add the fluorine leach plant to the metallurgical process. No known factors exist to preclude a successful permitting effort. The length of the permitting process with the Mexican environmental agency can be difficult to predict.

■	The environmental agency (SEMARNAT) has not issued any violations to Los Gatos Mine; however, there are opportunities for improvement based on industry practices.

■	The new fluorine leach plant will not produce a new waste stream.

■	The groundwater system, in particular the occurrence and quality of perched groundwater, is not well understood. The groundwater monitoring program does not meet industry standards for the monitor well number, placement, design or sampling methods.

■	The closure plan presents a five-year post-closure period, which is the timeframe in the authorized environmental impact assessment. This period meets Mexican standards but does not meet industry standards of 20 or more years.

■	Mine closure planning is at a preliminary stage and the closure costs could increase as closure planning advances. The addition of the fluorine leach plant is not anticipated to have an impact on the current closure cost.

The following conclusions are drawn regarding community and social aspects:

■	Cerro Los Gatos Mine is an operation located in the municipality of Satevó in the state of Chihuahua. The presence of the mine has contributed to the decrease in migration of community members, and the demographic increase in the communities of the area of influence. The generation of direct and indirect employee has been the main reason for the return of the inhabitants.

■	The presence of a community relations facility in the town of San José del Sitio since the exploration work commenced has allowed a continued relationship with the stakeholders of the area of influence, generating various collaboration agreements and community co-investment.

■	The indicators of the socioeconomic baseline (2018) were updated in 2021. The information obtained was used for the design of the Community Relations Plan, integrating the gender and human rights perspective in the analysis of the social impacts derived from the operation.

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■	The ejidos and the unions are the interest groups with the greatest relevance to the operation, since there are agreements for the right of way, as well as transport services and machinery used in the operations. Periodic meetings for the follow-up of agreements between the parties are held in the Agrarian Prosecutor's Office, giving greater credibility and legality to the fulfillment of agreements between the parties.

■	One of the main mechanisms for disseminating social and environmental actions is the quarterly bulletin of Cerro Los Gatos Mine, which is distributed in the communities of the area of influence, and among employees.

■	The main form of receiving complaints or requests is done verbally, however, not all requests are recorded. The effects of the transport of materials and the contracting process are the main reasons for complaints.

■	The Community Relations Plan has a portfolio of social programs aligned with human rights and the UN SDGs. Each program has compliance indicators yet could be improved with social impact indicators.

■	Mina Cerro Los Gatos has formalized its commitment to sustainability and social responsibility issues through adherence to the United Nations Global Compact as a member and, at the national level, it has been awarded with the Socially Responsible Company Distinction granted by the Mexican Center for Philanthropy (CEMEFI) for three consecutive years.

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23.0	Recommendations

Recommendations of Qualified Persons have been presented to Gatos Silver and, where deemed beneficial, the costs of implementing the recommendations will be worked into operational budgets.

23.1	Mineral Resources

The following recommendations are made by the Geology QP:

■	Continue with the surface and underground drilling campaigns to improve the Mineral Resource categorization and increase Mineral Resources.

■	Further investigation on the impacts of alternative grade interpolation methods (ie surface normal, dynamic anisotrophy and so forth).

■	Consider further interpretive controls on the Leapfrog lithological domain modelling to improve geological reasonableness of the domain modelling.

■	Exploration drilling is recommended for the Esther deposit towards graduation of Mineral Resources to classifications of higher confidence.

23.2	Mineral Reserves

The following recommendations are made by the Mining QP:

■	The Mineral Reserve is based on the Mineral Resource estimate plus dilution, less mining losses, with particular attention paid to ground conditions when the faults are very close to the vein hanging wall.

■	The NSR cut-off is not affected by metal prices, because the NSR value is about $100/tonne above the NSR cut-off.

■	Care must be taken to maximize mining recovery when mining in weaker ground conditions close to faults.

■	Maintaining good paste fill mix and set strength is important to minimize the introduction of dilution from paste-filled stopes into adjacent active stopes.

■	Adequate curing time must be managed closely to ensure strong backfill, and operations management must recognize that curing time may impact the mining schedule.

Mineral Processing

The following recommendations are made by the Mineral Processing QP:

■	Continue with geometallurgical modelling of the Mineral Resource to reduce risks to plant throughput, metal recovery and concentrate quality predictions.

■	The SE Zone, representing 16% of the overall reserve tonnage, has yet to be processed through the plant. Metallurgical testing of the SE Zone is recommended before the material is fed to the concentrator. If results are inadequate, then adjustments to the process technology or performance predictions may be required

23.3	Infrastructure

The following recommendations are made by the Infrastructure QP.

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23.3.1	Underground Backfill

Pertaining to the soon-to-be commissioned paste fill plant:

■	Establish fill fence designs, paste backfilling strategies and pour package content for both the longhole and drift and fill mining methods.

■	As the paste backfill plant operations continue, monitor the total amount of tailings reporting to the cyclone station and determine if it is indeed approximately 55% of the full mill tailings. If the paste backfill plant is consistently short on pours owing to the lack of tailings, the planned third filter feed tank may have to be installed to capture more of the cyclone underflow for paste making purposes.

■	Monitor the setup strength of the paste backfill to check that the target paste strengths are indeed met. Maintain a consistent binder supplier during this initial period to simplify troubleshooting should there be incongruent test results.

■	Cure CRF and paste test samples underground as a means to mimic the actual “as placed” conditions as recommended in the Minefill (2019) report.

23.3.2	Dewatering

Golder recommends that a documented dewatering plan be developed by the operator that:

■	Describes the conceptual hydrogeologic model

■	Summarizes groundwater conditions and dewatering progress to date

■	Establishes dewatering pumping rate and drawdown performance targets

■	Defines dewatering well and monitoring well or piezometer installation plans for:

▪	The following year in detail

▪	Longer term (2-3 years) in overview

■	Reviews dewatering system performance and revises the dewatering plan as needed

CLG is advancing work on several components of the dewatering plan to enable improved dewatering and water management in the operations and have included $11 million in capital projects relating to mine dewatering within the LOM Plan, including the installation of additional wells and pumping infrastructure.

23.3.3	Tailings Storage

Tierra Group makes the following recommendations

■	Develop a closure plan based on current LOM;

■	Develop a detailed deposition plan to support closure strategy;

■	Continue quarterly bathymetric surveys to validate and update deposition plan and water balance;

■	Monitor tailings tonnage sent to paste plant to confirm assumptions used in the design;

■	Maintain a current tailings water and mass balance based bathymetric surveys and operational data to support TSF construction schedules; and

■	Continue monitoring and inspections activities in accordance with the OMS manual.

23.4	Environmental and Social

Based on the observations and conclusions, the Environmental and Social QP makes the following recommendations:

■	The environmental agency (SEMARNAT) has not issued any violations to Los Gatos Mine; however, there are opportunities for improvement based on industry practices.

■	The groundwater system, in particular the occurrence and quality of perched groundwater, is not well understood. The groundwater monitoring program does not meet industry standards for the monitor well number, placement, design or sampling methods. MPR recognizes this shortfall and has a budgeted hydrogeological plan in place.

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■	A written environmental monitoring plan should be developed that includes a description of all media monitoring requirements based on Company and regulatory agency requirements, sampling procedures, protocol for the management of results and interpretation, action levels, corrective action plan and documentation procedures.

■	Changes in the mine plan since the 2018 feasibility study trigger a need for evaluation of the potential changes in the geochemical characteristics of the mining wastes. Any new development areas and representative samples from those areas should be considered. The kinetic testing program should consider longer-term tests to ensure that results have stabilized and provide a high level of confidence for the prediction of long-term environmental conditions.

■	Paste tailings and CRF should be characterized using static and kinetic geochemistry testing. The waste rock should also be subject to kinetic testing to evaluate the long-term environmental impacts.

■	Incorporate surface water sampling at the surface waste rock storage facility and during storm events at ephemeral streams.

■	Construction of the surface waste rock storage facility could be evaluated to ensure that the problematic lithologies are properly managed to prevent long-term environmental impacts and that the construction is based on a long-term slope stability (assuming that the facility remains after closure). This would require understanding the geotechnical properties of the waste rock and the erosion potential based on slope lengths and slope angles.

■	The closure plan presents a five-year post-closure period, which is the timeframe in the authorized environmental impact assessment. This period does not meet industry standards of 20 or more years, and is likely unrealistic.

■	Closure designs were based on 100-year storm water probability events. It is recommended that climate change be considered, as well as an analysis of the storm water events to determine whether a 100-year, 24-hour storm water event is practical for long-term stability.

■	Additional technical studies to support the closure designs should be carried out. The closure costs should be updated to reflect changes in the mine plan and more details as the closure planning advances.

■	Establish periods for updating the main socioeconomic indicators related to the social impacts of the operation on the communities in the area of influence.

■	Integrate oral requests as part of the grievance mechanism. Reasonable response times, as well as the registration and continuous monitoring of complaints or requests, are necessary for the proper functioning of the mechanism.

■	Maintain spaces for dialogue between the parties at the Agrarian Prosecutor's Office.

■	Generate indicators for monitoring and evaluating social programs that allow identification of the level of social impact on community life, as well as decision-making in social investment.

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24.0	References

Geology and Mineral Resources

Aguirre-Díaz, G. J., McDowell, F. W., 1991, The volcanic section at Nazas, Durango, Mexico, and the possibility of widespread Eocene volcanism within the Sierra Madre Occidental: Journal of Geophysical Research, 96, 13373-13388.

Atwater, T., Stock, J. M., 1998, Pacific-North America plate tectonics of the Neogene southwestern United States: an update: International Geology Review, 40, 375-402

Buchanan, L. J., 1981, Precious metal deposits associated with volcanic environments in the Southwest: Arizona Geological Society Digest, v. 14, 237- 262.

Campa, M. F., Coney, P. J., 1983, Tectono-stratigraphic terranes and mineral resource distribution in Mexico: Canadian Journal of Earth Sciences 20, 1040–1051.

Ferrari L, Valencia-Moreno M, Bryan SE, 2007. Magmatism and tectonics of the Sierra Madre Occidental and their relation to the evolution of the western margin of North America, Geological Society of America, Special Papers, v. 442 (1-39)

McDowell, F. W., Clabaugh, S. E., 1979, Ignimbrites of the Sierra Madre Occidental and their relation to the tectonic history of western Mexico: Geological Society of America Special Paper, 180, 113- 124.

Pratt, W., Paulsen, H., 2013, Structural Studies at Los Gatos Chihuahua, México, Minera del Plata Real.

Telluris, 2010. Structural review of the Etna, Gatos and Zaragoza districts, Chihuahua, Mexico. Unpublished report for Minera Plata Real S de RL de CV.

Mineral Reserves, Geotechnical and Mining

Carter, T.G., 1992. A New Approach to Surface Crown Pillar Design. Proc. 16th Can. Rock Mechanics Symposium, Sudbury, pp. 75-83.

Carter, T.G., Cottrell, B.E., Carvalho, J.L. and Steed, C.M., 2008. Logistic Regression improvements to the Scaled Span Method for dimensioning Surface Crown Pillars over civil or mining opening. 42nd US Rock Mechanics Symposium and 2nd US Canada Rock Mechanics Symposium, Sao Francisco, paper ARM 08-282.

Carter, T.G., 2014. Guidelines for use of the Scaled Span Method for Surface Crown Pillar Stability Assessment. Int. Conference on Applied Empirical Design Methods in Mining held in Peru.

Castro, L. A. M., 2022. Crown pillar stability assessment for the Los Gatos mine. Internal report submitted to CLG in September 2022.

Piggott, R.J. and P. Eynon, 1978. Ground movement arising from the presence of shallow abandoned mine workings. In Large ground movements and structures. J.D. Geddes (ed.) 749-80. London. Pentech.

Q451-02-010 Los Gatos Design Criteria

Infrastructure

Minefill Services Inc. (Minefill), “Los Gatos Cemented Rockfill Audit Report”. Project No.: SSM-03. November 5, 2019.

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Minera Plata Real (MPR), “Resumen CRF Produccion”. Ensaye 8642 A 8664, 17 de abril de 2022 – 22 de mayo de 2022.

Minera Cerro Los Gatos (Gatos), “2022 Resource and Reserve Mine Engineering Kickoff”. April 2, 2022.

Minefill Services Inc. (Minefill, 2021a), “Cerro Los Gatos Laboratory Report and Mix Design”. Report No.: 21013-RPT-0003-rA. November 12, 2021.

Tetra Tech, “Los Gatos Project Chihuahua, Mexico”. Project No.: 117-8302008. July 1, 2020.

Tailings Storage

Canadian Dam Association (CDA), 2014. Technical Bulletin: Application of Dam Safety Guidelines to Mining Dams. Edmonton, Alberta, Canada.

CONAGUA, 2011. Manual para el control de inundaciones, Febrero 2011.

Federal Emergency Management Agency (FEMA), 2005. Federal Guidelines for Dam Safety – Earthquake Analysis and Design of Dams. U.S. Department of Homeland Security, May 2005.

International Committee on Large Dams (ICOLD), 1995. Tailings Dams and Seismicity – Review and Recommendations, Bulletin 98. Paris, France.

International Committee on Large Dams (ICOLD), 1996a. Tailings Dams and Environment – Review and Recommendations. Bulletin 103. Paris, France.

International Committee on Large Dams (ICOLD), 1996b. A Guide to Tailings Dams and Impoundments. Bulletin 106. Paris, France.

International Committee on Large Dams (ICOLD), 2005.

International Finance Corporation (IFC), 2007. Environmental, Health, and Safety Guidelines for Mining. Technical reference document, 10 December 2007.

SEMARNAT, 2003. NOM-141-SEMARNAT-2003.

Tetra Tech, 2017. NI 43-101 Feasibility Study of the Cerro Los Gatos Silver-Zinc-Lead Deposit Technical Report. Los Gatos Project – Chihuahua, Mexico. Volume 05: Tailings Storage Facility, Appendix C.

Tierra Group International, Ltd., 2018a. Evaluacion de Sismicidad y Parametros de Diseno Sísmico, Memorando Tecnico, Enero 2018.

Tierra Group International, Ltd., 2018b. Reporte de Investigación Geotécnica Depósito de Jales Minas Los Gatos, Preparado para Minera Plata Real, Enero 2018.

Wieland, Martin, 2005. Review of Seismic Design Criteria of Large Concrete and Embankment Dams.” Presented at the 73rd Annual Meeting of ICOLD, Tehran, Iran, May 1-6, Paper No. 012-W4.

Environmental

Comisión Nacional del Agua, 2020a, Actualización de la disponibilidad media anual de agua en el acuífero Alto Rio San Pedro (0838) estado de Chihuahua, December, 29 p.

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Comisión Nacional del Agua, 2020b, Actualización de la disponibilidad media anual de agua en el acuífero San Felipe de Jesus (0845) estado de Chihuahua, December, 13 p.

Minera Plata Real, 2017, NI 43-101 Technical Report Feasibility Study of the Cerro Los Gatos Silver-Zinc-Lead Deposit, Los Gatos Project – Chihuahua, Mexico, Volume 8: Environmental and Permitting: Document prepared by Tetra Tech, Document 114-910117-REP-R0008-00, January 6, 1191 p.

Tetra Tech, 2018, Actualizacion del plan de cierre y restauración ambiental Minera Plata Real, Proyecto Los Gatos – estado de Chihuahua: Report prepared for Minera Plata Real, March 15, 85 p.

Tetra Tech, 2019, NI 43-101 Technical Report, Cerro Los Gatos Deposit Feasibility Study, December, 366 p.

Social

Aluna Sustainability. (2021). Actualización de Línea Base Socioeconómica del área de influencia de Gatos Silver Inc. Chihuahua, México.

Aluna Sustainability. (2021). Fundamnetos de nuestro plan de gestión social a corto, mediano y largo plazo. MINERA PLATA REAL , Chihuahua.

Aluna Sustainability. (2021). Modelo de Relaciones Comunitarias. Chihuahua.

Aluna Sustainability. (2021). Plan de Gestión Social . Minera Plata Real, Chihuahua.

Aluna Sustainability. (2022). Proceso del Sistema de PQRs- Mecanismo de Quejas (Preguntas, Quejas y Reclamos). Chihuahua.

Asesores en Impacto Ambiental y Seguridad, S.C. (2016). Diagnóstico socioeconómico de la Localidad de San José del Sitio. San José del Sitio, Satevó, Chihuahua.

ASI S.C. Asesores en Impacto Ambiental y Seguridad S.C. (2016). MIA-R Minera Plata Real S. de R.L. de C.V. Proyecto de Explotació Minera "Los Gatos". Satevó, Chihuahua, México.

ASI S.C. Asesores en Impacto Ambiental y Seguridad, S.C. (2016). Programa de Manejo Ambiental, Minera Plata Real S. de R.L de C.V. Proyecto de Explotación Minera "Los Gatos", Satevó, Chihuahua.

Instituto Nacional de Estadística y Geografía (INEGI). (2020). Censo de Población y Vivienda 2020. ITER Chihuahua. México.

Minera Plata Real. (Octubre de 2021). PUNTO DE ENCUENTRO. Boletín trimestral de Minera Plata Real- Mina Cerro Los Gatos, 1, Año 1, Número 0. (M. P. Real, Ed.) Mina Cerro Los Gatos, Chihuahua, México.

Minera Plata Real. (2022). Presentación Ejecutiva Gestión de Relaciones Comunitarias. Cerro Los Gatos Mine, Chihuahua, México.

Minera Plata Real. (Marzo de 2022). Revista Cerro Los Gatos. Publicación Trimestral de Minera Plata Real, 1. Año 1, Número 1. (M. P. Real, Ed.) Mina Cerro Los Gatos, Chihuahua, México.

Minera Plata Real, S. de R.L. de C.V. (2021). Política de Derechos Humanos y Mecanismo de Quejas. Cerro Los Gatos Mine.

Sincronía. (Marzo de 2018). Estudio de línea base social. Caracterización de comunidades del área de influencia del proyecto "Los Gatos" de Minera Plata Real. Chihuahua.

United Nations Global Compact. (2022). Company information. Obtenido de https://unglobalcompact.org/what-is-gc/participants/133920

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25.0	Reliance on Information Provided by the Registrant

Regarding the mining concessions, the author has been provided with a title opinion to MPR by the law firm VHG Servicios Legales, S.C. that relates to title documentation, tax payments, and assessment works, dated July 19, 2021. The opinion states that all mineral concession claims are in full force and effect. According to title opinion, all the Los Gatos mining concessions are grouped, except for the Paula Adorada concession. The author has relied on the title opinion and statements by MPR that the claims and agreements are in good standing.

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Date and Signature Page

The effective date of this TRS is as of 1 July 2022

Qualified Person	Professional Designation	Role	Employer	Report Items	Signature
Curtis Clarke	MMSA(1352QP), PMP	Lead Author	Golder Associates Ltd.	1.1, 1.8, 1.9, 2, 3, 4, 5, 16, 18, 19, and 21	/s/ Curtis Clarke
Ronald Turner	P. Geo., MAusIMM CP (302538)	Mineral Resources	Golder Associates S.A.	1.2, 1.3, 1.4, 1.10, 1.11, 6, 7, 8, 9.1, 11, 20, 22.1, and 23.1	/s/ Ronald Turner
Paul Gauthier	P. Eng., PEO 10080984, OIQ	Mineral Reserves	Golder Associates Ltd.	1.5, 1.6, 1.6.1, 1.8, 1.10, 1.11, 9.2, 12, 13, 21,22.2, 23.2, and 23.3.2	/s/ Paul Gauthier
Adam Johnston	FAusIMM CP (Met)	Mineral Processing	Transmin Metallurgical Consultants	1.6.2, 1.8, 1.10, 1.11, 9.3, 10, 14, 22.3, and 23.2 (Mineral Processing only)	/s/ Adam Johnston
Isaac Ahmed	P.Eng., PEO 100056490	Infrastructure	Golder Associates Ltd.	1.6.3, 1.10, 1.11, 15.1 through 15.6, 18.1, and 23.3.1	/s/ Isaac Ahmed
Dawn Garcia	CPG, AIPG 08313	Environmental & Social	Golder Associates USA Inc.	1.7, 1.10, 1.11, 17, 22.5, and 23.4	/s/ Dawn Garcia
Tierra Group International, Ltd		Tailings Storage Facility Engineer of Record	Tierra Group International, Ltd	1.6.4, 1.11, 15.7, 22.4, and 23.3.3	/s/ Francisco Barrios

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